Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: Trinseo PLC, et al., Debtors.[1]	x : : : : : : : x	Chapter 11 Case No. 26-_______ (____) (Joint Administration Requested)

DISCLOSURE STATEMENT FOR THE

JOINT PREPACKAGED PLAN OF REORGANIZATION OF TRINSEO PLC AND

ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

HUNTON ANDREWS KURTH LLP Timothy A. (“Tad”) Davidson II Philip M. Guffy 600 Travis Street, Suite 4200 Houston, TX 77002 Telephone: (713) 220-4200 Email: taddavidson@hunton.com pguffy@hunton.com

LATHAM & WATKINS LLP

Ray C. Schrock

Ryan Preston Dahl

George Klidonas

Jonathan J. Weichselbaum

1271 Avenue of the Americas

New York, NY 10020

Telephone: (212) 906-1200

Email: ray.schrock@lw.com

           ryan.dahl@lw.com

           george.klidonas@lw.com

           jon.weichselbaum@lw.com

– and –

Benjamin M. Rhode

330 N. Wabash Avenue

Suite No. 2800

Chicago, IL 60611

Telephone: (312) 876-7700

Email: benjamin.rhode@lw.com

Proposed Counsel for the Debtors
and Debtors in Possession

Dated:     May 25, 2026

Houston, Texas

[1]	A complete list of each of the Debtors in the contemplated chapter 11 cases (the “Chapter 11 Cases”) and the last four digits of each Debtor’s taxpayer identification number (if applicable) may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://restructuring.ra.kroll.com/trinseo/. The Debtors’ mailing address is 440 East Swedesford Road, Suite 301, Wayne, PA 19087.

DISCLOSURE STATEMENT, DATED May 25, 2026

Solicitation of Votes on the
Joint Prepackaged Plan of Reorganization of

Trinseo PLC AND ITS DEBTOR AFFILIATES

from Holders of Outstanding Claims in the Following Classes:

VOTING CLASS	NAME OF CLASS UNDER THE PLAN
CLASS 4	RCF CLAIMS
CLASS 5	SUPER HOLDCO 1L CLAIMS
CLASS 6	OPCO TERM LOAN CLAIMS

IF YOU ARE A HOLDER OF AN RCF CLAIM, SUPER HOLDCO 1L CLAIM OR OPCO TERM LOAN CLAIM, YOU ARE RECEIVING THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU MAY BE ENTITLED TO VOTE ON THE PLAN (AS DEFINED BELOW).

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING COMMENCED TO OBTAIN VOTES ON THE PLAN FROM CREDITORS ENTITLED TO VOTE THEREON BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). ALTHOUGH SOLICITATION IS COMMENCED FOR CERTAIN CREDITORS BEFORE THE FILING OF THE CHAPTER 11 CASES (AS DEFINED BELOW), THE VOTING DEADLINE FOR ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN WILL BE ESTABLISHED AFTER THE COMMENCEMENT OF THE CHAPTER 11 CASES.

BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED AS OF THE DATE SET FORTH ABOVE, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT (AS DEFINED BELOW) AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (A) CONDITIONALLY APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (B) APPROVING THE PREPETITION SOLICITATION OF VOTES FROM CREDITORS AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (C) SCHEDULING A HEARING TO CONSIDER (I) FINAL APPROVAL OF THE ADEQUACY OF THIS DISCLOSURE STATEMENT, AND (II) CONFIRMATION OF THE PLAN, AMONG OTHER THINGS (THE “SOLICITATION PROCEDURES ORDER”).

solicitation materials are being distributed to all holders of RCF CLAIMS, SUPER HOLDCO 1L CLAIMS, AND OPCO TERM LOAN CLAIMS BEFORE the petition date (as defined below). HOWEVER, SUCH HOLDERS SHOULD ONLY VOTE BEFORE THE ENTRY OF THE SOLICITATION PROCEDURES ORDER IF THEY CAN CERTIFY THAT THEY ARE (A) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”)) OR (B) A NON-U.S. PERSON IN AN “OFFSHORE TRANSACTION” (AS DEFINED UNDER REGULATION S UNDER THE SECURITIES ACT) (COLLECTIVELY, THE “ELIGIBLE HOLDERS”).

NON-ELIGIBLE HOLDERS OF RCF CLAIMS, SUPER HOLDCO 1L CLAIMS, AND OPCO TERM LOAN CLAIMS WILL BE ENTITLED TO Submit their ballots (AS DEFINED IN THE SOLICITATION PROCEDURES ORDER) FOLLOWING THE ENTRY OF THE SOLICITATION PROCEDURES ORDER BY THE BANKRUPTCY COURT. THE DEBTORS WILL PROMPTLY NOTIFY all SUCH NON-eligible HOLDERS OF RCF Claims, Super HoldCo 1L Claims, and OpCo Term Loan Claims OF SUCH APPROVAL, AND SUCH NON-ELIGIBLE HOLDERS OF RCF CLAIMS, SUPER HOLDCO 1L CLAIMS, AND OPCO TERM LOAN CLAIMS WILL BE ENTITLED TO VOTE ON THE PLAN AND RETURN THEIR APPLICABLE BALLOTS AT THAT TIME.

THE VOTING DEADLINE FOR HOLDERS OF RCF Claims, Super HoldCo 1L Claims, and OpCo Term Loan Claims TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON JUNE 29, 2026, UNLESS EXTENDED BY THE DEBTORS.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF ALLOWED RCF Claims, Super HoldCo 1L Claims, and OpCo Term Loan Claims ARE ENTITLED TO VOTE ON THE PLAN IS May 21, 2026 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS AND CREDITOR SUPPORT

The board of directors or managers, or members, as applicable, of each of the Debtors, has unanimously approved the transactions contemplated by the Solicitation and the Plan and recommends that all creditors whose votes are being solicited submit ballots to accept the Plan.

As of the date of this Disclosure Statement, and subject to the terms of the Restructuring Support Agreement, dated as of May 13, 2026 (together with all exhibits, supplements, annexes, appendices, schedules, and term sheets attached thereto, and as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement” or “RSA”), the following parties have agreed to vote in favor of the Plan:

a.       Holders of 100% in aggregate principal amount of RCF Claims;

b.       Holders of approximately 99.9% in aggregate principal amount of Super HoldCo 1L Claims; and

c.       Holders of approximately 86% in aggregate principal amount of OpCo Term Loan Claims (including approximately 57% of the OpCo 2028 Term Loans).

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

THE ISSUANCE AND DISTRIBUTION OF THE REORGANIZED COMMON INTERESTS IN RESPECT OF CLAIMS IN THE VOTING CLASSES CONTEMPLATED BY THE PLAN SHALL BE EXEMPT FROM, AMONG OTHER THINGS, THE REGISTRATION REQUIREMENTS OF SECTION 5 OF THE SECURITIES ACT, PURSUANT TO SECTION 4(a)(2) OF THE SECURITIES ACT, PURSUANT TO SECTION 1145(a) OF THE BANKRUPTCY CODE AND/OR ANY OTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND SHALL BE EXEMPT FROM ANY OTHER STATE AND LOCAL LAW REQUIRING REGISTRATION OF THE OFFERING, ISSUANCE, DISTRIBUTION OR SALE OF SECURITIES.

ALTHOUGH REORGANIZED COMMON INTERESTS ISSUED PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE AS CONTEMPLATED BY THE PLAN GENERALLY WILL BE FREELY TRANSFERABLE UNDER THE SECURITIES ACT BY THE RECIPIENTS THEREOF, THEY WILL BE SUBJECT TO: (A) RESTRICTIONS THAT MAY BE APPLICABLE TO ANY PERSON RECEIVING SUCH SECURITIES THAT IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE; (B) RESTRICTIONS THAT MAY BE APPLICABLE TO ANY PERSON RECEIVING SUCH SECURITIES THAT IS AN “AFFILIATE” OF THE REORGANIZED DEBTORS (AS DEFINED IN RULE 144(A)(1) UNDER THE SECURITIES ACT) OR HAS BEEN SUCH AN “AFFILIATE” WITHIN 90 DAYS OF SUCH TRANSFER; AND (C) ANY TRANSFER RESTRICTIONS, RESTRICTIVE LEGENDS, AND TRANSFER PROCEDURES IN THE NEW CORPORATE GOVERNANCE DOCUMENTS.

The Reorganized Common Interests issued pursuant to the Equity Rights Offering will be issued in reliance upon THE EXEMPTIONS FROM THE REGISTRATION requirements of the Securities Act, including Section 4(a)(2), Regulation D, and/or Regulation S of the Securities Act AND, IF APPLICABLE, SECTION 1145(a) OF THE BANKRUPTCY CODE.

The Reorganized Common Interests issued pursuant to section 4(a)(2), Regulation D, and/or Regulation S of the Securities Act will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration under the Securities Act (or an applicable exemption from such registration requirements) and other applicable law.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE REORGANIZED COMMON INTERESTS TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER SECTION 27A OF THE SECURITIES ACT AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED AND INCORPORATED BY REFERENCE HEREIN.

v

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED AND INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF OTHER PRIORITY CLAIMS, OTHER SECURED CLAIMS, SECURED TAX CLAIMS, AND GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHTS OF SUCH HOLDERS ARE NOT ALTERED BY THE PLAN, AND SUCH HOLDERS ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE OF BUSINESS AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT ON A TIMELY BASIS TO ALL HOLDERS OF ALLOWED general unsecured claims, including, but not limited to, TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES, OF ALL UNPAID AMOUNTS DUE AND PAYABLE TO SUCH HOLDER PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE SUMMARIES IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

NOTWITHSTANDING ANY CONSENT RIGHTS PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT (ATTACHED HERETO AS EXHIBIT B) AS TO THE FORM OR SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PLAN OR ANY OTHER DEFINITIVE DOCUMENT (AS DEFINED IN THE RESTRUCTURING SUPPORT AGREEMENT) RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NONE OF THE CREDITORS WHO HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, OR THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS OR AGENTS, HAS INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN, TAKES ANY RESPONSIBILITY THEREFOR, OR SHOULD HAVE ANY LIABILITY WITH RESPECT THERETO, AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN.

ALL EXHIBITS, SCHEDULES, SUPPLEMENTS, MODIFICATIONS, ANNEXES ATTACHED TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE PLAN PROVIDES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW AND APPROVED BY THE BANKRUPTCY COURT, AS OF THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR INTEREST WHO (I) VOTES TO ACCEPT THE PLAN, IS PRESUMED TO ACCEPT THE PLAN, ABSTAINS FROM VOTING ON THE PLAN, OR VOTES TO REJECT THE PLAN AND WHO, IN EACH CASE, DOES NOT AFFIRMATIVELY “OPT OUT” OF THE THIRD-PARTY RELEASE (AS DEFINED IN THE PLAN) BY CHECKING THE APPLICABLE BOX ON ITS BALLOT OR OPT-OUT RELEASE FORM (AS DEFINED IN THE PLAN) IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE SOLICITATION PROCEDURES ORDER, OR (II) IS DEEMED TO REJECT THE PLAN AND WHO IS NOT ENTITLED TO VOTE ON THE PLAN AND WHO, IN EACH CASE, AFFIRMATIVELY “OPTS IN” TO THE THIRD-PARTY RELEASE BY CHECKING THE APPLICABLE BOX ON ITS OPT-IN RELEASE FORM (AS DEFINED IN THE PLAN) IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE SOLICITATION PROCEDURES ORDER SHALL, IN EACH CASE, BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED THE RELEASED PARTIES (AS DEFINED IN THE PLAN) FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE AS SET FORTH IN ARTICLE 10 OF THE PLAN.

TABLE OF CONTENTS

I. INTRODUCTION		1

A.	Key Dates and Deadlines	11
B.	Restructuring Support Agreement Milestones	11

II. OVERVIEW OF THE Company’s OPERATIONS		12

A.	The Company’s Business	12
B.	The Debtors’ Organizational Structure	14
C.	Corporate Governance	16
D.	The Debtors’ Capital Structure	19

III. EVENTS LEADING TO THE CHAPTER 11 CASES		28

A.	Challenging Market Conditions	28
B.	Demand Decline	28
C.	Challenged Liquidity	28
D.	Restructuring Preparations	29

IV. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES		31

A.	Commencement of the Chapter 11 Cases and First Day Motions	31
B.	Solicitation Procedures and Combined Hearing	34
C.	Combined Hearing	34
D.	The Irish Examinership Proceedings	34

V. SUMMARY OF THE PLAN		36

A.	Administrative, Postpetition Securitization Program, DIP Facility and Priority Claims	36
B.	Classification and Treatment of Classified Claims and Equity Interests	40
C.	Acceptance or Rejection of the Plan	44
D.	Means for Implementation of the Plan	46
E.	Treatment of Executory Contracts and Unexpired Leases	59
F.	Provisions Governing Distributions	64
G.	Procedures for Resolving Contingent, Unliquidated and Disputed Claims	70
H.	Conditions Precedent to Confirmation of the Plan and the Effective Date	73
I.	Release, Discharge, Injunction and Related Provisions	75
J.	Retention of Jurisdiction	82
K.	Miscellaneous Provisions	84

VI. FINANCIAL INFORMATION AND PROJECTIONS		90

VII. Valuation Analysis		90

VIII. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER U.S. FEDERAL SECURITIES LAWS		90

IX. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		92

A.	U.S. Federal Income Tax Consequences to the U.S. Debtors	94
B.	U.S. Federal Income Tax Consequences to Holders of Claims	99

X. CERTAIN IRELAND INCOME TAX CONSEQUENCES OF THE PLAN		119

A.	Irish Tax Consequences Of The Plan	119

XI. CERTAIN LUXEMBOURG TAX CONSEQUENCES TO THE LUXEMBOURG DEBTORS		120

A.	Cancellation of Debt Income	120
B.	Limitation of Net Operating Losses	121
C.	Pillar Two	122

XII. CERTAIN RISK FACTORS TO BE CONSIDERED		123

A.	Certain Bankruptcy Law Considerations	123
B.	Additional Factors Affecting the Value of the Reorganized Debtors	127
C.	Factors Relating to Securities to Be Issued Under the Plan	128
D.	Risks Relating to the Capital Structure of the Reorganized Debtors	130
E.	Risks Associated with the Debtors’ Business and Industry	131
F.	Certain Risk Factors Related to the Irish Examinership Proceedings	135
G.	Disclosure Statement Disclaimers	137

XIII. VOTING PROCEDURES AND REQUIREMENTS		138

A.	Parties Entitled to Vote	138
B.	Voting Deadlines	139
C.	Voting Procedures	139
D.	Waivers of Defects, Irregularities, etc.	141
E.	Further Information, Additional Copies	141

XIV. Confirmation of the Plan		142

A.	Combined Hearing	142
B.	Requirements for Confirmation of the Plan	142

XV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		147

A.	Alternative Plan of Reorganization	147
B.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	147

XVI. CONCLUSION AND RECOMMENDATION		148

EXHIBITS

Exhibit A	Plan
Exhibit B	Restructuring Support Agreement
Exhibit C	Organizational Structure Chart
Exhibit D	Liquidation Analysis
Exhibit E	Financial Projections
Exhibit F	Valuation Analysis

I.
INTRODUCTION

THE DEBTORS AND THE SUPPORTING CREDITORS (AS DEFINED BELOW) SUPPORT CONFIRMATION OF THE PLAN. THE DEBTORS URGE ALL HOLDERS OF RCF CLAIMS, SUPER HOLDCO 1L CLAIMS, AND OPCO TERM LOAN CLAIMS TO VOTE TO ACCEPT THE PLAN. THE DEBTORS BELIEVE THAT THE PLAN IS FAIR AND EQUITABLE, MAXIMIZES THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDES THE BEST RECOVERY FOR ALL CREDITORS.

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Prepackaged Plan of Reorganization of Trinseo PLC and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (together with all exhibits, supplements, appendices, and schedules thereto, and as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Plan”) attached hereto as Exhibit A. The Debtors under the Plan are (a) Trinseo PLC; (b) Trinseo Luxco S.à r.l.; (c) Trinseo Holding S.à r.l.; (d) Trinseo Materials Finance, Inc.; (e) Trinseo Luxco Finance SPV S.à r.l.; (f) Trinseo NA Finance LLC; (g) Trinseo NA Finance SPV LLC; (h) Trinseo US Holding, Inc.; (i) Trinseo LLC; (j) Trinseo International Holding LLC; (k) Trinseo Holding B.V.; (l) Aristech Surfaces LLC; and (m) Altuglas LLC (collectively, the “Debtors,” and collectively with each other Entity listed on Exhibit C hereto, the “Company”). Capitalized terms used in this Disclosure Statement, but not otherwise defined herein, have the meanings ascribed to such terms in the Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Debtors are commencing this Solicitation after extensive discussions and negotiations over the past several months with certain of their key stakeholders. As a result of these negotiations, the Debtors have entered into the Restructuring Support Agreement with certain holders of (a) RCF Claims, (b) Super HoldCo 1L Claims, and (c) OpCo Term Loan Claims, which include Claims arising under, or on account of, the OpCo Intercompany Term Loans and the OpCo 2028 Term Loans. Such holders of RCF Claims, Super HoldCo 1L Claims, and OpCo Term Loan Claims collectively constitute the “Supporting Creditors” under the Restructuring Support Agreement. A copy of the Restructuring Support Agreement is attached hereto as Exhibit B.

Under the terms of the Restructuring Support Agreement, the Supporting Creditors have agreed to support the Restructuring Transactions, which will restructure the Debtors’ approximately $2.9 billion funded debt obligations upon consummation thereof. To effectuate the Restructuring Transactions, the Debtors will file voluntary petitions for relief under chapter 11 of the Bankruptcy Code to commence the Chapter 11 Cases on or before May 26, 2026 (the date of the filing of such petitions, the “Petition Date”), subject to extensions as set forth in the Restructuring Support Agreement.

As of the Petition Date, the Supporting Creditors collectively hold 100% of the aggregate outstanding principal amount of the RCF Claims, approximately 99.9% of the aggregate outstanding principal amount of the Super HoldCo 1L Claims, and approximately 86% of the aggregate outstanding principal amount of the OpCo Term Loan Claims (including approximately 57% of the OpCo 2028 Term Loans). Such parties represent the requisite voting majorities under the Bankruptcy Code for Class 4 (RCF Claims), Class 5 (Super HoldCo 1L Claims), and Class 6 (OpCo Term Loan Claims).

The Restructuring Transactions contemplated by the Plan and the Restructuring Support Agreement include the following:

•	Certain Supporting Creditors have committed to provide two debtor-in-possession financing facilities (together, the “DIP Facilities”) consisting of (a) the fully-backstopped Super HoldCo DIP Facility, in the aggregate principal amount of $157.5 million, and (b) the OpCo DIP Facility, in the aggregate principal amount of $270.0 million, in each case, on the terms and conditions set forth in the DIP Documents. The proceeds of the DIP Facilities will be used to, among other things, fund the Debtors’ operations and administrative expenses of the Chapter 11 Cases.

•	The Debtors will conduct an Equity Rights Offering pursuant to which Eligible Holders of Allowed Super HoldCo 1L Claims and Allowed OpCo Term Loan Claims will be offered the right to purchase 47.73% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP) for an aggregate purchase price of $270 million, which Equity Rights Offering will be fully backstopped by the Equity Rights Offering Commitment Parties, who, on the Effective Date, will also purchase 31.82% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP) for an aggregate purchase price of $180 million.

•	Certain Supporting Creditors will refinance the Prepetition Securitization Program (such facility as in place postpetition, the “Postpetition Securitization Program”) and, on the Effective Date, the Postpetition Securitization Program will convert into, or be refinanced by, an exit Securitization Program (the “Exit Securitization Program”).

•	In addition to the Exit Securitization Program, upon the Effective Date, the Reorganized Debtors will enter into: (a) the Exit RCF Facility in the aggregate principal amount of at least $200 million, and (b) the Exit Term Loan Facility in the aggregate principal amount of $850 million, in the form of either (i) the Takeback Term Loan Facility, (ii) the New Term Loan Facility, or (iii) a combination of the New Term Loan Facility and the Takeback Term Loan Facility.

•	On the Effective Date, the New Board shall adopt a management incentive plan (the “MIP”), which shall provide for a pool equal to 10% of the Reorganized Common Interests on a fully-diluted basis. The New Board shall award a minimum of 4.0% of the Reorganized Common Interests to employees, non-employee directors, and other service providers within ninety (90) days of the Effective Date, with the remaining terms and conditions to be determined by the New Board.

•	Under the Plan, the Debtors’ stakeholders will receive treatment as follows:

o	Each holder of an Allowed RCF Claim will receive its Pro Rata Share of the RCF Distribution, which consists of the RCF Distributable Cash (if any) and, to the extent the Allowed RCF Claims exceed the RCF Distributable Cash, Takeback Term Loans or Cash (if sufficient New Term Loans are borrowed).

o	Each holder of an Allowed Super HoldCo 1L Claim will receive its Pro Rata Share of (a) the Super HoldCo 1L Distribution, which consists of $810 million, minus the amount of Takeback Term Loans and Cash distributed as part of the RCF Distribution and the Super HoldCo DIP Roll-Up Distribution, in the form of Takeback Term Loans or Cash (if sufficient New Term Loans are borrowed), (b) 10% of the Reorganized Common Interests (subject to dilution by the MIP), (c) the Super HoldCo Subscription Rights to participate in the Equity Rights Offering, and (d) the OpCo Intercompany Subscription Rights.

o	Each holder of an Allowed OpCo Term Loan Claim (which includes Claims arising in connection with both the OpCo Intercompany Term Loans and the OpCo 2028 Term Loans) will receive its Pro Rata Share of (a) the OpCo Exit Distribution, which consists of $35 million of Takeback Term Loans or Cash (if sufficient New Term Loans are borrowed), to be distributed to the holders of the OpCo 2028 Term Loans in accordance with the Intercompany Settlement described in the Plan, and (b) the OpCo Subscription Rights to participate in the Equity Rights Offering.

o	On the Effective Date, the 2029 Notes Claims will be canceled, released, discharged, and extinguished, and each Holder of a 2029 Notes Claim shall receive no recovery on account of such 2029 Notes Claims.

o	Holders of Other Priority Claims, Other Secured Claims, Secured Tax Claims, and General Unsecured Claims will be Unimpaired and are presumed to accept the Plan.[2]

o	Holders of 510(b) Claims and Existing Equity Interests will receive no recovery; therefore, they will be Impaired and are deemed to reject the Plan.

The Restructuring Transactions proposed by the Debtors will provide substantial benefits to the Debtors and their stakeholders by leaving the Debtors’ businesses intact and substantially deleveraged. Accordingly, consummating the Restructuring Transactions in a timely manner is of critical importance.

An efficient chapter 11 process is necessary to enable the Debtors to maintain their relationships with customers, vendors, suppliers, and employees. The chapter 11 process contemplated under the Plan is structured to preserve value for stakeholders while minimizing restructuring costs and potential delays. Failure to timely consummate the Plan may result in many holders of Claims receiving little or no value on account of their Claims.

[2]	Intercompany Claims and Intercompany Interests may be Impaired or Unimpaired under the Plan at the option of the Debtors or the Reorganized Debtors, as applicable. Holders of such Claims and Interests are Debtors in the Chapter 11 Cases.

Consistent with the milestones set forth in the Restructuring Support Agreement, the Debtors anticipate commencing the Chapter 11 Cases on or before May 26, 2026, and achieving entry of the Combined Order no later than 60 calendar days following the Petition Date, with the Effective Date occurring no later than the Outside Date (i.e., 180 days after the Petition Date, which may be extended from time to time in accordance with the RSA). A discussion of key dates and deadlines is set forth below.

HOLDERS OF CLAIMS IN THE VOTING CLASSES WHO (A) VOTE TO ACCEPT THE PLAN, ABSTAIN FROM VOTING ON THE PLAN, OR VOTE TO REJECT THE PLAN AND (B) DO NOT VALIDLY AND TIMELY “OPT OUT” OF THE THIRD-PARTY RELEASE ON THEIR RESPECTIVE BALLOTS BY THE VOTING DEADLINE ARE DEEMED TO HAVE CONSENTED TO THE RELEASES IN THE PLAN.

HOLDERS OF CLAIMS IN NON-VOTING CLASSES WHO ARE PRESUMED TO ACCEPT THE PLAN WILL RECEIVE A RELEASE OPT-OUT FORM AND HAVE THE OPPORTUNITY TO OPT OUT OF THE THIRD-PARTY RELEASE. SUCH HOLDERS ARE DEEMED TO HAVE CONSENTED TO THE RELEASE IF THEY DO NOT VALIDLY AND TIMELY OPT OUT OF THE THIRD-PARTY RELEASE BY THE DEADLINE PROVIDED IN THE OPT-OUT FORM.

HOLDERS OF CLAIMS OR INTERESTS IN NON-VOTING CLASSES WHO ARE DEEMED TO REJECT THE PLAN WILL RECEIVE A RELEASE OPT-IN FORM AND HAVE THE OPPORTUNITY TO OPT-IN TO THE THIRD-PARTY RELEASE. SUCH HOLDERS WILL ONLY BE GRANTED THE BENEFITS OF THE THIRD-PARTY RELEASE AND GRANT SUCH THIRD-PARTY RELEASE IF THEY VALIDLY AND TIMELY OPT-IN TO THE THIRD-PARTY RELEASE BY THE DEADLINE PROVIDED IN THE OPT-IN FORM.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or equity interests in “impaired” Classes who are to receive a recovery on account of their claims or equity interests are entitled to vote on the Plan. Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under the Plan unless (a) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

There are three classes of creditors that are entitled to vote and whose acceptances of the Plan are being solicited:

•	Holders of RCF Claims (Class 4);

•	Holders of Super HoldCo 1L Claims (Class 5); and

•	Holders of OpCo Term Loan Claims (Class 6).

The following table summarizes: (a) the treatment of Claims and Interests under the Plan, (b) which Classes are impaired by the Plan, (c) which Classes are entitled to vote on the Plan, and (d) the estimated recoveries for Holders of Claims and Interests. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Section V (Summary of the Plan), below. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VII.

Class	Designation	Treatment	Impairment	Vote Entitlement	Estimated Recovery
1	Other Priority Claims	Subject to Article 8 of the Plan, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Other Priority Claim, on the Effective Date, each Holder of an Allowed Other Priority Claim will receive, in full and final satisfaction, settlement, release, and discharge and in exchange for such Allowed Other Priority Claim, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code; provided that Other Priority Claims incurred by any Debtor in the ordinary course of business may be satisfied in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
2	Other Secured Claims	Subject to Article 8 of the Plan, except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, on the Effective Date, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Secured Claim, such Holder will, at the option of the Debtors (with the consent of the Requisite Supporting Senior Creditors), either (a) receive delivery of the Collateral securing its Allowed Other Secured Claim, (b) have such Allowed Other Secured Claim reinstated, or (c) receive such other treatment rendering its Allowed Other Secured Claim Unimpaired; provided that Other Secured Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%

Class	Designation	Treatment	Impairment	Vote Entitlement	Estimated Recovery
3	Secured Tax Claims	Subject to Article 8 of the Plan, on the Effective Date, each Holder of an Allowed Secured Tax Claim will receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code; provided that Allowed Secured Tax Claims incurred by any Debtor in the ordinary course of business may be satisfied in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
4	RCF Claims	Except to the extent that a Holder of an Allowed RCF Claim agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed RCF Claim (other than on account of any portion of such Claim rolled up as OpCo DIP Roll-Up Loans under the OpCo DIP Facility) will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed RCF Claim, its Pro Rata Share of the RCF Distribution; provided, that no distribution will be made on account of any accrued default rate interest.	Impaired	Entitled to Vote	99%–100%%

Class	Designation	Treatment	Impairment	Vote Entitlement	Estimated Recovery
5	Super HoldCo 1L Claims	Except to the extent that a Holder of an Allowed Super HoldCo 1L Claim agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed Super HoldCo 1L Claim (other than on account of any portion of such Claim rolled up as Super HoldCo DIP Roll-Up Loans under the Super HoldCo DIP Facility) will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Super HoldCo 1L Claim, its Pro Rata Share of the Super HoldCo 1L Distribution.	Impaired	Entitled to Vote	60%–78%[3]

[3]	The OpCo Intercompany Subscription Rights are included for the recovery for both Super HoldCo 1L Claims and OpCo Term Loan Claims; however, only one distribution (without duplication) of such Subscription Rights will be made under the Plan.

Class	Designation	Treatment	Impairment	Vote Entitlement	Estimated Recovery
6	OpCo Term Loan Claims	Except to the extent that a Holder of an Allowed OpCo Term Loan Claim agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed OpCo Term Loan Claim will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed OpCo Term Loan Claim, its Pro Rata Share of: (a) the OpCo Exit Distribution; provided that, pursuant to the Intercompany Settlement, the OpCo Intercompany Term Lender’s Pro Rata Share of the OpCo Exit Distribution will instead be distributed pro rata to the Supporting OpCo 2028 Term Lenders (based on the proportion that the amount of Allowed OpCo Term Loan Claims held by a Supporting OpCo 2028 Term Lender bears to the aggregate amount of Allowed OpCo Term Loan Claims held by all Supporting OpCo 2028 Term Lenders) on account of their Allowed OpCo 2028 Term Loan Claims as a gift through a carve-out of the Collateral securing the Allowed OpCo Intercompany Term Loan Claims; and (b) the OpCo Subscription Rights (resulting in Holders of Allowed OpCo 2028 Term Loan Claims receiving their Pro Rata Share of the OpCo 2028 Subscription Rights, and Holders of Allowed OpCo Intercompany Term Loan Claims receiving their Pro Rata Share of OpCo Intercompany Subscription Rights); provided that Supporting OpCo 2028 Term Lenders will have the right to assign their OpCo 2028 Subscription Rights in exchange for a Cash payment (solely to the extent such payment is funded in advance in full by one or more Supporting OpCo 2028 Term Lenders) equal to its Pro Rata Share (based upon all Allowed OpCo 2028 Term Loan Claims) of 2.0% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), to the extent such assignment is permitted by applicable Law (including, for the avoidance of doubt, all applicable requirements under the Securities Act and state securities Laws) and such assignment does not result in material adverse tax consequences to the Debtors or the Reorganized Debtors, as further set forth in the Equity Rights Offering Backstop Purchase Agreements; provided, however, that any such assignment will be made only to an Eligible Holder or another Person that qualifies as a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or a non-U.S. person in an “offshore transaction” as defined in Regulation S under the Securities Act.	Impaired	Entitled to Vote	2%–9%

Class	Designation	Treatment	Impairment	Vote Entitlement	Estimated Recovery
7	Unsecured Funded Debt Claims	On the Effective Date, all Unsecured Funded Debt Claims will be canceled, released, discharged, and extinguished and will be of no further force or effect, and Holders of Unsecured Funded Debt Claims will receive no recovery on account of such Unsecured Funded Debt Claims.	Impaired	Not Entitled to Vote (Deemed to Reject)	0%
8	General Unsecured Claims	Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors agree to less favorable treatment on account of such Claim, each Holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date, or when such obligation becomes due in the ordinary course of business in accordance with applicable Law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, such treatment rendering such Holder Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that no Holder of an Allowed General Unsecured Claim will receive any distribution for any Allowed General Unsecured Claim that has previously been satisfied prior to or during the Chapter 11 Cases.	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
9	510(b) Claims	On the Effective Date, all 510(b) Claims will be canceled, released, discharged, and extinguished and will be of no further force or effect, and Holders of 510(b) Claims will not receive any distribution on account of such 510(b) Claims.	Impaired	Not Entitled to Vote (Deemed to Reject)	0%

Class	Designation	Treatment	Impairment	Vote Entitlement	Estimated Recovery
10	Intercompany Claims	On the Effective Date, all Intercompany Claims will, at the option of the Debtors or the Reorganized Debtors, as applicable, be reinstated, or set off, settled, distributed, contributed, merged, canceled, or released, or treated as provided in the Restructuring Steps Exhibit.	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	N/A
11	Intercompany Interests	On the Effective Date, all Intercompany Interests will, at the option of the Debtors or the Reorganized Debtors, as applicable, be reinstated, or set off, settled, distributed, contributed, merged, canceled, or released, or treated as provided in the Restructuring Steps Exhibit.	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	N/A
12	Existing Equity Interests	On the Effective Date, all Existing Equity Interests will be canceled, released, discharged, and extinguished and will be of no further force or effect, and Holders of Existing Equity Interests will receive no recovery on account of such Existing Equity Interests.	Impaired	Not Entitled to Vote (Deemed to Reject)	0%

PLEASE TAKE NOTE OF THE FOLLOWING KEY DATES AND DEADLINES FOR THE CHAPTER 11 CASES:4

A.	Key Dates and Deadlines

The following table sets forth certain key dates and deadlines in connection with the Plan and the Chapter 11 Cases:

Event	Date
Voting Record Date	May 21, 2026
Petition Date	May 26, 2026
Voting Deadline	June 29, 2026, at 4:00 p.m. (prevailing Central Time)
Deadline to Object to Final Approval of this Disclosure Statement and/or Confirmation of the Plan	June 29, 2026, at 4:00 p.m. (prevailing Central Time)
Combined Hearing	July 9, 2026, or such other date the Court may order

B.	Restructuring Support Agreement Milestones

The Restructuring Support Agreement sets forth the following milestones for the Chapter 11 Cases:

Milestone	Deadline
Commencement of the Chapter 11 Cases	No later than 11:59 p.m. prevailing Eastern Time on May 26, 2026
Entry of Interim DIP Order	Four calendar days after Petition Date
Entry of the Solicitation Procedures Order / Conditional DS Approval	Four Business Days after Petition Date
Entry of Final DIP Order	35 calendar days after Petition Date
Entry of Combined Order	60 calendar days after Petition Date
Effective Date[5]	By the Outside Date (i.e., 180 days after Petition Date which may be extended from time to time in accordance with the RSA)

[4]	The foregoing dates and deadlines may be modified or amended by the Debtors with the written consent of the Requisite Supporting Senior Creditors pursuant to the Restructuring Support Agreement. In addition, any modification, amendment, or supplement to such dates and deadlines requires the prior written consent of the Requisite Supporting OpCo 2028 Term Lenders if such modification, amendment, or supplement would (a) result in a material change from the terms of the Restructuring Support Agreement that has a material adverse effect on the Ad Hoc Group of OpCo 2028 Term Lenders (including in their capacity as holders of Super HoldCo 1L Claims) or (b) adversely and disproportionately affect the economic consideration of the Supporting OpCo 2028 Term Lenders, taken as a whole. Any modification that materially and disproportionately impacts the value of Reorganized Common Interests vis-à-vis other plan consideration is deemed to have a material adverse effect on the Ad Hoc Group of OpCo 2028 Term Lenders for these purposes. Further, any modification, amendment, or supplement that would result in a material change from the terms of the Restructuring Support Agreement that has a material, disproportionate, and adverse effect on any particular Supporting Creditor relative to all other Supporting Creditors requires the prior written consent of such affected Supporting Creditor.

[5]	The Effective Date remains subject to numerous factors, including Regulatory Approvals and the Irish Examinership Proceedings.

II.
OVERVIEW OF THE Company’s OPERATIONS

A.	The Company’s Business

1.	Overview

The Trinseo business (formerly known as Styron) began as a carveout from The Dow Chemical Company (“Dow”) in 2009. In 2010, Bain Capital Everest Manager Holding SCA acquired Styron from Dow as a standalone business. The business subsequently completed an initial public offering in 2014 under the Trinseo name, and its shares began trading on the New York Stock Exchange (“NYSE”) under the ticker TSE. The Company is a specialty chemical manufacturer that produces and sells plastics and latex binders across North America, Europe, and Asia. The Company’s products are used in many everyday products and applications, including building and construction, automotive components, paper and packaging materials, appliances, textiles, and consumer electronics.

Headquartered in Wayne, Pennsylvania, the Company operates 32 manufacturing plants and one recycling facility across 28 sites in 14 countries, as well as 11 research and development facilities worldwide, employing approximately 2,800 people globally. Of these employees, approximately 718 are employed by the Debtors.

2.	Business Units

The Company serves its customer base through three principal business units—Engineered Materials, Latex Binders, and Polymer Solutions. The Company is also a partner in and operates a joint venture, Americas Styrenics LLC (“AmSty”). Each business unit serves a range of end applications, consistent with Trinseo’s transition toward higher-value, sustainable, and specialized materials.

Engineered Materials. The Engineered Materials segment focuses on rigid thermoplastic compounds and blends, soft thermoplastic products, cast polymethyl methacrylate (“PMMA”) sheet products, and PMMA resins. This segment primarily focuses on high growth and high margin applications, including consumer electronics, medical devices, footwear, automotive, and building and construction. Through its Engineered Materials segment, the Company produces products with a high level of customization for high-end applications and an orientation toward sustainable solutions. In 2025, the Engineered Materials segment generated approximately 36% of its net sales in Europe, 49% in the United States, and 15% in the Asia-Pacific region.

Latex Binders. The Latex Binders segment produces styrene-butadiene latex (“SB Latex”) and styrene-acrylic latex, and related binders for paper and board, carpet and turf, and performance binders for coatings, adhesives, sealants, and elastomers and other applications. The Company is a global leader in the SB Latex space and is one of the top suppliers of latex binders in a number of applications, including for coated paper and board, carpet, and artificial turf. In 2025, the Latex Binders segment generated approximately 38% of its net sales in Europe, 31% in the United States, and 31% in Asia.

Polymer Solutions. The Polymer Solutions segment produces a variety of polymers, the majority of which are for automotive, building, and construction applications, including mass acrylonitrile butadiene styrene (“ABS”), styrene-acrylonitrile, and polystyrene products marketed under brands such as MAGNUM™, CALIBRE™, and STYRON®. This segment also recycles post-consumer and post-industrial thermoplastic waste, including PMMA, polycarbonate, ABS, and polystyrene, for use in high-quality materials found in premium products, consistent with the Company’s broader commitment to sustainability. In 2025, approximately 59% of the Polymer Solutions segment’s net sales were generated in Europe, 13% in North America, and 28% in Asia.

Americas Styrenics. Non-Debtor Trinseo NA Holding LLC owns a 50% interest in AmSty, a joint venture co-owned with Chevron Phillips Chemical Company LP (“CPChem”). AmSty is a leading producer of both styrene and polystyrene in the Americas. Styrene is a key raw material for the production of polystyrene, which is used in a variety of applications, including appliances, food packaging, food service disposables, consumer electronics, and building and construction materials.

The Company exited its styrene monomer production of feedstocks in Europe and closed its plants in Germany and the Netherlands in 2022 and 2023, respectively. Following these closures, the Company transitioned to purchasing styrene from third-party suppliers. In 2024, the Company also decommissioned its virgin polycarbonate manufacturing facility in Stade, Germany and similarly began sourcing all polycarbonate needs from third-party suppliers. Additionally, beginning in 2021, the Company commenced a divestiture process for its broader styrenics business, including its 50% stake in AmSty. This process was unsuccessful due to the negative impact of the conflict in Ukraine on the Company’s European assets beginning in 2022. As of the Petition Date, the Company continues to own a 50% interest in AmSty.

3.	Revenue

The Company’s net sales by reporting segment are as follows for the three years ending December 31, 2025 (in millions):

Segment	Year Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2025
Engineered Materials	$1,157	$1,177	$1,084
Latex Binders	$943	$954	$788
Polymer Solutions	$1,576	$1,382	$1,103
Consolidated Net Sales	$3,675	$3,513	$2,975

B.	The Debtors’ Organizational Structure

The Debtors consist of Trinseo PLC and 12 of its direct and indirect subsidiaries, totaling 13 entities formed under the laws of Ireland, Luxembourg, the Netherlands, Texas, and other U.S. jurisdictions. The Company’s organizational structure as of the date hereof is attached hereto as Exhibit C.

Debtors' Organizational Chart

As of the Petition Date

Legend
Debtor Entity
OpCo Borrower
OpCo Guarantor
Super-Priority Revolver Borrower
Super-Priority Revolver Guarantor
Super HoldCo Borrower
Super HoldCo Guarantor
Super HoldCo 2L Notes Issuer
Super HoldCo 2L Notes Guarantor
A/R Facility Party
Trinseo PLC [Ireland]
Trinseo Luxco Finance SPV S.à r.l. [Luxembourg]
2023 Super HoldCo InterCo Tranche A
MRES
2023 Super Holdco InterCo Tranche B
2023 OpCo InterCo Tranche A + Tranche B
Trinseo Luxco S.à r.l. [Luxembourg]
Trinseo Holding S.à r.l. [Luxembourg]
100%
Trinseo International Holding LLC [US - Texas]
Trinseo Materials Finance, Inc. [US – Delaware]
Trinseo US Holding, Inc. [US – Delaware]
Aristech Surfaces LLC [US – Kentucky]
Altuglas LLC [US – Delaware]
Trinseo LLC [US – Delaware]
Trinseo NA Finance LLC [US – Texas]
Trinseo U.S. Receivables Company SPV LLC [US - Delaware]
Trinseo NA Finance SPV LLC [US – Delaware]
Trinseo NA Holding LLC [US – Texas]
50%
Americas Styrenics LLC [US – Delaware]
100%
Trinseo Ireland Global IHB Limited [Ireland]
100%
Trinseo Finance Ireland Unlimited Company [Ireland]
100%
Trinseo Services Ireland Limited [Ireland]
100%
Trinseo Holding B.V. [Netherlands]
Trinseo Holdings Asia Pte. Ltd. [Singapore]
Styron Netherlands Holding Company B.V. [Netherlands]
Trinseo (Hong Kong) Limited [Hong Kong]
Taiwan Trinseo Limited [Taiwan]
Trinseo Materials (Hong Kong) Limited [Hong Kong]
Trinseo Korea Ltd. [Korea]1
Trinseo Polymers (Zhangjiagang) Company Limited [China]
Trinseo Singapore Pte. Ltd. [Singapore]1
1%
99%
PT Trinseo Materials Indonesia [Indonesia]
1%
99%
PT Trinseo Operating Indonesia [Indonesia]
1%
99%
Trinseo Japan Y.K. [Japan]
Trinseo India Trading Private Limited [India]
Styron Synthetic Materials (Shanghai) Company Limited [China]
Trinseo Suomi Oy [Finland]
Trinseo Sverige AB [Sweden]
Altuglas International S.A.S. [France]
Trinseo France S.A.S. [France]1
Trinseo UK Limited [UK]
Trinseo Kimya Ticaret Limited Şirketi [Turkey]
Trinseo Europe GmbH [Switzerland]2
Trinseo Belgium BV [Belgium]
Trinseo Netherlands B.V. [Netherlands]3
Trinseo Export GmbH [Switzerland]
Trinseo Italia S.r.l. [Italy]1
A.P.I. Applicazioni Plastiche Industriali S.P.A. [Italy]
Trinseo Canada ULC [Canada – Nova Scotia]
89%
Heathland B.V. [Netherlands]
Trinseo Deutschland GmbH [Germany]4
Trinseo de México, S. de R.L. de C.V. [Mexico]
Altuglas S.r.l. [Italy]
Trinseo Deutschland Anlagengesellschaft mbH [Germany]
Altuglas México, S.A. de C.V. [Mexico]

1 Share pledge under the Super-Priority Revolver and OpCo Facility

2 Pledge of certain IP under the Super HoldCo Facility and Super HoldCo 2L Notes

3 Trinseo Netherlands B.V. holds a minority interest in the following: (i) 1% of Trinseo Kimya Ticaret Limited Sirketi; (ii) 1 share of Trinseo Belgium; (iii) 1 % of Trinseo de Mexico, S. de R.l. de C.V.; and (iv) 1 share of Altuglas Mexico

4 Trinseo PLC holds 11% of Trinseo Deutschland GmbH

In addition, Trinseo PLC is the ultimate parent company of numerous other wholly-owned and majority-owned direct and indirect subsidiaries that are not Debtors in the Chapter 11 Cases, including foreign operating subsidiaries in Germany, Switzerland, Belgium, Indonesia, Taiwan, and other jurisdictions. Certain of these non-Debtor affiliates provide guaranties and collateral in respect of certain of the Debtors’ funded debt obligations, as described in greater detail in Section II.D below. Styron Receivables Funding Designated Activity Company (the “Securitization Borrower”), which is not affiliated with the Company, is the borrower under the Securitization Program and is not a Debtor; receivables sold to the Securitization Borrower are not assets of the Debtors.

The Debtors’ funded indebtedness is structured across two principal collateral silos (the “Super HoldCo” silo and the “OpCo” silo) each generally with separate borrowers, guarantors, collateral packages, and creditor constituencies, as described in greater detail in Section II.D below. Key Trinseo legal entities and their roles within this structure are described below:

Trinseo PLC. The Company’s publicly traded parent company, incorporated in Ireland. Trinseo PLC’s ordinary shares formerly traded on the NYSE under the ticker “TSE” and currently trade on the OTC Pink Limited Market. Trinseo PLC is central to the operations of the Company and has full access to the books, records, and financial information of each of its direct and indirect subsidiaries. Trinseo PLC oversees the Company’s legal, regulatory, compliance, and corporate governance functions, and sets the overall strategic direction for the businesses, including through the ongoing monitoring of the performance and activities of its subsidiaries. Trinseo PLC has also provided guarantees for certain of the Company’s contract counterparties and serves as a guarantor under the Super HoldCo 1L Term Loans and the 2029 Notes. Trinseo PLC has played, and continues to play, a central role in the Company’s restructuring efforts. While recognizing the important and distinct roles of the various board committees and independent directors and managers appointed at certain subsidiary entities—including the Super HoldCo Independent Directors and the OpCo Independent Managers, each as described in greater detail in Section II.C below—Trinseo PLC, acting through the Parent Board, has been responsible for overseeing and coordinating the Company’s restructuring efforts, evaluating and approving the Restructuring Support Agreement, and guiding the overall direction of the Chapter 11 Cases.

Trinseo Luxco Finance SPV S.à r.l.. A Luxembourg private limited liability company that serves as the lead borrower under the Super HoldCo 1L Credit Agreement and a co-issuer of the 2029 Notes.

Trinseo Luxco S.à r.l.. A Luxembourg private limited liability company that serves as the guarantor under the RCF Credit Agreement and the OpCo Term Loan Credit Agreement.

Trinseo Holding S.à r.l.. A Luxembourg private limited liability company that serves as the lead borrower under the RCF Credit Agreement and the OpCo Term Loan Credit Agreement.

Trinseo Materials Finance, Inc.. A Delaware corporation that serves as a co-borrower under the RCF Credit Agreement and the OpCo Term Loan Credit Agreement.

Trinseo LLC. A Delaware limited liability company that serves as a guarantor under the RCF Credit Agreement and the OpCo Term Loan Credit Agreement.

Trinseo NA Finance LLC. A Texas limited liability company that serves as a guarantor under the Super HoldCo 1L Credit Agreement and guarantor under the 2029 Notes.

Trinseo NA Finance SPV LLC. A Delaware limited liability company that serves as a co-borrower under the Super HoldCo 1L Credit Agreement and a co-issuer of the 2029 Notes.

Aristech Surfaces LLC and Altuglas LLC. Aristech Surfaces LLC is a Kentucky limited liability company and Altuglas LLC is a Delaware limited liability company. Each serves as a guarantor under the Super HoldCo 1L Credit Agreement and the 2029 Notes. In connection with the 2025 Refinancing, these entities were designated as unrestricted subsidiaries under the OpCo Term Loan Credit Agreement and pledged as collateral to secure the Super HoldCo 1L Loans and the 2029 Notes.

C.	Corporate Governance

1.	Board of Directors of Trinseo PLC

The following table sets forth the names of the members of Trinseo PLC’s current board of directors (the “Parent Board”), which consists of 11 directors, 10 of whom are independent under NYSE listing standards:

Name	Position
K’Lynne Johnson	Independent Director; Chairwoman
Joseph Alvarado	Independent Director
Frank Bozich	Director, President & CEO
Victoria Brifo	Independent Director
Jeffrey J. Cote	Independent Director
Jeanmarie Desmond	Independent Director
Matthew Farrell	Independent Director
Carol Flaton	Independent Director
Jill Frizzley	Independent Director
Sandra Beach Lin	Independent Director
Henri Steinmetz	Independent Director

In connection with the restructuring process, in January 2026, the boards of certain “Super HoldCo” obligors6 (i.e., entities that are obligors with respect to the Super HoldCo 1L Term Loans and 2L 2029 Notes) also appointed Jill Frizzley and Carol Flaton (the “Super HoldCo Independent Directors”) as independent, disinterested managers or directors (as applicable) to evaluate, consider, and oversee potential transactions. The Super HoldCo Independent Directors have engaged McDermott Will & Schulte LLP (“McDermott”) to advise them with respect to any matters that arise in connection with such entities’ transactional and restructuring efforts, including: (a) transactional diligence and advice; (b) corporate governance advice; (c)  negotiations regarding potential transactions; and (d) assistance in the Super HoldCo Independent Directors’ independent investigation (which remains ongoing) of any potential restructuring transactions, including whether such entities should retain, release, or seek to settle any such potential claims or causes of action.

[6]	Trinseo PLC and Trinseo Luxco Finance SPV S.à r.l. (“Trinseo Luxco Finance”). The board of managers of Trinseo Luxco Finance SPV S.à r.l. (a co-borrower under the Super HoldCo 1L Credit Agreement and co-issuer of the 2029 Notes) currently consists of Patrick Bartels (Independent Manager), Cristina Capacchietti, Carol Flaton (Independent Manager), Jill Frizzley (Independent Manager), and David Stasse. The board of managers of Trinseo NA Finance SPV LLC (a co-borrower under the Super HoldCo 1L Credit Agreement and co-issuer of the 2029 Notes) currently consists of Patrick Bartels (Independent Manager), Angelo N. Chaclas, Carol Flaton (Independent Manager), Jill Frizzley (Independent Manager), and David Stasse.

2.	OpCo Independent Managers and Board

The Trinseo Holding S.à r.l. (“Trinseo Holding”) and Trinseo Luxco S.à r.l. (“Trinseo Luxco”) boards are each currently composed of the following four members:

Name	Position
M. Elizabeth Abrams	Independent Manager
Cristina Capacchietti	Manager
Alan J. Carr	Independent Manager
David Stasse	Manager

The Trinseo Materials Finance, Inc. board is currently composed of the following three members:

Name	Position
M. Elizabeth Abrams	Independent Director
Alan J. Carr	Independent Director
Angelo Chaclas	Director

In January 2026, the boards of certain “OpCo” obligors7 (i.e., entities that are obligors with respect to the RCF Obligations and OpCo Term Loans) appointed M. Elizabeth Abrams and Alan J. Carr (the “OpCo Independent Managers”) as independent, disinterested managers or directors to evaluate, consider, and oversee potential transactions, including with respect to decisions and transactions that may affect the holders of OpCo Term Loans and Super HoldCo 1L Term Loans. The OpCo Independent Managers engaged Quinn Emanuel Urquhart & Sullivan, LLP (“Quinn”) and Portage Point Partners LLC (“Portage”) to facilitate the discharge of their duties, including with respect to (a) conducting an independent investigation of potential claims and causes of action that may be asserted by or on behalf of such entities, including potential claims arising from prepetition and intercompany transactions (the “OpCo Investigation”) and (b) advising as to whether such entities should retain, release, or seek to settle any such potential claims or causes of action, as further discussed Section III below.

[7]	Trinseo Holding S.à r.l., Trinseo Luxco S.à r.l., Trinseo Materials Finance, Inc., and Trinseo U.S. Holding, Inc.

3.	Officers

The following table sets forth the names and positions of the Company’s current officers. Unless otherwise noted, each officer listed below holds the indicated position at each of the following Company entities: Altuglas LLC; Aristech Surfaces LLC; Trinseo LLC; Trinseo Materials Finance, Inc.; Trinseo NA Finance LLC; Trinseo NA Finance SPV LLC; Trinseo US Holding, Inc.; (each, a Debtor); and Trinseo U.S. Receivables Company SPV LLC (a non-Debtor affiliate) (such entities, collectively, the “Officer Subsidiaries”).

Name	Position	Entity
J.J. Barrios	Vice President and Chief Tax Officer	Officer Subsidiaries
Frank A. Bozich	Chief Executive Officer and President	Trinseo PLC; Officer Subsidiaries
Angelo N. Chaclas	Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary	Trinseo PLC; Officer Subsidiaries
Paula Cooney	Senior Vice President, Chief Human Resources Officer	Officer Subsidiaries
Mihir Dharia	Assistant Treasurer	Altuglas LLC; Trinseo LLC; Trinseo Materials Finance, Inc.; Trinseo NA Finance LLC; Trinseo NA Finance SPV LLC; Trinseo US Holding, Inc.
Roger Greene	Vice President, Global Controller and Principal Accounting Officer	Officer Subsidiaries
Kevin Harriger	Chief Operating Officer	Aristech Surfaces LLC
Han Hendriks	Senior Vice President, Chief Technology and Sustainability Officer	Officer Subsidiaries
Francesca Reverberi	Senior Vice President, Engineered Materials and Plastics Solutions	Officer Subsidiaries
Rainer Schewe	Senior Vice President, Supply Chain and Manufacturing Services	Officer Subsidiaries
David Schwartz	Assistant Treasurer	Aristech Surfaces LLC
David Stasse	Executive Vice President and Chief Financial Officer	Trinseo PLC; Officer Subsidiaries
Bee van Kessel	Senior Vice President, Corporate Finance and Investor Relations	Officer Subsidiaries
Brad Walsh	Vice President	Altuglas LLC; Aristech Surfaces LLC
Arthas (Bing) Yang	Senior Vice President, Latex Binders	Officer Subsidiaries

D.	The Debtors’ Capital Structure

The Debtors’ corporate and debt capital structure reflects a series of refinancings undertaken in September 2023 and January 2025 to raise liquidity and address then-current near-term maturities. These transactions are described below.

1.	Refinancing

(a)	2023 Refinancing

After an extensive marketing process involving both existing creditors and third-party financing sources that began in May 2023, the Company refinanced certain of its then-existing funded debt obligations (the “2023 Refinancing”) on September 8, 2023 with an approximately $1.077 billion principal amount new money secured term loan facility under the Super HoldCo 1L Credit Agreement (as defined below). As illustrated on Exhibit C, the Super HoldCo 1L Term Loans are secured by first-priority liens on the assets of one group of Company entities8 and the OpCo Term Loans (as defined below) are secured by liens on the assets of a separate group of Company entities.9

As part of the 2023 Refinancing, the Super HoldCo Borrowers (as defined below) on-lent approximately $948 million of such proceeds to the OpCo Borrowers (as defined below) pursuant to an intercompany loan (the “2023 OpCo Intercompany Term Loans”) under the OpCo Credit Agreement (as defined below). The OpCo Borrowers used proceeds from the 2023 OpCo Intercompany Term Loans to: (i) repay their then-existing $660 million of term loans due September 2024 under the OpCo Credit Agreement; (ii) pay down $385 million of $500 million of aggregate principal amount of unsecured notes due September 2025 (the “2025 Notes,” and the outstanding 2025 Notes after such paydown, the “2025 Stub Notes”);10 and (iii) pay associated fees and expenses.

[8]	In connection with entry into the Super HoldCo 1L Credit Agreement, the Company transferred its 50% interest in AmSty to a co-borrower under the Super HoldCo 1L Credit Agreement. Under the Super HoldCo 1L Credit Agreement, 100% of the net proceeds of any potential future sale of AmSty must be used to repay the Super HoldCo 1L Term Loans.

[9]	Certain non-U.S. entities, which are non-Debtor affiliates, provided guaranties with respect to the obligations under the Super HoldCo 1L Credit Agreement, which guaranties were limited by amount.

[10]	The Super HoldCo Borrowers (as defined below) made an approximately $125 million equity contribution to the OpCo Borrowers (as defined below), which partially funded the $385 million paydown of unsecured notes.

(b)	2025 Refinancing

On January 17, 2025, the Company refinanced its near-term maturities (the “2025 Refinancing”). In sum, the Company: (i) elevated its then-existing revolving credit facility into the current Revolving Credit Facility (as defined below), such that the Revolving Credit Facility ranks senior in priority to the OpCo Term Loans; (ii) redeemed the 2025 Stub Notes; and (iii) exchanged its then-existing unsecured notes due 2029, issued by the OpCo Borrowers, at a discount to par, for the 2029 Notes (as defined below), issued by the Super HoldCo Borrowers. The 2025 Refinancing included the provision of intercompany term loans in an aggregate principal amount of $494 million (the “2025 Intercompany Term Loans”) lent by the Super HoldCo Borrowers to the OpCo Borrowers pursuant to the OpCo Credit Agreement. The 2025 Intercompany Term Loans were funded with, among other things, $115 million of additional borrowings under the Super HoldCo 1L Credit Agreement, and, in connection with those borrowings, the collateral agreement for the Super HoldCo 1L Credit Agreement was supplemented as follows:

o	Super HoldCo Collateral Package. Debtors Aristech Surfaces LLC and Altuglas LLC were (i) designated as unrestricted subsidiaries and released from guaranties under the OpCo Credit Agreement and (ii) pledged as collateral to secure the Super HoldCo 1L Term Loans and the new 2029 Notes; and

o	Foreign Guaranties. The foreign subsidiary guaranties granted in connection with the 2023 Refinancing were amended and restated to be fully secured guaranties for both the Super HoldCo 1L Term Loans and the new 2029 Notes.

Certain Parties to the 2025 Refinancing, including the administrative agents for the OpCo Credit Agreement and the Super HoldCo 1L Credit Agreement, entered into the Mutual Release Agreement, dated January 17, 2025 (the “Mutual Release Agreement”), which provided broad mutual releases of all known, unknown, current, past, and future claims, including, without limitation, those arising from the negotiation and implementation of the 2023 Refinancing and the 2025 Refinancing. Every party that (i) executed the Mutual Release Agreement or (ii) purchased OpCo Term Loans or Super HoldCo 1L Term Loans (as defined below) from a signatory to the Mutual Release Agreement is bound by the Mutual Release Agreement and the releases granted thereunder.

2.	Funded Debt Obligations

As of the Petition Date, the Debtors will be liable for approximately $2.9 billion in funded debt obligations, consisting of the following:

Collateral Group	Tranche	Outstanding Principal Amount ($MMs)		Maturity	Rate
OpCo	Revolving Credit Facility	$348		February 2028	S+225bps[11]
	OpCo 2028 Term Loans	$716		May 2028	S+250bps
	OpCo Intercompany Term Loans	$1,508		May 2030	Various[12]

Super HoldCo	Super HoldCo 1L Term Loans	$1,266		May 2028	S+850bps
	2029 Notes	$390		May 2029	7.625%

Securitization Program	Securitization Program	$145		January 2028	S+475bps
Total		$2,865	[13]

(a)	Revolving Credit Facility

Debtors Trinseo Holding and Trinseo Materials (collectively, the “RCF Borrowers”) are borrowers under that certain Credit Agreement, dated as of January 17, 2025 (as amended, including by that certain First Amendment, dated as of March 19, 2026, that certain 2026 Limited Waiver and Amendment, dated as of March 19, 2026, that certain Second Amendment, dated as of April 10, 2026 (the “April 2026 RCF Amendment”), and that certain Third Amendment dated as of May 13, 2026 (the “May 2026 RCF Amendment”), and as further amended, restated, amended and restated, or otherwise modified from time to time, the “RCF Credit Agreement,” and the facility thereunder, the “Revolving Credit Facility,” and the revolving loans, any risk participations in letters of credit, and Revolving Commitments (as defined below) thereunder, the “RCF Obligations,” and all claims on account of the RCF Obligations, the “RCF Claims”) with, among other parties, Trinseo Luxco, as holdings, Deutsche Bank AG New York Branch, as administrative agent and collateral agent (in such capacity, the “RCF Agent”) and as L/C issuer and swing line lender, the lenders party thereto (collectively, the “RCF Lenders”), and certain affiliates of the RCF Borrowers from time to time party thereto as guarantors, as indicated on the chart attached hereto as Exhibit C (collectively, the “RCF Guarantors”). The Revolving Credit Facility provides for initial revolving credit commitments in an aggregate amount of $300 million (the “Closing Date Revolving Commitments”) with a letter of credit sublimit of $60 million. The loans under the Closing Date Revolving Commitments bear interest at a rate of term SOFR plus 2.25% per annum (or base rate plus 1.25% per annum) for loans denominated in Dollars and at a rate of EURIBOR plus 2.25% per annum (or base rate plus 1.25% per annum) for loans denominated in Euros.

[11]	The 2026 Incremental Revolving Loans ($75 million in aggregate principal amount) have an interest rate of S+900bps PIK.

[12]	The interest rates of the OpCo Intercompany Term Loans are further described in Section II.D.2(b)(ii) below.

[13]	The total funded debt obligations do not include the OpCo Intercompany Term Loans.

On April 10, 2026, with the execution of the April 2026 RCF Amendment, the RCF Borrowers incurred incremental revolving commitments under the RCF Credit Agreement in an aggregate principal amount of $50 million (the “April 2026 Incremental Revolving Commitments”). The loans under the April 2026 Incremental Revolving Commitments (the “April 2026 Incremental Revolving Loans”) bear interest at a rate of term SOFR plus 9.00% per annum (or base rate plus 8.00% per annum), with all interest paid in kind.

On May 13, 2026, with the execution of the May 2026 RCF Amendment, the RCF Borrowers incurred incremental revolving commitments under the RCF Credit Agreement in an aggregate principal amount of $25 million (the “May 2026 Incremental Revolving Commitments” and, together with the April 2026 Incremental Revolving Commitments and the Closing Date Revolving Commitments, the “Revolving Commitments”). The loans under the May 2026 Incremental Revolving Commitments (the “May 2026 Incremental Revolving Loans” and, together with the April 2026 Incremental Revolving Loans, the “2026 Incremental Revolving Loans”) bear interest at a rate of term SOFR plus 9.00% per annum (or base rate plus 8.00% per annum), with all interest paid in kind.

The Revolving Credit Facility is secured by a first-priority security interest on (i) equity interests in the RCF Borrowers and certain of their direct and indirect subsidiaries and (ii) substantially all tangible and intangible assets of the RCF Borrowers and RCF Guarantors, including intercompany debt, accounts, inventory, equipment, investment property, intellectual property, cash, deposit accounts, and material real property. The OpCo-Super HoldCo Intercreditor Agreement (as defined below) governs the lien priority of the Revolving Credit Facility. All Revolving Commitments and loans under the Revolving Credit Facility have a scheduled maturity of February 2, 2028.

As of the Petition Date, there will be approximately $382 million in outstanding borrowings, approximately $348 million in outstanding principal, and approximately $32 million in existing undrawn letters of credit outstanding under the Revolving Credit Facility, plus any accrued but unpaid interest, fees, premiums, and expenses. Pursuant to the Restructuring Term Sheet (as defined in, and attached as Exhibit A to, the RSA), the RCF Claims shall be deemed Allowed in the aggregate principal amount of $347,963,333.29, plus accrued and unpaid fees, costs, and interest.

(b)	OpCo Term Loans

The OpCo Borrowers are borrowers under that certain Credit Agreement, dated September 6, 2017 (as amended by that certain 2023 Incremental and Refinancing Amendment, dated as of September 8, 2023, that certain 2025 Incremental Amendment, dated as of January 17, 2025, that certain 2026 Grace Period Amendment, dated as of February 16, 2026, that certain 2026 Limited Waiver and Amendment, dated as of March 19, 2026, and that certain Second Amendment, dated as of May 13, 2026, and as further amended, restated, modified, or supplemented from time to time, the “OpCo Credit Agreement,” and the facility thereunder, the “OpCo Term Loan Facility,” and the loans thereunder, the “OpCo Term Loans”) with, among other parties, Deutsche Bank AG New York Branch, as administrative agent and collateral agent (the “OpCo Agent”), the lenders party thereto, and certain affiliates of the OpCo Borrowers from time to time party thereto as guarantors, as the chart attached hereto as Exhibit C indicates (collectively, the “OpCo Guarantors”). The OpCo Term Loans under the OpCo Term Loan Facility comprise (i) the OpCo 2028 Term Loans, (ii) the 2023 OpCo Intercompany Term Loans, and (iii) the 2025 Intercompany Term Loans (each as defined below). All loans under the OpCo Term Loan Facility are pari passu in payment and lien priority. A second-priority lien (junior to the Revolving Credit Facility) on substantially all tangible and intangible assets of the OpCo Borrowers and OpCo Guarantors, including intercompany debt, accounts, inventory, equipment, investment property, intellectual property, cash, deposit accounts, and material real property, secures the OpCo Term Loan Facility. The terms of the OpCo-Super HoldCo Intercreditor Agreement, as discussed in greater detail below, govern the lien priority of the OpCo Term Loan Facility. Pursuant to the Restructuring Term Sheet (as defined in, and attached as Exhibit A to, the RSA), the OpCo Term Loan Claims shall be deemed Allowed in the aggregate principal amount of $2,223,858,986.46, comprised of: (x) $716,250,000.00 in principal amount of the OpCo 2028 Term Loan Claims, plus accrued and unpaid fees, costs, and interest as of the Petition Date, and (y) $1,507,608,986.46 in principal amount of the OpCo Intercompany Term Loan Claims, plus accrued and unpaid fees, costs, and interest as of the Petition Date, but subject to the terms of the Intercompany Settlement.

(i)	OpCo 2028 Term Loans

On May 3, 2021, the OpCo Borrowers incurred OpCo Term Loans in an aggregate principal amount of $750 million that mature on May 3, 2028 (the “OpCo 2028 Term Loans”). The OpCo 2028 Term Loans bear interest at a rate of term SOFR plus 2.50% per annum (or base rate plus 1.50% per annum). As of the Petition Date, there will be approximately $716 million in outstanding principal in respect of the OpCo 2028 Term Loans, plus any accrued but unpaid interest, fees, premiums, and expenses. The OpCo Borrowers originally issued the OpCo 2028 Term Loans as broadly syndicated term loans.

(ii)	OpCo Intercompany Term Loans

As part of the 2023 Refinancing, the Super HoldCo Borrowers on-lent the proceeds of the Tranche B SHC Loans to Trinseo Holding (as successor to Trinseo Materials Operating S.C.A.) and Trinseo Materials through the OpCo Credit Agreement—the 2023 Intercompany Term Loans. The OpCo Borrowers used the proceeds of the 2023 Intercompany Term Loans to (x) refinance in full the $660 million of aggregate principal amount of 2024 Term Loans, (y) pay down $385 million of $500 million of 2025 Notes, and (z) pay associated fees and expenses. The 2023 Intercompany Term Loans consist of: (1) $268,041,238 original principal amount of incremental term loans incurred on September 8, 2023, which accrue interest at a rate of term SOFR plus 9.66% per annum (or base rate plus 8.66% per annum); and (2) $680,344,073 original principal amount of refinancing term loans incurred on September 8, 2023, which accrue interest at a rate of term SOFR plus 9.66% per annum (or base rate plus 8.66% per annum). The 2023 Intercompany Term Loans mature on May 3, 2030. As of the Petition Date, there was approximately $1.508 billion in outstanding principal in respect of all 2023 Intercompany Term Loans, plus any accrued but unpaid interest, fees, premiums, and expenses.

As part of the 2025 Refinancing, the parties established the Tranche C SHC Loans in an original principal amount of $115,000,000. Concurrently, the 2029 Notes were issued in an original principal amount of $379,494,400 pursuant to the 2029 Indenture (as defined below). Debtor Trinseo Luxco Finance (one of the Super HoldCo Borrowers), in its capacity as a lender under the OpCo Credit Agreement, on-lent the aggregate net cash proceeds of the Tranche C SHC Loans and the 2029 Notes to the OpCo Borrowers in the form of (x) $115,000,000 in original principal amount of 2025 Intercompany Term Loans, which accrue interest at a rate of benchmark rate plus 8.50% per annum (or base rate plus 7.50% per annum), and (y) $379,494,400 in original principal amount of 2025 Intercompany Term Loans, which accrue interest at a rate of 7.625% per annum. The OpCo Borrowers used the proceeds of the $115,000,000 tranche of 2025 Intercompany Term Loans, together with cash on hand, to redeem all outstanding 2025 Stub Notes, together with accrued and unpaid interest thereon. The OpCo Borrowers used the proceeds of the $379,494,400 tranche of 2025 Intercompany Term Loans to acquire the Old 2029 Notes that Trinseo Luxco Finance held immediately following the exchange of approximately $446,500,000 in original principal amount of the unsecured notes due 2029, originally issued by the OpCo Borrowers into 2029 Notes at a discount to par of at least fifteen percent. The proceeds that Trinseo Luxco Finance receives on account of OpCo Intercompany Term Loans under the OpCo Credit Agreement finance the payments of principal and interest under the Super HoldCo 1L Credit Agreement.

The receivables under the OpCo Intercompany Term Loans are pledged in favor of Alter Domus (US) LLC, as collateral agent, for the benefit of the secured parties under the Super HoldCo 1L Credit Agreement, pursuant to a Luxembourg-law-governed receivables pledge agreement. The OpCo Intercompany Term Loans constitute part of the collateral securing the Super HoldCo 1L Term Loan Facility.

As noted above, the Restructuring Transactions contemplated by the RSA include a settlement (the “Intercompany Settlement”) of all potential claims directly or indirectly related to the OpCo Intercompany Term Loans between the OpCo Company Parties, on one hand, and the OpCo Intercompany Term Lender, on the other hand, including against their respective directors, managers, officers, and other related parties, and including all potential claims and causes of action investigated as part of the OpCo Investigation, on the terms and conditions set forth in the Restructuring Term Sheet, the Restructuring Term Sheet (as defined in, and attached as Exhibit A to, the RSA), the Plan, and the Definitive Documents, including the allowance of the OpCo Intercompany Term Loan Claim held by certain of the Super HoldCo Company Parties in the aggregate principal amount of $1,507,608,986.46 plus all accrued interest as of the Petition Date.

(c)	Super HoldCo 1L Term Loans

Debtors Trinseo Luxco Finance and Trinseo NA Finance SPV LLC (collectively, the “Super HoldCo Borrowers”) are borrowers under that certain Credit Agreement, dated as of September 8, 2023 (as amended by that certain First Amendment, dated as of January 26, 2024, that certain Second Amendment, dated as of December 12, 2024, that certain Third Amendment, dated as of January 17, 2025, and that certain 2026 Limited Waiver and Amendment, dated as of March 19, 2026, and as further amended, restated, amended and restated, or otherwise modified from time to time, the “Super HoldCo 1L Credit Agreement,” and the facility thereunder, the “Super HoldCo 1L Term Loan Facility”) with, among other parties, Debtors Trinseo PLC and Trinseo NA Finance LLC, as holdings, Alter Domus (US) LLC, as administrative agent and collateral agent (in such capacity, the “Super HoldCo 1L Agent”), and the lenders party thereto (collectively, the “Super HoldCo 1L Lenders”). Prior to the 2025 Refinancing, the Super HoldCo 1L Term Loan Facility comprised: (i) 2023 “Tranche A” term loans in the principal amount of approximately $129 million (the “Tranche A SHC Loans”) and (ii) 2023 “Tranche B” term loans in the principal amount of approximately $948 million (the “Tranche B SHC Loans”). As described above, as part of the 2025 Refinancing, the Super HoldCo 1L Credit Agreement was amended to provide for “Tranche C” term loans in the principal amount of $115 million (the “Tranche C SHC Loans” and together with the Tranche A SHC Loans and the Tranche B SHC Loans, the “Super HoldCo 1L Term Loans,” and all claims on account of the Super HoldCo 1L Term Loans, the “Super HoldCo 1L Claims”).

In connection with the 2023 Refinancing, the Super HoldCo Borrowers used the Tranche A SHC Loans to fund an equity contribution to Debtors Trinseo Holding and Trinseo Materials (together, the “OpCo Borrowers”), the proceeds of which the OpCo Borrowers used to partially redeem the unsecured notes due September 2025. The Super HoldCo Borrowers on-lent the Tranche B SHC Loans to the OpCo Borrowers as 2023 Intercompany Term Loans, the proceeds of which they used to (a) refinance the $660 million of term loans coming due in September 2024 (the “2024 Term Loans”); (b) pay down $385 million of $500 million of 2025 Notes; and (c) pay associated fees and expenses. The Super HoldCo Borrowers on-lent the Tranche C SHC Loans to the OpCo Borrowers as 2025 Intercompany Term Loans, the proceeds of which the OpCo Borrowers used to redeem the 2025 Stub Notes. Interest accrues on the Super HoldCo 1L Term Loans at a rate of term SOFR plus 8.50% per annum (or base rate plus 7.50% per annum), with an option to pay a portion of the interest in kind.

The Super HoldCo 1L Term Loan Facility is secured by a first-priority security interest in: (i) all equity interests in the Super HoldCo Borrowers and certain of their direct and indirect subsidiaries; (ii) substantially all tangible and intangible assets of the Super HoldCo Borrowers, including the notes for the 2023 OpCo Intercompany Term Loans and the 2025 Intercompany Term Loans (collectively, the “OpCo Intercompany Term Loans”); and (iii) accounts, inventory, equipment, investment property, contract rights, securities, patents, trademarks, other intellectual property, other general intangibles, cash, bank and securities deposit accounts, and real property.

The Super HoldCo 1L Term Loans have a stated maturity of May 3, 2028. As of the Petition Date, the outstanding principal balance under the Super HoldCo 1L Credit Agreement (including capitalized paid in-kind interest) will be approximately $1.266 billion, plus any accrued but unpaid interest, fees, premiums, and expenses. Pursuant to the Restructuring Term Sheet (as defined in, and attached as Exhibit A to, the RSA), the Super HoldCo 1L Claims shall be deemed Allowed in the aggregate principal amount of $1,266,201,797.15, plus accrued and unpaid fees, costs, and interest as of the Petition Date.

(d)	2029 Notes

Trinseo Luxco Finance and Trinseo NA Finance SPV LLC (together in such capacity, the “2029 Notes Issuers”) issued approximately $379.5 million in aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2029 (the “2029 Notes” and all claims on account of the 2029 Notes, the “2029 Notes Claims”) pursuant to that certain Indenture, dated as of January 17, 2025 (as amended, restated, modified, or supplemented from time to time, the “2029 Indenture”), with The Bank of New York Mellon, as trustee (in such capacity, the “2029 Notes Trustee”), Alter Domus (US) LLC, as collateral agent (in such capacity, the  2029 Notes Collateral Agent”), and the holders party thereto.

The 2029 Notes bear interest at a rate of 7.625% per annum and have a stated maturity of May 3, 2029. A second-priority lien on substantially all assets of the 2029 Notes Issuers and certain of their subsidiaries secures the 2029 Notes, which pursuant to the Super HoldCo 1L-2L Intercreditor Agreement (as defined below), ranks junior to the liens securing the Super HoldCo 1L Term Loan Facility. Section 13.12 of the 2029 Indenture further provides that any holder that acquired 2L 2029 Notes, whether through the exchange undertaken in January 2025 or in the secondary market, waived and released all claims against any Company entity, including directors, officers, employees, incorporators, shareholders, subsidiaries, and affiliates “in respect of, or by reason of such obligations or their creation.” As of the Petition Date, the Debtors owe approximately $390 million in outstanding principal amount of 2L 2029 Notes, plus any accrued but unpaid interest, fees, premiums, and expenses.

(e)	Securitization Program

Certain Debtors participate in a receivables Securitization Program, pursuant to which certain Debtors directly or indirectly sell receivables to Styron Receivables Funding Designated Activity Company (the “Securitization Borrower”), which is not affiliated with the Company. The Securitization Borrower owns receivables it purchases, and such receivables are not assets of the Debtors.

Pursuant to that certain Credit and Security Agreement, dated as of July 18, 2024 (as amended by that certain First Amendment to Credit and Security Agreement, dated as of February 24, 2026, that certain Limited Waiver and Second Amendment, dated as of March 19, 2026, and that certain Limited Waiver and Third Amendment, dated as of April 10, 2026 and as further amended, restated, amended and restated or supplemented), and the facility thereunder, (the “Securitization Program”), the Securitization Borrower obtains financing from lenders, subject to a borrowing base and an overall facility limit of $150 million, to finance the purchase of receivables. Other parties to the Securitization Program include (i) non-Debtor Affiliate Trinseo Ireland Global IHB Limited, as investment manager; (ii) GLAS USA LLC, as administrative agent; (iii) GLAS Americas LLC, as collateral agent; (iv) Trinseo Europe GmbH, Trinseo Export GmbH, and Trinseo Deutschland Anlagengesellschaft mbH, as originators; and (v) the lenders party thereto. The Securitization Borrower’s purchase of receivables under the Securitization Program provides the Debtors with liquidity prior to collections on commercial invoices.

As of the Petition Date, the Securitization Borrower will have outstanding borrowings of approximately $145 million, plus any accrued but unpaid interest, fees, premiums and expenses, at a rate of SOFR plus 4.75% per annum. As set forth in the Securitization Motion, the Debtors are seeking to replace the Securitization Program postpetition.

(f)	Intercreditor Agreements

The relative lien and payment priorities of the Debtors’ funded debt obligations are governed by (i) that certain Intercreditor and Subordination Agreement, dated as of January 17, 2025 (the “OpCo-Super HoldCo Intercreditor Agreement”), by and among the RCF Agent, the Super HoldCo 1L Agent, the OpCo Agent, and the 2029 Notes Collateral Agent and (ii) that certain Intercreditor Agreement, dated as of January 17, 2025 (the “Super HoldCo 1L-2L Intercreditor Agreement” and, together with the OpCo-Super HoldCo Intercreditor Agreement, the “Intercreditor Agreements”) by and among the Super HoldCo 1L Agent, the 2029 Notes Collateral Agent, and the grantors party thereto. The following chart summarizes the relative priorities on collateral under the Intercreditor Agreements:14

Relative Priority on Collateral	Revolving Credit Facility Obligors[15]	Super HoldCo Obligors[16]	Trinseo Europe GmbH: North American IP17	Trinseo Europe GmbH: Specified Foreign Guarantor IP and Property[18]	Trinseo Europe GmbH: All Other Collateral
1	RCF Agent	Super HoldCo 1L Agent	Super HoldCo 1L Agent	RCF Agent	RCF Agent
2	OpCo Agent	2029 Notes Trustee	2029 Notes Trustee	Super HoldCo 1L Agent	OpCo Agent
3	--	--	--	2029 Notes Trustee	Super HoldCo 1L Agent
4	--	--	--	OpCo Agent	2029 Notes Trustee

3.	Other Non-Funded Debt Obligations

(a)	Trade Claims

In the ordinary course of business, the Debtors transact with certain vendors, suppliers, service providers, and other trade counterparties. As of the Petition Date, the Debtors estimate that the aggregate amount of their unsecured trade debt will be approximately $32.4 million. Certain of these vendors, suppliers, service providers, and other trade counterparties are essential to the Debtors’ businesses, including their manufacturing operations. Any interruption, even briefly, in the flow of goods and services from such creditors could have an immediate and adverse impact on the Debtors’ ability to continue operating in the ordinary course. Accordingly, as noted below, the Debtors will file an Emergency Motion of Debtors for Entry of an Order (A) Authorizing the Debtors to Pay Prepetition Trade Claims in the Ordinary Course of Business and (B) Granting Related Relief to seek relief to pay prepetition amounts owed to their vendors and other business partners.

[14]	This chart is illustrative and is qualified in all respects by the terms of the Intercreditor Agreements. In the event of a conflict between this Disclosure Statement and the Intercreditor Agreements, the terms of the Intercreditor Agreements shall control.

[15]	Other than Trinseo Europe GmbH.

[16]	Other than Trinseo Europe GmbH.

[17]	Includes Aristech Surfaces LLC and Altuglas LLC IP license agreements and all North American IP rights necessary for the Aristech and Altuglas businesses.

[18]	Includes license agreements, tolling agreements, IP rights, and other property related to foreign guarantors.

(b)	Other General Unsecured Claims

As of the Petition Date, the Debtors anticipate there may be additional claims against the Debtors that are neither secured by collateral nor entitled to priority under the Bankruptcy Code. These claims include, among other things, contingent obligations, disputed claims, and litigation-related claims.

(c)	Equity Interests

Trinseo PLC’s shares historically traded on the NYSE under the symbol “TSE.” On March 2, 2026, Trinseo received a notice of non-compliance from the NYSE regarding its failure to maintain minimum market capitalization standards, and on March 30, 2026, the NYSE delisted Trinseo PLC’s shares. Following the delisting, Trinseo PLC’s ordinary shares began trading on the OTC Pink Limited Market.

As a public company incorporated in Ireland with securities registered pursuant to section 12(b) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), Trinseo PLC is subject to ongoing reporting obligations under the Exchange Act, including the filing of annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K with the SEC. For the fiscal year ending December 31, 2025, Trinseo PLC was classified as an accelerated filer under applicable SEC rules and was not a well-known seasoned issuer. The Company has filed its annual report on Form 10-K for the fiscal year ended December 31, 2025, with the SEC. Notwithstanding the delisting of Trinseo PLC’s ordinary shares from the NYSE, as described above, the Company remains subject to Exchange Act reporting obligations, and the Debtors intend to continue to comply with such obligations during the Chapter 11 Cases.

Trinseo PLC has an authorized share capital of: (i) 4 billion ordinary shares with a nominal value of $0.01 per share and (ii) 25,000 deferred shares with a nominal value of €1.00 per share. As of the Petition Date, there will be approximately 36.5 million ordinary shares issued and outstanding and rights over approximately 3 million unissued ordinary shares. Trinseo PLC also has 25,000 deferred shares issued and outstanding, which are held by a nominee in order to meet the statutory minimum capital requirements for an Irish public limited company. These deferred ordinary shares carry no voting rights, are not entitled to receive any dividends or distributions, and do not dilute the economic ownership of Trinseo PLC’s other shareholders.

III.
EVENTS LEADING TO THE CHAPTER 11 CASES

The Chapter 11 Cases result from several factors, including industry-wide headwinds driven by overcapacity in the Asia-Pacific region, fluctuating demand across key industries, tariffs, geopolitical conflict, rising interest rates, and energy pricing volatility. As a result, the Company has experienced free cash flow at levels lower than forecasted. At the same time, the Debtors’ current capital structure has become unsustainable, with approximately $2.9 billion in total indebtedness and adjusted EBITDA of $162.5 million in 2025.

In response to these challenges, the Company and its management team implemented a series of turnaround initiatives including, among other things: (a) the closure of the Company’s styrene production facilities in Boehlen, Germany and Terneuzen, the Netherlands; (b) the exit from virgin polycarbonate manufacturing at Stade, Germany; (c) the closure of the Company’s PMMA cast sheets plant in Bronderslev, Denmark and its batch polyester tray casting plant in Belen, New Mexico; and (d) announced permanent closures of the Company’s methyl methacrylate operations in Rho, Italy, acetone cyanohydrin production operations in Porto Marghera, Italy, and polystyrene manufacturing operations in Schkopau, Germany. As the Debtors continued to evaluate their path forward, the Debtors also assessed whether a more comprehensive restructuring would be advisable to position the Company for success and continued investment in its businesses.

A.	Challenging Market Conditions

In recent years, the chemical industry has experienced a sustained and severe downturn that significantly impacted the Company’s financial performance. Numerous macroeconomic and industry-specific factors contributed to this challenging environment, including a variety of supply chain disruptions, Russia’s invasion of Ukraine, margin pressure and volume degradation due to overcapacity in various industries, and increased interest rates. More recently, ongoing conflict in the Middle East has driven up oil prices, which, while having mixed impacts on the Company’s operating margins, has simultaneously increased the Company’s input costs and working capital requirements to acquire feedstocks, further straining the Company’s liquidity position and compressing near-term cash flow.

B.	Demand Decline

Over the last 18 months, the demand environment for chemicals has become increasingly challenging. Specifically, the combination of persistent macroeconomic uncertainty, trade policy volatility, and ongoing geopolitical tensions has resulted in weak underlying demand across many of the Company’s end applications, including building and construction, consumer electronics, automotive, and wellness. Customer destocking exacerbated volume declines, as customers reduced inventory levels in response to economic uncertainty. Demand recovery has not materialized due to trade and continued geopolitical uncertainty, and depressed demand is expected to persist until 2027 at the earliest.

C.	Challenged Liquidity

These business pressures have, in turn, strained the Company’s overall liquidity in recent months. Rising oil prices, beginning in March 2026, have further impacted the Company’s liquidity position and increased the Company’s input costs and working capital requirements. These factors, combined with being delisted from the NYSE, have contributed to increased credit rating pressure and trade contraction.

D.	Restructuring Preparations

1.	Retention of Professionals

Faced with these challenges, the Company sought to proactively engage with its stakeholders to develop a comprehensive solution to its balance sheet. In connection with these efforts, the Company engaged Latham, Centerview, and FTI to advise it on strategic alternatives and restructuring options. Latham, along with Centerview and FTI, quickly helped the Company evaluate a number of strategic alternatives, including out-of-court and sale transactions.

2.	OpCo Governance and Investigation

As part of the strategic review process, as noted, the Company implemented governance changes to ensure a fair and robust strategic alternatives review process. As discussed in greater detail in Section II above, the Company’s capital structure includes secured debt obligations at different levels of its corporate structure, with certain creditors holding debt owed by “Super HoldCo” entities, and others holding debt owed by “OpCo” entities, giving rise to potentially differing economic incentives and interests and priorities among creditor constituencies. In light of these potentially differing interests, the OpCo Independent Managers were appointed to evaluate, consider, and oversee potential transactions, including with respect to decisions and transactions that may affect the holders of OpCo Term Loans and Super HoldCo 1L Term Loans. The OpCo Independent Managers engaged Quinn and Portage to facilitate the discharge of their duties, including with respect to (a) conducting the independent OpCo Investigation of potential claims and causes of action that may be asserted by or on behalf of entities represented by the Independent Managers arising from prepetition and intercompany restructuring transactions and (b) advising as to whether such entities should retain, release, or seek to settle any such potential claims or causes of action. The OpCo Investigation included, among other things, analysis of transaction documentation, review of the minutes of and materials for meetings of the boards of OpCo entities over the relevant time period, and interviews of directors, managers and professionals.

In this regard, the RSA and the Plan provide for a settlement (the “Intercompany Settlement”) of all potential valuable claims directly or indirectly related to the OpCo Intercompany Term Loans between the OpCo Company Parties19 (as intercompany obligors), on one hand, and Trinseo Luxco Finance (as intercompany lender), on the other hand, including all potential claims and causes of action investigated in the OpCo Investigation. Specifically, the OpCo Investigation identified any make-whole premium, yield protection fee (including the 2023 Yield Protection Fee, the 2025 Tranche A Yield Protection Fee, and the 2025 Tranche B Yield Protection Fee (each as defined in the OpCo Credit Agreement)), prepayment premium, call protection, applicable premium, or similar payments or amounts, in each case, with respect to the OpCo Intercompany Term Loans, as being subject to challenge and disallowance (collectively, the “Specified Claims”). Pursuant to the Intercompany Settlement, the parties to the RSA have agreed to settle the Specified Claims, along with certain other issues as part of the holistic and global nature of the transactions under the RSA. In particular, the Intercompany Settlement includes, among other things, agreement on the allowance of claims on account of the OpCo Intercompany Term Loans (the “OpCo Intercompany Term Loan Claim”) in the aggregate principal amount of $1,507,608,986.46 plus accrued interest, costs, and fees (excluding the Specified Claims) as of the Petition Date. The OpCo Investigation identified no other viable claims. The OpCo Independent Managers support the Intercompany Settlement, which is set forth in the RSA and the Plan.

[19]	“OpCo Company Parties” means, collectively, Heathland B.V., Trinseo Europe GmbH, Trinseo Export GmbH, Trinseo Holding B.V., Trinseo Holding S.à r.l., Trinseo Holdings Asia Pte. Ltd., Trinseo (Hong Kong) Limited, Trinseo International Holding LLC, Trinseo Ireland Global IHB Limited, Trinseo LLC, Trinseo Luxco S.à r.l., Trinseo Materials Finance, Inc., Trinseo Netherlands B.V., Trinseo Services Ireland Limited Company, Trinseo Suomi Oy, Trinseo Sverige AB, and Trinseo US Holding, Inc.

3.	Super HoldCo Governance and Investigation

As discussed in greater detail in Section II above, the Super HoldCo Independent Directors were appointed in January 2026 and have engaged McDermott to advise them with respect to any matters that arise in connection with such entities’ transactional and restructuring efforts, including transactional diligence and advice, corporate governance advice, negotiations regarding potential transactions, and assistance in the Super HoldCo Independent Directors’ independent investigation of any potential restructuring transactions.

4.	Amendments, Forbearances, and Incremental Financing

As discussions with their stakeholders progressed in 2026, the Company also entered into certain amendments, waivers, and/or forbearances with respect to the Revolving Credit Facility, the OpCo Credit Agreement, the Super HoldCo 1L Credit Agreement, and the Securitization Program. These waivers preserved the Debtors’ liquidity by temporarily waiving certain acceleration and collateral enforcement rights of the applicable agents and lenders under each of the Revolving Credit Facility, the OpCo Credit Agreement, the Super HoldCo 1L Credit Agreement, and the Securitization Program as a result of the non-payment of applicable interest payments under the Super HoldCo 1L Credit Agreement, OpCo Credit Agreement, and the 2L 2029 Notes.

In April 2026, the Company determined that it required approximately $50 million of additional liquidity to adequately prepare for an orderly chapter 11 process and, hopefully, to reach consensus among its stakeholders, namely the Ad Hoc Group of Senior Secured Creditors and the OpCo 2028 Ad Hoc Group, regarding a consensual chapter 11 process. After soliciting, and receiving, financing proposals from each of the Ad Hoc Group of Senior Secured Creditors and the OpCo 2028 Ad Hoc Group, the Company deemed the Ad Hoc Group of Senior Secured Creditors’ proposal as the superior proposal and entered into the April 2026 RCF Amendment.

In May 2026, the Debtors neared an agreement among their stakeholders, namely the Ad Hoc Group of Senior Secured Creditors and the OpCo 2028 Ad Hoc Group, regarding a consensual chapter 11 process. The Company determined it required an additional $25 million of liquidity to continue preparations for an orderly, consensual chapter 11 process and finalize certain definitive documents. Accordingly, the Company entered into the May 2026 RCF Amendment in connection with execution of the RSA.

5.	Proactive Stakeholder Engagement

The Debtors also sought to proactively engage with their capital structure. Starting in December 2025, the Company entered into confidentiality agreements, undertook to pay fees and expenses, and provide diligence materials to advisors to: (a) an ad hoc group of holders of RCF Claims and Super HoldCo 1L Claims (the “Ad Hoc Group of Senior Secured Creditors”), represented by Paul Hastings LLP, as counsel, and PJT Partners LP, as investment banker; and (b) an ad hoc group of certain holders of OpCo 2028 Term Loans (the “OpCo 2028 Ad Hoc Group”), represented by Gibson, Dunn & Crutcher LLP, as counsel, and Lazard Frères & Co LLC, as investment banker.20 The Debtors further solicited transaction proposals from each of these groups as part of their overall effort to drive consensus across their capital structure.

This process of diligence and engagement was then followed by months of negotiations supervised by the Debtors’ disinterested fiduciaries. Nor was consensus a foregone conclusion or certain over this time, and each party vigorously represented its interests, and advocated its positions along the way. Without diminishing the hard-fought and arm’s length nature of these negotiations, the parties engaged in good faith along the way and, ultimately, the Debtors, the Ad Hoc Group of Senior Secured Creditors, and the OpCo 2028 Ad Hoc Group reached agreement. The Debtors determined the best available path forward in light of their circumstances was to enter into the RSA with the Supporting Creditors and pursue a comprehensive restructuring through the Chapter 11 Cases.

[20]	The Debtors also performed initial outreach to an ad hoc group of certain holders of 2L 2029 Notes Claims (the “2L 2029 Notes Ad Hoc Group”), represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel, and Perella Weinberg Partners LP, as investment banker.

6.	The Restructuring Support Agreement

Following months of extensive, hard-fought, good-faith negotiations, on May 13, 2026, the Debtors and the Supporting Creditors executed the RSA, with parties thereto agreeing to support the Plan process and certain of the Supporting Creditors agreeing to backstop the DIP Facilities and a $450 million Equity Rights Offering. Execution of the RSA and participation in the transactions thereunder was open to all funded debt creditors, including CastleKnight Management LP (“CastleKnight”). The terms of the comprehensive restructuring of the Debtors’ balance sheet under the RSA are incorporated in the terms of the Plan.

Despite the Debtors’ efforts, however, the Debtors have not yet been able to achieve unanimity across their capital structure. Although it was formerly a member of the ad hoc group of OpCo 2028 Term Loan holders that executed the RSA, CastleKnight, a holder of OpCo 2028 Term Loans and 2L 2029 Notes, has not executed the RSA and has advised that it will object to plan confirmation. The Debtors, for their part, will seek to resolve this objection consensually if reasonably possible, but are otherwise prepared to proceed with plan confirmation, on a contested basis, and enforce CastleKnight’s own contractual obligations, if necessary.

IV.
ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

A.	Commencement of the Chapter 11 Cases and First Day Motions

In accordance with the Restructuring Support Agreement, the Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on or before May 26, 2026. The Debtors intend to continue to operate their businesses and manage their properties as debtors in possession under sections 1107(a) and 1108 of the Bankruptcy Code. The Debtors will seek to have the Chapter 11 Cases jointly administered for procedural purposes pursuant to rule 1015(b) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).

On or about the Petition Date, the Debtors intend to file various motions and applications seeking relief designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and maximize value for the Debtors’ stakeholders. The following is a summary of the relief the Debtors intend to seek on the Petition Date:

1.	DIP Financing

The Debtors intend to file a motion seeking, among other things, entry of interim orders and final orders from the Bankruptcy Court authorizing the Debtors to obtain postpetition financing through two debtor-in-possession credit facilities (together, the “DIP Facilities”): (a) the Super HoldCo DIP Facility, a senior secured superpriority debtor-in-possession term loan facility to be provided by certain of the Super HoldCo 1L Lenders, with Alter Domus (US) LLC as administrative agent and collateral agent, consisting of $157.5 million comprised of new money loans and rolled-up Super HoldCo 1L Claims; and (b) the OpCo DIP Facility, a senior secured superpriority debtor-in-possession term loan facility to be provided by certain of the RCF Lenders, with Deutsche Bank AG New York Branch as administrative agent and collateral agent, consisting of $270.0 million comprised of new money loans and rolled-up RCF Claims. The proceeds of the DIP Facilities will be used to, among other things, fund operating expenses associated with the Debtors’ businesses and the administrative expenses of the Chapter 11 Cases.

2.	Cash Management

The Debtors intend to seek authority to continue using their existing cash management system, bank accounts, and business forms, to continue intercompany transactions in the ordinary course of business and afford superpriority administrative expense priority to such intercompany transactions.

3.	Trade Claims

In the ordinary course of business, the Debtors transact with certain vendors, suppliers, service providers, and other trade counterparties. Certain of these vendors, suppliers, service providers, and other trade counterparties are essential to the Debtors’ businesses, including their manufacturing operations. Any interruption, even briefly, in the flow of goods and services from such creditors could have an immediate and adverse impact on the Debtors’ ability to continue operating in the ordinary course. The Debtors intend to seek authority to pay claims of all trade creditors in full in the ordinary course of business to ensure the continued supply of goods and services. The Debtors also intend to seek confirmation of the administrative expense priority of undisputed outstanding prepetition orders pursuant to section 503(b)(9) of the Bankruptcy Code.

4.	Insurance Programs

The maintenance of the Debtors’ insurance coverage is essential to their operations and is required by various laws and regulations. As such, the Debtors intend to seek authority to continue their existing insurance programs and pay all obligations related thereto in the ordinary course of business. The Debtors also intend to seek modification of the automatic stay to permit employees to proceed with workers’ compensation claims and to permit insurers to advance and/or reimburse defense costs and fees under applicable policies.

5.	Employee Wages and Benefits

To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption to the Debtors’ operations resulting therefrom, the Debtors intend to seek authority to pay prepetition wages, salaries, employee benefits, and other compensation owed to employees, and to continue employee benefit programs and pay related obligations, in the ordinary course of business.

6.	Taxes and Fees

To minimize any disruption to the Debtors’ operations and avoid potential liens and/or penalties, the Debtors intend to seek authority to pay certain prepetition taxes and governmental fees in the ordinary course of business.

7.	Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services. The Debtors intend to seek entry of an order from the Bankruptcy Court approving the proposed adequate assurance of payment for future utility services, prohibiting the utility companies from altering, refusing, or discontinuing services on account of unpaid prepetition claims, and approving the Debtors’ proposed procedures for resolving additional assurance requests.

8.	Customer Programs

The Debtors provide various programs to their customers, such as rebates and payment incentives. The Debtors intend to seek authority to continue and honor their existing customer programs, including prepetition obligations to customers, in the ordinary course of business.

9.	Equity Trading/NOL Procedures

The Debtors have certain net operating losses and other tax attributes that provide the potential for material future tax savings. As a result, on the Petition Date, the Debtors intend to seek entry of an order from the Bankruptcy Court (a) approving certain notification procedures related to certain transfers of, or claims of worthlessness with respect to, the beneficial ownership of Trinseo PLC’s outstanding equity interests and (b) directing that any purchase, sale, other transfer of, or claim of worthlessness with respect to, the beneficial ownership of Trinseo PLC’s outstanding equity interests in violation of the procedures shall be null and void ab initio.

10.	Securitization Program

The Debtors intend to seek authority to continue selling, contributing, and servicing receivables and related assets pursuant to the Securitization Program on a postpetition basis.

11.	Administrative Motions and Retention Applications

The Debtors intend to file several other administrative motions that are common in chapter 11 proceedings of similar size and complexity. In addition, the Debtors intend to file applications seeking authority to retain their professionals, including (a) Kroll Restructuring Administration LLC, as claims, notice, and solicitation agent, (b) Latham & Watkins LLP and Hunton Andrews Kurth LLP, as bankruptcy co-counsel, (c) FTI Consulting, Inc. as financial advisor, (d) Centerview Partners LLC, as investment banker, and (e) Ernst & Young LLP, as tax advisor.

B.	Solicitation Procedures and Combined Hearing

Prior to the Petition Date, the Debtors commenced the Solicitation by serving this Disclosure Statement and the related Ballots on Holders of Claims in the Voting Classes. On the Petition Date, the Debtors intend to file a motion seeking entry of an order from the Bankruptcy Court (the “Solicitation Procedures Order”) (a) scheduling a combined hearing on (i) the adequacy of this Disclosure Statement and (ii) the confirmation of the Plan; (b) approving the solicitation procedures and notices of non-voting status and release forms; (c) fixing the deadline and procedures for objections to this Disclosure Statement and the Plan; (d) approving the form and manner of notices of commencement, the Combined Hearing, and the objection deadline; (e) approving the notice of assumption of executory contracts and unexpired leases; (f) conditionally (i) directing the United States Trustee not to convene a section 341 meeting of creditors and (ii) waiving the requirement to file statements of financial affairs and schedules of assets and liabilities; (g) conditionally approving this Disclosure Statement; and (h) granting related relief.

C.	Combined Hearing

The Debtors anticipate that the Bankruptcy Court will schedule a combined hearing (the “Combined Hearing”) to consider (a) final approval of this Disclosure Statement and (b) confirmation of the Plan. The Combined Hearing is expected to be held no later than 60 calendar days following the Petition Date. The Debtors will serve notice of the Combined Hearing and the deadline established for filing any objections to this Disclosure Statement and/or confirmation of the Plan on all parties entitled to receive such notice.

D.	The Irish Examinership Proceedings

In accordance with the Restructuring Support Agreement, Trinseo PLC anticipates filing a petition to commence examinership proceedings before the Irish High Court (the “Irish Court”) following confirmation of the Plan (the “Irish Examinership Proceedings,” and such examiner appointed in connection therewith, the “Examiner”). The filing of the Irish Examinership Proceedings will commence the protection period during which Trinseo PLC will, under Irish law, have the benefit of protection against enforcement and other actions by its creditors for a period of up to 100 calendar days (subject to extension up to a maximum of 1 year from the filing of the petition provided that proposals for a Scheme of Arrangement have been lodged with the Irish Court on or before the expiry of 100 calendar days from the date of the filing of the petition).

Trinseo PLC intends to continue operating its business in the ordinary course during the protection period, save that an Examiner will be in place whose primary function will be to seek approval for its proposals for a Scheme of Arrangement in relation to Trinseo PLC.

Trinseo PLC believes that the terms of the proposals for a Scheme of Arrangement which will accompany the Irish Examinership Proceedings will, inter alia, deal with the (a) cancellation of all Existing Equity Interests; and (b) issue new equity interests in Trinseo PLC on terms consistent with the Plan.

Notwithstanding anything to the contrary in the above, the Debtors reserve the right to file additional Irish Examinership Proceedings for Debtors other than Trinseo PLC, to the extent necessary or advisable to consummate the Plan.

1.	Petition Hearing

On the petition hearing date of the Irish Examinership Proceedings, Trinseo PLC will apply to have the Examiner’s appointment confirmed. Trinseo PLC will be required to establish that it is insolvent, or likely to become so, and that there is a reasonable prospect of the survival of both the company and its undertaking. It is intended that the petition will be accompanied by the Scheme of Arrangement.

2.	Approval of Proposals for the Scheme of Arrangement

The Examiner will convene meetings of classes of creditors and the shareholders of Trinseo PLC. The Scheme of Arrangement is required to reach one of the following approval thresholds:

(1).	approval by a majority in number of creditors whose interests would be impaired by implementation of the proposals (“Impaired Creditors”), representing a majority in value of such claims;

(2).	approval by a majority of voting classes of Impaired Creditors, provided that at least one of those classes is a class of secured creditors, or is senior to the class of ordinary unsecured creditors; or

(3).	approval by at least one voting class of Impaired Creditors other than a class of creditors which, upon a valuation of Trinseo PLC as a going concern, would not receive any payment or keep any interest, or which could be reasonably presumed not to receive any payment or keep any interest, if the normal ranking of liquidation priorities under applicable Irish law were applied.

3.	Approval by the Irish Court

Once the requisite creditor classes have voted in favor of the Scheme of Arrangement, the Examiner will file a report containing details of the outcome of the votes of the class meetings with the Irish Court and apply to the Irish Court for a hearing date to confirm the Scheme of Arrangement. At such hearing, the Examiner will be required to establish, inter alia:

(1).	that the proposals are fair and equitable to any class of creditors which has not accepted the proposals and whose interests would be impaired by the proposals;

(2).	that the proposals are not unfairly prejudicial to the interests of any interested party; and

(3).	that no dissenting creditor would be worse off under the proposals than such a creditor would be if the normal ranking of liquidation priorities under Irish law were applied, either in the event of liquidation, whether piecemeal or by sale as a going concern, or in the event of the next-best-alternative scenario if the Scheme of Arrangement were not confirmed (i.e., the “Best-Interests-of-Creditors Test”).

Cancellation of the Existing Equity Interests, which will be effected on entry of an order confirming the Scheme of Arrangement in the Irish Examinership Proceedings and the Scheme of Arrangement becoming effective in accordance with its terms (or becoming effective concurrently with effectiveness of the Plan), is a condition precedent to the Effective Date under the Plan.

Alternatively, Trinseo PLC may commence an alternative proceeding or implement an alternative structure that is reasonably acceptable to the Supporting Creditors.

V.
SUMMARY OF THE PLAN

This section of this Disclosure Statement summarizes the Plan, a copy of which is attached hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative, Postpetition Securitization Program, DIP Facility and Priority Claims

1.	Treatment of General Administrative Claims

Subject to the paragraph below regarding Professional Fee Claims, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim or fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code), in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, will receive, at the option of the Debtors or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Administrative Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; or (c) such other treatment as permitted by section 1129(a)(9) of the Bankruptcy Code; provided, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

2.	Treatment of Professional Fee Claims

(a)	Allocation

Pursuant to the Intercompany Settlement, Allowed Professional Fee Claims will be allocated 50% to the Super HoldCo Debtors and 50% to the OpCo Debtors.

(b)	Final Fee Applications

All final requests for Professional Fee Claims will be Filed no later than forty-five (45) days after the Effective Date. After notice in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court and paid in full in Cash. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim.

(c)	Professional Fee Escrow Account

Prior to the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account will be maintained by the Reorganized Debtors, in trust solely for the benefit of the Professionals. The Reorganized Debtors will not commingle any funds contained in the Professional Fee Escrow Account. No Liens, Claims, or Interests will encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds will not be considered property of the Estates, the Debtors, or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals will be irrevocably paid in full in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account within five (5) Business Days after such Professional Fee Claims are Allowed by a Final Order; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims will not be limited or deemed limited to funds held in the Professional Fee Escrow Account. When all such Professional Fee Claims have been resolved (either because they are Allowed Professional Fee Claims that have been paid or because they have been Disallowed, expunged, or withdrawn), any remaining amount in the Professional Fee Escrow Account will promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court and distributed as set forth in the Plan. If the amount of funds in the Professional Fee Escrow Account is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professionals, the deficiency will be promptly funded to the Professional Fee Escrow Account from the Debtors’ Estates or the Reorganized Debtors, as applicable, without any further action or order of the Bankruptcy Court, subject to any order of the Bankruptcy Court capping the amount of any such fees.

(d)	Professional Fee Escrow Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals will estimate their accrued and unpaid Professional Fee Claims prior to and through the Effective Date and will deliver such estimate to the Debtors, within five (5) calendar days of the Effective Date. If a Professional does not provide such estimate, the Reorganized Debtors will estimate the accrued and unpaid fees and expenses of such Professional; provided that such estimate will not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date will comprise the Professional Fee Escrow Amount; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

(e)	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Debtor or Reorganized Debtor, as applicable, will in the ordinary course of business pay (subject to the receipt of an invoice) in Cash the reasonable and documented legal, Professional, or other fees and expenses incurred by such Debtor or Reorganized Debtor (as applicable) after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court. Upon the Effective Date, any requirement that Professionals comply with sections 327–331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Debtor or Reorganized Debtor, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court, including with respect to any transaction, reorganization, or success fees payable by virtue of the Consummation of the Plan or the occurrence of the Effective Date.

3.	Treatment of Statutory Fees

All fees due and payable pursuant to section 1930 of chapter 123 of the Judicial Code prior to the Effective Date will be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors will pay any and all such fees when due and payable, and will File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor will remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

4.               Treatment of Restructuring Fees and Expenses

The Restructuring Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), will be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to File a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval. All Restructuring Fees and Expenses to be paid on the Effective Date will be estimated prior to and as of the Effective Date and such estimates will be delivered to the Debtors at least five (5) calendar days before the anticipated Effective Date; provided that such estimates will not be considered an admission or limitation with respect to such Restructuring Fees and Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Fees and Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

Pursuant to the Intercompany Settlement, Claims for Restructuring Fees and Expenses will be allocated as follows: (a) the Restructuring Fees and Expenses of the Ad Hoc Group of Senior Secured Creditors Advisors will be allocated pro rata between the Super HoldCo Debtors, on the one hand, and the OpCo Debtors, on the other hand, based on the aggregate amount of Allowed Super HoldCo 1L Claims and Allowed RCF Claims outstanding as of the Petition Date, with the portion allocated on account of Allowed Super HoldCo 1L Claims to be paid by the Super HoldCo Debtors, and the portion allocated on account of Allowed RCF Claims to be paid by the OpCo Debtors; and (b) the Restructuring Fees and Expenses of the Ad Hoc Group of OpCo 2028 Term Lenders Advisors shall be paid by the OpCo Debtors.

5.               Treatment of Postpetition Securitization Program Claims

All Postpetition Securitization Program Claims will be Allowed Claims. Except to the extent that a Holder of an Allowed Postpetition Securitization Program Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Postpetition Securitization Program Claim, each Allowed Postpetition Securitization Program Claim will be (a) paid in full in Cash in accordance with the terms and conditions of the Postpetition Securitization Program Facility Documents, or (b) consensually amended and extended on the Effective Date into the Exit Securitization Program in accordance with Article 5.6 of the Plan.

On the Effective Date, or as soon as reasonably practicable thereafter, all reasonable and documented fees and out-of-pocket expenses incurred by the advisors to the parties to the Postpetition Securitization Program will be paid in full in Cash to the extent required under the applicable Postpetition Securitization Program Documents.

6.	Treatment of DIP Claims

(a)	OpCo DIP Claims

All OpCo DIP Claims will be deemed Allowed in an aggregate amount equal to the sum of: (i) the aggregate principal amount outstanding under the OpCo DIP Facility as of the Effective Date; (ii) all interest accrued and unpaid thereon to the date of payment (including, with respect to the OpCo DIP Roll-Up Claims, accrued postpetition interest at the contractual default rate); (iii) the OpCo DIP Put Option Premium; and (iv) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the OpCo DIP Documents.

Except to the extent that a Holder of an Allowed OpCo DIP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed OpCo DIP Claim, each Holder of an Allowed OpCo DIP Claim will receive payment in full in Cash; provided, however, that, with respect to the OpCo DIP Roll-Up Claims, no distribution shall be made on account of accrued postpetition interest at the contractual default rate.

(b)	Super HoldCo DIP Claims

All Super HoldCo DIP Claims will be deemed Allowed in an aggregate amount equal to the sum of: (i) the aggregate principal amount outstanding under the Super HoldCo DIP Facility as of the Effective Date; (ii) all interest accrued and unpaid thereon to the date of payment; (iii) the Super HoldCo DIP Put Option Premium; and (iv) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the Super HoldCo DIP Documents.

Except to the extent that a Holder of an Allowed Super HoldCo DIP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Super HoldCo DIP Claim, each Holder of an Allowed Super HoldCo DIP Claim will receive: (i) on account of such Holder’s Allowed Super HoldCo DIP New Money Claim, payment in full in Cash; and (ii) on account of such Holder’s Allowed Super HoldCo DIP Roll-Up Claim, its Pro Rata Share of the Super HoldCo DIP Roll-Up Distribution.

7.	Treatment of Priority Tax Claims

Subject to Article 8 of the Plan, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim will be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive, if legally required, interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Allowed Priority Tax Claim shall be paid in accordance with the terms of any agreement between the Reorganized Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy Law, or in the ordinary course of business. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case, without further notice to or order of the Bankruptcy Court, act, or action under applicable Law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

B.	Classification and Treatment of Classified Claims and Equity Interests

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date. All of the potential Classes for the Debtors are set forth in the Plan. Certain Debtors may not have any Holders of Claims or Interests in a particular Class or Classes, and such Claims or Interests shall be treated as set forth in Article 3.4 of the Plan.

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan and making distributions in respect of Claims and Interests under the Plan. Such groupings will not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors will continue to exist as separate legal Entities after the Effective Date.

The Plan constitutes a separate plan of reorganization for each Debtor. Except for the Claims addressed in Article 2 of the Plan, all Claims and Interests are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, and Priority Tax Claims, as described in Article 2 of the Plan.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including for voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid, released, Disallowed or otherwise settled prior to the Effective Date.

Class	Claim/Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Presumed to Accept
2.	Other Secured Claims	Unimpaired	Presumed to Accept
3.	Secured Tax Claims	Unimpaired	Presumed to Accept
4.	RCF Claims	Impaired	Entitled to Vote
5.	Super HoldCo 1L Claims	Impaired	Entitled to Vote
6.	OpCo Term Loan Claims	Impaired	Entitled to Vote
7.	Unsecured Funded Debt Claims	Impaired	Deemed to Reject
8.	General Unsecured Claims	Unimpaired	Presumed to Accept
9.	510(b) Claims	Impaired	Deemed to Reject
10.	Intercompany Claims	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject
11.	Intercompany Interests	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject
12.	Existing Equity Interests	Impaired	Deemed to Reject

1.               Classification and Treatment of Claims and Interests

(a)	Class 1–Other Priority Claims

Class 1 is an Unimpaired Class. Subject to Article 8 of the Plan, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Other Priority Claim, on the Effective Date, each Holder of an Allowed Other Priority Claim will receive, in full and final satisfaction, settlement, release, and discharge and in exchange for such Allowed Other Priority Claim, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code; provided that Other Priority Claims incurred by any Debtor in the ordinary course of business may be satisfied in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(a)	Class 2–Other Secured Claims

Class 2 is an Unimpaired Class. Subject to Article 8 of the Plan, except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, on the Effective Date, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Secured Claim, such Holder will, at the option of the Debtors (with the consent of the Requisite Supporting Senior Creditors), either (a) receive delivery of the Collateral securing its Allowed Other Secured Claim, (b) have such Allowed Other Secured Claim reinstated, or (c) receive such other treatment rendering its Allowed Other Secured Claim Unimpaired; provided that Other Secured Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(b)	Class 3–Secured Tax Claims

Class 3 is an Unimpaired Class. Subject to Article 8 of the Plan, on the Effective Date, each Holder of an Allowed Secured Tax Claim will receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code; provided that Allowed Secured Tax Claims incurred by any Debtor in the ordinary course of business may be satisfied in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

(c)	Class 4–RCF Claims

Class 4 is Impaired. Except to the extent that a Holder of an Allowed RCF Claim agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed RCF Claim (other than on account of any portion of such Claim rolled up as OpCo DIP Roll-Up Loans under the OpCo DIP Facility) will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed RCF Claim, its Pro Rata Share of the RCF Distribution; provided, that no distribution will be made on account of any accrued default rate interest. Class 4 RCF Claims shall be deemed Allowed in the aggregate principal amount of $347,963,333.29, plus accrued and unpaid fees, costs, and interest

(d)	Class 5–Super HoldCo 1L Claims

Class 5 is Impaired. Except to the extent that a Holder of an Allowed Super HoldCo 1L Claim agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed Super HoldCo 1L Claim (other than on account of any portion of such Claim rolled up as Super HoldCo DIP Roll-Up Loans under the Super HoldCo DIP Facility) will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Super HoldCo 1L Claim, its Pro Rata Share of the Super HoldCo 1L Distribution. Class 5 Super HoldCo 1L Claims shall be deemed Allowed in the aggregate principal amount of $1,266,201,797.15, plus accrued and unpaid fees, costs, and interest as of the Petition Date, minus the aggregate amount of the Super HoldCo 1L Deficiency Claims.

(e)	Class 6–OpCo Term Loan Claims

Class 6 is Impaired. Except to the extent that a Holder of an Allowed OpCo Term Loan Claim agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed OpCo Term Loan Claim will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed OpCo Term Loan Claim, its Pro Rata Share of: (a) the OpCo Exit Distribution; provided that, pursuant to the Intercompany Settlement, the OpCo Intercompany Term Lender’s Pro Rata Share of the OpCo Exit Distribution will instead be distributed pro rata to the Supporting OpCo 2028 Term Lenders (based on the proportion that the amount of Allowed OpCo Term Loan Claims held by a Supporting OpCo 2028 Term Lender bears to the aggregate amount of Allowed OpCo Term Loan Claims held by all Supporting OpCo 2028 Term Lenders) on account of their Allowed OpCo 2028 Term Loan Claims as a gift through a carve-out of the Collateral securing the Allowed OpCo Intercompany Term Loan Claims; and (b) the OpCo Subscription Rights (resulting in Holders of Allowed OpCo 2028 Term Loan Claims receiving their Pro Rata Share of the OpCo 2028 Subscription Rights, and Holders of Allowed OpCo Intercompany Term Loan Claims receiving their Pro Rata Share of OpCo Intercompany Subscription Rights); provided that Supporting OpCo 2028 Term Lenders will have the right to assign their OpCo 2028 Subscription Rights in exchange for a Cash payment (solely to the extent such payment is funded in advance in full by one or more Supporting OpCo 2028 Term Lenders) equal to its Pro Rata Share (based upon all Allowed OpCo 2028 Term Loan Claims) of 2.0% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), to the extent such assignment is permitted by applicable Law (including, for the avoidance of doubt, all applicable requirements under the Securities Act and state securities Laws) and such assignment does not result in material adverse tax consequences to the Debtors or the Reorganized Debtors, as further set forth in the Equity Rights Offering Backstop Purchase Agreements; provided, however, that any such assignment will be made only to an Eligible Holder or another Person that qualifies as a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or a non-U.S. person in an “offshore transaction” as defined in Regulation S under the Securities Act. Class 6 OpCo Term Loan Claims shall be deemed Allowed in the aggregate principal amount of $2,223,858,986.46, comprised of: (a) $716,250,000.00 in aggregate principal amount of the OpCo 2028 Term Loan Claims, plus accrued and unpaid fees, costs, and interest as of the Petition Date and (b) $1,507,608,986.46 in aggregate principal amount of the OpCo Intercompany Term Loan Claims, plus accrued and unpaid fees, costs, and interest as of the Petition Date, but subject to the terms of the Intercompany Settlement described below.

(f)	Class 7–Unsecured Funded Debt Claims

Class 7 is an Impaired Class. On the Effective Date, all Unsecured Funded Debt Claims will be canceled, released, discharged, and extinguished and will be of no further force or effect, and Holders of Unsecured Funded Debt Claims will receive no recovery on account of such Unsecured Funded Debt Claims.

(g)	Class 8–General Unsecured Claims

Class 8 is an Unimpaired Class. Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors agree to less favorable treatment on account of such Claim, each Holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date, or when such obligation becomes due in the ordinary course of business in accordance with applicable Law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, such treatment rendering such Holder Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that no Holder of an Allowed General Unsecured Claim will receive any distribution for any Allowed General Unsecured Claim that has previously been satisfied prior to or during the Chapter 11 Cases.

(h)	Class 9–510(b) Claims

Class 9 is an Impaired Class. On the Effective Date, all 510(b) Claims will be canceled, released, discharged, and extinguished and will be of no further force or effect, and Holders of 510(b) Claims will not receive any distribution on account of such 510(b) Claims.

(i)	Class 10–Intercompany Claims

Class 10 is either (i) Unimpaired or (ii) Impaired. On the Effective Date, all Intercompany Claims will, at the option of the Debtors or the Reorganized Debtors, as applicable, be reinstated, or set off, settled, distributed, contributed, merged, canceled, or released, or treated as provided in the Restructuring Steps Exhibit.

(j)	Class 11–Intercompany Interests

Class 11 is either (i) Unimpaired or (ii) Impaired. On the Effective Date, all Intercompany Interests will, at the option of the Debtors or the Reorganized Debtors, as applicable, be reinstated, or set off, settled, distributed, contributed, merged, canceled, or released, or treated as provided in the Restructuring Steps Exhibit.

(k)	Class 12–Existing Equity Interests

Class 12 is an Impaired Class. On the Effective Date, all Existing Equity Interests will be canceled, released, discharged, and extinguished and will be of no further force or effect, and Holders of Existing Equity Interests will receive no recovery on account of such Existing Equity Interests.

2.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

3.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, or as to which no vote is cast, will be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

4.	No Waiver

Nothing contained in the Plan will be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

C.	Acceptance or Rejection of the Plan

1.	Presumed Acceptance of Plan

Classes 1, 2, 3, and 8 are Unimpaired under the Plan. Therefore, the Holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan. Holders of Claims in Classes 1, 2, 3, and 8 will receive an Opt-Out Release Form to allow such Holders to affirmatively opt out of the Third-Party Release.

Classes 10 and 11 may be Impaired or Unimpaired under the Plan, as set forth in Article 3.2 of the Plan. To the extent Unimpaired, the Holders of Claims and Interests in Classes 10 and 11 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. To the extent Impaired and not receiving any recovery under the Plan, the Holders of Claims and Interests in Classes 10 and 11 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. In either case, because the Holders of such Claims and Interests are Debtors, such Holders are not entitled to vote to accept or reject the Plan, or to opt out of the Third-Party Release.

2.	Deemed Rejection of Plan

Classes 7, 9, and 12 are Impaired under the Plan, and Holders of Unsecured Funded Debt Claims, 510(b) Claims, or Existing Equity Interests in such Classes shall receive no recovery under the Plan on account of such Unsecured Funded Debt Claims, 510(b) Claims, or Existing Equity Interests. Accordingly, the Holders of Claims or Interests in such Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan. Such Holders will receive an Opt-In Release Form to allow such Holders to affirmatively opt into the Third-Party Release.

3.	Voting Classes

Classes 4, 5, and 6 are Impaired under the Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject the Plan.

4.	Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan will be presumed accepted by the Holders of such Claims in such Class.

5.	Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

6.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, is Impaired or properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy at or before the Combined Hearing.

7.               Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by any of Classes 4, 5, or 6. The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to modify the Plan or the Plan Supplement in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

8.	Intercompany Interests

To the extent reinstated under the Plan, the Intercompany Interests shall be, subject to the Restructuring Steps Exhibit reinstated for the ultimate benefit of the Holders of the Reorganized Common Interests and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. Distributions on account of the Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and to maintain the corporate structure. For the avoidance of doubt, to the extent reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests, subject to the Restructuring Steps Exhibit (and except as otherwise set forth therein), will be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date.

9.	Votes Solicited in Good Faith

The Debtors, the Supporting Creditors, and each of their respective Related Parties have, and upon Confirmation shall be deemed to have, solicited votes on the Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy Law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, the Supporting Creditors, and each of their respective Related Parties shall be entitled to, and upon Confirmation are granted, the protections of section 1125(e) of the Bankruptcy Code.

D.	Means for Implementation of the Plan

1.               Restructuring Transactions; Intercompany Settlement

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable Law, the entry of the Combined Order shall constitute authorization for the Debtors and Reorganized Debtors, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Effective Date, subject to the consent rights and agreements and obligations contained in the Restructuring Support Agreement. Such restructuring may include one or more issuances, transfers, mergers, amalgamations, consolidations, restructurings, dispositions, liquidations, conversions, elections, contributions, distributions, dissolutions, cancellations, formations, or creations of one or more new Entities, as may be determined by the Debtors or Reorganized Debtors, to be necessary or appropriate, but in all cases subject to the terms and conditions of the Plan and the Restructuring Support Agreement and the Plan Supplement Documents and any consents or approvals required under the Plan or thereunder (including receipt of the Regulatory Approvals) (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Combined Order. The actions to effectuate the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, conversion, elections, cancellation, formation, creation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state Law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of issuance, transfer, assignment, assumption, distribution, contribution, direction, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, cancellation, formation, creation, conversion, or dissolution, or the filing of elections, pursuant to applicable state Law; (d) the creation of one or more new Entities; (e) pursuant to the Equity Rights Offering Documents, the implementation and consummation of the Equity Rights Offering; (f) the issuance and distribution of Plan Securities; (g) entry into the Exit RCF Facility and the Exit Term Loan Facility; (h) the Irish Examinership Proceedings; (i) the executing, filing, and implementation of the Lien/Guaranty Release Documents; and (j) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state Law in connection with such transactions, but in all cases subject to the terms and conditions of the Plan and the Plan Supplement Documents and any consents or approvals required under the Plan or thereunder.

The Restructuring Transactions and the Chapter 11 Cases shall be financed by (a) the consensual use of the Debtors’ Cash collateral, consistent with the applicable prepetition intercreditor agreements (as described in the DIP Orders), (b) the Postpetition Securitization Program, (c) the OpCo DIP Facility, and (d) the Super HoldCo DIP Facility.

The Restructuring Transactions shall include the Restructuring Transactions set forth in the Restructuring Steps Exhibit. Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Combined Order shall and shall be deemed to authorize the Restructuring Transactions, including those set forth in the Restructuring Steps Exhibit, which shall and shall be deemed to occur in the sequence set forth therein.

Subject in all respects to approval and consummation thereof, the Plan provides for and gives effect to the Intercompany Settlement, which resolves all Claims and Causes of Action directly or indirectly related to the OpCo Intercompany Term Loans between the OpCo Debtors, on the one hand, and the OpCo Intercompany Term Lender, on the other hand (including any such Claims or Causes of Action investigated as part of the OpCo Investigation) and provides for, among other things, (a) the allowance of the OpCo Intercompany Term Loan Claims in an agreed reduced, liquidated amount, (b) the treatment afforded to Holders of Allowed OpCo 2028 Term Loan Claims under the Plan (including the OpCo Exit Distribution and the OpCo 2028 Subscription Rights), (c) the treatment afforded to Holders of Allowed OpCo Intercompany Term Loan Claims under the Plan (including the OpCo Intercompany Subscription Rights), (d) the allocation of Professional Fee Claims and Restructuring Fees and Expenses among the Debtors as set forth in the Restructuring Support Agreement, and (e) the gift through a carve-out of the Collateral securing the Allowed OpCo Intercompany Term Loan Claims of the portion of the OpCo Exit Distribution otherwise allocable to such Claims to Supporting OpCo 2028 Term Lenders, in each case, on the terms and conditions set forth in the Restructuring Support Agreement. Pursuant to sections 363 and 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Intercompany Settlement and a finding that the Intercompany Settlement is fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests.

2.	Continued Corporate Existence

Subject to the Restructuring Transactions described in Article 5.1 of the Plan and the Restructuring Steps Exhibit, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal Entities in accordance with the applicable Law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and bylaws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and bylaws, or other applicable organizational documents, are amended, restated, canceled, or otherwise modified by the Plan, the Plan Supplement, or otherwise, and to the extent any such document is amended, such document is deemed amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal Law). Notwithstanding anything to the contrary in the Plan, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such respective Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of the Plan or the Chapter 11 Cases.

The Reorganized Debtors shall be authorized to dissolve the Debtors or the Reorganized Debtors in accordance with applicable Law or otherwise, in each case as contemplated by the Restructuring Steps Exhibit, including, for the avoidance of doubt, any conversion of any of the Debtors or the Reorganized Debtors pursuant to applicable Law, and to the extent any such Entity is dissolved, such Entity shall be deemed dissolved pursuant to the Plan and shall require no further action or approval (other than any requisite filings required under applicable state or federal Law).

3.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in the Plan, the Combined Order, or any Definitive Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, all claims, rights, and Causes of Action of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with the Plan (other than Claims or Causes of Action subject to the Releases, the Professional Fee Escrow Account or any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens that survive the occurrence of the Effective Date as described in Article 3 of the Plan. On and after the Effective Date, the Reorganized Debtors may (a) operate their respective businesses, (b) use, acquire, and dispose of their respective property and (c) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Combined Order.

4.	Exit Term Loan Facility Documents

Prior to the Effective Date, the Debtors shall conduct the Exit Term Loan Process, and on the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by or permitted under, the Exit Term Loan Credit Documents without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the Exit Term Loan Credit Documents). On the Effective Date, the Exit Term Loan Credit Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under the Plan, the Combined Order or on account of the Confirmation or Consummation of the Plan.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Term Loan Credit Documents shall: (a) be deemed to be granted; (b) be legal, binding, and enforceable Liens on and security interests in the collateral granted under and in accordance with the terms of the Exit Term Loan Credit Documents; (c) be deemed automatically perfected on the Effective Date (without any further action being required by the Debtors or the Reorganized Debtors, as applicable, the applicable agent, or any of the applicable lenders), having the priority set forth in the Exit Term Loan Credit Documents and subject only to such Liens and security interests as may be permitted under the Exit Term Loan Credit Documents; and (d) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy Law. The Debtors, the Reorganized Debtors, as applicable, and the Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

The Exit Term Loan Facility shall consist of Exit Term Loans in an aggregate principal amount of $850 million, which shall be comprised of New Term Loans and/or Takeback Term Loans, as determined by the Exit Term Loan Process, on the terms and conditions set forth in the Exit Term Loan Credit Documents.

5.	Exit RCF Facility

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit RCF Facility and all related documents without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the Exit RCF Facility Documents). On the Effective Date, the Exit RCF Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under the Plan, the Combined Order or on account of the Confirmation or Consummation of the Plan.

6.	Exit Securitization Program and Approval of Exit Securitization Program Documents

On the Effective Date, the Postpetition Securitization Program shall convert into, or be refinanced by, the Exit Securitization Program. To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit Securitization Program and the Exit Securitization Program Documents, including the transactions contemplated thereby and all actions to be taken, undertakings to be made, obligations and guarantees to be incurred, and fees and expenses to be paid in connection therewith, and authorization for the applicable Debtors and Reorganized Debtors to execute, deliver, enter into and perform their obligations under, and to consummate the transactions contemplated by, the Exit Securitization Program Documents and such other documents as may be reasonably required or appropriate, without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule, or any vote, consent, authorization, or approval of any Person, except as expressly required by the Exit Securitization Program Documents.

On the Effective Date, the Exit Securitization Program Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors party thereto, enforceable in accordance with their respective terms, and such obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release, avoidance, or subordination under the Plan, the Combined Order or on account of the Confirmation or Consummation of the Plan. Upon execution and delivery of the Exit Securitization Program Documents, and subject to the occurrence of the Effective Date, all Liens and security interests granted by the Reorganized Debtors pursuant to, or in connection with, the Exit Securitization Program shall be legal, valid, binding, perfected, and enforceable Liens and security interests in the applicable Collateral, with the priorities established under the Exit Securitization Program Documents and applicable non-bankruptcy Law. The Reorganized Debtors shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents, necessary or appropriate to establish, perfect, or give notice of such Liens and security interests under applicable Law; provided that perfection shall occur automatically by virtue of the Combined Order, and no such filings, recordings, approvals, or consents shall be required for the effectiveness or perfection of such Liens and security interests.

7.	Equity Rights Offering

On the Effective Date, pursuant to the Plan, the Restructuring Support Agreement, the Restructuring Steps Exhibit, and the Equity Rights Offering Documents, the Reorganized Debtors shall consummate the Equity Rights Offering, and the Reorganized Parent shall issue ERO Interests to the Eligible Holders that validly exercise their Subscription Rights in the Equity Rights Offering, and the ERO Allocation Interests and the Premium Interests to the Equity Rights Offering Commitment Parties, as set forth in, and subject to the terms and conditions of, the Plan and the applicable Equity Rights Offering Documents and any consents or approvals required under each of the foregoing. Each Eligible Holder may exercise either all, a portion of, or none of its Subscription Rights. No oversubscription rights shall be granted as part of the Equity Rights Offering.

The Reorganized Parent shall be authorized to issue the ERO Interests issuable pursuant to such exercise of Subscription Rights on the Effective Date pursuant to the terms of the Plan and the Equity Rights Offering Documents, and the issuance of such ERO Interests shall be duly authorized, validly issued, fully paid, and non-assessable (to the extent such concepts are applicable to the organizational form of the Reorganized Parent).

The Equity Rights Offering shall be fully backstopped, severally and not jointly, by the Equity Rights Offering Commitment Parties pursuant to and subject to the terms and conditions set forth in the Plan, in the Equity Rights Offering Backstop Purchase Agreements, the other applicable Equity Rights Offering Documents, and the Restructuring Support Agreement. Subject to the terms and conditions set forth in each Equity Rights Offering Backstop Purchase Agreement, if, after following the procedures set forth in the Equity Rights Offering Procedures, there remains any unsubscribed ERO Interests, the Reorganized Debtors shall sell to the applicable Equity Rights Offering Commitment Parties, and the applicable Equity Rights Offering Commitment Parties shall each, severally and not jointly, be required to purchase, their respective allocations of the applicable unsubscribed ERO Interests.

On the Effective Date, pursuant to and subject to the terms and conditions set forth in the Plan, in the Equity Rights Offering Backstop Purchase Agreements, the other applicable Equity Rights Offering Documents, and the Restructuring Support Agreement, the applicable Equity Rights Offering Commitment Parties shall purchase, and the Reorganized Parent shall be authorized to issue to such Equity Rights Offering Commitment Parties, the OpCo 2028 ERO Allocation Interests for the OpCo 2028 ERO Allocation Interests Aggregate Purchase Price and the Super HoldCo ERO Allocation Interests for the Super HoldCo ERO Allocation Interests Aggregate Purchase Price. The issuance of the OpCo 2028 ERO Allocation Interests and the Super HoldCo ERO Allocation Interests to the applicable Equity Rights Offering Commitment Parties shall be duly authorized, validly issued, fully paid, and non-assessable (to the extent such concepts are applicable to the organizational form of the Reorganized Parent).

The OpCo 2028 ERO Interests issued to Eligible Holders of Allowed OpCo 2028 Term Loan Claims that validly exercise their OpCo 2028 Subscription Rights pursuant to the Equity Rights Offering shall be offered for an aggregate purchase price equal to the OpCo 2028 ERO Interests Aggregate Purchase Price. The Super HoldCo ERO Interests issued to Eligible Holders of Allowed Super HoldCo 1L  Claims that validly exercise their Super HoldCo Subscription Rights pursuant to the Equity Rights Offering shall be offered for an aggregate purchase price equal to the Super HoldCo ERO Interests Aggregate Purchase Price, and the OpCo Intercompany ERO Interests issued to Eligible Holders of Allowed Super HoldCo 1L Claims that validly exercise their OpCo Intercompany Subscription Rights pursuant to the Equity Rights Offering shall be offered for an aggregate purchase price equal to the OpCo Intercompany ERO Interests Aggregate Purchase Price. For the avoidance of doubt, the OpCo Intercompany Subscription Rights shall be issued only to Holders of Super HoldCo 1L Claims, without duplication.

The Equity Rights Offering Commitment Parties shall be eligible to receive the applicable Premium Interests as set forth in, and subject to the terms and conditions set forth in, the Equity Rights Offering Backstop Purchase Agreements. Entry of the Combined Order shall constitute Bankruptcy Court approval of the Equity Rights Offering, the Equity Rights Offering Backstop Purchase Agreements, the Premium Interests, and the ERO Allocation Interests (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by the Reorganized Parent in connection therewith). On the Effective Date, the rights and obligations of the Debtors under the Equity Rights Offering Backstop Purchase Agreements shall vest in the Reorganized Debtors, as applicable.

The proceeds of the Equity Rights Offering and the sale of the ERO Allocation Interests to the applicable Equity Rights Offering Commitment Parties shall be used to: (a) first, repay in full in Cash the OpCo DIP Claims; (b) second, repay in full in Cash the Super HoldCo DIP New Money Claims; (c) third, make distributions on account of RCF Claims (including accrued but unpaid postpetition interest at the non-default contract rate); and (d) fourth, make distributions on account of Super HoldCo DIP Roll-Up Claims, in each case, as provided in Article 2 and Article 3 of the Plan.

8.	Issuance and Distribution of Plan Securities

On the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall issue or reserve for issuance, as applicable, the Plan Securities issuable in accordance with the terms herein and the Restructuring Steps Exhibit. The issuance of Plan Securities for distribution pursuant to the Plan is authorized without the need for further corporate or shareholder action, and all of the Reorganized Common Interests issued or issuable pursuant to the Plan shall be duly authorized, validly issued, fully paid, and nonassessable (to the extent such concepts are applicable to the organizational form of the Reorganized Parent).

Distribution of the Plan Securities may be made by delivery of stock certificates or book-entry transfer thereof by (or at the direction or consent of) the applicable Distribution Agent in accordance with the Plan and the New Corporate Governance Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of Reorganized Parent shall be the number of shares of Reorganized Common Interests as may be designated in the New Corporate Governance Documents.

The New Corporate Governance Documents shall be binding on all Persons receiving Reorganized Common Interests (and their respective successors and assigns), whether received pursuant to the Plan or otherwise and regardless of whether such Person executes or delivers a signature page to any New Corporate Governance Document. Notwithstanding the foregoing, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Requisite Supporting Senior Creditors and in consultation with the Requisite Supporting OpCo 2028 Term Lenders, may condition the distribution of any Reorganized Common Interests issued pursuant to the Plan upon the recipient thereof duly executing and delivering to the Debtors or the Reorganized Debtors, as applicable, counter-signatures to any shareholder agreement in respect of the Reorganized Common Interests or any other applicable New Corporate Governance Document.

9.	Exemption from Securities Laws

No registration statement will be filed under the Securities Act, or pursuant to any state securities Laws, with respect to the offer and sale of the Plan Securities or any other securities under the Plan.

The offering, sale, issuance, and distribution of the Plan Securities (including the Reorganized Common Interests (including the ERO Interests, the ERO Allocation Interests, and the Premium Interests) and the Subscription Rights) and any other securities in exchange for Claims pursuant to Article 2 and Article 3 of the Plan, and other provisions of the Plan, the Equity Rights Offering Documents, the New Corporate Governance Documents, and the Combined Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local Law requiring registration for the offer or sale of a security pursuant to Section 4(a)(2) of the Securities Act, section 1145(a) of the Bankruptcy Code, or any other applicable exemption from registration under the Securities Act, in each case to the fullest extent permitted thereunder.

Any and all such Plan Securities and other securities issued pursuant to section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act by the recipients thereof pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder (a) is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code, (b) is an “affiliate” of Reorganized Parent, as applicable (as defined in Rule 144(a)(1) under the Securities Act), or (c) has been such an “affiliate” within ninety (90) days of such transfer, in each case subject to (i) compliance with any applicable state or foreign securities Laws, if any, and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities; (ii) the restrictions, if any, on the transferability of such securities in the New Corporate Governance Documents; and (iii) any other applicable regulatory approval.

To the extent any Plan Securities are not eligible for the exemption from registration provided by section 1145 of the Bankruptcy Code (including the ERO Interests, the ERO Allocation Interests, the Premium Interests, and any Reorganized Common Interests issued to any Person that is an “underwriter” within the meaning of section 1145(b) of the Bankruptcy Code), the offering, sale, issuance, and distribution of such securities shall be made in reliance upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and on equivalent state Law registration exemptions or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act, and shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and shall be subject to applicable resale limitations. Any recipients of securities that are Affiliates of Reorganized Parent will receive restricted securities that may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144A, Regulation S, and/or Rule 144 of the Securities Act, subject to, in each case, the transfer provisions, if any, and other applicable provisions set forth in the New Corporate Governance Documents. The New Corporate Governance Documents shall contain customary transfer restrictions, restrictive legends, and transfer procedures applicable to restricted securities issued pursuant to the Plan.

Any and all such Plan Securities (a) offered in reliance on the exemption provided by section 1145 of the Bankruptcy Code and received by recipients who are deemed to be “underwriters” (as such term is defined in section 1145(b) of the Bankruptcy Code) or (b) offered in reliance on the exemption provided by section 4(a)(2) of the Securities Act and/or another exemption from registration under the Securities Act, shall be deemed “restricted securities” that may not be offered, sold, exchanged, assigned, or otherwise transferred unless they are registered under the Securities Act or an exemption from registration under the Securities Act is available and in compliance with any applicable state or foreign securities Laws. The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities Laws shall not be a condition to the occurrence of the Effective Date.

The Reorganized Debtors and Reorganized Parent need not provide any further evidence other than the Plan and the Combined Order with respect to the treatment of the securities issued under the Plan under applicable securities Laws.

Notwithstanding anything to the contrary in the Plan, no Person (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the securities issued under the Plan are exempt from registration and/or, to the extent applicable, eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities, including DTC, shall be required to accept and conclusively rely upon the Plan or the Combined Order in lieu of a legal opinion regarding whether such securities are exempt from registration and/or, to the extent applicable, eligible for DTC book-entry delivery, settlement, and depository services. To the extent the Reorganized Common Interests become eligible for DTC book-entry delivery, settlement, and depository services, notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or otherwise contemplated thereby, including any and all distributions pursuant to the Plan.

After the Effective Date, each Reorganized Debtor shall be a private company and shall not be subject to any reporting requirements promulgated by the United States Securities and Exchange Commission or any Governmental Unit in Ireland, to the extent permitted by applicable Law. Reorganized Parent does not intend to list the Reorganized Common Interests on the NYSE, NASDAQ, or any other national securities exchange. For the avoidance of doubt, the Reorganized Debtors shall use commercially reasonable efforts to ensure that, after giving effect to the Plan distributions, the Equity Rights Offering, and the MIP, the Reorganized Parent does not have a class of equity securities held of record by 300 or more persons so as to avoid triggering the reinstatement of reporting obligations under Section 15(d) of the Securities Exchange Act.

10.	Management Incentive Plan

On the Effective Date, the New Board shall adopt the MIP, which shall reserve for issuance a pool equal to 10% of Reorganized Common Interests (or, to the extent that Holders of Reorganized Common Interests hold such interests through a newly formed partnership or other entity classified as a partnership for U.S. federal income tax purposes, profits interests in such partnership or in any other entity through which such Holders directly or indirectly own Reorganized Common Interests, in each case, attributable to 10% of the Reorganized Common Interests) on a fully-diluted basis. The New Board shall award a minimum of 4.0% of the Reorganized Common Interests (or economically equivalent profits interests, as applicable) to employees, non-employee directors, and other service providers within ninety (90) days of the Effective Date. The form of equity-based awards (including whether such awards are in the form of Reorganized Common Interests or profits interests), the participants, the allocations (including the amount and timing of grants), and the terms and conditions thereof (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board. Any Reorganized Common Interests issued pursuant to the MIP shall be offered in reliance on Section 4(a)(2) of the Securities Act, Rule 701 under the Securities Act, and/or another available exemption from registration under the Securities Act, and shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to applicable resale limitations and the transfer provisions, if any, set forth in the New Corporate Governance Documents.

11.	Subordination

The allowance, classification, and treatment of all Claims and Interests proposed under the Plan takes into consideration any and all subordination rights, whether arising by contract or under general principles of equitable subordination, the DIP Orders, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. On the Effective Date, any and all subordination rights or obligations that a Holder of a Claim or Interest may have with respect to any distribution to be made under the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims and Allowed Interests will not be subject to turnover or payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights; provided that any such subordination rights shall be preserved in the event the Combined Order is vacated, the Effective Date does not occur in accordance with the terms of the Plan or the Plan is revoked or withdrawn.

12.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided in the Plan (including Article 5.4, Article 5.5, and Article 5.6 of the Plan), the Combined Order, or any Definitive Document, contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article 7 of the Plan, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates, including those granted under or relating to the Prepetition Funded Debt Documents, and all obligations, guaranties, suretyships, pledges, collateral support, indemnities, reimbursement obligations, and other liabilities of the Debtors, the Reorganized Debtors, and any of their respective subsidiaries or Affiliates (whether or not such subsidiary or Affiliate is a signatory to the Restructuring Support Agreement), including any non-Debtor obligor, guarantor, grantor, pledgor, or other credit support provider, arising under, evidenced by, secured by, or related to the Prepetition Funded Debt, the Prepetition Funded Debt Claims, or the Prepetition Funded Debt Documents, shall be fully and automatically satisfied, released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. The filing of the Combined Order with any federal, state, local, or foreign agency, department, or authority shall constitute good and sufficient evidence of, but shall not be required to effect, the termination, satisfaction, release, cancellation, extinguishment, and discharge of such Liens, Claims, obligations, guaranties, and other interests to the extent provided in the immediately preceding sentence. Any Person holding such Liens, Claims, obligations, guaranties, or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) and take such further actions as may be reasonably requested by the Reorganized Debtors to effectuate the foregoing, including executing and delivering the Lien/Guaranty Release Documents. Notwithstanding the foregoing or anything to the contrary in the Plan, the Combined Order, Confirmation, or the occurrence of the Effective Date, the Prepetition Funded Debt Documents shall continue in effect solely to the extent, and for the limited purposes, set forth in Article 8 of the Plan, including enabling Holders of Prepetition Funded Debt Claims to receive distributions under the Plan and allowing and preserving the rights of the applicable Agents and any other applicable Distribution Agent to make or cause to be made distributions under the Plan, to assert, pursue, enforce and be paid with respect to any charging liens, expense reimbursement, indemnification, and similar amounts, and to perform such functions as are necessary or appropriate to effectuate the foregoing, in each case solely to the extent expressly authorized or preserved under the Plan, the Combined Order, or the applicable Prepetition Funded Debt Documents; provided, however, that the continuation of the Prepetition Funded Debt Documents for such limited purposes shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Combined Order, or the Plan, the Releases of the Released Parties pursuant to Article 10 of the Plan, or the satisfaction, release, cancellation, termination, extinguishment, and discharge of the obligations, guaranties, Liens, Claims, and other liabilities described above, and shall not result in any expense or liability to the Debtors or Reorganized Debtors, as applicable. In furtherance of the foregoing, as of the Effective Date, each Holder of a Prepetition Funded Debt Claim and each applicable Agent shall be deemed to have released all Prepetition Funded Debt Claims, guaranty Claims, obligations, Liens, and Causes of Action arising under, evidenced by, secured by, or related to the Prepetition Funded Debt, the Prepetition Funded Debt Claims, or the Prepetition Funded Debt Documents against the Debtors, the Reorganized Debtors, and any of their respective subsidiaries or Affiliates (whether or not such subsidiary or Affiliate is a signatory to the Restructuring Support Agreement), including any non-Debtor obligor, guarantor, grantor, pledgor, or other credit support provider, and each such Holder and applicable Agent shall be permanently enjoined from asserting, pursuing, or enforcing any such released Claim, obligation, Lien, or Cause of Action against any such Entity or its property, except for the limited rights expressly preserved under the Plan, the Combined Order, or the applicable Definitive Documents.

On the Effective Date, the Supporting Creditors shall release, or cause to be released, to the extent not automatically released as a result of the Restructuring Transactions, all guaranties and liens granted under the Prepetition Funded Debt Documents, including by instructing the applicable Agents to execute and deliver all Lien/Guaranty Release Documents and to take all actions and make all local filings required to release security interests granted by any Debtor or any non-Debtor obligor of the Prepetition Funded Debt (whether or not such subsidiary or Entity is a signatory to the Restructuring Support Agreement). The Combined Order shall direct the foregoing.

13.	Organizational Documents of the Reorganized Debtors

On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors’ respective certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. To the extent required under the Plan or applicable non-bankruptcy Law, the Reorganized Debtors shall file their respective New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate or other applicable Laws of the respective states, provinces, or countries of incorporation or organization. The New Corporate Governance Documents shall, among other things: (a) authorize the issuance of the Reorganized Common Interests; (b) be deemed modified to prohibit the issuance of non-voting equity securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code; and (c) contain customary protections for minority equity holders reasonably acceptable to the Requisite Supporting OpCo 2028 Term Lenders, including but not limited to preemptive rights and tag-along rights. Subject to Article 6.4 of the Plan, after the Effective Date each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the Laws of its respective jurisdiction of formation and the terms of the New Corporate Governance Documents and the Plan.

14.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the provisions of the Plan, including in connection with the Restructuring Transactions all other actions as may be necessary or appropriate in connection therewith, in each case without further notice to or order of the Bankruptcy Court, any act or action under applicable Law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant thereto).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable Law and without any requirement of further action by such Person, or the need for any approvals, authorizations, actions or consents of or from any such Person.

As of the Effective Date, all matters provided for in the Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including the adoption of the New Corporate Governance Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan including in connection with the authorization, execution and delivery of the Exit Term Loan Credit Documents, the Exit RCF Facility Documents, the Exit Securitization Program Documents, the Equity Rights Offering Documents, and the New Corporate Governance Documents, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, and without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

15.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the terms of the current members of the board of directors of Parent shall expire and the New Board shall be appointed. Except to the extent that a current director on the board of directors of Parent is designated to serve on the New Board, the current directors on the board of directors of Parent prior to the Effective Date, in their capacities as such, shall be deemed to have resigned or shall otherwise cease to be a director of Parent on the Effective Date. Each independent director of the Debtors, in such capacity, shall not have any of his/her respective privileged and confidential documents, communications, or information transferred (or deemed transferred) to the Reorganized Debtors, Reorganized Parent, or any other Entity without such director’s prior written consent.

16.	Regulatory Approvals

The Debtors, Reorganized Debtors, and Supporting Creditors, as applicable, shall, subject to the Restructuring Support Agreement, use best efforts to provide any necessary or desirable diligence, including all screening diligence questions, and make all filings required to obtain Regulatory Approvals as promptly as possible. The Debtors, Reorganized Debtors, and Supporting Creditors, as applicable, shall, subject to the Restructuring Support Agreement, take all commercially reasonable actions necessary to obtain all Regulatory Approvals as promptly as possible, including taking all commercially reasonable actions in response to applicable regulatory authority requests of the Debtors, the Reorganized Debtors and/or Supporting Creditors in accordance with the Restructuring Support Agreement.

The Debtors, Reorganized Debtors, and the Supporting Creditors shall promptly inform each other (and in no event more than one (1) Business Day after the occurrence thereof) of: (a) the receipt of the Regulatory Approvals and any other communication received from the relevant authorities (save to the extent wholly administrative and procedural in nature); and (b) any fact or circumstance of which they become aware that is reasonably likely to prevent or delay the obtaining of the Regulatory Approvals.

In addition, to the extent applicable, the Debtors shall use commercially reasonable efforts to obtain from the Irish Takeover Panel either: (a) confirmation that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Irish Scheme of Arrangement and the Plan; or (b) a waiver of the obligation on the part of any Person to make such an offer.

The Debtors, Reorganized Debtors, and Supporting Creditors shall keep each other regularly informed about the status of the regulatory proceedings before the relevant authorities.

17.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in the Plan (including Article 5.4, Article 5.5 and Article 5.6 of the Plan), all notes, stock, instruments, certificates, credit agreements and other agreements and documents evidencing or relating to the RCF Claims, the OpCo Term Loan Claims, the Super HoldCo 1L Claims, the 2029 Notes Claims, any Impaired Claim and/or the Existing Equity Interests, shall be canceled (including pursuant to the Irish Scheme of Arrangement, as applicable) and the obligations of (i) the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person, and (ii) the Agents shall be discharged and their duties deemed satisfied except (to the extent applicable) with respect to any Agent serving as a Distribution Agent with respect to the applicable Claims; provided that the Prepetition Funded Debt Documents shall continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Agents or other applicable Distribution Agent thereunder to make (or cause to be made), distributions under the Plan. Except to the extent otherwise provided in the Plan and the Plan Supplement Documents, upon completion of all such distributions, the Prepetition Funded Debt Documents and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered.

Notwithstanding Confirmation or the occurrence of the Effective Date, except as otherwise provided in the Plan, only such provisions that, by their express terms, survive the termination or the satisfaction and discharge of the Prepetition Funded Debt Documents shall survive the occurrence of the Effective Date, including the rights of the Agents to assert, pursue and be paid with respect to any charging liens, expense reimbursement, indemnification, and similar amounts.

18.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to the Plan will be obtained from their respective Cash balances, including Cash from operations, the DIP Facilities, the Exit Term Loan Facility, the Exit RCF Facility, the Exit Securitization Program, and the proceeds from the Equity Rights Offering. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors. The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to make the payments and distributions required by the Plan, subject, to the extent applicable, to the terms of the Exit Term Loan Facility, the Exit RCF Facility, and the Exit Securitization Program. To the extent consistent with any applicable limitations set forth in any applicable post-Effective Date agreement (including the Exit Term Loan Facility, the Exit RCF Facility, and the Exit Securitization Program), any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Corporate Governance Documents, the Exit Term Loan Facility, the Exit RCF Facility, and the Exit Securitization Program), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

19.	Preservation and Reservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases provided in Article 10.2 of the Plan and the Exculpation contained in Article 10.5 of the Plan), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically identified in the Schedule of Retained Causes of Action or elsewhere in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Causes of Action without notice to or approval from the Bankruptcy Court.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement (including the Schedule of Retained Causes of Action), or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. Except as otherwise set forth in the Plan, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity.

The Debtors expressly reserve all Causes of Action for later adjudication by the Debtors or the Reorganized Debtors (including Causes of Action not specifically identified in the Schedule of Retained Causes of Action or elsewhere in the Plan Supplement, or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Combined Order, except in each case where such Causes of Action have been expressly waived, relinquished, released, compromised or settled in the Plan (including and for the avoidance of doubt, the Releases provided in Article 10.2 of the Plan and the Exculpation contained in Article 10.5 of the Plan) or any other Final Order (including the Combined Order and the DIP Orders). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person, including the plaintiffs or co-defendants in such lawsuits.

For the avoidance of doubt, the Debtors and the Reorganized Debtors do not reserve any Causes of Action that have been expressly released (including, for the avoidance of doubt, Claims against the Supporting Creditors, the Agents, the DIP Lenders, the DIP Commitment Parties, and Claims otherwise released pursuant to the Debtor Release provided in Article 10.2(a) of the Plan, the Third-Party Release provided in Article 10.2(c) of the Plan, and the Exculpation contained in Article 10.5 of the Plan).21

[21]	The Debtor Release and the release of any Cause of Action within the scope of the Super HoldCo Investigation remains subject to the ongoing Super HoldCo Investigation.

20.	Notice of Effective Date

On or as soon as practicable after the Effective Date, the Debtors shall File a notice of the occurrence of the Effective Date with the Bankruptcy Court.

21.	Closing of the Chapter 11 Cases

After an Estate has been fully administered, the Reorganized Debtors shall be authorized, but not directed, to submit an order to the Bankruptcy Court under certification of counsel to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules. Furthermore, the Solicitation Agent is authorized to destroy all paper or hardcopy records related to the Chapter 11 Cases two (2) years after the Effective Date has occurred.

E.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption or Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors, including employee contracts, which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

(a)             have been assumed, assumed and assigned, or rejected by the Debtors by prior order of the Bankruptcy Court;

(b)             are the subject of a motion to reject Filed by the Debtors pending on the Effective Date;

(c)             are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on the Schedule of Rejected Executory Contracts and Unexpired Leases to be Filed in the Plan Supplement, which may be amended by the Debtors up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by Filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties; provided, that the Debtors or Reorganized Debtors, as applicable, may amend the Schedule of Rejected Executory Contracts and Unexpired Leases to add or delete any Executory Contracts or Unexpired Leases after such date to the extent agreed to by the relevant counterparties or approved by an order of the Bankruptcy Court;

(d)             are rejected or terminated pursuant to the terms of the Plan; or

(e)             are the subject of a pending Cure Dispute.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Combined Order shall constitute an order of the Bankruptcy Court approving such assumptions, assumptions and assignments, and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to the Plan or any prior order of the Bankruptcy Court (including any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (a) the commencement of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (b) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (c) the Confirmation or Consummation of the Plan, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

Each Executory Contract and Unexpired Lease assumed and/or assumed and assigned pursuant to the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of the Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable Law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

2.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any Cure Claims arising under an Executory Contract or Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim in Cash on the later of (i) the Effective Date, or (ii) such other date as may be provided under the terms of the Executory Contract or Unexpired Lease or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

In the event of a Cure Dispute, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease by Filing a notice indicating such altered treatment. In the event the Debtors or Reorganized Debtors, as applicable, seek to assume an Executory Contract or Unexpired Lease previously subject to a Cure Dispute, any Cure Claims related to such Executory Contract or Unexpired Lease shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure Claim pursuant to Section 6.2(b) of the Plan shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

3.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Combined Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Combined Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 8 General Unsecured Claim.

Any Person that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article 10.6 of the Plan.

4.               Survival of the Debtors’ Indemnification Obligations

Notwithstanding anything herein to the contrary and to the fullest extent permitted by applicable Law, all Indemnification Provisions shall be assumed, honored, reinstated, and remain intact and irrevocable and in full force and effect (and on terms no less favorable than those in place prior to the Restructuring Transactions) after the Effective Date, and shall survive the effectiveness of the Restructuring Transactions Unimpaired under the Plan, irrespective of when such obligation arose; provided that the Reorganized Debtors shall not be required to indemnify or advance any expenses in connection with any Claim made against any Indemnified Party to the extent any such Claim or suit is finally adjudicated to have arisen out of or resulted from such Indemnified Party’s willful misconduct or fraud. To the extent necessary, the New Corporate Governance Documents adopted or amended as of the Effective Date shall include provisions to give effect to the foregoing. Except as otherwise provided in the Plan, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are assumed by the Debtors under the Plan.

5.	Employee Plans

All Employee Plans that exist as of the Effective Date shall be assumed on the Effective Date as Executory Contracts pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, if an Employee Plan provides in part for an award or potential award of Interests or consideration based on the value of Interests that have not vested into Existing Equity Interests as of the Petition Date, such Employee Plan shall be assumed in all respects other than the provisions of such agreement relating to Interest awards. Notwithstanding any other provision in the Plan, the occurrence of the Effective Date shall be deemed to trigger any applicable change of control, vesting, termination, acceleration, or similar provisions contained in the Employee Plans.

As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under all applicable workers’ compensation programs and in accordance with all applicable workers’ compensation Laws in states in which the Reorganized Debtors operate. Any Claims arising under workers’ compensation programs shall be deemed withdrawn once satisfied without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable Law, including non-bankruptcy Law, with respect to any such workers’ compensation programs; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state Law.

6.	Insurance Policies

All insurance policies to which any Debtor is a party as of the Effective Date, including any D&O Liability Insurance Policy, shall be deemed to be and treated as Executory Contracts and shall be assumed by the applicable Debtors or the Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms, and all such insurance policies shall vest in the Reorganized Debtors.

In addition, after the Effective Date, all current and former directors, officers, managers, and employees of any of the Debtors and their Affiliates who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any D&O Liability Insurance Policy (including the D&O Tail) for the full term of such policy regardless of whether such directors, officers, managers, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including the D&O Tail) in effect on the Effective Date, and any current and former directors, officers, managers, and employees of any of the Debtors and their Affiliates who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such D&O Liability Insurance Policy for the full term of such policy regardless of whether such directors, officers, managers, and/or employees remain in such positions after the Effective Date, in each case, on terms for coverage and amounts to be mutually determined by the Reorganized Debtors and the Requisite Supporting Senior Creditors.

The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail, without further notice to or order of the Bankruptcy Court or approval or consent of any Person.

Prior to the Effective Date, the Reorganized Debtors shall arrange for directors’ and officers’ liability insurance coverage for each of the members of the New Board, with such coverage to take effect on the Effective Date.

7.	Intellectual Property Licenses and Agreements

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Combined Order shall be deemed and treated as Executory Contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement included in the Schedule of Rejected Executory Contracts and Unexpired Leases, is specifically rejected pursuant to a separate order of the Bankruptcy Court (including the Combined Order), or is the subject of a separate rejection motion Filed by the Debtors in accordance with the Plan. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.	Assignment

To the extent provided under the Bankruptcy Code or other applicable Law, any Executory Contract or Unexpired Lease transferred and assigned hereunder shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such Executory Contract or Unexpired Lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable Law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

9.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each Executory Contract and Unexpired Lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such Executory Contract or Unexpired Lease.

10.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor may be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business without further approval of the Bankruptcy Court.

11.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective Affiliates have any liability thereunder.

Except as otherwise provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any Executory Contract or non-Executory Contract or any unexpired or expired lease.

Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-Executory Contract or any expired or Unexpired Lease.

F.	Provisions Governing Distributions

1.               Distributions Generally

The applicable Distribution Agent shall make all distributions under the Plan to the appropriate Holders of Allowed Claims and Interests in accordance with the terms of the Plan and the Restructuring Steps Exhibit.

Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim shall be made by a Distribution Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims; provided, that any Holder as of the Distribution Record Date may send a written notice to the Distribution Agent that the distributions in respect of such Holder’s Allowed Claims shall be made to one or more of its Affiliates, designees or related funds; provided, further, that such Holder and relevant Affiliate, designee, or related fund comply with all applicable withholding and reporting requirements set forth in the Plan. If a distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Distribution Agent to attempt to locate Holders of undeliverable distributions.

2.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

3.	Date of Distributions

Except as otherwise provided in the Plan (including payments made in the ordinary course of the Debtors’ business) or as paid pursuant to a prior Bankruptcy Court order, on the Effective Date or, if a Claim or Interest is not Allowed on the Effective Date, on the date that such Claim or Interest becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, or as otherwise determined in accordance with the Plan and the Combined Order, including the treatment provisions of Article 3 of the Plan, each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate; provided, further, that the Reorganized Debtors may make distributions of Reorganized Common Interests following the Effective Date, including to Holders of Disputed Claims that become Allowed Claims. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article 8 of the Plan. Except as specifically provided in the Plan, Holders of Allowed Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

4.	Distribution Agent and Expenses of Distribution Agent

All distributions under the Plan shall be made by the applicable Distribution Agent, which may be a Debtor, Reorganized Debtor, or such other Entity designated as Distribution Agent pursuant to the Plan Supplement Documents, on or after the Effective Date or as otherwise provided herein. A Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Distribution Agent directly related to distributions hereunder shall be reimbursed by the Reorganized Debtors.

Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the reasonable and documented fees and expenses incurred by the Distribution Agent acting in such capacity (including reasonable and documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

5.	Rights and Powers of the Distribution Agent

(a)             From and after the Effective Date, the Distribution Agent, solely in its capacity as Distribution Agent, shall be exculpated by all Entities, including Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Distribution Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable Law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Distribution Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action vested in a Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by such Distribution Agent to be necessary and proper to implement the provisions hereof.

(b)             The Distribution Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Distribution Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to the Plan or (B) as deemed by the Distribution Agent to be necessary and proper to implement the provisions of the Plan.

(c)             No Postpetition Interest. Except as otherwise specifically provided for in the Plan (including Article 2.3 of the Plan with respect to DIP Claims and Article 3.2(d) of the Plan with respect to RCF Claims), the Combined Order, or another Final Order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.	Distributions as of the Effective Date

Distributions to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

7.	Unclaimed Property

One year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date of a distribution on an Allowed Claim, all distributions payable on account of such Claim that are undeliverable or otherwise unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all Claims of any other Person (including the Holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s Filings.

8.	Time Bar to Cash Payments

Checks issued by the Distribution Agent in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat Laws to the contrary. Requests for re-issuance of any check must be made to the applicable Distribution Agent by the Holder of the Allowed Claim to whom such check was originally issued, prior to the expiration of the ninety (90) day period.

9.	Manner of Payment under Plan

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

10.	Satisfaction of Claims

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, release, settlement, and discharge of and exchange for such Allowed Claims.

11.	Fractional Shares

No fractional shares of Plan Securities shall be distributed. If any distributions of Plan Securities pursuant to the Plan would result in the issuance of a fractional share of Plan Securities, then the number of shares of Plan Securities to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). Subject to the terms and conditions of the Equity Rights Offering Backstop Purchase Agreements, the total number of Plan Securities to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Article 7.11 of the Plan, and the number of Reorganized Common Interests may be adjusted as necessary so that the total number of Reorganized Common Interests is fixed. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share or unit of Plan Securities. Fractional shares of Plan Securities that are not distributed in accordance with Section 7.11 of the Plan shall be returned to, and the ownership thereof shall vest in, the Reorganized Debtors. For purposes of determining whether a Person would otherwise receive a fraction of a Reorganized Common Interest, all Reorganized Common Interests to be issued to such Person pursuant to the Plan, the Equity Rights Offering Backstop Purchase Agreements, and the other applicable Equity Rights Offering Documents shall be aggregated. The Debtors reserve the right to adjust the rounding conventions discussed herein, including the methods used for allocating through DTC, if applicable, with the consent of the Requisite Supporting Senior Creditors and in consultation with the Requisite Supporting OpCo 2028 Term Lenders.

12.	Minimum Cash Distributions

The Distribution Agent shall not be required to make any distribution of Cash less than one hundred dollars ($100) to any Holder of an Allowed Claim; provided, that if any distribution is not made pursuant to this Article 7.12 of the Plan, such distribution shall be added to any subsequent distribution to be made on behalf of the Holder’s Allowed Claim. Smaller amounts will revert back to the Estate.

13.	Setoffs

The Debtors and the Reorganized Debtors, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made pursuant to the Plan on account of such Claim, any and all Claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors or their successors may have against the Holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy Law; provided that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the Holder of such Claim.

In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor, unless (i) the Debtors or the Reorganized Debtors, as applicable, have consented or (ii) such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise. Notwithstanding the foregoing, this paragraph does not create any new rights to setoff or recoupment that did not exist under any applicable Law or agreement in existence prior to the Effective Date.

14.	Allocation of Distributions Between Principal and Interest

Except as otherwise provided in the Plan or as otherwise required by Law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

15.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything in the Plan to the contrary, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

16.	Withholding and Reporting Requirements

In connection with the Plan, the Distribution Agent (including, for purposes of Section 7.16 of the Plan, the Debtors and the Reorganized Debtors) issuing any instrument or making any distribution described in the Plan or the Restructuring Steps Exhibit, or payment in connection therewith shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. The Distribution Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (i) withholding distributions and amounts therefrom pending receipt of information necessary to facilitate such distributions, including properly executed withholding certification forms, and (ii) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to Article 7.16 of the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each Holder of an Allowed Claim or any other Person that receives a distribution pursuant to the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed by any Governmental Unit, including income, withholding, and other taxes, on account of such distribution. The Distribution Agent issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to the Distribution Agent for payment of any such withholding obligations.

Any Person entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Distribution Agent or such other Entity designated by the Reorganized Debtor or the Distribution Agent, an appropriate IRS Form W-9, or if the payee is a foreign Person, an applicable IRS Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor or Distribution Agent to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made by the Reorganized Debtors, the Distribution Agent, or such other Entity designated by the Reorganized Debtors or Distribution Agent and such party fails to comply before the date that is one hundred eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

The Distribution Agent reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens, and encumbrances.

17.	Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each Holder of a Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentation shall be deemed to be canceled, except to the extent otherwise provided herein.

18.	Claims Paid or Payable by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be Disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary herein, nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

19.	Elimination of Guarantees and Joint and Several Liability

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided, that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code.

20.	Delivery of Distributions through DTC

To the extent the Reorganized Common Interests are DTC eligible on the Effective Date, delivery thereof may be made via DTC; provided that, if the Reorganized Common Interests are not DTC eligible on the Effective Date, all distributions of Reorganized Common Interests shall be made via book-entry transfer by the Distribution Agent in accordance with the Plan and the New Corporate Governance Documents. Notwithstanding the foregoing, the Distribution Record Date shall not apply to distributions in respect of any securities deposited with DTC (if applicable), the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or the Plan.

For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions. In the event that elections are to be made within DTC, distributions will be made at the beneficial owner level in accordance with the elections received thereto. Notwithstanding any policies, practices, or procedures of DTC or any other applicable clearing system, to the extent the Reorganized Common Interests become DTC eligible, DTC and all other applicable clearing systems shall cooperate with and take all actions reasonably requested by the Distribution Agent to facilitate distributions without requiring that such distributions be characterized as repayments of principal or interest. The Distribution Agent shall not be required to provide indemnification or other security to DTC in connection with any distributions through the facilities of DTC.

G.	Procedures for Resolving Contingent, Unliquidated and Disputed Claims

1.	Claims Generally

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in the Plan or the Combined Order, Holders of Claims, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, need not File Proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims as if the Chapter 11 Cases had not been commenced.

The Holders of Claims other than Claims arising from the rejection of an Executory Contract or Unexpired Lease and 510(b) Claims shall not be subject to any Claims resolution process in the Bankruptcy Court. Except for Proofs of Claim in respect of Claims arising from the rejection of an Executory Contract or Unexpired Lease, any Filed Claim, regardless of the time of Filing, and including Claims Filed after the Effective Date, shall be deemed withdrawn. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court. The Debtors and the Reorganized Debtors, as applicable, shall be permitted to seek the classification of any Claim as a 510(b) Claim by Filing an objection to or other pleading with respect to such Claim with the Bankruptcy Court and shall not be required to commence an adversary proceeding to effect such classification.

2.	Objections to Claims

After Confirmation but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, in each case, shall have the authority to File objections to Claims (other than Claims that are Allowed under the Plan) and settle, compromise, withdraw, or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided that this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims shall be served and Filed on or before the later of (a) two (2) years after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims other than through an objection to a Claim and/or to proof of such Claim. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.	Estimation of Claims

After Confirmation but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable Law, including section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. § 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and not exclusive of one another.

4.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that are transferees of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against such Entities have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by such Entities have been turned over or paid to the Debtors or the Reorganized Debtors.

5.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted on the Claims Register by the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

6.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Disputed Claim becomes an Allowed Claim.

7.	Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan, including the treatment provisions provided in Article 3 of the Plan.

8.	Claim Resolution Procedures Cumulative

All of the Claims, objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

9.	Single Satisfaction of Claims and Interests

In no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim or Interest exceed 100 percent (100%) of the underlying Allowed Claim or Interest plus applicable interest required to be paid hereunder, if any.

H.	Conditions Precedent to Confirmation of the Plan and the Effective Date

1.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article 9.1(b):

(a)             each Definitive Document shall (A) be materially consistent with the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (B) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and shall remain in full force and effect, and (C) be adopted or amended on terms materially consistent with the Restructuring Support Agreement and the Plan;

(b)             the Bankruptcy Court shall have entered the Combined Order, and the Combined Order shall not be stayed, modified, or vacated;

(c)             the Restructuring Support Agreement, the DIP Facilities, and the DIP Orders shall not have been terminated in accordance with their respective terms for any reason other than the occurrence of the Effective Date, and there shall not have occurred and be continuing any event, act, or omission that, but for the expiration of time, would permit the Requisite Supporting Senior Creditors or the Requisite Supporting OpCo 2028 Term Lenders to terminate the Restructuring Support Agreement or the Required Lenders (as defined in the DIP Credit Agreements) to terminate the DIP Facilities in accordance with their respective terms upon the expiration of such time;

(d)             all governmental approvals and consents, including all Regulatory Approvals, that are legally required for the consummation of the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and, if required, all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

(e)             no Governmental Unit shall have enjoined the Restructuring Transactions contemplated herein, in the Restructuring Support Agreement, and in the Definitive Documents;

(f)              the Equity Rights Offering Backstop Purchase Agreements shall provide for commitments to purchase Reorganized Common Interests (including ERO Interests and ERO Allocation Interests) for an aggregate purchase price of not less than $450 million, and shall remain in full force and effect;

(g)             the Equity Rights Offering shall have been conducted, in all material respects, in accordance with the Equity Rights Offering Documents, and the Cash proceeds of the Equity Rights Offering and the transactions contemplated by the Equity Rights Offering Documents, including the purchase and sale of the ERO Interests and the ERO Allocation Interests, shall equal not less than $450 million;

(h)             the Plan Securities shall have been issued or reserved for issuance (as applicable);

(i)              the High Court of Ireland shall have made the Irish Confirmation Order and the Irish Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with the effectiveness of this Plan);

(j)              all Restructuring Fees and Expenses shall have been paid in full in Cash;

(k)             the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Escrow Amount; and

(l)              all Lien/Guaranty Release Documents shall have been executed and delivered, and all local filings required to release security interests granted by any Debtor or any non-Debtor obligor of the Prepetition Funded Debt (whether or not such subsidiary or Affiliate is a signatory to the Restructuring Support Agreement) shall have been made or shall be made substantially concurrently with the Effective Date.

Waiver of Conditions Precedent. Subject to section 1127 of the Bankruptcy Code, the conditions precedent to Consummation of the Plan set forth in Article 9.1(a) of the Plan may be waived in writing by the Debtors, with the prior written consent of the Requisite Supporting Senior Creditors and the Requisite Supporting OpCo 2028 Term Lenders (such consent not to be unreasonably withheld, conditioned, or delayed); provided, that waiver of the condition precedent to Consummation of the Plan set forth in Article 9.1(a)(xi) of the Plan shall require the consent of the affected Professionals. If the Plan is confirmed for fewer than all of the Debtors, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

2.	Timing of Conditions Precedent

Notwithstanding when a Condition Precedent to the Effective Date occurs, for the purposes of the Plan, such Condition Precedent shall be deemed to have occurred simultaneously upon the completion of the Conditions Precedent to the Effective Date; provided, that to the extent a Condition Precedent (the “Prerequisite Condition”) may be required to occur prior to another Condition Precedent (a “Subsequent Condition”) then, for purposes of the Plan, the Prerequisite Condition shall be deemed to have occurred immediately prior to the applicable Subsequent Condition regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

3.	Effect of Non-Occurrence of the Effective Date

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Supporting Creditors, or any other Entity.

I.	Release, Discharge, Injunction and Related Provisions

1.	General

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Interests and their respective distributions (if any) and treatments hereunder, take into account the relative priority and rights of the Claims and the Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Allowed Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided that nothing contained herein shall preclude any Person from exercising its rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with the Plan.

2.	Release of Claims and Causes of Action

Debtor Release.22 Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, effective as of the Effective Date, and upon giving effect to the Intercompany Settlement, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the obligations contemplated by the Plan and the documents in the Plan Supplement, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by Law, by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, and their respective assigns and representatives and any and all other Persons that may purport to assert any Causes of Action derivatively, by or through the foregoing Persons, from any and all Claims and Causes of Action (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in Law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common Law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their respective Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person (collectively, the “Debtor Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof or otherwise), the Reorganized Debtors, or their Estates, the 2023 Refinancing, the 2025 Refinancing, the 2026 Financings, and any related documents, instruments, and agreements, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (including related to the Prepetition Funded Debt, the DIP Facilities, and the Postpetition Securitization Program), the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring and recapitalization efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the documents in the Plan Supplement, the Disclosure Statement, the DIP Orders and the other DIP Documents, the Postpetition Securitization Program Documents, the Plan, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, dissemination, Filing, pursuit of Consummation, or implementation thereof, the solicitation of votes with respect to the Plan, the distribution of property under the Plan, or any other act or omission; provided, that the foregoing “Debtor Release” shall not operate to waive or release, and the “Debtor Released Claims” shall not include, any Cause of Action of any Debtor or Reorganized Debtor or its Estate: (i) against a Released Party arising from any obligations owed to the Debtors or Reorganized Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date; (ii) expressly set forth in and preserved by the Plan or related documents; (iii) that is of a commercial nature arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods being sold and services being performed; (iv) against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan; (v) against a Released Party arising from an act or omission by that Released Party that is judicially determined by a Final Order of a court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct; or (vi) the Retained Causes of Action. Notwithstanding anything to the contrary in the foregoing, the “Debtor Release” set forth above does not waive or release any post-Effective Date obligations of any Entity under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed in connection with the Plan or the implementation thereof with respect to the Debtors, the Reorganized Debtors, or the Estates.

[22]	The Debtor release remains subject to the ongoing Super HoldCo Investigation.

Entry of the Combined Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) an integrated and global good faith compromise and settlement that is non-severable from the provisions of the Plan; (2) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (3) a good-faith settlement and compromise of the Claims released by the Debtors; (4) in the best interests of the Debtors and all Holders of Claims and Interests; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any of the Debtors, the Debtors’ Estates, or the Reorganized Debtors asserting any Claim or Cause of Action released pursuant to the Debtor Release. Entry of the Combined Order will permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release.

Third-Party Release by Holders of Claims and Interests. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, effective as of the Effective Date except for the rights that remain in effect from and after the Effective Date to enforce the Plan, and the obligations contemplated by the Plan and the documents in the Plan Supplement, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by Law, by the Releasing Parties, in each case from any and all Claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in Law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common Law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Releasing Parties or their Estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert or on behalf of or in a derivative capacity by or through the Releasing Party (collectively, the “Third-Party Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof or otherwise), the Reorganized Debtors, or their Estates, the 2023 Refinancing, the 2025 Refinancing, the 2026 Financings, and any related documents, instruments, and agreements, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (including related to the Prepetition Funded Debt, the DIP Facilities, and the Postpetition Securitization Program), the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring and recapitalization efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the documents in the Plan Supplement, the Disclosure Statement, the DIP Orders and the other DIP Documents, the Postpetition Securitization Program Documents, the Plan, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, dissemination, Filing, pursuit of Consummation, or implementation thereof, the solicitation of votes with respect to the Plan, the distribution of property under the Plan, or any other act or omission; provided that the foregoing Third-Party Release shall not operate to waive or release, and the “Third-Party Released Claims” shall not include, any Cause of Action of any Releasing Party: (1) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtors or the Reorganized Debtors; (2) against a Released Party arising from any obligations owed to the Releasing Parties pursuant to an Executory Contract or Unexpired Lease that has been or is assumed or assumed and assigned; (3) that is of a commercial nature arising in the ordinary course of business, including any statutory and/or mechanic’s liens held by Holders of Claims against a Debtor or accounts receivable and accounts payable on account of goods being sold and services being performed; (4) expressly set forth in and preserved by the Plan or related documents; or (5) against a Released Party arising from an act or omission of that Released Party that is judicially determined by a Final Order of a court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the “Third-Party Release” set forth above does not release any post-Effective Date obligations of any Entity under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed in connection with the Plan or the implementation thereof.

Entry of the Combined Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) an integrated and global good faith compromise and settlement that is non-severable from the provisions of the Plan; (2) consensual; (3) given and made after due notice and opportunity for hearing; (4) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release; (5) in exchange for good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (6) fair, equitable, and reasonable; (7) in the best interests of the Debtors and their Estates; and (8) essential to the Confirmation of the Plan.

3.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the Releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which, if known by it, may have materially affected its settlement with the party released, it has carefully considered and taken into account in determining to enter into the above Releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of Law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in its favor at the time of providing the release, which, if known by it, may have materially affected its settlement with the released party. The Releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

4.	Discharge of Claims and Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan (including Article 5.4, Article 5.5, and Article 5.6 of the Plan) or the Combined Order, effective as of the Effective Date, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Interests from and after the Petition Date, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Interests or Causes of Action, including demands, liabilities, and Causes of Action that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Upon the Effective Date, all such Claims and Interests shall be satisfied, discharged, and released in full, and each Debtor’s liability with respect thereto shall be extinguished completely without further notice or action, and all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

Except as otherwise expressly provided by the Plan (including Article 5.4, Article 5.5, and Article 5.6 of the Plan) or the Combined Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including demands and liabilities that arose before Confirmation, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

5.	Exculpation

To the fullest extent permitted by applicable Law, and without affecting or limiting the Releases set forth in Article 10.2(a) or Article 10.2(c) of the Plan, effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person for any claims, Causes of Action or for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with or arising out of: the administration of the Chapter 11 Cases, commencement of the Chapter 11 Cases, pursuit of Confirmation and Consummation of the Plan, making distributions, the formulation, preparation, dissemination, negotiation, or Filing of the Disclosure Statement, the Plan, the Plan Supplement, or any contract, instrument, release, or other agreement or document created or entered into in connection therewith, or the solicitation of votes for, or Confirmation of, the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors; or the transactions in furtherance of any of the foregoing; provided, however, that none of the foregoing provisions shall operate to waive or release (i) any Claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that constitutes intentional fraud, criminal conduct, or willful misconduct, as determined by a Final Order, and (ii) the Exculpated Parties’ rights and obligations arising on or after the Effective Date under the Plan, the Plan Supplement Documents, and the Combined Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of votes on the Plan and, therefore, are not, and will not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan. The Exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable Law or rules protecting such Exculpated Parties from liability.

6.	Permanent Injunction

The Combined Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including the Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan or the Combined Order.

No Person may commence or pursue a Claim or Cause of Action of any kind against the Exculpated Parties or the Released Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action related to the Chapter 11 Cases prior to the Effective Date, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any transaction related to the Restructuring Transactions, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Plan Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, without regard to whether such Person is a Releasing Party, without the Bankruptcy Court (a) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind and (b) specifically authorizing such Person to bring such Claim or Cause of Action against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, or other party in interest requests by motion (oral motion being sufficient), direct that such Person seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Federal Rules of Civil Procedure, including rule 8 and rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such Claims to the maximum extent provided by Law.

7.	Protection of Government Claims

Nothing in the Combined Order or the Plan shall effect a release of any claim by the United States Government or any of its agencies, or any state and local authority, including any claim arising under the Internal Revenue Code, the environmental Laws or any criminal Laws of the United States against any party or person, nor shall anything in the Combined Order or the Plan enjoin the United States or any state and local authority from bringing any claim, suit, action, or other proceedings against any party or person for any liability of such persons whatsoever, including any claim, suit or action arising under the Internal Revenue Code, the environmental Laws or any criminal Laws of the United States against such persons, nor shall anything in the Combined Order or the Plan exculpate any party or person from any liability to the United States Government or any of its agencies, or any state and local authority, including any liabilities arising under the Internal Revenue Code, the environmental Laws or any criminal Laws of the United States against any party or person.

8.	Binding Nature of Plan

Notwithstanding any Bankruptcy Rule providing for a stay of the Combined Order or the Plan, including Bankruptcy Rules 3020(e), 6004(h), 6006(d), 7062, or otherwise, on the Effective Date, and effective as of the Effective Date, The Plan shall bind, AND SHALL BE DEEMED BINDING UPON, the DEBTORS, the Reorganized Debtors, any and all holders of claims AGAINST and Interests IN THE DEBTORS, INCLUDING ALL PARTIES TO THE RESTRUCTURING SUPPORT AGREEMENT, all PERSONS AND entities that are parties to or are subject to the settlements, compromises, releases, EXCULPATIONS, discharges, and injunctions described in the Plan, each PERSON AND entity acquiring property under the Plan, any and all non-debtor parties to executory contracts and unexpired leases with the debtors AND the RESPECTIVE SUCCESSORS AND ASSIGNS of each of the foregoing, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON (A) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THE PLAN, (B) HAS FILED A pROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN, AFFIRMATIVELY VOTED TO REJECT THE PLAN or is conclusively presumed to REJECT THE PLAN.

9.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

10.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before Confirmation, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

11.	Integral Part of Plan

Each of the provisions set forth in the Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action is an integral part of the Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

J.	Retention of Jurisdiction.

Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters arising out of or related to the Chapter 11 Cases, the Debtors and the Plan as legally permissible, including jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Interest;

2.	grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date; provided that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3.	resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4.	resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

6.	decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date; provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.	enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan or the Plan Supplement;

8.	resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person’s or Entity’s obligations incurred in connection with the Plan;

9.	hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

11.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

12.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

13.	issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of the Plan;

14.	enforce the terms and conditions of the Plan, the Combined Order, and the Plan Supplement Documents;

15.	hear and determine matters concerning securities Law exemptions under section 1145 of the Bankruptcy Code;

16.	resolve any cases, controversies, suits or disputes with respect to the Release, Exculpation, discharge, injunctions, indemnification and other provisions contained in Article 10 of the Plan and enter such orders or take such other actions as may be necessary or appropriate to implement or enforce all such provisions;

17.	hear and determine any disputes arising under or relating to the Equity Rights Offering, the Equity Rights Offering Documents, and the Equity Rights Offering Backstop Purchase Agreements;

18.	hear and determine all Causes of Action;

19.	enter and implement such orders or take such other actions as may be necessary or appropriate if the Combined Order is modified, stayed, reversed, revoked or vacated;

20.	resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, or the Combined Order;

21.	enter an order or final decree concluding or closing the Chapter 11 Cases;

22.	enforce all orders previously entered by the Bankruptcy Court; and

23.	hear any other matter not inconsistent with the Bankruptcy Code.

Notwithstanding the foregoing, (a) any dispute arising under or in connection with the Exit Term Loan Facility, the Exit RCF Facility, the Exit Securitization Program, and the New Corporate Governance Documents shall be dealt with in accordance with the provisions of the applicable document and (b) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article 11 of the Plan, the provisions of Article 11 of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

K.	Miscellaneous Provisions

1.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101, shall be deemed to occur on the Effective Date.

2.	Post-Effective Date Fees and Expenses

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of the Plan and the Plan Supplement Documents.

3.	Conflicts

In the event that a provision of the Plan Supplement Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of the Plan or the Combined Order, the provision of the Plan and the Combined Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of the Plan conflicts with a provision of the Combined Order, the provision of the Combined Order shall govern and control to the extent of such conflict.

4.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in the Plan and the consent rights contained in the Restructuring Support Agreement (including the exhibits thereto): (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Combined Order in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Combined Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

5.	Effect of Confirmation on Modifications

Entry of the Combined Order shall constitute (a) approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code; and (b) a finding that such modifications to the Plan do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

6.	Revocation or Withdrawal of Plan

Subject to the consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto), the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date with respect to any or all Debtors and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, with respect to one or more of the Debtors, then with respect to such applicable Debtor or Debtors: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (ii) prejudice in any manner the rights of any Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

7.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order and the Plan is Consummated. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (a) the Debtors with respect to the Holders of Claims or Interests or any other Entity; or (b) any Holder of a Claim or an Interest or other Entity prior to the Effective Date.

8.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Combined Order.

9.	Severability

If, prior to Confirmation, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

10.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by the Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Trinseo PLC c/o Trinseo LLC
Legal Department
440 E. Swedesford Road, Suite 301
Wayne, PA 19087
Attn:	Angelo N. Chaclas
Email:	Chaclas@Trinseo.com

with a copy (which shall not constitute notice) to:

Ray C. Schrock
Ryan Preston Dahl
George Klidonas
Jonathan J. Weichselbaum
1271 Avenue of the Americas
New York, NY 10020
Telephone:	(212) 906-1200
Email:	ray.schrock@lw.com
ryan.dahl@lw.com
george.klidonas@lw.com
jon.weichselbaum@lw.com

– and –

Benjamin M. Rhode (IL Bar No. 6310000)
330 N. Wabash Avenue
Suite No. 2800
Chicago, IL 60611
Telephone:	(312) 876-7700
Email:	benjamin.rhode@lw.com

If to the Ad Hoc Group of Senior Secured Creditors:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn:	Kris Hansen
Chris Guhin
Allison Miller
Jason Pierce
Email:	krishansen@paulhastings.com
chrisguhin@paulhastings.com
allisonmiller@paulhastings.com
jasonpierce@paulhastings.com

If to the OpCo 2028 Ad Hoc Group:

Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn:	Stephen D. Silverman;
Keith R. Martorana; and
Jonathan M. Dunworth
Email:	SSilverman@gibsondunn.com
KMartorana@gibsondunn.com
JDunworth@gibsondunn.com

If to the Postpetition Securitization Program Lenders:

Orrick Herrington & Sutcliffe LLP
51 W. 52nd Street
New York, NY 10019
Attn:	Robert Trust
Email:	rtrust@orrick.com

– and –

Reed Smith LLP
599 Lexington Ave.
New York, NY 10022
Attn: Nicholas Vislocky
Email: nvislocky@reedsmith.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by electronic mail, when transmitted by the sender. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to the Debtors’ or Reorganized Debtors’ legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party.

11.	Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under, in contemplation of, or in connection with, the Plan (including the Restructuring Transactions) or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the Exit Term Loan Facility, the Exit RCF Facility, the Exit Securitization Program, or any other debt instrument; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales or use tax, or other similar tax or governmental assessment. The Combined Order shall direct all appropriate state or local governmental officials, agents, or filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, to comply with the requirements of section 1146(a) of the Bankruptcy Code, forego the collection of any such tax or governmental assessment, and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

12.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Plan Supplement Document or an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

13.	Tax Reporting and Compliance

The Reorganized Debtors are authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

14.	Entire Agreement

Except as otherwise provided in the Plan, the Plan and the Plan Supplement Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan and the Plan Supplement Documents.

15.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

16.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

17.	Default by a Holder of a Claim or Interest

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of the Plan shall be deemed an event of default under the Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Combined Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a Holder of a Claim or Interest, the Bankruptcy Court may: (a) designate a party to appear, sign, and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting Holder of a Claim or Interest in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

18.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Combined Order.

VI.
FINANCIAL INFORMATION AND PROJECTIONS

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of the Plan, and for the purposes of determining whether such Plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. The Debtors, with the assistance of their restructuring advisors, developed and refined the business plan and prepared consolidated financial projections of the Company (the “Projections”) for the second half of the year ended 2026 through year-end 2030 (the “Projection Period” or “Forecast Period”). The Projections are attached hereto as Exhibit E and are incorporated by reference herein.

VII.
Valuation Analysis

A valuation analysis of the Reorganized Debtors is attached hereto as Exhibit F, which was prepared by Centerview Partners LLC and is incorporated by reference herein.

VIII.
TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER U.S. FEDERAL SECURITIES LAWS

The issuance and distribution of the Reorganized Common Interests issued in respect of Claims in the Voting Classes contemplated by the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act pursuant to section 4(a)(2) of the Securities Act, section 1145(a) of the Bankruptcy Code and shall be exempt from any other state and local law requiring registration in connection with the offering, issuance, distribution, or sale of securities.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, or an affiliate of the debtor participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an equity interest in, the debtor or such affiliate, or principally in such exchange and partly for cash or property. In reliance upon this exemption, the Reorganized Common Interests issued in respect of Claims in the Voting Classes contemplated by the Plan generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder (a) is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code, (b) is an “affiliate” of the Reorganized Debtors, as determined in accordance with applicable U.S. securities law and regulations (as defined in Rule 144(a)(1) under the Securities Act), or (c) has been such an “affiliate” within 90 days of such transfer, in each case subject to (i) compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities and (ii) any transfer restrictions in the New Corporate Governance Documents.

Section 1145(b) of the Bankruptcy Code defines “underwriter” under section 2(a)(11) of the Securities Act, as an entity that is not an issuer and, except with respect to ordinary trading transactions, if such entity: (a) purchases a claim against a debtor with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the Holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities if the offer to buy is made with a view to distribution and under an agreement made in connection with the Plan, with the consummation of the Plan, or with the offer or sale of securities under the Plan or (d) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, persons who are deemed to be “underwriters” under section 1145(b) of the Bankruptcy Code, including “affiliates” of the Reorganized Debtors as determined under applicable U.S. federal securities laws and regulations, may be able to sell such securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by such persons, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be “underwriters” as defined in section 1145(b) of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144 of the Securities Act.

The Reorganized Common Interests issued pursuant to the Equity Rights Offering (including the ERO Interests, the Premium Interests, and the ERO Allocation Interests) will be issued in reliance upon the exemption from registration under section 4(a)(2), Regulation D, and/or Regulation S of the Securities Act, and, if applicable, section 1145(a) of the Bankruptcy Code and shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to applicable resale limitations.

The Reorganized Common Interests issued pursuant to section 4(a)(2), Regulation D, and/or Regulation S of the Securities Act will be “restricted securities” subject to resale restrictions and may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act or an exemption from registration under the Securities Act is available and in compliance with any applicable state or foreign securities laws. Such securities will also be subject to any transfer restrictions, restrictive legends, and transfer procedures in the New Corporate Governance Documents.

Any Reorganized Common Interests issued pursuant to the MIP shall be offered in reliance on section 4(a)(2) of the Securities Act, Rule 701 under the Securities Act, and/or another available exemption from registration under the Securities Act, and shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to applicable resale limitations and the transfer provisions, if any, set forth in the New Corporate Governance Documents.

In any case, recipients of the Reorganized Common Interests are advised (a) to review the applicable exemptions referenced above, as to which this section is a summary and (b) to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

IX.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain material U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to certain Holders of Claims. The following summary does not address the U.S. federal income tax consequences to Holders of Claims who are unimpaired, deemed to accept or reject the Plan, or otherwise entitled to payment in full in Cash under the Plan. In addition, this discussion does not address any consideration that is received on account of a person’s capacity other than as a Holder of such Claims, including in their capacity as Equity Rights Offering Commitment Parties, or that is not described in Article 3 of the Plan, except where expressly stated otherwise.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), regulations promulgated by the United States Department of the Treasury under the Tax Code (the “Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement, and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS or any other taxing authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or any court. Accordingly, there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position as to the U.S. federal income tax consequences described herein.

This summary does not address non-U.S., state, local, gift, or estate tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax, or to a Holder that may be subject to special tax rules (such as persons who are related to any Debtor within the meaning of one of various provisions of the Tax Code; broker-dealers; banks; mutual funds; insurance companies; financial institutions; small business investment companies; real estate investment trusts; regulated investment companies; tax-exempt organizations; trusts; governmental authorities or agencies; dealers and traders in securities; retirement plans; individual retirement and other tax-deferred accounts; Holders that are, or hold Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes; U.S. persons whose functional currency is not the U.S. dollar; dealers in foreign currency; Holders who hold Claims as part of a straddle, hedge, conversion transaction or other integrated investment; Holders using a mark-to-market method of accounting; Holders of Claims who are themselves in bankruptcy; and Holders who are accrual method taxpayers that report income on an “applicable financial statement”). In addition, this discussion does not address U.S. federal taxes other than income taxes.

Furthermore, this discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form and that, except where otherwise indicated, the Claims are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code.

The Debtors are continuing to evaluate whether the Restructuring Transactions should be implemented in a manner intended to be non-taxable to the U.S. Debtors (as defined below) (the “Recapitalization Structure”) or as a taxable sale (or deemed taxable sale) for U.S. federal income tax purposes of the U.S. Debtors’ assets, commonly described as a “Bruno’s” transaction (the “Asset Sale Structure”). The Restructuring Steps Exhibit, which will be included with a Plan Supplement, will describe the manner in which the Restructuring Transactions will be implemented. The U.S. federal income tax consequences to the U.S. Debtors and to Holders of Claims could be materially different depending on the structure of the Restructuring Transactions, and Holders are urged to consult their tax advisors regarding the manner in which such structure is implemented (as described in the Restructuring Steps Exhibit). Finally, the Debtors are currently evaluating whether the Reorganized Parent will be an entity classified as a partnership for U.S. federal income tax purposes, the sole asset held by which would be equity interests in one or more entities each classified as an association taxable as a corporation for such purposes, as would be set forth in the Restructuring Steps Exhibit. The following discussion assumes that the Reorganized Parent will be organized in the United States and, except where expressly stated otherwise, be classified as an association taxable as a corporation for U.S. federal income tax purposes.

In accordance with the Restructuring Support Agreement and in connection with the implementation of the Plan, Holders of Super HoldCo 1L Claims will be given the right to participate in providing the Super HoldCo DIP Facility and Holders of RCF Claims were or will be given the right to participate in providing the OpCo DIP Facility (each such right, a “Participation Right”). Each of the Super HoldCo DIP Facility and OpCo DIP Facility (each such facility, a “DIP Facility”) includes a roll-up component pursuant to which certain prepetition claims held by participating Holders are deemed “rolled up” and converted into the applicable DIP Facility on a cashless basis at a 2:1 ratio in proportion with such Holder’s new money commitments (the Super HoldCo DIP Roll-Up Loans and the OpCo DIP Roll-Up Loans, collectively, the “DIP Roll-Up Loans”). Accordingly, a Holder that exercises its Participation Right will hold DIP Claims in an aggregate principal amount equal to the sum of (a) such Holder’s new money commitment and (b) an amount of DIP Roll-Up Loans equal to two times such new money commitment. If a Holder participates in providing the Super HoldCo DIP Facility, it will receive its Pro Rata Share of Cash and Takeback Term Loans, as more fully described in the Restructuring Support Agreement and the Plan. If a Holder participates in providing the OpCo DIP Facility, it will receive its Pro Rata Share of Cash. Although the U.S. federal income tax treatment of the Participation Right is uncertain, it is possible that any value attributable to the applicable DIP Roll-Up Loans and the Cash or Takeback Term Loans (if applicable) received upon the exercise of the Participation Right, or the receipt of the Participation Right itself, may be considered for tax purposes as value received by such Holders in part as a recovery on such Super HoldCo 1L Claims or RCF Claims, as applicable, under the Plan. Each Holder of the Super HoldCo 1L Claims or the RCF Claims is strongly urged to consult its tax advisors regarding the tax treatment of the Participation Right.

The following summary of certain material U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon a Holder’s individual circumstances. Each Holder of a Claim is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S., and other tax consequences applicable under the Plan.

A.	U.S. Federal Income Tax Consequences to the U.S. Debtors

Trinseo PLC owns, indirectly through two subsidiaries organized in Luxembourg, all of the stock of Trinseo Materials, which owns all of the stock of Trinseo US Holding, Inc., a Delaware corporation. Trinseo US Holding, Inc. owns (directly and indirectly) all of the equity in the remaining U.S. subsidiaries, all of which are classified for U.S. federal income tax purposes either as entities disregarded as separate from Trinseo US Holding, Inc. or as partnerships (collectively with Trinseo Materials and Trinseo US Holding, Inc., the “U.S. Debtors”). None of the U.S. Debtors file or are included on any consolidated income tax return. For the taxable year ending December 31, 2025, the Debtors estimate that Trinseo US Holding, Inc. has approximately $126 million of U.S. federal net operating loss (“NOL”) carryforwards, approximately $158 million of U.S. state NOL carryforwards, approximately $179 million of U.S. federal disallowed business interest expense carryforwards, and certain other favorable tax attributes, including certain tax credit carryforwards (collectively, the “Tax Attributes”). Trinseo US Holding, Inc. may also generate additional Tax Attributes in the 2026 taxable year, including during the pendency of the Chapter 11 Cases. Any tax attributes of Trinseo Materials are not expected to be material to the Debtors or Reorganized Debtors. The amount of any such Tax Attributes remains subject to further analysis of the Debtors and potential audit and adjustment by the IRS and state taxing authorities. Certain equity trading and the claiming of worthlessness deductions prior to the Effective Date could result in an ownership change of the U.S. Debtors independent of the Plan, which could adversely affect the ability to utilize the Tax Attributes. In an attempt to minimize the likelihood of such an ownership change occurring, the Debtors intend to obtain at the inception of the Chapter 11 Cases an order from the Bankruptcy Court authorizing protective procedures with respect to certain equity trading and worthlessness deductions.

The U.S. federal income tax consequences of the implementation of the Plan to the U.S. Debtors will differ depending on, among other things, whether the Restructuring Transactions will take the form of the Recapitalization Structure or the Asset Sale Structure. The decision whether to utilize the Recapitalization Structure or the Asset Sale Structure will depend on, among other things, whether assets being sold (or deemed to be sold) pursuant to the Asset Sale Structure have an aggregate fair market value in excess of their aggregate tax basis (i.e., a “built-in gain”), whether sufficient Tax Attributes are available to offset any such built-in gain, the present value of and ability to utilize future tax benefits associated with a step-up (if any) in the tax basis of certain of the Debtors’ assets as a result of the Asset Sale Structure, and the tax profile of the Reorganized Parent following the implementation of each of the alternative structures. Moreover, if a cash tax would be payable in connection with the implementation of the Asset Sale Structure, it might nonetheless be implemented if, for example, the projected tax savings from such a structure are expected to exceed the initial tax cost.

The following discussion of U.S. federal income tax consequences to the U.S. Debtors of the implementation of the Plan assumes that the Restructuring Transactions are implemented using the Recapitalization Structure, except where expressly stated otherwise.

1.	Cancellation of Debt

In general, under the Tax Code, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the sum of (i) the amount of cash paid, (ii) the fair market value of any consideration (including equity of a debtor or a party related to such debtor) given, and (iii) the issue price of any debt issued, in each case, in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange. However, COD income should not arise to the extent that payment of the indebtedness would have given rise to a deduction. The Plan provides that certain Holders of Claims will receive, among other things, Takeback Term Loans or Reorganized Common Interests in exchange for their Claims, so the amount of COD income for the U.S. Debtors will depend in part on the issue price of the Takeback Term Loans and the fair market value of the Reorganized Common Interests on the Effective Date. Accordingly, the estimated amount of COD income is uncertain at this time.

Under section 108 of the Tax Code, a taxpayer is not required to include COD in gross income (a) if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding or (b) to the extent that the taxpayer is insolvent immediately before the discharge. As a consequence of such an exclusion, a debtor generally must reduce its tax attributes by the amount of COD income that it excluded from gross income. In general, such tax attributes are reduced in the following order: (i) NOLs; (ii) general business credit carryovers; (iii) minimum tax credit carryovers; (iv) capital loss carryovers; (v) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject immediately after the cancellation of indebtedness); (vi) passive activity loss and credit carryovers; and (vii) foreign tax credit carryovers. Alternatively, a taxpayer with excluded COD may elect first to reduce the tax basis of its depreciable assets, in which case the limitation described in (v) does not apply to the reduction in tax basis of depreciable property and, following such reduction, any remaining COD income that is excluded from gross income reduces any remaining tax attributes in the order specified in the prior sentence. The reduction of the taxpayer’s tax attributes occurs at the end of the taxable year for which the excluded COD income is realized, but only after the taxpayer’s net income or loss for the taxable year of the debt discharge has been determined; in this way, the attribute reduction is generally effective as of the start of the taxable year following the discharge. If the amount of excluded COD income exceeds available tax attributes, the excess generally is not subject to U.S. federal income tax. Where a taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that certain tax attributes of such taxpayer’s subsidiaries and other members of the group also be reduced (the “Affiliated Attribute Reduction”). However, such an Affiliated Attribute Reduction is not applicable where a parent and one or more of its subsidiaries do not join in the filing of a consolidated U.S. federal income tax return, as is the case for the U.S. Debtors.

In connection with the implementation of the Plan, Trinseo Materials expects to realize a substantial amount of excluded COD income for U.S. federal income tax purposes. However, because the U.S. Debtors do not join in the filing of a consolidated U.S. federal income tax return, the Debtors currently expect that the Tax Attributes of Trinseo US Holding, Inc. will not be subject to COD attribute reduction attributable to excluded COD income of Trinseo Materials in connection with the Plan.

2.	Limitation on Tax Attributes

Following the Effective Date, the Tax Attributes allocable to tax periods or portions thereof ending on or prior to the Effective Date (collectively, “Pre-Change Tax Attributes”) may be subject to certain limitations under sections 382 and 383 of the Tax Code. Any such limitations apply in addition to, and not in lieu of, the attribute reduction that results from the exclusion of COD income arising in connection with the Plan.

In the case of a “loss corporation” (generally, a corporation entitled to use NOL carryovers or having a net operating loss for a given taxable year) that undergoes an “ownership change,” each as defined under section 382 of the Tax Code, the amount of the loss corporation’s “pre-change losses” that may be utilized to offset future taxable income generally is subject to an annual limitation. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “5-percent shareholders” increases by more than 50 percentage points over the lowest percentage of value owned by the 5-percent shareholders at any time during the applicable testing period. The testing period generally is the shorter of (a) the three-year period preceding the testing date and (b) the period of time since the most recent ownership change of the corporation. The Debtors anticipate that the distribution of the Reorganized Common Interests pursuant to the Plan will result in an ownership change of the U.S. Debtors for these purposes, and that the U.S. Debtors’ use of their Pre-Change Tax Attributes will be subject to limitation unless an exception to the general rules of sections 382 and 383 of the Tax Code applies.

(a)	General Annual Limitation

In general, the amount of the annual limitation to which a loss corporation that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the loss corporation immediately before the ownership change (with certain adjustments) and (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the ownership change occurs, e.g., 3.68% for ownership changes occurring in June 2026). In the case of a loss corporation in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, unless the special exception described below applies, the annual limitation is generally determined by reference to the fair market value of the stock of the loss corporation immediately after (rather than before) the ownership change and after giving effect to the discharge of creditors’ claims, subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the assets of the loss corporation. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

Under certain circumstances, the annual limitation otherwise computed may be increased if the loss corporation has an overall built-in gain in its assets at the time of the ownership change. If a loss corporation has such “net unrealized built-in gain” (“NUBIG”) at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss, and deduction), any built-in gains recognized (or, according to a currently effective IRS notice, treated as recognized) during the following 60-month period (up to the amount of the original NUBIG) generally will increase the annual limitation in the year of such recognition, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its otherwise applicable annual limitation. Alternatively, if a loss corporation has a “net unrealized built-in loss” (“NUBIL”) at the time of an ownership change, then any built-in losses existing at such time that are recognized (including, but not limited to, amortization or depreciation deductions attributable to such built-in losses) during the 60-month period following the ownership change (up to the amount of the original NUBIL) will be treated as pre-change losses, the deductibility of which will be subject to the annual limitation. In general, the NUBIG or NUBIL will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of the corporation’s or consolidated group’s assets (with certain adjustments) before the ownership change. The Debtors have not yet determined whether Trinseo US Holding, Inc. will have a NUBIG or a NUBIL as of the Effective Date.

If the applicable loss corporation does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the loss corporation’s pre-change losses (subject to potential increase for recognized built-in gains in the manner described above if the loss corporation is in a NUBIG position at the time of the ownership change). As discussed above, the Debtors currently anticipate that the Tax Attributes will not be subject to COD attribute reduction in connection with the consummation of the Plan, but that section 382 of the Tax Code may limit the subsequent utilization of such Tax Attributes.

(b)	Section 382(l)(5) Bankruptcy Exception

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies when, among other requirements, so-called “qualified creditors” and shareholders of a loss corporation in chapter 11 receive, in respect of their claims or equity interests, respectively, at least 50% of the vote and value of the stock of the reorganized loss corporation (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Generally, qualified creditors are creditors who (i) held their claims continuously for at least 18 months at the time the bankruptcy petition is filed and continue to hold thereafter, (ii) hold claims incurred in the ordinary course of the loss corporation’s business continuously since they were incurred, or (iii) in certain cases, do not become five percent shareholders of the reorganized corporation.

Under the 382(l)(5) Exception, a loss corporation’s pre-change losses are not subject to the annual limitation. However, if the 382(l)(5) Exception applies, the amount of the loss corporation’s pre-change losses is re-determined as if no interest deductions were allowable during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the debtor thereafter undergoes another ownership change within two years after the effective date, the base limitation with respect to such later ownership change would be zero, effectively precluding the utilization of the debtor’s pre-change losses at the time of such later ownership change against future income of the debtor. A debtor that qualifies for this exception may, if it so desires, elect not to have the 382(l)(5) Exception apply and instead be subject to the annual limitation described above.

The Debtors have not yet determined whether the consummation of the Plan will satisfy all of the requirements of the 382(l)(5) Exception. Furthermore, even if the Plan satisfies the requirements of section 382(l)(5) of the Tax Code, the Debtors have not yet determined whether the application of the 382(l)(5) Exception could result in significant future cash tax savings to the U.S. Debtors. Accordingly, if the Debtors determine the Plan will satisfy all of the requirements of the 382(l)(5) Exception, the U.S. Debtors may elect not to apply the 382(l)(5) Exception, in which case the Pre-Change Tax Attributes would be subject to an annual limitation pursuant to the rules described above.

3.	Asset Sale Structure

The Debtors are continuing to evaluate the Asset Sale Structure, whereby the assets of the U.S. Debtors would be transferred (or deemed transferred) to the Reorganized Parent and its subsidiaries in a transaction that would be treated as a taxable asset sale for U.S. federal income tax purposes. Trinseo US Holding, Inc. would recognize gain equal to the excess, if any, of the fair market value as of the Effective Date of such assets over the adjusted tax basis in such assets, some or all of which may be offset with the Pre-Change Tax Attributes and any losses recognized in the sale. However, if there is an aggregate gain and such gain exceeds the amount of Pre-Change Tax Attributes available to offset such gain, Trinseo US Holding, Inc.may owe a cash tax liability for the taxable year that includes the Effective Date, which may be material and could affect the values of the recoveries contemplated by the Plan and could materially impact the operations of the U.S. Debtors after the Effective Date.

In the Asset Sale Structure, the Reorganized Parent and its subsidiaries would not succeed to the remaining Pre-Change Tax Attributes, but the assets of the U.S. Debtors would generally have tax basis equal to fair market value (with some immediate expensing permitted for what would otherwise be depreciable asset basis), which could result in greater future depreciation and amortization deductions than in the Recapitalization Structure. In addition, the Asset Sale Structure may provide other tax benefits compared to the Recapitalization Structure.

B.	U.S. Federal Income Tax Consequences to Holders of Claims

The summary below generally assumes that Holders of the applicable Claims will, each as a class, vote to accept the Plan. As used herein, the term “U.S. Holder” means a beneficial owner of RCF Claims, Super HoldCo 1L Claims, OpCo Term Loan Claims, Takeback Term Loans, Reorganized Common Interests, Participation Rights, or Subscription Rights (as defined below) that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of RCF Claims, Super HoldCo 1L Claims, OpCo Term Loan Claims, Takeback Term Loans, Reorganized Common Interests, Participation Rights, or Subscription Rights (as defined below) that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds such RCF Claims, Super HoldCo 1L Claims, OpCo Term Loan Claims, Takeback Term Loans, Reorganized Common Interests, Participation Rights, or Subscription Rights (as defined below), the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner-level. As discussed above, the Debtors are currently evaluating whether the Reorganized Parent will be an entity classified as a partnership for U.S. federal income tax purposes, which will be set forth in the Restructuring Steps Exhibit. Each U.S. Holder that is a partnership or a partner in a partnership holding any of such instruments (including, if applicable, if the Reorganized Common Interests are issued by an entity classified as a partnership) is strongly urged to consult its tax advisors. Except where expressly stated otherwise, the following discussion assumes that the Reorganized Parent will be classified for U.S. federal income tax purposes as an association taxable as a corporation.

1.	U.S. Holders of RCF Claims, Super HoldCo 1L Claims, or OpCo Term Loan Claims

(a)	U.S. Holders of RCF Claims—Recognition of Gain or Loss

Pursuant to the Plan, a Holder of Allowed RCF Claims will receive in satisfaction of its Claims its Pro Rata Share of the RCF Distribution, consisting of Cash or Takeback Term Loans, as more fully described in the Plan. In addition, as discussed under “—Treatment of the Participation Right” below, a Holder of Allowed RCF Claims may be treated as receiving either the Participation Right or the OpCo DIP Roll-Up Loans and the Cash received in respect of the exercise of the Participation Right in partial satisfaction of its Claims for U.S. federal income tax purposes.

A U.S. Holder of Allowed RCF Claims that receives Takeback Term Loans in exchange for its Claims will need to determine whether the exchange of such Claims for Takeback Term Loans constitutes a “significant modification” of the applicable existing debt instrument for U.S. federal income tax purposes, which would result in a deemed exchange of the existing debt instrument for a new debt instrument. Under applicable Treasury Regulations, the modification of the terms of a debt instrument (including pursuant to an exchange of a new debt instrument for the existing debt instrument) generally is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” A modification that changes the timing of payments due under a debt instrument is a significant modification if it results in a material deferral of scheduled payments. However, a deferral of one or more scheduled payments is not a material deferral if it is within a safe-harbor period beginning on the original due date of the first scheduled payment that is deferred and extending for a period equal to the lesser of five years and 50% of the original term of the instrument. A modification that changes the yield of a debt instrument is a significant modification if the yield of the modified instrument (as computed under the applicable Treasury Regulations) varies from the annual yield of the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) twenty-five basis points (0.25%) or (ii) five percent of the annual yield of the unmodified instrument.

Whether the exchange of a particular Allowed RCF Claim held by a Holder pursuant to the Plan constitutes for U.S. federal income tax purposes an “exchange” of such Claim for Takeback Term Loans depends, among other things, on the date on which such Claim arose and the maturity date of, and the interest rate applicable to, such Claim. Accordingly, each Holder is urged to consult its tax advisors regarding whether an exchange of each particular Allowed RCF Claim held by such Holder pursuant to the Plan constitutes an “exchange” for U.S. federal income tax purposes and the consequences to such Holder of the receipt of the recovery pursuant to the Plan if such an exchange does not constitute an “exchange” for U.S. federal income tax purposes. The following summary discusses certain U.S. federal income tax consequences if the exchange of an Allowed RCF Claim pursuant to the Plan constitutes an “exchange” of such Claim for Takeback Term Loans.

Each U.S. Holder of Allowed RCF Claims should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of Cash, if any, and the “issue price” of the Takeback Term Loans, if any, received in respect of the Claims and (ii) the sum of the U.S. Holder’s adjusted tax basis in the Claims exchanged therefor. Such U.S. Holder should have a tax basis in the Takeback Term Loans received in exchange for its Claims equal to the issue price of such instruments for U.S. federal income tax purposes, and the holding period in such Takeback Term Loans generally will commence on the day following the Effective Date.

For a discussion as to the possible recognition of accrued interest income and original issue discount (“OID”) in connection with an exchange of Allowed RCF Claims and related tax basis and holding period considerations, see “—Distributions with Respect to Accrued but Unpaid Interest or OID” below.

Notwithstanding the foregoing, while the Debtors currently expect that the steps undertaken to consummate the Restructuring Transactions (which will be set forth in the Restructuring Steps Exhibit) will result in the exchange by a U.S. Holder of Allowed RCF Claims pursuant to the Plan constituting a taxable transaction for U.S. federal income tax purposes, it is possible that the Restructuring Transactions will instead be implemented in a manner that results in one or more tax deferral provisions of the Tax Code being applicable to the exchange of certain Claims by such U.S. Holder pursuant to the Plan. In such case, the U.S. federal income tax consequences to such U.S. Holder would be materially different from those described herein, and the Debtors would provide a summary of certain of such different material U.S. federal income tax consequences in the Restructuring Steps Exhibit. Each Holder of Allowed RCF Claims is strongly urged to carefully review the Restructuring Steps Exhibit and consult its tax advisors regarding the potential applicability of tax deferral provisions of the Tax Code to such Holder’s exchange of its Claims pursuant to the Plan, including the consequences to such Holder in the event that all or a portion of such exchange is treated as a tax-deferred transaction.

(b)	U.S. Holders of Super HoldCo 1L Claims—Recognition of Gain or Loss

Pursuant to the Plan, a Holder of Allowed Super HoldCo 1L Claims will receive in satisfaction of its Claims its Pro Rata Share of the Super HoldCo 1L Distribution, consisting of Cash or Takeback Term Loans, Reorganized Common Interests, and, if such Holder is an Eligible Holder, Super HoldCo Subscription Rights and OpCo Intercompany Subscription Rights, as more fully described in the Plan. In addition, as discussed under “—Treatment of the Participation Right” below, a Holder of Allowed Super HoldCo 1L Claims may be treated as receiving either the Participation Right or the Super HoldCo DIP Roll-Up Loans and the Cash or Takeback Term Loans received in respect of the exercise of the Participation Right in partial satisfaction of its Claims for U.S. federal income tax purposes.

A U.S. Holder of Allowed Super HoldCo 1L Claims that receives Takeback Term Loans in exchange for its Claims will need to determine whether the exchange of such Claims for Takeback Term Loans constitutes a “significant modification” of the existing debt instrument for U.S. federal income tax purposes, which would result in a deemed exchange of the existing debt instrument for a new debt instrument. For a discussion as to whether a modification of a debt instrument (including pursuant to an exchange of a debt instrument for a new debt instrument) constitutes a “significant modification,” see “—U.S. Holders of RCF Claims—Recognition of Gain or Loss” above. Based on the applicable Treasury Regulations, the Debtors currently expect, and the remainder of this discussion assumes, that an exchange of Allowed Super HoldCo 1L Claims for Takeback Term Loans, if any, pursuant to the Plan should be treated for U.S. federal income tax purposes as a “significant modification” and thus as an “exchange” of such Claims for such Takeback Term Loans.

Each U.S. Holder of Allowed Super HoldCo 1L Claims should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Reorganized Common Interests, the amount of any Cash, the “issue price” of any Takeback Term Loans, and the fair market value of any Subscription Rights, as the case may be, received in respect of the Claims and (ii) the sum of the U.S. Holder’s adjusted tax basis in the Claims exchanged therefor. Such U.S. Holder should have an aggregate tax basis in the Reorganized Common Interests and any Takeback Term Loans and Subscription Rights, if applicable, received in exchange for its Claims equal to the fair market values thereof (which, in the case of Takeback Term Loans, shall be equal to the issue price of such instruments for U.S. federal income tax purposes), and the holding period in such Reorganized Common Interests and any Takeback Term Loans and Subscription Rights, if applicable, generally will commence on the day following the Effective Date.

For a discussion as to the possible recognition of accrued interest income and OID in connection with an exchange of Allowed Super HoldCo 1L Claims and related tax basis and holding period considerations, see “—Distributions with Respect to Accrued but Unpaid Interest or OID” below.

Notwithstanding the foregoing, while the Debtors currently expect that the steps undertaken to consummate the Restructuring Transactions (which will be set forth in the Restructuring Steps Exhibit) will result in the exchange by a U.S. Holder of Allowed Super HoldCo 1L Claims pursuant to the Plan constituting a taxable transaction for U.S. federal income tax purposes, it is possible that the Restructuring Transactions will instead be implemented in a manner that results in one or more tax deferral provisions of the Tax Code being applicable to the exchange of certain Claims by such U.S. Holder pursuant to the Plan. In such case, the U.S. federal income tax consequences to such U.S. Holder would be materially different from those described herein, and the Debtors would provide a summary of certain of such different material U.S. federal income tax consequences in the Restructuring Steps Exhibit. Each Holder of Allowed Super HoldCo 1L Claims is strongly urged to carefully review the Restructuring Steps Exhibit and consult its tax advisors regarding the potential applicability of tax deferral provisions of the Tax Code to such Holder’s exchange of its Claims pursuant to the Plan, including the consequences to such Holder in the event that all or a portion of such exchange is treated as a tax-deferred transaction.

(c)	U.S. Holders of OpCo Term Loan Claims—Recognition of Gain or Loss

Pursuant to the Plan, a Holder of Allowed OpCo Term Loan Claims will receive in satisfaction of its Claims its Pro Rata Share of (i) the OpCo Exit Distribution, consisting of Cash or Takeback Term Loans, and (ii) in the case of Eligible Holders of Allowed OpCo 2028 Term Loan Claims, the OpCo 2028 Subscription Rights, as more fully described in the Plan. Furthermore, as provided in the Plan, the amount of the OpCo Exit Distribution allocable to Allowed OpCo Intercompany Term Loan Claims (the “Specified OpCo Exit Distribution”) will be distributed pro rata to the Supporting OpCo 2028 Term Lenders on account of their Allowed OpCo 2028 Term Loan Claims as a gift through a carve-out of the collateral securing the Allowed OpCo Intercompany Term Loan Claims. The remainder of this discussion assumes that the applicable Debtors will be treated for U.S. federal income tax purposes as distributing the Specified OpCo Exit Distribution directly to the Supporting OpCo 2028 Term Lenders in exchange for their Claims. However, such matters are not free from doubt, and each Holder of Allowed OpCo Term Loan Claims is urged to consult its tax advisors regarding the proper characterization of the foregoing arrangement in respect of the Specified OpCo Exit Distribution.

A U.S. Holder of Allowed OpCo Term Loan Claims that receives Takeback Term Loans in exchange for its Claims will need to determine whether the exchange of such Claims for Takeback Term Loans constitutes a “significant modification” of the existing debt instrument for U.S. federal income tax purposes, which would result in a deemed exchange of the existing debt instrument for a new debt instrument. For a discussion as to whether a modification of a debt instrument (including pursuant to an exchange of a debt instrument for a new debt instrument) constitutes a “significant modification,” see “—U.S. Holders of RCF Claims—Recognition of Gain or Loss” above. Based on the applicable Treasury Regulations, the Debtors currently expect, and the remainder of this discussion assumes, that an exchange of Allowed OpCo Term Loan Claims for Takeback Term Loans pursuant to the Plan should be treated for U.S. federal income tax purposes as a “significant modification” and thus as an “exchange” of such Claims for such Takeback Term Loans.

Each U.S. Holder of Allowed OpCo Term Loan Claims should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of any Cash and the “issue price” of any Takeback Term Loans and the fair market value of any Subscription Rights, as the case may be, received in respect of the Claims and (ii) the sum of the U.S. Holder’s adjusted tax basis in the Claims exchanged therefor. Such U.S. Holder should have an aggregate tax basis in any Takeback Term Loans and Subscription Rights, if applicable, received in exchange for its Claims equal to the fair market values thereof (which, in the case of Takeback Term Loans, shall be equal to the issue price of such instruments for U.S. federal income tax purposes), and the holding period in any Takeback Term Loans and Subscription Rights, if applicable, generally will commence on the day following the Effective Date.

For a discussion as to the possible recognition of accrued interest income and OID in connection with an exchange of Allowed OpCo Term Loan Claims and related tax basis and holding period considerations, see “—Distributions with Respect to Accrued but Unpaid Interest or OID” below.

Notwithstanding the foregoing, while the Debtors currently expect that the steps undertaken to consummate the Restructuring Transactions (which will be set forth in the Restructuring Steps Exhibit) will result in the exchange by a U.S. Holder of Allowed OpCo Term Loan Claims pursuant to the Plan constituting a taxable transaction for U.S. federal income tax purposes, it is possible that the Restructuring Transactions will instead be implemented in a manner that results in one or more tax deferral provisions of the Tax Code being applicable to the exchange of certain Claims by such U.S. Holder pursuant to the Plan. In such case, the U.S. federal income tax consequences to such U.S. Holder would be materially different from those described herein, and the Debtors would provide a summary of certain of such different material U.S. federal income tax consequences in the Restructuring Steps Exhibit. Each Holder of Allowed OpCo Term Loan Claims is strongly urged to carefully review the Restructuring Steps Exhibit and consult its tax advisors regarding the potential applicability of tax deferral provisions of the Tax Code to such Holder’s exchange of its Claims pursuant to the Plan, including the consequences to such Holder in the event that all or a portion of such exchange is treated as a tax-deferred transaction.

(d)	Treatment of the Participation Right

Because the Participation Right was or will be made available to Holders of Super HoldCo 1L Claims and Holders of RCF Claims in accordance with the Restructuring Support Agreement and in connection with the implementation of the Plan, any value attributable to the receipt of either the Participation Right or the applicable DIP Roll-Up Loans and the Cash and Takeback Term Loans (in the case of the Super HoldCo DIP Roll-Up Claims) deemed received upon the exercise of the Participation Right may be considered for U.S. federal income tax purposes as value received by such Holders as a recovery on such Claims under the Plan. The characterization of the Participation Right and its subsequent exercise for U.S. federal income tax purposes is uncertain.

One possible characterization of the Participation Right is that it is treated as an option that is received as part of the recovery on the Super HoldCo 1L Claims or the RCF Claims in connection with the Plan. Under such characterization, the fair market value of the Participation Right would be taken into account in determining a U.S. Holder’s realized gain or loss, if any, with respect to its Claims surrendered. A U.S. Holder would have a tax basis in the Participation Right equal to the fair market value of the Participation Right, and the U.S. Holder’s holding period in the Participation Right would commence on the day following the issue date of such right. A U.S. Holder generally would not recognize any gain or loss upon the exercise of the Participation Right, and a U.S. Holder’s aggregate tax basis in the applicable DIP Roll-Up Loans and the Takeback Term Loans, if any, received in respect of the exercise of the Participation Right would be equal to the U.S. Holder’s tax basis, if any, in the Participation Right, less the amount of any Cash received. A U.S. Holder’s holding period in the applicable DIP Roll-Up Loans and any Takeback Term Loans received in respect of the exercise of the Participation Right generally would commence on the day following the Effective Date. It is uncertain whether a U.S. Holder that receives but does not exercise the Participation Right would be treated as receiving anything of additional value in respect of its Claims. If the U.S. Holder is treated as having received a Participation Right of value (despite its subsequent lapse), such that the U.S. Holder obtains a tax basis in the Participation Right, the U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis in the Participation Right. In general, such loss would be a short-term capital loss if the U.S. Holder’s holding period in the Participation Right is one year or less, or a long-term capital loss if the U.S. Holder’s holding period is more than one year.

Other potential characterizations of the Participation Right and the exercise thereof for U.S. federal income tax purposes are possible. For example, if the receipt of the applicable DIP Roll-Up Loans and the Cash, if any, and Takeback Term Loans, if any, received in respect of the exercise of the Participation Right were treated as an integrated transaction pursuant to which such DIP Roll-Up Loans and Cash or Takeback Term Loans, as applicable, are acquired directly in partial satisfaction of a Holder’s Claims, the fair market values of the applicable DIP Roll-Up Loans and the Takeback Term Loans and the amount of Cash, as applicable, received in respect of the exercise of the Participation Right would be taken into account in determining a U.S. Holder’s tax consequences in respect of the exchange of its Claims.

The Debtors have not determined whether any of the foregoing treatments are appropriate. Holders of Super HoldCo 1L Claims and RCF Claims are strongly urged to consult their tax advisors regarding the tax treatment of the receipt and exercise of the Participation Right and the receipt of the applicable DIP Roll-Up Loans and the Cash or Takeback Term Loans, as applicable, received in respect of the exercise of the Participation Right.

(e)	Right to Participate in the Equity Rights Offering

The characterization of a Super HoldCo Subscription Right, an OpCo Intercompany Subscription Right, or an OpCo 2028 Subscription Right (collectively, “Subscription Rights”) and its subsequent exercise for U.S. federal income tax purposes—as the exercise of an option to acquire Reorganized Common Interests or, alternatively, as an integrated transaction pursuant to which Reorganized Common Interests are acquired directly in partial satisfaction of a Holder’s Claim—is uncertain. As indicated above, the discussion herein generally assumes that a Subscription Right is respected as an option to acquire Reorganized Common Interests.

Regardless of the characterization of a Subscription Right, a U.S. Holder generally would not recognize any gain or loss upon the exercise of such right. A U.S. Holder’s aggregate tax basis in the Reorganized Common Interests received upon exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the Reorganized Common Interests and (ii) the Holder’s adjusted tax basis, if any, in either (x) the Subscription Rights, or (y) under an integrated transaction analysis, any Reorganized Common Interests received pursuant to the exercise of a Subscription Right to the extent that they are treated as directly acquired in partial satisfaction of the Holder’s Claim. A U.S. Holder’s holding period in the Reorganized Common Interests received upon exercise of a Subscription Right (that is respected as an option) generally should commence the day following the Effective Date. Under an integrated transaction analysis, a U.S. Holder’s holding period in the Reorganized Common Interests received in respect of its Claims would be determined as described under “⸺U.S. Holders of Super HoldCo 1L Claims—Recognition of Gain or Loss” and “⸺U.S. Holders of OpCo Term Loan Claims—Recognition of Gain or Loss,” above, and the holding period for Reorganized Common Interests treated as purchased for Cash should commence on the day following the Effective Date.

It is uncertain whether a U.S. Holder that receives but does not exercise the Subscription Right would be treated as receiving anything of additional value in respect of its Claims. If the U.S. Holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that the U.S. Holder obtains a tax basis in the Subscription Right, the U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis in the Subscription Right. In general, such loss would be a short-term capital loss if the U.S. Holder’s holding period in the Subscription Right is one year or less, or a long-term capital loss if the U.S. Holder’s holding period is more than one year.

(f)	Ownership and Disposition of Takeback Term Loans

(i)	Issue Price

The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered “traded on an established market” (“publicly traded”). If the Takeback Term Loans are treated as “publicly traded” for U.S. federal income tax purposes, the “issue price” of the Takeback Term Loans will be the fair market value of the Takeback Term Loans as of their issue date. If the applicable Claims are, but the Takeback Term Loans exchanged therefor are not, treated as publicly traded for U.S. federal income tax purposes, then the issue price of the Takeback Term Loans received in exchange for such Claims will be the fair market value of such Claims, as determined on the issue date of the Takeback Term Loans. If neither the applicable Claims nor the Takeback Term Loans exchanged therefor are treated as publicly traded, then the issue price of the Takeback Term Loans issued in exchange for such Claims will be the principal amount of the Takeback Term Loans.

The Takeback Term Loans or the applicable Claims will be considered to be publicly traded if, at any time during the 31-day period ending 15 days after their issue date, such debt is traded on an “established market.” The debt will be considered to trade on an established market if (x) there is a price for an executed purchase or sale of the debt that is reasonably available within a reasonable period of time after the sale, (y) there is at least one price quote for the debt from at least one reasonably identifiable broker, dealer or pricing service, which price quote is substantially the same as the price for which the person receiving the quoted price could purchase or sell the debt (a “firm quote”), or (z) there is at least one price quote for the debt, other than a firm quote, available from at least one such broker, dealer or pricing service.

Under the applicable Treasury Regulations, the Debtors may be required to make a determination as to whether the applicable Claims or the Takeback Term Loans exchanged therefor are publicly traded and the “issue price” of the Takeback Term Loans, and to make such determinations available to U.S. Holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the Takeback Term Loans. These Treasury Regulations provide that each of these determinations is binding on a holder unless the holder satisfies certain conditions. Because the relevant trading period for determining whether the Takeback Term Loans and applicable Claims are publicly traded and the issue price of the Takeback Term Loans has not yet occurred, the Debtors are unable to determine the issue price of the Takeback Term Loans at this time.

In addition, where a holder receives debt instruments and also receives other property in an exchange (such as an exchange of an old debt instrument for a new debt instrument and stock), the “investment unit” rules may apply to the determination of the issue price of any such debt instrument. The Debtors currently expect, and the remainder of this discussion assumes, that the Restructuring Transactions will involve steps (which will be set forth in the Restructuring Steps Exhibit) that will not implicate the “investment unit” rules in connection with the determination of the issue price of the Takeback Term Loans. However, the Restructuring Transaction steps have not yet been finalized and such matters are not free from doubt, and each U.S. Holder is urged to consult its tax advisors regarding the potential applicability of the “investment unit” rules to the determination of the issue price of the Takeback Term Loans (for example, as a result of the U.S. Holder’s receipt of Takeback Term Loans together with the Reorganized Common Interests or, if applicable, the Subscription Rights or the Participation Rights), taking into account the steps undertaken to implement the Restructuring Transactions that will be set forth in the Restructuring Steps Exhibit.

(ii)	Payments of Qualified Stated Interest and Inclusion of OID

Payments of qualified stated interest on the Takeback Term Loans generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. Such interest income will generally be treated as U.S. source or foreign source depending on whether it is treated as an obligation of an entity domiciled within or outside the United States, respectively. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate. The stated interest on the Takeback Term Loans is expected to be treated as qualified stated interest.

The Takeback Term Loans will be treated as issued (or the applicable debt deemed reissued) with OID for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds their “issue price” by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of the Takeback Term Loans is the total of all payments to be made under the Takeback Term Loans other than qualified stated interest. As described above, it is not yet possible to determine what the “issue price” of the Takeback Term Loans will be.

If the Takeback Term Loans were treated as having been issued (or deemed reissued) with more than de minimis OID, U.S. Holders would be required to include the OID in ordinary income on an annual basis under a constant yield accrual method regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, subject to reduction in the case of any acquisition premium. A U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each day on which it held the Takeback Term Loans during the taxable year. To determine the daily portions of OID, the amount of OID allocable to an accrual period is determined, and a ratable portion of such OID is allocated to each day in the accrual period. An accrual period may be of any length and the length of the accrual periods may vary over the life of the Takeback Term Loans, provided that no accrual period may be longer than one year and each scheduled payment of interest or principal on the Takeback Term Loans must occur on either the first day or last day of an accrual period. The amount of OID allocable to an accrual period will be equal to (x) the product of (1) the Takeback Term Loans’ adjusted issue price at the beginning of the accrual period and (2) the Takeback Term Loans’ yield to maturity (adjusted to reflect the length of the accrual period), less (y) any qualified stated interest allocable to the accrual period.

The Takeback Term Loans’ adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on the Takeback Term Loans accrued for each prior accrual period and decreased by the amount of payments on the Takeback Term Loans other than payments of qualified stated interest. The Takeback Term Loans’ yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Takeback Term Loans, produces an amount equal to the Takeback Term Loans’ original issue price.

(iii)	Sale, Retirement or Other Taxable Disposition

A U.S. Holder of Takeback Term Loans will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the Takeback Term Loans equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the Takeback Term Loans. In general, a U.S. Holder’s adjusted tax basis in the Takeback Term Loans will be its initial tax basis in the Takeback Term Loans, increased by any accrued OID previously included in the U.S. Holder’s income with respect to the Takeback Term Loans and reduced by any payments on the Takeback Term Loans other than qualified stated interest. Any gain or loss on the sale, redemption, retirement or other taxable disposition of the Takeback Term Loans generally will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder has held the Takeback Term Loans for more than one year as of the date of disposition. The deductibility of capital losses is subject to limitations.

(iv)	Contingent Payment Debt Instruments

It is possible that the Takeback Term Loans may be required to be treated as a contingent payment debt instrument (a “CPDI”) that is subject to the regulations governing such instruments, which could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Takeback Term Loans. In particular, a U.S. Holder might be required to include OID in income at a different rate, and might recognize ordinary income or loss upon a taxable disposition of the Takeback Term Loans. U.S. Holders should consult their tax advisors regarding the consequences of the treatment of the Takeback Term Loans as CPDIs. The balance of this disclosure assumes that the Takeback Term Loans will not be treated as CPDIs.

(g)	Ownership and Disposition of Reorganized Common Interests

(i)	Reorganized Common Interests Issued by a Corporation

(A)	Distributions

If the Reorganized Parent is classified as an association taxable as a corporation for U.S. federal income tax purposes and makes cash distributions with respect to the Reorganized Common Interests, the distributions generally will be includible as dividend income on the day on which the distributions are actually or constructively received by a U.S. Holder to the extent of the Reorganized Parent’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent the amount of any such distribution exceeds such current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent, and in reduction, of the U.S. Holder’s adjusted tax basis in the Reorganized Common Interests, and as gain from the sale or exchange of such Reorganized Common Interests to the extent it exceeds the U.S. Holder’s adjusted tax basis. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on dividends. Dividends paid to corporate U.S. Holders that meet certain holding period and other requirements may be eligible for a dividends received deduction.

(B)	Sale, Exchange or Other Taxable Disposition

U.S. Holders generally will recognize gain or loss upon the sale or taxable disposition of the Reorganized Common Interests in an amount equal to the difference, if any, between (x) the U.S. Holder’s adjusted tax basis in the Reorganized Common Interests exchanged and (y) the sum of the cash and the fair market value of any property received in such disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its Reorganized Common Interests exceeds one year at the time of the sale or exchange. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.

In general, any gain recognized by a U.S. Holder upon a disposition of the Reorganized Common Interests received in exchange for an Allowed Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (x) any ordinary loss deductions previously claimed as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (y) with respect to a cash-basis holder and in addition to clause (x) above, any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

(ii)	Reorganized Common Interests Issued by a Partnership

As noted above, it is possible that the Restructuring Steps Exhibit will provide that the Reorganized Parent will be a newly formed entity classified as a partnership for U.S. federal income tax purposes (the “Partnership”) the sole asset of which would be equity interests in one or more entities each classified as an association taxable as a corporation for such purposes (the “Corporate Parent(s)”). In such case, the Debtors expect that the receipt by a Holder of Reorganized Common Interests issued by the Partnership on the Effective Date pursuant to the Plan would be treated for U.S. federal income tax purposes as though the Holder received its proportionate share of the equity interests in the Corporate Parent(s), and then immediately exchanged such equity interests for the Reorganized Common Interests. Assuming that such treatment is respected, the exchange by a U.S. Holder of equity interests in the Corporate Parent(s) for the Reorganized Common Interests generally would be treated as a tax-deferred exchange pursuant to section 721 of the Tax Code (in a transaction described in Situation 2 of IRS Revenue Ruling 99-5, 1999-1 C.B. 434) (the “99-5 Transaction”) and would result in a U.S. Holder having a tax basis in, and holding period with respect to, such Reorganized Common Interests equal to the U.S. Holder’s tax basis in, and holding period with respect to, the equity interests in the Corporate Parent(s) exchanged therefor.

As a partnership, the Partnership itself would not be subject to U.S. federal income tax. Instead, each U.S. Holder, as a partner in the Partnership, would be required to report on its U.S. federal income tax return its distributive share (whether or not distributed) of the Partnership’s income, gains, losses, deductions, and credits. Each U.S. Holder of Reorganized Common Interests would be required to include in income its allocable share of the Partnership’s income, gains, losses and deductions for the Partnership’s taxable year ending with or within such U.S. Holder’s taxable year even if the Partnership does not make a concurrent distribution to such U.S. Holder. However, because it is expected that the Partnership’s sole asset would be the equity interests in the Corporate Parent(s), entity or entities classified as associations taxable as corporations for U.S. federal income tax purposes, absent an actual distribution from the Corporate Parent(s) that is treated as a “dividend” for purposes of the Tax Code or a sale (or other taxable disposition) by the Partnership of any of its equity interests in the Corporate Parent(s), any partner in the Partnership should not generally have any current allocations of taxable income or loss.

In general, a U.S. Holder of Reorganized Common Interests would not recognize taxable income as a consequence of receiving a distribution (whether in cash or in kind) from the Partnership, except to the extent that any cash distributed exceeds such U.S. Holder’s adjusted tax basis in its Reorganized Common Interests. Any such excess would be treated as gain from the sale of such U.S. Holder’s Reorganized Common Interests and would be treated as capital gain. A U.S. Holder generally would not recognize a loss for U.S. federal income tax purposes as a consequence of receiving a distribution from the Partnership, except that if a U.S. Holder receives a distribution solely of cash in complete liquidation of its interest in the Partnership, the U.S. Holder would recognize a capital loss equal to the excess, if any, of its adjusted tax basis in its Reorganized Common Interests over the amount of such cash. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on the disposition of all or any portion of its Reorganized Common Interests would generally, subject to the application of certain recharacterization rules (i.e., related to a sale of “hot assets” like unrealized receivables or inventory of the partnership under section 751 of the Tax Code) be capital gain or loss. If a U.S. Holder transfers less than all of its Reorganized Common Interests, the U.S. Holder would take into account the percentage of its adjusted tax basis in its Reorganized Common Interests that is transferred, determined by comparing the relative fair market values of the portion of the Reorganized Common Interests that is transferred and the portion of the Reorganized Common Interests that is retained.

The Partnership, if formed, would intend to furnish to each Holder of Reorganized Common Interests, after the close of each calendar year, specific tax information, including a Schedule K-1, which would describe such Holder’s allocable share of the Partnership’s income, gain, loss and deductions for the Partnership’s preceding taxable year. In preparing this information, the Partnership would expect to take various accounting and reporting positions to determine each Holder’s allocable share of such income, gain, loss and deductions. However, the Partnership would not be able to provide assurances that those positions would yield a result that conforms to the requirements of the Tax Code, applicable Treasury Regulations or administrative interpretations of the IRS. Furthermore, the Partnership could not provide assurances that the IRS would not successfully contend in court that those positions are impermissible.

Pursuant to the Bipartisan Budget Act of 2015, for U.S. federal income tax purposes, any audit adjustment to the Partnership’s tax items (or any partner’s distributive share of such item) may result in the imposition of tax (including any applicable penalties and interest) at the Partnership level. Generally, the Partnership would expect to have the ability to elect to have the partners take such audit adjustment into account in accordance with their interests in the Partnership during the taxable year under audit, but there can be no assurance that the Partnership would choose to make such election or that such election would be effective in all circumstances. If the Partnership is unable to have the partners take into account such audit adjustment in accordance with their interests in the Partnership during the taxable year under audit, or the Partnership chose not to do so, the partners in the year of such audit adjustment may bear some or all of the tax liability resulting from such audit adjustment, without regard to each such partner’s ownership interest in the Partnership (if any) during the taxable year under audit. In addition, the Partnership may be able to reduce the amount owed by the Partnership in certain cases based on the status of the partners or if certain partners file amended returns to take into account such adjustments, but there is no assurance the Partnership would be able to obtain any such reduction. If, as a result of any such audit adjustment, the Partnership would be required to make payments of taxes, penalties, or interest, it is expected that the Partnership’s operating agreement would provide that each partner’s share of such amounts would be required to be treated as an advance against amounts otherwise distributable to such partner or as a loan to such partner. Future Treasury Regulations, other administrative guidance or judicial decisions may affect the application of these rules to the Partnership and the Holders of Reorganized Common Interests and, as a result, the application of these rules to the Partnership and the Holders of Reorganized Common Interests is uncertain.

U.S. Holders generally would recognize gain or loss upon the sale or taxable disposition of the Reorganized Common Interests in the Partnership in an amount equal to the difference, if any, between (x) the U.S. Holder’s adjusted tax basis in the Reorganized Common Interests exchanged and (y) the sum of the cash and the fair market value of any property received in such disposition. Any such gain or loss generally would be long-term capital gain or loss if the U.S. Holder’s holding period for its Reorganized Common Interests exceeds one year at the time of the sale or exchange (a U.S. Holder may have a split holding period in the Reorganized Common Interests if it contributes property to the Partnership or otherwise acquires Reorganized Common Interests on multiples dates), subject to the application of certain recharacterization rules discussed above. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.

(h)	Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder in an exchange of Allowed Claims pursuant to the Plan, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of such U.S. Holder, whether the Claims constitute capital assets in the hands of such U.S. Holder and how long they have been held, whether the Claims were acquired at a market discount, and whether and to what extent the Holder previously claimed a worthlessness deduction with respect to the Claims. In general, any gain or loss generally should be long-term capital gain or loss if the U.S. Holder held the Claims, as applicable, as capital assets and such U.S. Holder’s holding period in the Claims is more than one year at the time of the relevant exchange. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with market discount if the holder’s adjusted tax basis in the debt instrument is less than (i) its “stated redemption price at maturity” (which generally would be equal to the stated principal amount if all stated interest was required to be paid in cash or property at least annually) or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by more than a de minimis amount. Under these rules, any gain recognized on the exchange of Claims (which, as discussed below, does not include amounts received in respect of accrued but unpaid interest or OID, if any) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) during the U.S. Holder’s period of ownership, unless such U.S. Holder elected to include the market discount in income as it accrued. If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts should become deductible at the time of the exchange. U.S. Holders who acquired their Claims other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules, including how such rules would apply in the event one or more tax deferral provisions of the Tax Code would, contrary to the Debtors’ current expectation, apply to the exchange of Claims by such U.S. Holder pursuant to the Plan, as discussed above.

(i)	Distributions with Respect to Accrued but Unpaid Interest or OID

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of Allowed Claims is received in satisfaction of interest accrued or OID accrued, in each case during such U.S. Holder’s holding period, such amount will be taxable to the U.S. Holder as ordinary interest income (if not previously included in the U.S. Holder’s gross income under such U.S. Holder’s normal method of accounting). Conversely, a U.S. Holder may be entitled to recognize a loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. It is unclear whether a U.S. Holder would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full. In addition, tax basis in the consideration received by a U.S. Holder pursuant to the Plan in satisfaction of interest accrued or OID accrued generally will be equal to the fair market value of such consideration, and such U.S. Holder’s holding period in such consideration should commence on the day following the Effective Date.

Section 7.14 of the Plan provides that distributions to U.S. Holders with respect to any Allowed Claim will, to the extent permitted by applicable law, be allocated first to the principal amount of such Allowed Claims, with any excess allocated to the remaining portion of such Allowed Claim. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.

Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan, as well as the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in income for U.S. federal income tax purposes.

(j)	Foreign Tax Credit

Interest (including any OID and market discount) on Takeback Term Loans issued (or deemed issued) by an obligor that is organized outside of the United States, if any, generally should be foreign source “passive category income” for purposes of computing the foreign tax credit allowable to U.S. Holders under U.S. federal income tax laws. Similarly, any accrued market discount on Claims issued (or deemed issued) by an obligor organized outside of the United States that is recognized as ordinary income in the Restructuring Transactions should be treated as foreign source “passive category income.” Non-U.S. withholding taxes, if any, paid at the rate applicable to a U.S. Holder may be eligible for foreign tax credits (or, at such U.S. Holder’s election, deductions in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations and conditions (including that the election to deduct or credit foreign taxes applies to all of the U.S. Holder’s applicable foreign taxes for a particular tax year). The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders are urged to consult their tax advisors regarding source of any items recognized in connection with the Restructuring Transactions or the instruments issued pursuant to the Plan and the creditability or deductibility of any non-U.S. withholding taxes.

2.	Non-U.S. Holders of RCF Claims, Super HoldCo 1L Claims, or OpCo Term Loan Claims

The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state, and local and non-U.S. tax consequences of the consummation of the Plan to such Non-U.S. Holders and the ownership and disposition of any consideration received pursuant to or in connection with the Plan.

(a)	Recognition of Gain or Loss

Whether a Non-U.S. Holder of RCF Claims, Super HoldCo 1L Claims, or OpCo Term Loan Claims recognizes gain or loss on the exchange of such Claims pursuant to the Plan or upon a subsequent disposition of the consideration received under the Plan, as well as the amount of such gain or loss, is determined in the same manner as set forth above in connection with U.S. Holders of the applicable Claims. See “—U.S. Holders of RCF Claims—Recognition of Gain or Loss,” “—U.S. Holders of Super HoldCo 1L Claims—Recognition of Gain or Loss,” and “—U.S. Holders of OpCo Term Loan Claims—Recognition of Gain or Loss” above. Any gain recognized (which, as discussed above, does not include amounts received in respect of accrued but unpaid interest or OID, if any) by a Non-U.S. Holder on the exchange of its Claims generally will not be subject to U.S. federal income taxation unless (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met, (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), or (iii) solely with respect to the sale, exchange or other disposition of the Reorganized Common Interests, such Reorganized Common Interests constitute U.S. real property interests (“USRPIs”) by reason of the Reorganized Parent’s status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes (or, in the event the Reorganized Common Interests are issued by the Partnership, by reason of 50% or more of the value of the Partnership’s gross assets consisting of USRPIs, and 90% or more of the value of its gross assets consisting of USRPIs, cash, and cash equivalents) at any time within the shorter of the five-year period preceding such disposition or the period in which the Non-U.S. Holder held the Reorganized Common Interests.

If the exception in clause (i) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year. If the exception in clause (ii) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to such gain. In addition, if such a Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

If the exception in clause (iii) above applied and certain other requirements were met, a Non-U.S. Holder generally would be subject to U.S. federal income tax on any gain recognized on the sale or disposition of all or a portion of its Reorganized Common Interests. The Debtors do not expect that a Reorganized Common Interest will be a USRPI. Because the determination of whether a Reorganized Common Interest is a USRPI will depend on the fair market value of the Reorganized Parent’s USRPIs relative to the fair market value of its non-U.S. real property interests and its other business assets, there can be no assurance that a Reorganized Common Interest will not become a USRPI in the future.

(b)	Ownership and Disposition of Takeback Term Loans

Generally, payments to a Non-U.S. Holder that are attributable to interest (including, for purposes of this discussion of Non-U.S. Holders, any OID) on any Takeback Term Loans that are issued (or deemed issued) by an obligor that is organized in the United States and that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of such obligor (or, if the obligor is an entity disregarded as separate from its owner, such regarded owner);

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is a “related person” (each, within the meaning of the Tax Code) with respect to such obligor (or, if the obligor is an entity disregarded as separate from its owner, such regarded owner); and

•	either (i) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds such Takeback Term Loans on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (iii) the Non-U.S. Holder holds such Takeback Term Loans directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

A Non-U.S. Holder that does not qualify for the above exemption with respect to interest on any Takeback Term Loans that are issued (or deemed issued) by an obligor that is organized in the United States and that is not effectively connected income (“ECI”) generally will be subject to withholding of U.S. federal income tax on such interest at a 30% rate, unless such Non-U.S. Holder is entitled to a reduction in withholding on such interest as a result of an applicable income tax treaty. To claim such entitlement, the Non-U.S. Holder generally must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in withholding tax on such payments of interest under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

If interest paid to a Non-U.S. Holder on any Takeback Term Loans that are issued (or deemed issued) by an obligor that is organized in the United States is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such interest is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder generally will not be subject to U.S. federal withholding tax but will be subject to U.S. federal income tax with respect to such interest generally in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States. See “—Non-U.S. Holders of RCF Claims, Super HoldCo 1L Claims, or OpCo Term Loan Claims—Recognition of Gain or Loss” above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on such Takeback Term Loans is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

For a discussion of the rules applicable to the recognition of gain or loss in connection with sale, redemption, retirement or other taxable disposition of Takeback Term Loans by Non-U.S. Holders, see “—Non-U.S. Holders of RCF Claims, Super HoldCo 1L Claims, or OpCo Term Loan Claims—Recognition of Gain or Loss” above.

(c)	Ownership and Disposition of Reorganized Common Interests

(i)	Reorganized Common Interests Issued by a Corporation

If Reorganized Parent is classified as an association taxable as a corporation for U.S. federal income tax purposes, distributions on Reorganized Common Interests will generally constitute dividends for U.S. federal income tax purposes to the extent of Reorganized Parent’s current year earnings and profits and earnings and profits accumulated as of the end of the prior year, as determined under U.S. federal income tax principles. To the extent the amount of any such distribution exceeds such current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent, and in reduction, of the Non-U.S. Holder’s adjusted tax basis in the Reorganized Common Interests and as gain from the sale or exchange of such Reorganized Common Interests to the extent such excess exceeds the Non-U.S. Holder’s adjusted tax basis. Dividends paid to a Non-U.S. Holder of Reorganized Common Interests will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Reorganized Common Interests who wishes to claim the benefit of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends, will be required (i) to complete the applicable IRS Form W-8BEN or Form W-8BEN-E (or other applicable documentation) and certify under penalty of perjury that such holder is not a United States person and is eligible for treaty benefits or (ii) if such Reorganized Common Interests are held through certain intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are passthrough entities or arrangements rather than corporations or individuals. A Non-U.S. Holder of Reorganized Common Interests eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

For a discussion of the rules applicable to the recognition of gain or loss in connection with sales, exchanges or other dispositions of Reorganized Common Interests by Non-U.S. Holders, see “—Non-U.S. Holders of RCF Claims, Super HoldCo 1L Claims, or OpCo Term Loan Claims—Recognition of Gain or Loss” above.

(ii)	Reorganized Common Interests Issued by a Partnership

As discussed above, it is possible that the Restructuring Steps Exhibit will provide that the Reorganized Common Interests will be issued by the Partnership in the 99-5 Transaction.  See “—U.S. Holders of RCF Claims, Super HoldCo 1L Claims, or OpCo Term Loan Claims—Ownership and Disposition of Reorganized Common Interests—Reorganized Common Interests Issued By a Partnership” above. If a non-U.S. person holds an interest in a partnership that is (directly or indirectly through one or more entities that are treated as partnerships or are disregarded as separate from their owners for U.S. federal income tax purposes) engaged in a trade or business within the United States, such non-U.S. person is considered to be engaged in a trade or business within the United States. Because the Partnership’s only asset would be its equity interests in the Corporate Parent(s), and the Partnership would not otherwise be engaged in any other activities, it is not expected that the Partnership would be treated as being engaged in a trade or business within the United States.

As a result, the U.S. federal income tax liability of a Non-U.S. Holder of Reorganized Common Interests generally would be limited to withholding tax on certain gross income from U.S. sources generated by the Partnership, as long as the Non-U.S. Holder undertakes no activities in the United States (determined without regard to its interest in the Partnership) that would cause such Non-U.S. Holder to be treated as engaged in the conduct of a trade or business within the United States for U.S. federal income tax purposes. Further, if the Partnership withholds and remits the proper amounts to the U.S. government, Non-U.S. Holders generally would not be required to file U.S. federal income tax returns or pay additional U.S. federal income taxes solely as a result of their interests in the Partnership.

Dividend income attributable to distributions from a U.S. entity that is a Corporate Parent to the Partnership that are allocable to a Non-U.S. Holder of Reorganized Common Interests would generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of Reorganized Common Interests who wishes to claim the benefit of an applicable income tax treaty and avoid backup withholding for dividends generally would be required to comply with the requirement to provide IRS Form W-8BEN or Form W-8BEN-E or the other relevant certification requirements applicable to equity held through certain intermediaries, as described above. However, a Non-U.S. Holder resident in a jurisdiction with which the United States has an income tax treaty may not be entitled to the benefits of that treaty with respect to that Non-U.S. Holder’s distributive share of the Partnership’s income and gains unless, under the law of that non-U.S. jurisdiction, the Partnership is treated as tax-transparent and certain other conditions are met. A Non-U.S. Holder of Reorganized Common Interests eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain recognized upon a disposition by a non-U.S. person of an interest in a partnership generally is treated as ECI to the extent such gain is attributable to assets of the partnership that generate ECI. Because the only asset of the Partnership would be the equity interests in the Corporate Parent(s), it is not anticipated that gain on the disposition by a Non-U.S. Holder of Reorganized Common Interests would be ECI. As noted above, special rules apply in the case of a disposition of an equity interest in a partnership if the partnership owns USRPIs. Under these rules, if the Reorganized Parent were to own any USRPIs, such as equity of one or more of the Reorganized Debtors if such equity were to be a USRPI, gain on the disposition of Reorganized Common Interests by a Non-U.S. Holder, to the extent attributable to such USRPIs, would be subject to U.S. income tax, and some or all of the proceeds of such disposition may be subject to U.S. withholding tax. For a discussion of the rules applicable to the recognition of gain or loss in connection with sales, exchanges or other dispositions of Reorganized Common Interests by Non-U.S. Holders, see “—Non-U.S. Holders of RCF Claims, Super HoldCo 1L Claims, or OpCo Term Loan Claims—Recognition of Gain or Loss” above.

3.	Information Reporting and Backup Withholding

All distributions to Holders of Allowed Claims under the Plan are subject to any applicable tax withholding and information reporting requirements. Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” (currently at a rate of 24%) if a recipient of those payments fails to furnish to the payor certain identifying information, fails properly to report interest or dividends, and, under certain circumstances, fails to provide a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as certain corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. Holders of Claims are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer claiming a loss in excess of certain thresholds. Holders of Claims are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated under the Plan would be subject to these regulations and require disclosure on their tax returns.

4.	Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Tax Code (such sections, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends or interest or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of stock or debt instruments, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (a) the foreign financial institution undertakes certain diligence and reporting obligations, (b) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (a) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends or interest. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of such instruments on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the potential application of withholding under FATCA.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder of a Claim. All Holders of Claims are urged to consult their tax advisors concerning the federal, state, local, non-U.S., and other tax consequences applicable under the Plan.

X.
CERTAIN IRELAND INCOME TAX CONSEQUENCES OF THE PLAN

A.	Irish Tax Consequences Of The Plan

1.	Introduction

The following is a summary of certain material Irish tax considerations for Non-Irish Holders (as defined below) as a result of the implementation of the Plan. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the Non-Irish Holders. The summary relates only to the position of persons who are the absolute beneficial owners of the Claims and may not apply to certain other classes of persons such as dealers in securities or shares.

The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners as at the date of the Plan. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

This summary does not constitute tax advice and is intended only as a general guide. The summary is high level and not exhaustive and all parties should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the Plan.

For the purposes of this summary, we have assumed that no part of any Allowed RCF Claim, Super HoldCo 1L Claim, or OpCo Term Loan Claim relates to interest owed by an Irish tax resident Debtor to a Holder.

(a)	Definition of Non-Irish Holder

“Non-Irish Holder” means any Holder of RCF Claims, Super HoldCo 1L Claims, or OpCo Term Loan Claims that is not resident or ordinarily resident in Ireland for Irish tax purposes and who does not hold their Claims in connection with a trade or business carried on in Ireland.

2.	Irish Tax Consequences to Holders of Claims in Connection with the Settlement of the Claims in Exchange for Pro Rata Share of Reorganized Common Interests or Takeback Term Loans

(a)	Irish Tax on the Settlement of a Claim

Non-Irish Holders of an Allowed RCF Claim, Super HoldCo 1L Claim, or OpCo Term Loan Claim should not be subject to Irish capital gains tax (“CGT”) on the disposal of their Claims.

The treatment of the settlement of an Allowed RCF Claim, Super HoldCo 1L Claim, or OpCo Term Loan Claim for an Irish tax resident Holder will depend on whether such Claim is held as a trading asset or capital asset. Where an Allowed RCF Claim, Super HoldCo 1L Claim, or OpCo Term Loan Claim is held as a trading asset, the settlement of such Claim should form part of the taxable result of the Holder subject to Irish corporation tax at 12.5%. Where an Allowed RCF Claim, Super HoldCo 1L Claim, or OpCo Term Loan Claim is held as a capital asset by an Irish resident Holder, Irish tax law provides that those debts are regarded as chargeable assets for Irish CGT purposes. The settlement of an Allowed RCF Claim, Super HoldCo 1L Claim, or OpCo Term Loan Claim by any Irish tax resident Holder should be considered, prima facie, disposals chargeable to Irish CGT, taxable at 33%. To the extent that any consideration received by an Irish tax resident corporate Holder is received in satisfaction of interest accrued such amount will be subject to corporation tax at 25% where the Irish tax resident Holder is a company that does not treat interest received as part of a trade and 12.5% where the interest received does form part of a trade. An Irish tax resident Holder that is an individual will be subject to income tax, universal social charge and pay related social insurance on any interest received. To the extent that any portion of the accrued interest was previously included in an Irish tax resident corporate Holder tax return on an accruals basis on the basis it formed part of trading income the Holder may be entitled to recognize a corporation tax trading loss.

(b)	Irish CGT Base Cost of Reorganized Common Interests

The base cost for Irish CGT purposes of the Reorganized Common Interests should be the market value of the Reorganized Common Interests at the Effective Date. This is only relevant for Irish tax resident shareholders.

(c)	Irish Stamp Duty

No Irish stamp duty should arise on the issue of the Reorganized Common Interests to the Holders of an applicable Allowed Claim.

XI.
CERTAIN LUXEMBOURG TAX CONSEQUENCES TO THE LUXEMBOURG DEBTORS

A.	Cancellation of Debt Income

The Plan provides that holders of RCF Claims, Super HoldCo 1L Claims, and OpCo Term Loan Claims will receive various forms of consideration, including Reorganized Common Interests, Subscription Rights, or Takeback Term Loans, in exchange for their Claims. As a result thereof, the Claims should be extinguished.

In general, a Luxembourg debtor will realize and recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. If the fair market value of the consideration given in satisfaction, or as part of the discharge, of such indebtedness is lower than its face value at the time of the exchange, such a transaction should lead to an increase of the net asset value of the Luxembourg debtor which should result in recognition of COD income for Luxembourg income tax purposes subject to Luxembourg tax at the global income tax rate of 23.87% (for the fiscal year 2026) (for the amount by which the face value exceeds the reimbursed value) at the level of the Luxembourg debtor, unless an exemption applies. The amount of COD income will depend, in part, on the face value of the discharged indebtedness and the fair market value of the consideration given in satisfaction, or as part of the discharge, of such indebtedness. Accordingly, the estimated amount of COD income is uncertain at this time.

However, such taxable income may be offset with the available tax losses carried forward of the Luxembourg debtors. To be noted that regarding tax losses incurred starting from the tax year 2017, the carry-forward is limited to 17 years, while the carry-forward is unlimited for older tax losses; being understood that the older tax losses are deducted first.

By derogation, Article 52 of the Luxembourg Income Tax Law (“ITL”) relates specifically to gains derived by a Luxembourg corporate debtor upon total or partial debt forgiveness that has occurred in the framework of a financial reorganization aimed at the financial recovery of that debtor (i.e., gain d’assainissement or “reorganization profit”). This article provides that the increase of the net asset value of a Luxembourg corporate debtor resulting from a gain d’assainissement/reorganization profit has to be eliminated from the positive taxable result of the Luxembourg debtor to the extent only of that result. More specifically, further to Article 52 ITL and Article 114(2)(1) ITL, COD income profit to be derived by the Luxembourg debtor resulting from a gain d’assainissement/reorganization profit should first be offset with existing tax losses carried forward of and exempt based on Article 52 ITL for the remainder. In other words, it means that the tax exemption applies only to the portion of net gain d’assainissement/reorganization profit exceeding existing tax losses available during the year of the debt forgiveness. The Luxembourg Debtors consider that the Plan aims at the financial recovery of the Luxembourg Debtors and that the businesses of the Luxembourg Debtors are expected to be continued.

The COD income resulting from the implementation of the Plan may qualify for Article 52 ITL. However, there is no guarantee that the Luxembourg tax authorities will agree with this position. If the provisions of Article 52 ITL cannot apply at the level of the Luxembourg debtor, the COD income to be derived by the Luxembourg debtor would remain fully taxable for Luxembourg tax purposes. It could, however, be offset with existing losses carried forward. COD income which could not be offset with losses carried forward would give rise to tax liability (2026: 23.87%).

B.	Limitation of Net Operating Losses

Luxembourg tax law allows tax losses to offset taxable profits but in practice, special concerns of tax abuse can restrict the use of tax losses after a change of shareholders. Luxembourg jurisprudence has called for a facts and circumstances analysis that could lead to a finding of abuse of law where the loss-generating activity is stopped following a change in ownership and a new profitable business is begun. However, valid commercial reasons should be sufficient to avoid the perception of abuse of law. Also, after a corporate restructuring, utilizing accumulated tax losses within the same group should not be suspect if there are economic reasons beyond using the losses. Finally, the mere conversion of a company’s legal form may, in certain situations, not prevent the company from using the losses to offset future profits. Similarly, the sole change of shareholders should not entail the refusal of the deductibility of the tax losses. However, a change of shareholders together with a change of activity (transfer of the loss-generating assets) and the beginning of a completely new activity by the loss-generating company would significantly increase the risk of characterization of the transaction as tax abusive and the deductibility of the tax losses to be denied.

The Luxembourg Debtors consider that they will continue with their historic business after implementation of the Plan, the Debtors do not expect a limitation on utilizing pre-reorganization losses.

C.	Pillar Two

On 20 December 2023, Luxembourg enacted legislation implementing Council Directive (EU) 2022/2523 through the Law of 22 December 2023 concerning minimum effective taxation (“Luxembourg Pillar Two Law”). Pillar Two imposes a minimum effective tax rate of 15% for large multinational enterprise (“MNE”) that have consolidated revenues of at least EUR 750 million in at least two out of the preceding four years. The Luxembourg Pillar Two Law introduced an IIR (impôt relatif à la règle d’inclusion du revenue), a UTPR (impôt relatif à la règle des bénéfices insuffisamment imposés) and a Qualified Domestic Minimum Top-up Tax (impôt national complémentaire) ("QDMTT"). The IIR and the QDMTT became effective for fiscal years starting on or after 31 December 2023, while the UTPR became effective for fiscal years starting on or after 31 December 2024. All Luxembourg entities of an in-scope group are subject to the Luxembourg QDMTT, under which top-up tax may be levied if Luxembourg as a jurisdiction of the group does not meet the 15% minimum tax rate.

In addition, the Luxembourg Pillar Two Law has implemented the transitional Country-by-Country Reporting (CbCR) safe harbor, which is a temporary simplification mechanism designed to defer full Pillar Two computations during the transition period. The CbCR safe harbor applies to fiscal years beginning on or before 31 December 2026 but not including a fiscal year that ends after 30 June 202823. To the extent the safe harbor applies for Luxembourg as a jurisdiction of the group, the top-up tax would be deemed to be zero, and no additional QDMTT liability would be expected for such period.

The COD income recognized by Luxembourg entities pursuant to the Plan may increase financial accounting income for purposes of computing jurisdictional effective tax rates. To the extent COD income is not taxable under Luxembourg income tax law (see paragraph “Cancellation of Debt Income” above), this may result in that Luxembourg as a jurisdiction of the group would not satisfy the conditions for transitional safe harbor eligibility (notably the simplified effective tax rate test). If the transitional safe harbor is not available for a given fiscal year, a full Pillar Two computation would be required, which may result in a QDMTT liability if the Pillar Two ETR in Luxembourg remains below the 15% threshold. Although the Luxembourg Pillar Two Law provides for certain exclusions of COD income from the taxable base, the conditions for these exclusions are different than the corresponding Luxembourg domestic tax provision on the gain d’assainissement.

[23]	Based on OECD Side-by-Side Guidance issued on January 5, 2026, the transitional CbCR safe harbor now applies to fiscal years beginning on or before December 31, 2027, but not including a fiscal year that ends after June 30, 2029.

The Luxembourg QDMTT impact of the Plan will thus depend on how the restructuring would be reflected in the applicable accounting standards, (i.e., whether an income item would be recognized), the applicable Luxembourg income tax treatment, including the recognition of current and deferred tax positions, and the availability of safe harbor rules.

The Luxembourg Debtors have not completed a final determination of the availability of transitional safe harbor relief for all relevant Luxembourg entities, nor have they completed full modeling of the interaction between restructuring-related income items and Pillar Two jurisdictional computations. As a result, the ultimate impact of Pillar Two rules, including Luxembourg QDMTT, remains uncertain. The Luxembourg Debtors continue to evaluate the potential effects of these rules on the consolidated financial statements.

XII.
CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, Holders of Claims should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, and the documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation.

A.	Certain Bankruptcy Law Considerations

1.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with Chapter 11 Proceedings

As a consequence of the Debtors’ filing for relief under chapter 11 of the Bankruptcy Code, the Debtors’ operations and their ability to develop and execute their business plan, and their continuation as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following:

•	the Debtors’ ability to prosecute, confirm, and consummate the Plan or another plan of reorganization with respect to the chapter 11 proceedings;

•	the high costs of bankruptcy proceedings and related fees;

•	the Debtors’ ability to obtain sufficient financing to allow them to emerge from bankruptcy and execute their business plan post-emergence;

•	the Debtors’ ability to maintain their relationships with their service providers, customers, vendors, suppliers, employees, and other third parties;

•	the Debtors’ ability to maintain contracts that are critical to their operations;

•	the Debtors’ ability to attract, motivate, and retain key employees;

•	the ability of third parties to seek and obtain court approval to terminate contracts and other agreements with the Debtors;

•	the ability of third parties to seek and obtain court approval to convert the chapter 11 proceedings to chapter 7 proceedings; and

•	the actions and decisions of the Debtors’ creditors and other third parties who have interests in the chapter 11 proceedings that may be inconsistent with the Debtors’ plans.

Delays in the Debtors’ chapter 11 proceedings increase the risks of their inability to reorganize their businesses and emerge from bankruptcy and may increase the costs associated with the bankruptcy process.

These risks and uncertainties could affect the Debtors’ business and operations in various ways. For example, negative events associated with the Debtors’ chapter 11 proceedings could adversely affect their relationships with their service providers, customers, employees and other third parties, which in turn could adversely affect their operations and financial condition.

In addition, the Debtors need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit their ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Debtors’ chapter 11 proceedings, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during their chapter 11 proceedings that may be inconsistent with their plans.

2.	The Plan May Not Be Confirmed

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Notwithstanding the Restructuring Support Agreement, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all voting classes voted in favor of the Plan or the requirements for “cramdown” were met with respect to any Class that rejected the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for confirmation are not met. If the Plan is not confirmed, it is unclear what distributions Holders of Claims ultimately would receive with respect to their Claims in a subsequent plan of reorganization or liquidation.

3.	The Debtors May Fail to Satisfy the Vote Requirement

Although the parties to the Restructuring Support Agreement have agreed to support the Plan, in the event that the Debtors are nevertheless unable to obtain sufficient votes from the Classes entitled to vote, the Debtors reserve the right to seek to accomplish an alternative chapter 11 plan or seek to “cram down” (i.e., achieve non-consensual confirmation of) the Plan on non-accepting Classes. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to Holders of Allowed Claims as those proposed in the Plan.

4.	The Debtors May Be Required to Re-Solicit Votes on the Plan

The Bankruptcy Code provides that a debtor may solicit votes before the commencement of a chapter 11 case if conducted in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitation or, if there is no such non-bankruptcy law, after disclosure of “adequate information,” as defined in the Bankruptcy Code. Additionally, the Bankruptcy Code provides that a holder of a claim will not be deemed to have accepted or rejected the Plan before commencement of a chapter 11 case if the Bankruptcy Court finds that the Plan was not transmitted to substantially all creditors and other equity interest holders of that same class entitled to vote or that an unreasonably short time was prescribed for voting. If the Bankruptcy Court concludes that the requirements of the Bankruptcy Code have not been met, then the Bankruptcy Court could deem votes solicited before the commencement of the Chapter 11 Cases invalid. If the Bankruptcy Court so concludes, the Plan could not be confirmed without a re-solicitation of votes to accept or reject the Plan. While the Debtors believe that the requirements of the Bankruptcy Code will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

If a re-solicitation of the Plan is required, there can be no assurance that such re-solicitation would be successful. In addition, re-solicitation could delay confirmation of the Plan and result in termination of the Restructuring Support Agreement, resulting in a lengthy bankruptcy proceeding, the outcome of which would be uncertain.

5.	Parties in Interest May Object to the Entire Plan or Specific Provisions of the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection. Even if the Debtors ultimately prevail, any objection to the Plan could result in the delay of confirmation as well as additional expenses.

6.	Releases, Injunctions, or Exculpation Provisions May Not Be Approved

The Plan provides for certain releases, injunctions, and exculpations for claims and causes of action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. The Debtor Release, as defined in the Plan, is subject to the ongoing Super HoldCo Investigation. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

7.	The Effective Date May Not Occur

Although the Debtors believe that the Effective Date will occur on the timeline contemplated by the Restructuring Support Agreement, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived, then the Combined Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

8.	The Restructuring Support Agreement May Be Terminated

The Restructuring Support Agreement contains certain provisions that give each of the Company Parties, the Requisite Supporting Senior Creditors, and the Requisite Supporting OpCo 2028 Term Lenders the right to terminate the Restructuring Support Agreement under certain conditions. In addition, the Restructuring Support Agreement may be terminated by mutual written agreement among the Company Parties, the Requisite Supporting Senior Creditors, and the Requisite Supporting OpCo 2028 Term Lenders. Termination of the Restructuring Support Agreement could result in the loss of support for the Plan by important creditor constituencies, the loss of the DIP Facilities backstop, and could result in protracted chapter 11 proceedings, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers. If the Restructuring Support Agreement is terminated, the Debtors’ ability to confirm and consummate the Plan could be materially and adversely affected.

9.	Contingencies May Affect Votes of the Voting Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, may or may not affect the validity of the vote taken by the Voting Classes to accept or reject the Plan or require any sort of re-solicitation of votes by the Voting Classes.

10.	Protracted Chapter 11 Proceedings May Have an Adverse Effect on the Debtors’ Business and Results of Operations, and the Debtors May Face Increased Levels of Customer and Employee Attrition as Well as Distraction to Management

The Debtors operate in a highly competitive industry. The Company has experienced, and may continue to experience, margin pressure and volume degradation due to overcapacity in certain industries and continued macroeconomic headwinds.

Although the Plan is designed to minimize the length of the Debtors’ chapter 11 proceedings, it is impossible to (a) predict with certainty the amount of time that the Debtors may spend in bankruptcy or (b) assure parties in interest that the Plan will be confirmed.

Protracted chapter 11 proceedings will also involve additional expense and the Debtors’ management will be required to spend a significant amount of time and effort focusing on the proceedings. This diversion of attention may materially and adversely affect the conduct of the Debtors’ business, and, as a result, their financial condition and results of operations.

In addition, during the pendency of the chapter 11 proceedings, the Debtors’ employees will face considerable distraction and uncertainty, and the Debtors may experience increased levels of employee attrition. A loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to effectively and efficiently conduct their business, and could impair their ability to execute their strategy and implement operational initiatives, thereby having a material adverse effect on their financial condition and results of operations.

11.	The Chapter 11 Cases May Be Converted to Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interests of Holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. Refer to the Liquidation Analysis, attached hereto as Exhibit D, for a discussion of the anticipated effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Interests.

12.	Failure to Secure Necessary Regulatory Approvals

Although the Debtors believe that they will be able to secure the necessary Regulatory Approvals to consummate the Restructuring Transactions, the Debtors are not certain whether certain regulatory agencies, including antitrust, merger control, and foreign investment authorities will approve the consummation of the Restructuring Transactions or any material portion thereof. The Debtors also are not certain whether any such regulatory agencies will take action to suspend or prohibit the Restructuring Transactions or any material portion thereof. Any delay in consummating the Restructuring Transactions due to regulatory approval processes, or the failure to obtain such approvals, could prolong the Chapter 11 Cases and reduce recoveries available to creditors.

B.	Additional Factors Affecting the Value of the Reorganized Debtors

1.	Claims Could Be More than Projected

There can be no assurance that the estimated allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Some assumptions may not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of allowed Claims may vary from the Debtors’ projections and feasibility analysis, and the variation may be material.

2.	Contract Payment Obligations Could Be More Than Projected

There can be no assurance the payment obligations of the Debtors or the Reorganized Debtors arising or otherwise resulting from the assumption of executory contracts or unexpired leases will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Such payment obligations could be significant and material and, if the Debtors are unsuccessful in challenging such amounts, then the confirmation or the effectiveness of the Plan may be jeopardized.

3.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (a) estimates and assumptions that might ultimately prove to be incorrect and (b) projections that may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds the Reorganized Debtors may have or the amount of Claims in the various Classes that might be Allowed.

C.	Factors Relating to Securities to Be Issued Under the Plan

1.	There Is Currently No Market for Securities

There is currently no market for the Reorganized Common Interests, and there can be no assurance as to the development or liquidity of any market for such securities.

The Reorganized Parent does not intend to list the Reorganized Common Interests on the NYSE, NASDAQ, or any other national securities exchange, and none of the Reorganized Debtors intends to be subject to reporting obligations under sections 12(b), 12(g), or 15(d) of the Exchange Act, or similar statutory public reporting obligations in respect of the Reorganized Common Interests or any other securities issued under the Plan. The Reorganized Debtors shall use commercially reasonable efforts to ensure that, after giving effect to the Plan distributions, the Equity Rights Offering, and the MIP, the Reorganized Parent does not have a class of equity securities held of record by 300 or more persons so as to avoid triggering the reinstatement of reporting obligations under section 15(d) of the Exchange Act. Trinseo PLC’s ordinary shares were delisted from the NYSE and currently trade on the OTC Pink Limited Market. There can be no assurance that there will be an active trading market for the Reorganized Common Interests at any time after the Effective Date. If a trading market does not develop or is not maintained, Holders of the Reorganized Common Interests may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities may only be able to be sold at prices lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. Accordingly, Holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

Furthermore, the trading value of the Reorganized Common Interests is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (a) prevailing interest rates; (b) conditions in the financial markets; (c) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of securities. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the Reorganized Common Interests to rise and fall.

2.	The Reorganized Common Interests Issued Under The Plan Are Subject to Potential Dilution

The ownership percentage represented by the Reorganized Common Interests distributed on the Effective Date under the Plan will be subject to dilution from any other equity that may be issued post-emergence, including in connection with the MIP, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other equity issuances by the Reorganized Debtors could adversely affect the value of the Reorganized Common Interests. The amount and dilutive effect of any of the foregoing could be material.

3.	Significant Holders of Reorganized Common Interests May Have Significant Control

Certain Holders of Super HoldCo 1L Claims and OpCo 2028 Term Loan Claims are expected to acquire a significant ownership of the Reorganized Common Interests pursuant to the Plan. If such Holders were to act as a group (either informally or within the meaning of Rule 13d-5 under the Exchange Act), such Holders may be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the Reorganized Common Interests.

4.	Reorganized Common Interests Will Be Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the Reorganized Common Interests would rank below all debt claims against Reorganized Debtors in terms of payment priority. As a result, holders of the Reorganized Common Interests will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all of the Reorganized Debtors’ obligations to their debt holders have been satisfied.

5.	The Reorganized Debtors Do Not Intend to Pay Dividends

The Reorganized Debtors may not pay any dividends on account of the Reorganized Common Interests. In such circumstances, the success of an investment in the Reorganized Common Interests would depend entirely upon any future appreciation in the value of the Reorganized Common Interests. There is, however, no guarantee that the Reorganized Common Interests will appreciate in value.

D.	Risks Relating to the Capital Structure of the Reorganized Debtors

1.	Upon Emergence from Bankruptcy, the Debtors’ Historical Financial Information May Not Be Indicative of Their Future Financial Performance

The Debtors’ capital structure will be significantly altered under the Plan. Under fresh-start reporting rules that may apply to the Debtors upon the Effective Date of the Plan (or any alternative plan of reorganization), the Debtors’ assets and liabilities would be adjusted to fair values and their accumulated deficit would be restated to zero. Accordingly, fresh-start reporting rules apply, and the Debtors’ financial condition and results of operations following their emergence from chapter 11 would not be comparable to the financial condition and results of operations reflected in their historical financial statements. Further, a plan of reorganization could materially change the amounts and classifications reported in the Debtors’ consolidated historical financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.

2.	The Reorganized Debtors Will Have Significant Funded Debt Post-Emergence

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have a significant amount of secured indebtedness, including significant interest expense and principal repayment obligations. Following the Effective Date, the Reorganized Debtors expect to have outstanding secured funded debt of approximately $850 million under the Exit Term Loan Facility, plus amounts outstanding under the Exit RCF Facility (in an aggregate principal amount of at least $200 million), and the Exit Securitization Program.

The degree to which the Reorganized Debtors will be leveraged could have important consequences because, among other things: (a) it could affect the Reorganized Debtors’ ability to satisfy their obligations under their secured indebtedness following the Effective Date; (b) a portion of the Reorganized Debtors’ cash flow from operations will be used for debt service and unavailable to support operations, or for working capital, capital expenditures, expansion, acquisitions, or general corporate or other purposes; (c) the Reorganized Debtors’ ability to obtain additional debt financing or equity financing in the future may be limited; and (d) the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes in their business may be limited.

The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which in turn depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control, including the macroeconomic conditions in the global chemicals and materials industry described in Section III.A of this Disclosure Statement. Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

3.	The Reorganized Debtors’ Obligations Under Exit Facilities Will Be Secured by Substantially All Assets

The Reorganized Debtors’ obligations under the Exit Term Loan Facility and the Exit RCF Facility will be secured by liens on substantially all of the assets of the Reorganized Debtors (subject to certain exclusions set forth in the applicable exit facility credit documents). If the Reorganized Debtors become insolvent or are liquidated, or if there is an event of default under the applicable exit facility credit documents, the lenders thereunder would be entitled to exercise the remedies available to them under such documents and other remedies available to a secured lender under applicable law, including accelerating the obligations under the exit facility credit documents and/or foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the applicable facility that would be superior to any claim of a holder of unsecured debt.

4.	Restrictive Covenants

The exit facility credit documents governing the Exit Term Loan Facility and the Exit RCF Facility are expected to contain various covenants that may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, make certain investments, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate, and/or sell or dispose of all or substantially all of their assets. As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct their business and they may be unable to engage in favorable business activities or finance future operations or capital needs.

Any failure to comply with the restrictions of the financing agreements may result in an event of default, which may allow creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies.

E.	Risks Associated with the Debtors’ Business and Industry[24]

1.	Conditions in the Global Economy and Capital Markets May Adversely Affect the Debtors’ Results of Operations

The Debtors’ products are sold into end applications that are sensitive to changes in general economic conditions, such as those within the automotive and building and construction industries. Downturns in general economic conditions can cause fluctuations in demand for the Debtors’ products, product prices, volumes and margins. Rising inflation rates, recessions, turbulence in the credit markets, fluctuating commodity prices, volatile exchange rates, social and political instability, and other challenges affecting the global economy can affect the Debtors and their customers. During any period of uncertainty or heightened market volatility, consumer confidence may decline, which could lead to a decline in demand for the Debtors’ products, which could adversely affect sales volume, margins, and profitability.

[24]	The risk factors set forth in this Section XII.E relate to the business, operations, and industry of the Company and its subsidiaries on a consolidated basis and are not limited the Debtors.

2.	Volatility in Raw Material Costs or Disruption in Supply May Adversely Affect the Debtors’ Financial Condition and Results of Operations

The Debtors’ results of operations can be directly affected by volatility in the cost of raw materials, which are subject to global supply and demand and other factors beyond their control. The Debtors’ principal raw materials (butadiene, MMA, and styrene) together represent approximately 44% of total cost of goods sold. Crude oil prices also impact raw material and energy costs. Volatility in the cost of energy or raw materials makes it more challenging to manage pricing and pass increases on to customers in a timely manner, which could adversely affect the Debtors’ gross profit and margins. In addition, as certain supply agreements expire, the Debtors may be unable to renegotiate or renew these contracts or obtain new long-term supply agreements on comparable terms, or at all, which may significantly impact the Debtors’ operations. If the availability of any of the Debtors’ principal raw materials is limited, the Debtors may be unable to produce some of their products in the quantities demanded by their customers, which could have an adverse effect on plant utilization and product sales.

3.	Increased Energy Costs, Supply Constraints, and Geopolitical Events Could Adversely Impact the Debtors’ Results of Operations

The Debtors use natural gas and electricity to operate their facilities and generate heat and steam for various manufacturing processes, and these operations can be directly affected by volatility in the cost and availability of energy. The war between Russia and Ukraine continues to affect global energy markets, particularly in Europe, contributing to elevated volatility and higher prices for natural gas and other energy supplies. Reductions in Russian natural gas deliveries to Europe have resulted in supply constraints which are expected to persist. Prolonged or worsening natural gas shortages could lead to additional price increases, energy-supply rationing, or temporary reductions or shutdowns of the Debtors’ European manufacturing operations. In addition, the escalation of military conflict in the Middle East has further strained transit routes and contributed to longer transit times, elevated freight and insurance costs, and increased uncertainty for vessel availability, which could disrupt key supply chains, increase operating costs, and materially and adversely affect the Debtors’ results of operations.

4.	The Debtors Face Competitive Risks Related to Excess Supply Capacity

The Company’s products generally compete based on quality, reliability, customer specification, as well as customer service and the length and depth of customer relationships. Certain of the Company’s products compete primarily on price and therefore may face greater competition where comparable products are readily available. Excess supply capacity in the regions where the Company operates may create negative pricing pressure on these products. Competitors in certain regions, primarily in Asia, have added or may add significant production capacity, and such additional supply could negatively impact the Company’s sales, pricing and margins in those regions where new capacity is added or excess supply is made available. The Company’s inability to compete in these regions could have a material effect on its financial condition and results of operations.

5.	Global Trade Conflicts and the Imposition of Tariffs May Have a Material Adverse Impact on the Debtors’ Business

Various governments have adopted or may adopt protectionist trade policies seeking to impose tariffs, or renegotiate or terminate certain existing trade relationships or trade agreements. The tariff landscape is continually changing and varies by country. The Debtors are not able to predict whether such tariffs will be permanent, whether new tariffs will be implemented or which jurisdictions would be impacted. Uncertainty over global tariffs has and may continue to delay purchasing decisions by the Debtors’ customers as they assess the impact of such trade policies on their business. Further changes in trade policy, trade restrictions, tariffs, or other governmental action have the potential to adversely impact the Debtors’ costs, including prices of raw materials, or demand for the Debtors’ products or the Debtors’ customers’ products, which in turn could adversely impact the Debtors’ business, financial condition and results of operations.

6.	Chemical Manufacturing is Inherently Hazardous and Production at the Debtors’ Manufacturing Facilities Could Be Disrupted

There are hazards and risks of disruption inherent in chemical manufacturing and the related storage and transportation of raw materials, products and wastes. These potential risks include pipeline and storage tank leaks, explosions and fires, inclement or extreme weather and natural disasters, cyber-attacks, failure of mechanical systems and process safety equipment, and chemical spills and other discharges or releases of toxic or hazardous substances. These hazards could expose employees, customers and the community to toxic chemicals, contaminate the environment, damage property, result in personal injury or death, lead to an interruption or suspension of operations, damage the Debtors’ reputation, and result in governmental enforcement, fines and penalties, and third-party claims. Each of these scenarios could negatively affect the Debtors’ business and financial performance.

7.	The Debtors’ Failure to Adequately Protect Their Intellectual Property Rights Could Adversely Affect the Debtors’ Business

The Debtors’ success depends to a significant degree upon their ability to protect, preserve and enforce their intellectual property rights, including patents, trademarks, trade secrets and other proprietary information including intellectual property licensed from third parties. The Debtors may be unable to prevent third parties from using their intellectual property without authorization or from independently developing similar intellectual property. Any inability to effectively prevent the unauthorized use of the Debtors’ intellectual property could reduce or eliminate any competitive advantage they have developed. In addition, the Debtors’ products may infringe the intellectual property rights of others, which could cause the Debtors to incur unexpected costs or prevent them from selling certain products. Intellectual property litigation is often expensive and time-consuming, regardless of the merits of any claim, and could divert management’s attention from operating the business.

8.	Cybersecurity Incidents Could Compromise Confidential Information or Negatively Impact the Debtors’ Operations

Cybersecurity incidents, including data breaches, could compromise the Debtors’ confidential information, personal identifiable information of employees, vendors and customers, or cause a failure of computer systems. Such incidents may result from external threats including cyber-attacks by criminal groups, state-sponsored actors or hacktivist organizations, or internal threats including malicious employees or mishandled information. Cybersecurity threats are constantly evolving, becoming more sophisticated and increasing the difficulty of detecting and successfully defending against them. A cybersecurity incident could lead to ransom, shutdown or destruction of critical manufacturing systems, manufacturing downtimes or operational disruptions, and other significant costs, which could adversely affect the Debtors’ reputation, financial condition and results of operations. In addition, the loss or disclosure of personal identifiable information may result in violations of data privacy regulations and expose the Debtors to litigation, fines and other penalties.

9.	The Debtors Are Subject to Extensive Environmental, Health and Safety Laws and Regulations

The Debtors use large quantities of hazardous substances, generate hazardous waste and emit wastewater and air pollutants in their manufacturing operations. Consequently, the Debtors’ operations are subject to extensive environmental, health and safety laws and regulations at both the national and local level in multiple jurisdictions. Many of these laws have become more stringent over time and the costs of compliance may continue to increase. In addition, the Debtors may be subject to losses due to liabilities related to contaminated land, environmental damage, or personal injuries associated with exposure to chemicals or the release of chemicals. Under environmental statutes, the current or former owner or operator of contaminated property may be subject to strict, unlimited, joint, several and retroactive liability for investigation and remediation costs. Any failure to comply with environmental requirements could result in substantial civil and criminal penalties, which could adversely affect the Debtors’ financial condition and results of operations.

In March 2023, an accidental release of acrylic latex emulsion occurred at the Company’s Bristol, Pennsylvania site, a portion of which flowed into a local waterway. The Company has received notices from the United States Coast Guard and the Pennsylvania Department of Environmental Protection identifying it as a potentially responsible party, and discussions with regulators regarding penalties and related claims remain ongoing. The Company has established an accrual for the estimated resolution of this matter, and such loss is not expected to be material; however, it is not possible at this time to estimate the Company’s ultimate liability in connection with all potential administrative or other actions related to the Bristol spill.

10.	Fluctuations in Currency Exchange Rates May Significantly Impact the Debtors’ Results of Operations

The Debtors’ operations are conducted by subsidiaries in many countries. The main currency to which the Debtors are exposed is the euro. To a lesser degree, the Debtors are also exposed to other currencies, including the Chinese yuan, South Korean won, Swiss franc, and New Taiwan dollar. A depreciation of these currencies against the U.S. dollar will decrease the U.S. dollar equivalent of the amounts derived from these operations, and because some raw material costs are procured in U.S. dollars, depreciation of these currencies may have an adverse effect on profit margins. There can be no assurance that any volatility in currency exchange rates will not have a material adverse effect on the Debtors’ financial condition or results of operations.

11.	Upon Emergence from Bankruptcy, the Board of Directors of the Reorganized Parent May Differ Significantly from the Current Composition of the Debtors’ Board of Directors

Upon emergence from bankruptcy, the composition of the Reorganized Debtors’ board of directors may differ significantly from the current composition of the Debtors’ board of directors. Any new directors are likely to have different backgrounds, experiences, and perspectives from those individuals who previously served on the board and, thus, may have different views on the issues that will determine the future of the Debtors. As a result, the future strategy and plans of the Debtors may differ materially from those of the past.

F.	Certain Risk Factors Related to the Irish Examinership Proceedings

1.	General

The Irish Examinership Proceedings in relation to Trinseo PLC will be of shorter duration than the Chapter 11 Cases and will run concurrently with the Chapter 11 Cases. It will entail the same risks with regard to the Debtors’ business. Further, as discussed in this Disclosure Statement, the filing of the Irish Examinership Proceedings will commence a protection period during which the Parent will, under Irish law, have the benefit of protection against enforcement and other actions by its creditors for a period of up to 100 calendar days (subject to extension up to a maximum of 1 year from the filing of the petition provided that proposals for a Scheme of Arrangement have been lodged with the Irish Court on or before the expiry of 100 calendar days from the date of the filing of the petition). In the event the Irish Examinership Proceedings are unsuccessful, the Irish Court could potentially order the winding up of Trinseo PLC or convert the Irish Examinership Proceedings to a liquidation proceeding.

2.	Parties in Interest May Object to the Appointment of an Examiner to the Irish Debtors

Section 509 of the Companies Act 2014 (Ireland) provides that the Irish Court may appoint an examiner to an Irish registered company if it is insolvent or likely to become so, has not been put into liquidation, no receiver has been appointed for three consecutive days prior to the presentation of the petition and that there is a reasonable prospect of the survival of both the company and its undertaking. In the case of the latter proof, Trinseo PLC, as the ultimate parent company of the Debtors, will be required to satisfy the Irish Court that it has an undertaking in its own right and that there is a reasonable prospect of survival of its undertaking as a going concern. Trinseo PLC believes that it will be possible to satisfy each of these proofs but there can be no assurance that the Irish Court will reach the same conclusion.

3.	The Examiner May Not Put the Proposals Before the Members and Creditors of Trinseo PLC and Seek Approval of the Scheme of Arrangement by the Irish Court

The Examiner, when appointed, will be an independent officer of the Irish Court and will be free to adopt or decline to adopt the terms of the proposals for a scheme of arrangement accompanying the petition to have an examiner appointed to Trinseo PLC. The Debtors believe that the Examiner will adopt and put the proposals before meetings of Trinseo PLC’s shareholders and creditors and subsequently seek approval of the scheme of arrangement by the Irish Court, because the proposals will mirror the Plan and the Plan represents the best solution achievable for the Debtors, their creditors and shareholders. There can be no assurance, however, that the Examiner will reach the same conclusion.

4.	Parties in Interest May Object to the Examiner’s Classification of Claims

The Examiner will be required, pursuant to section 539 of the Companies Act 2014 (Ireland), to place creditors in classes of creditors and provide equal treatment for each claim within a particular class unless the holder of a particular claim agrees to less favorable treatment. It is likely that in considering any objection to the basis upon which classes have been formulated, the Irish Court would take the view that each class must be confined to those parties whose rights are not so dissimilar as to make it impossible for them to consult together with a view to their common interest. There can be no assurance that the Irish Court will decide that the Examiner’s formulation of classes was correct.

5.	The Examiner May Not be Able to Secure Confirmation of the Proposals for a Scheme of Arrangement

Section 541 of the Companies Act 2014 (Ireland) provides that the Irish Court is precluded from confirming proposals for a scheme of arrangement unless it is satisfied that the proposals are fair and equitable in relation to any class of members or creditors that has not accepted the proposals and whose interests or claims would be impaired by implementation of the proposals and not unfairly prejudicial to the interests of any interested party. Additionally, the Irish Court must be satisfied that the Best-Interests-of-Creditors Test is satisfied. Whether proposals are fair and equitable or not unfairly prejudicial to any party will usually be assessed by reference to how such party would be treated in a liquidation, pursuant to Part 11 of the Companies Act 2014 (Ireland), of Trinseo PLC. This analysis will also be applicable to the Irish Court’s assessment of the Best-Interests-of-Creditors Test. A shareholder or creditor should not be unfairly prejudiced and a class of shareholders or creditors should not be considered to have been treated unfairly or inequitably if that party’s treatment approximates to, or is better than, the manner in which such party would be treated in a liquidation of Trinseo PLC. Any creditor or shareholder whose interests would be impaired by the proposals if implemented and who did not vote in favor of the proposals may object to the proposals in the Irish Court at the hearing convened to confirm the proposals. The Debtors believe that the terms of the Plan insofar as they relate to Trinseo PLC would not, if mirrored in a scheme of arrangement pursuant to Part 10 of the Companies Act 2014 (Ireland), be unfair or inequitable to any class of shareholders or creditors of Trinseo PLC and would not be unfairly prejudicial to the interests of any interested party. There is no assurance, however, that the Irish Court will reach the same conclusion.

G.	Disclosure Statement Disclaimers

1.	The Debtors Could Withdraw The Plan

Subject to the terms of, and without prejudice to the rights of any party to, the Restructuring Support Agreement, the Plan may be revoked or withdrawn before the Confirmation Date by the Debtors.

2.	The Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified in the Plan, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Equity Interest should consult its legal counsel and accountant as to legal, tax, and other matters concerning its Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

6.	Certain Tax Consequences of the Restructuring Transactions

The potential U.S. federal income tax consequences of the Restructuring Transactions to the Debtors and Holders of RCF Claims, Super HoldCo 1L Claims, and OpCo Term Loan Claims (including the ownership and disposition of consideration to be received pursuant to the Restructuring Transactions) are complex and, in certain instances, subject to uncertainty. Such Holders should carefully review the materials in “Certain U.S. Federal Income Tax Consequences of the Plan” and independently consult with their tax advisors regarding the Restructuring Transactions.

XIII.
VOTING PROCEDURES AND REQUIREMENTS

A.	Parties Entitled to Vote

Under the Bankruptcy Code, only Holders of claims or equity interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (a) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

If, however, the holder of an impaired claim or equity interest will not receive or retain any distribution under the Plan on account of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the Plan, and, accordingly, holders of such claims and equity interests do not actually vote on the Plan. If a claim or equity interest is not impaired by the Plan, the Bankruptcy Code conclusively presumes the holder of such claim or equity interest to have accepted the Plan and, accordingly, holders of such claims and equity interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan as (a) with respect to a class of claims, acceptance by creditors that hold at least two-thirds in dollar amount and more than one-half in number of the claims in such class held by creditors that voted; and (b) with respect to a class of equity interests, acceptance by equity interest holders that hold at least two-thirds in dollar amount of the equity interests in such class held by holders that voted.

The following Classes are Impaired under the Plan and Holders of Claims in such Classes are entitled to vote to accept or reject the Plan:

•	Class 4, RCF Claims;

•	Class 5, Super HoldCo 1L Claims; and

•	Class 6, OpCo Term Loan Claims.

B.	Voting Deadlines

Before voting to accept or reject the Plan, each Holder of an RCF Claim, Super HoldCo 1L Claim, or OpCo Term Loan Claim (each a “Voting Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

IF YOU ARE A HOLDER OF RCF CLAIMS, SUPER HOLDCO 1L CLAIMS, OR OPCO TERM LOAN CLAIMS, FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE SOLICITATION AGENT (AS DEFINED BELOW) ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M., PREVAILING CENTRAL TIME, ON June 29, 2026, UNLESS EXTENDED BY THE DEBTORS IN ACCORDANCE WITH THE RESTRUCTURING SUPPORT AGREEMENT.

C.	Voting Procedures

1.	Submission of Ballots

The Debtors will provide copies of this Disclosure Statement (including all exhibits and appendices), related materials and the applicable Ballot(s) (collectively, a “Solicitation Package”) to Holders of RCF Claims, Super HoldCo 1L Claims, and OpCo Term Loan Claims as of the Voting Record Date.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the applicable voting record date for voting purposes, and the applicable standards for tabulating Ballots.

The Debtors have engaged Kroll Restructuring Administration LLC as Solicitation Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.

Voting Holders should provide all of the information requested by their Ballots, and should (a) complete and submit their Ballot through the electronic ballot platform on the Solicitation Agent’s website by visiting https://restructuring.ra.kroll.com/trinseo/, clicking the “Submit E-Ballot” link under the “Case Navigation” section on the left hand side of the website, and following the instructions to submit their Ballot, or (b) complete and return the paper Ballot in accordance with the instructions set forth therein.

Paper Ballots may be delivered by First Class Mail, Overnight Courier, or Personal Delivery to the following address:

Trinseo PLC Ballot Processing Center

c/o Kroll Restructuring Administration LLC

850 Third Avenue, Suite 412

Brooklyn, NY 11232

To arrange hand delivery of your Ballot, please email Trinseoballots@ra.kroll.com (with “Trinseo – Hand Delivery of Ballot” in the subject line) at least 24 hours prior to your arrival at the Solicitation Agent address above and provide the anticipated date and time of delivery.

HOLDERS OF CLAIMS IN THE VOTING CLASSES ARE STRONGLY ENCOURAGED TO SUBMIT THEIR BALLOTS VIA THE ELECTRONIC BALLOT PLATFORM.

UNLESS A BALLOT IS RECEIVED BY THE SOLICITATION AGENT ON OR BEFORE THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

2.	Deficient Ballots

All Ballots must be signed by the record Holder of the applicable Claim or a person who has the power and authority to vote on behalf of the record Holder of such Claim.

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED. THE DEBTORS MAY REQUEST THAT THE SOLICITATION AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

If you return more than one Ballot voting different Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted. If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received by the Solicitation Agent on or before the applicable Voting Deadline will be deemed to reflect your intent, and thus, to supersede any prior Ballot. Furthermore, any Ballot submitted by email, facsimile, or any other means of electronic transmission other than the Solicitation Agent’s electronic ballot platform will not be counted.

Except as provided below, unless the Ballot is timely received by the Solicitation Agent before the Voting Deadline, together with any other documents required by such Ballot, the Debtors may reject such Ballot as invalid and therefore decline to utilize it in connection with seeking confirmation of the Plan.

3.	Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit a separate Ballot for each Voting Holder for whom they are voting.

4.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (a) all of the terms of, and conditions to, this Solicitation; and (b) the terms of the Plan, including the injunction, Debtor releases, and exculpation set forth therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

5.	Change of Vote

Any party who has previously submitted to the Solicitation Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting a subsequent, properly completed, valid Ballot for acceptance or rejection of the Plan which is received by the Solicitation Agent before the Voting Deadline; provided, however, that the Debtors have discretion on whether to accept any such changed Ballot after the Voting Deadline.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Solicitation Agent and/or the Debtors, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not been cured or waived) will be invalidated.

E.	Further Information, Additional Copies

All pleadings and notices relating to the Chapter 11 Cases that are filed with the Bankruptcy Court (including notices of the date and time of hearings, and the Plan Supplement, once filed), will be made available for review on the case information website of the Solicitation Agent at https://restructuring.ra.kroll.com/trinseo/. The Debtors reserve the right to modify, amend, supplement, restate, or withdraw the Plan Supplement after it is filed. The Debtors will file and make available on the Solicitation Agent’s website any modified, amended, supplemented or restated Plan Supplement as promptly as possible.

If you have any questions or require further information about the voting procedures for voting your claims or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Solicitation Agent.

XIV.
Confirmation of the Plan

A.	Combined Hearing

As described above, the Debtors anticipate that the Bankruptcy Court will schedule the Combined Hearing to consider final approval of this Disclosure Statement and confirmation of the Plan. The Debtors will serve notice of the Combined Hearing and the deadline established for filing any objections to this Disclosure Statement and/or confirmation of the Plan on all parties entitled to receive such notice.

B.	Requirements for Confirmation of the Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements

At the Combined Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)	any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)	with respect to each Class of Claims or Interests, each Holder of an Impaired Claim or Impaired Interest has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)	each Class of Claims or Interests either accepted the Plan or is not Impaired under the Plan, or the Plan otherwise meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below) with respect to such Class;

(viii)	the Plan’s treatment of Administrative Claims and Priority Tax Claims complies with the requirements of section 1129(a)(9) of the Bankruptcy Code;

(ix)	at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Combined Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the effective date of the Plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the Holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the Plan.

The Debtors believe that under the Plan all Holders of Impaired Claims and Interests will receive property with a value not less than the value such Holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to Holders of Impaired Claims and Equity Interests and (ii) the Liquidation Analysis attached hereto as Exhibit D.

As further set forth in the Liquidation Analysis attached hereto as Exhibit D, the following table summarizes the estimated range of recoveries that Holders of Claims and Interests would receive in a hypothetical chapter 7 liquidation of the Debtors:

Class	Designation	Plan Impairment	Plan Estimated Recovery (%)	Ch. 7 Estimated Recovery (%)
N/A	DIP Claims	Unimpaired	100%	100%
1–3	Administrative & Other Priority Claims	Unimpaired	100%	0%
4	RCF Claims	Impaired	99%–100%	0%–42%.
5	Super HoldCo 1L Claims	Impaired	60%–78%[25]	20%–27%
6	OpCo Term Loan Claims	Impaired	2%–9%	0%
7	Unsecured Funded Debt Claims	Impaired	0%	0%
8	General Unsecured Claims	Unimpaired	100%	0%
9	510(b) Claims	Impaired	0%	0%
10	Intercompany Claims	Unimpaired / Impaired	N/A	0%
11	Intercompany Interests	Unimpaired / Impaired	N/A	0%
12	Existing Equity Interests	Impaired	0%	0%

[25]	As noted above, the OpCo Intercompany Subscription Rights are included for the recovery for both Super HoldCo 1L Claims and OpCo Term Loan Claims; however, only one distribution (without duplication) of such Subscription Rights will be made under the Plan.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit D is solely for the purpose of disclosing to Holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that the Bankruptcy Court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)	Feasibility

In addition, as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections set forth in Exhibit E hereof. Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Section XII hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)	Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended (or deemed amended under the Plan) as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation Under Section 1129(b) of the Bankruptcy Code

If any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the bankruptcy court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any class vote to reject the Plan, or be deemed to reject the Plan, then these requirements must be satisfied with respect to such rejecting classes.

Accordingly, as to Classes 4, 5, and 6, should any of such Classes vote to reject the Plan, and as to Classes 7, 9, and 12, which are deemed to reject the Plan, the Plan must not “discriminate unfairly” and must be “fair and equitable” with respect to such Classes, pursuant to section 1129(b) of the Bankruptcy Code.

(a)	Unfair Discrimination Test

The “unfair discrimination” test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or equity interests receives more than it legally is entitled to receive for its claims or equity interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.” Courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of creditors differently without unfairly discriminating against either class. The Debtors believe the Plan satisfies the “unfair discrimination” test.

(b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such classes. The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the Plan:

•	Secured Creditors: Each holder of an impaired secured claim either (i) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the Plan, of at least the allowed amount of such secured claim, (ii) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (iii) receives the “indubitable equivalent” of its allowed secured claim.

•	Unsecured Creditors: Either (i) each holder of an impaired unsecured claim receives or retains under the Plan, property of a value, as of the effective date of the Plan, equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

•	Equity Interests: Either (i) each equity interest holder will receive or retain under the Plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such equity interest and (y) the value of the equity interest or (ii) the holders of equity interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the Plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE COMBINED HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUNDS THAT THE REQUIREMENTS UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE HAVE BEEN SATISFIED.

XV.
ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors believe the Plan represents the best available path to maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (a) the preparation and presentation of an alternative plan of reorganization or (b) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive periods in which to file and obtain acceptance of a plan of reorganization have expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of their assets. The Debtors believe, however, that the Plan, as described herein, provides the best available recovery for their creditors under the circumstances.

B.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of Holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit D.

Per the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan and no distribution to equity holders because of (a) the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases, (b) the complexity of the Debtors’ global operations across 14 countries, which would make an orderly liquidation particularly difficult and costly, and (c) the likely destruction of the going concern value of the Debtors’ businesses, including the value of the Company’s customer relationships, proprietary manufacturing processes, and well-known brands.

XVI.
CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the Holders of RCF Claims, Super HoldCo 1L Claims, and OpCo Term Loan Claims to vote in favor thereof.

Dated: May 25, 2026

Respectfully submitted,

TRINSEO PLC AND ITS DEBTOR AFFILIATES

By:	/s/ Alan Boyko
Title:	Chief Restructuring Officer

Exhibit A

Plan

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re: Trinseo PLC, et al., Debtors.[1]	x : : : : : : : x	Chapter 11 Case No. 26-_______ (____) (Joint Administration Requested)

JOINT PREPACKAGED PLAN OF REORGANIZATION OF TRINSEO PLC AND

ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

HUNTON ANDREWS KURTH LLP Timothy A. (“Tad”) Davidson II Philip M. Guffy 600 Travis Street, Suite 4200 Houston, TX 77002 Telephone: (713) 220-4200 Email: taddavidson@hunton.com pguffy@hunton.com

LATHAM & WATKINS LLP

Ray C. Schrock

Ryan Preston Dahl

George Klidonas

Jonathan J. Weichselbaum

1271 Avenue of the Americas

New York, NY 10020

Telephone:       (212) 906-1200

Email:                  ray.schrock@lw.com

ryan.dahl@lw.com

george.klidonas@lw.com

jon.weichselbaum@lw.com

– and –

Benjamin M. Rhode

330 N. Wabash Avenue

Suite No. 2800

Chicago, IL 60611

Telephone: (312) 876-7700

Email:           benjamin.rhode@lw.com

Proposed Counsel for the Debtors
and Debtors in Possession

Dated:     May 25, 2026

Houston, Texas

[1]	A complete list of each of the Debtors in these chapter 11 cases (the “Chapter 11 Cases”) and the last four digits of each Debtor’s taxpayer identification number (if applicable) may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://restructuring.ra.kroll.com/trinseo/. The Debtors’ mailing address is 440 East Swedesford Road, Suite 301, Wayne, PA 19087.

NO CHAPTER 11 CASES HAVE BEEN COMMENCED AT THIS TIME. THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. UPON COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT; (2) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE; AND (3) CONFIRMING THIS PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.

TABLE OF CONTENTS

Page

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1

A.	Rules of Interpretation	1
B.	Computation of Time	2
C.	Consultation, Information, Notice, and Consent Rights	2
D.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE, POSTPETITION SECURITIZATION PROGRAM, DIP FACILITY, AND PRIORITY TAX CLAIMS		32

2.1	Administrative Claims	32
2.2	Postpetition Securitization Program Claims	35
2.3	DIP Claims	35
2.4	Priority Tax Claims	36

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		36

3.1	Summary	36
3.2	Classification and Treatment of Claims and Interests	38
3.3	Special Provision Governing Unimpaired Claims	43
3.4	Elimination of Vacant Classes	43
3.5	No Waiver	44

ARTICLE IV. ACCEPTANCE OR REJECTION OF THIS PLAN		44

4.1	Presumed Acceptance of Plan	44
4.2	Deemed Rejection of Plan	44
4.3	Voting Classes	44
4.4	Presumed Acceptance by Non-Voting Classes	45
4.5	Acceptance by Impaired Class	45
4.6	Controversy Concerning Impairment	45
4.7	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down	45
4.8	Intercompany Interests	45
4.9	Votes Solicited in Good Faith	45

ARTICLE V. MEANS FOR IMPLEMENTATION OF THIS PLAN		46

5.1	Restructuring Transactions; Intercompany Settlement	46
5.2	Continued Corporate Existence	47
5.3	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	48

iii

5.4	Exit Term Loan Facility Documents	48
5.5	Exit RCF Facility	49
5.6	Exit Securitization Program and Approval of Exit Securitization Program Documents	49
5.7	Equity Rights Offering	50
5.8	Issuance and Distribution of Plan Securities	52
5.9	Exemption from Securities Laws	52
5.10	Management Incentive Plan	54
5.11	Subordination	55
5.12	Release of Liens and Claims	55
5.13	Organizational Documents of the Reorganized Debtors	56
5.14	Corporate Action	57
5.15	Directors and Officers of the Reorganized Debtors	58
5.16	Regulatory Approvals	58
5.17	Cancellation of Notes, Certificates and Instruments	59
5.18	Sources of Cash for Plan Distributions	59
5.19	Preservation and Reservation of Causes of Action	60
5.20	Notice of Effective Date	61
5.21	Closing of the Chapter 11 Cases	61

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		61

6.1	Assumption or Rejection of Executory Contracts and Unexpired Leases	61
6.2	Payments Related to Assumption of Executory Contracts and Unexpired Leases	62
6.3	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	63
6.4	Survival of the Debtors’ Indemnification Obligations	63
6.5	Employee Plans	64
6.6	Insurance Policies	64
6.7	Intellectual Property Licenses and Agreements	65
6.8	Assignment	65
6.9	Modifications, Amendments, Supplements, Restatements, or Other Agreements	66
6.10	Contracts and Leases Entered Into After the Petition Date	66
6.11	Reservation of Rights	66

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		66

7.1	Distributions Generally	66
7.2	Distribution Record Date	67
7.3	Date of Distributions	67
7.4	Distribution Agent and Expenses of Distribution Agent	68
7.5	Rights and Powers of the Distribution Agent	68
7.6	Distributions as of the Effective Date	69
7.7	Unclaimed Property	69

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7.8	Time Bar to Cash Payments	69
7.9	Manner of Payment under Plan	69
7.10	Satisfaction of Claims	69
7.11	Fractional Shares	70
7.12	Minimum Cash Distributions	70
7.13	Setoffs	70
7.14	Allocation of Distributions Between Principal and Interest	71
7.15	No Distribution in Excess of Amount of Allowed Claim	71
7.16	Withholding and Reporting Requirements	71
7.17	Surrender of Canceled Instruments or Securities	72
7.18	Claims Paid or Payable by Third Parties	72
7.19	Elimination of Guarantees and Joint and Several Liability	73
7.20	Delivery of Distributions through DTC	73

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		73

8.1	Claims Generally	73
8.2	Objections to Claims	74
8.3	Estimation of Claims	74
8.4	Disallowance of Claims	75
8.5	Adjustment to Claims Without Objection	75
8.6	No Distributions Pending Allowance	75
8.7	Distributions after Allowance	75
8.8	Claim Resolution Procedures Cumulative	75
8.9	Single Satisfaction of Claims and Interests	76

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		76

9.1	Conditions Precedent to the Effective Date	76
9.2	Timing of Conditions Precedent	77
9.3	Effect of Non-Occurrence of the Effective Date	78

ARTICLE X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		78

10.1	General	78
10.2	Release of Claims and Causes of Action	79
10.3	Waiver of Statutory Limitations on Releases	82
10.4	Discharge of Claims and Interests	82
10.5	Exculpation	83
10.6	Permanent Injunction	84
10.7	Protection of Government Claims	85
10.8	Binding Nature of Plan	85
10.9	Protection Against Discriminatory Treatment	86
10.10	Recoupment	86
10.11	Integral Part of Plan	86

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ARTICLE XI. RETENTION OF JURISDICTION		86

ARTICLE XII. MISCELLANEOUS PROVISIONS		88

12.1	Substantial Consummation	88
12.2	Post-Effective Date Fees and Expenses	89
12.3	Conflicts	89
12.4	Modification of Plan	89
12.5	Effect of Confirmation on Modifications	89
12.6	Revocation or Withdrawal of Plan	89
12.7	Reservation of Rights	90
12.8	Further Assurances	90
12.9	Severability	90
12.10	Service of Documents	91
12.11	Exemption from Certain Taxes and Fees	92
12.12	Governing Law	93
12.13	Tax Reporting and Compliance	93
12.14	Entire Agreement	93
12.15	Closing of Chapter 11 Cases	93
12.16	2002 Notice Parties	93
12.17	Default by a Holder of a Claim or Interest	94
12.18	Deemed Acts	94

vi

JOINT PREPACKAGED PLAN OF REORGANIZATION OF TRINSEO PLC AND
ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Trinseo PLC and the other above-captioned debtors and debtors in possession (each a “Debtor” and, collectively, the “Debtors”) jointly propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article 1.D.

Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article 3 shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. This Plan does not contemplate substantive consolidation of any of the Debtors.

This Plan shall be deemed a motion to approve the good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, including the Intercompany Settlement.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. There are also other agreements and documents, which shall be Filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and the terms and conditions set forth in the Restructuring Support Agreement and this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan before its substantial consummation.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Article I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, or other agreement or document shall mean as it may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the Restructuring Support Agreement and this Plan, in each case, to the extent applicable; (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (c) shall affect any parties’ consent rights over any of the Definitive Documents (as defined in the Restructuring Support Agreement) or any amendments thereto, as provided for in the Restructuring Support Agreement; (d) any reference to an Entity as a Holder of a Claim or an Interest includes that Entity’s permitted successors and assigns; (e) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections hereof or hereto; (f) unless otherwise stated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (i) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection in effect as of the date of this Plan; (j) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company Laws, as well as the substantially equivalent terms under applicable non-U.S. Laws; (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (m) any reference in this Plan to “$” or “dollars” shall mean U.S. dollars; (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean such statutes, regulations, orders, rules of courts, and the like as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (o) to the extent that the treatment, allowance, or disallowance of any Claim or Interest herein is interpreted as a Claim or Interest objection, this Plan shall be deemed an objection to such Claim or Interest; and (p) references to docket numbers herein are, unless otherwise specified herein, references to the docket numbers of documents Filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

B.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day but shall be deemed to have been completed as of the required date. Unless otherwise specified herein, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Consultation, Information, Notice, and Consent Rights

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) and the DIP Documents with respect to the form and substance of this Plan, all exhibits to this Plan, the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, are incorporated herein by reference (including to the applicable definitions in Article 1.D hereof) and fully enforceable as if stated in full herein.

The absence in this Plan of references to any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) and the DIP Documents with respect to the form and substance of this Plan, all exhibits to this Plan, the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents as such rights relate to any document referenced in the Restructuring Support Agreement or any DIP Document shall not impair, modify or negate such rights.

Solely with respect to any consultation, information, notice, or consent rights in this Plan, in the event of any inconsistency between this Plan and the Restructuring Support Agreement or any DIP Document, the terms of the Restructuring Support Agreement or such DIP Document shall control.

D.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1.1            “2023 Refinancing” means the financing and related transactions the Debtors and certain non-Debtor Affiliates entered into on or around September 8, 2023, as described in greater detail in the Disclosure Statement.

1.2            “2025 Refinancing” means the financing and related transactions the Debtors and certain non-Debtor Affiliates entered into on or around January 17, 2025, as described in greater detail in the Disclosure Statement.

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1.3            “2026 Financings” means financing and related transactions the Debtors and certain non-Debtor Affiliates entered into to incur $50 million of incremental RCF Obligations on April 10, 2026 and $25 million of incremental RCF Obligations on May 13, 2026.

1.4            “2029 Indenture” means that certain Indenture dated January 17, 2025, as amended, restated, supplemented or otherwise modified from time to time, among Trinseo Luxco Finance, Trinseo NA Finance LLC, the other guarantors party thereto, and the 2029 Notes Trustee.

1.5            “2029 Notes” means the 7.625% second lien notes due 2029 issued under the 2029 Indenture.

1.6            “2029 Notes Claims” means all Claims against a Debtor arising under, derived from, based on, related to, or on account of, the 2029 Notes or the 2029 Notes Documents.

1.7            “2029 Notes Documents” means, collectively, the 2029 Indenture, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.8            “2029 Notes Trustee” means The Bank of New York Mellon, in its capacity as trustee under the 2029 Indenture, and any successor thereto.

1.9            “510(b) Claim” means any Claim against a Debtor subject to subordination pursuant to section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

1.10          “Ad Hoc Group of OpCo 2028 Term Lenders” means that certain ad hoc group of OpCo 2028 Term Lenders represented by Gibson, Dunn & Crutcher LLP and Lazard Frères & Co. LLC.

1.11          “Ad Hoc Group of OpCo 2028 Term Lenders Advisors” means Gibson, Dunn & Crutcher LLP, as legal advisor, Howley Law PLLC, as local counsel, one Luxembourg legal counsel, one Irish legal counsel, Lazard Frères & Co. LLC, as investment banker and financial advisor, and, subject to prior written consent from the Company Parties (such consent not to be unreasonably withheld, conditioned, or delayed), such other professionals that may be retained by or on behalf of the Ad Hoc Group of OpCo 2028 Term Lenders (including the retention of any professionals by Gibson, Dunn & Crutcher LLP).

1.12          “Ad Hoc Group of Senior Secured Creditors” means that certain ad hoc group of Super HoldCo 1L Lenders and RCF Lenders represented by Paul Hastings LLP and PJT Partners LP.

1.13          “Ad Hoc Group of Senior Secured Creditors Advisors” means Paul Hastings LLP, as legal advisor, PJT Partners LP, as investment banker and financial advisor, and such other professionals that may be retained by or on behalf of the Ad Hoc Group of Senior Secured Creditors.

1.14          “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims and any other Allowed compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930 of chapter 123 of title 28 of the United States Code; (d) Restructuring Fees and Expenses; and (e) Claims in respect of Premium Interests.

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1.15            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person, and shall include the meaning of “affiliate” as such term is defined in section 101(2) of the Bankruptcy Code as if such Person were a debtor in a case under the Bankruptcy Code.

1.16            “Agents” means, collectively, the OpCo Term Loan Agent, the OpCo DIP Agent, the RCF Agent, the Super HoldCo 1L Agent, the Super HoldCo DIP Agent, and the 2029 Notes Trustee, in their capacities as such.

1.17            “Allowed” means, with respect to any Claim or Interest, a Claim or Interest (or portion thereof) (a) arising on or before the Effective Date (i) as to which no objection to allowance has been interposed within the time period set forth in this Plan, or (ii) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective Holder, (b) as to which the liability of such Debtor and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (c) expressly allowed under this Plan.

1.18            “Antitrust Laws” means the Sherman Act, the Clayton Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act, and any other federal, state, or foreign (including multilateral or multinational) Laws governing agreements in restraint of trade, monopolization, premerger notification, the lessening of competition through merger, acquisition, or anticompetitive conduct, and any similar foreign investment Laws.

1.19            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

1.20            “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, or any other court having jurisdiction over the Chapter 11 Cases.

1.21            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

1.22            “Business Day” means any day other than a Saturday, Sunday, or another day on which commercial banks in New York are required or permitted under applicable Laws or regulations to close.

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1.23            “Cash” means the legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

1.24            “CastleKnight” means CastleKnight Management LP, together with its Affiliates and Related Parties.

1.25            “Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, “Cause of Action” also includes: (a) any right of setoff, counterclaim, or recoupment, and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim assertable pursuant to section 362 or chapter 5 of the Bankruptcy Code, or state law fraudulent transfer or similar avoidance claims; and (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

1.26            “Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

1.27            “Claim” means any “claim” as such term is defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

1.28            “Claims Register” means the official register of Claims maintained by the Solicitation Agent.

1.29            “Class” means a class of Claims or Interests classified as set forth in Article 3 pursuant to section 1122(a) of the Bankruptcy Code.

1.30            “Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

1.31            “Combined Hearing” means the hearing to be held by the Bankruptcy Court to consider (a) final approval of the Disclosure Statement and the Solicitation under sections 1125 and 1126(b) of the Bankruptcy Code (if previously conditionally approved), and (b) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.32            “Combined Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, approving the Intercompany Settlement and if not previously approved on a final basis, approving the Disclosure Statement on a final basis pursuant to section 1125 of the Bankruptcy Code.

5

1.33            “Company Parties” has the meaning set forth in the Restructuring Support Agreement.

1.34            “Confirmation” means the Bankruptcy Court’s entry of the Combined Order on the docket of the Chapter 11 Cases.

1.35            “Confirmation Date” means the date upon which Confirmation occurs.

1.36            “Consummation” means the occurrence of the Effective Date.

1.37            “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

1.38            “Cure Dispute” means a dispute regarding (a) the amount of any Cure Claim, (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or Unexpired Lease to be assumed, or (c) any other matter pertaining to the assumption of an Executory Contract or Unexpired Lease.

1.39            “D&O Liability Insurance Policies” means all insurance policies (including the D&O Tail, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) in effect as of the Petition Date and providing coverage for liability of any Debtor’s directors, managers, and officers.

1.40            “D&O Tail” means that certain non-cancelable “tail” directors’ and officers’ liability insurance coverage obtained by the Debtors prior to or on the Petition Date with a claims period of six (6) years from the Effective Date.

1.41            “Debtor(s)” means, individually, any of the above-captioned Entities and, collectively, all of the above-captioned Entities, as debtors and debtors-in-possession in the Chapter 11 Cases.

1.42            “Debtor Release” has the meaning set forth in Article 10.2.

1.43            “Definitive Documents” means the documents related to or otherwise to implement, effectuate, or govern the Restructuring Transactions, including each of the following:

(a)               the Restructuring Support Agreement;

(b)               this Plan;

(c)               the Disclosure Statement, the Solicitation Materials, and any motion seeking approval of, and any notices related to, the foregoing;

6

(d)               the Solicitation Procedures Order (if applicable);

(e)               the Combined Order;

(f)                the DIP Documents;

(g)               the DIP Orders;

(h)               the Postpetition Securitization Program Documents;

(i)                the Exit Debt Documents;

(j)                the Equity Rights Offering Documents;

(k)               the Exit Securitization Program Documents;

(l)                the New Intercreditor Agreement, if necessary;

(m)              the First Day Pleadings and the First Day Orders;

(n)              the Irish Documents;

(o)               any material filings, notifications, pleadings, orders, certificates, letters, memoranda, instruments or other documents submitted, filed, delivered or entered into in connection with any Foreign Proceeding or Regulatory Approvals;

(p)               the Lien/Guaranty Release Documents;

(q)               the New Corporate Governance Documents; and

(r)                any and all other material deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, memoranda, instruments or other documents reasonably necessary or desirable to consummate and document the Restructuring Transactions contemplated by the Restructuring Support Agreement or this Plan.

1.44            “DIP Claims” means, collectively, the Super HoldCo DIP Claims and the OpCo DIP Claims.

1.45            “DIP Commitment Parties” means, collectively, the OpCo DIP Commitment Parties and the Super HoldCo DIP Commitment Parties.

1.46            “DIP Documents” means, collectively, the OpCo DIP Documents and the Super HoldCo DIP Documents.

1.47            “DIP Facilities” means, collectively, the OpCo DIP Facility and the Super HoldCo DIP Facility.

1.48            “DIP Lenders” means, collectively, the OpCo DIP Lenders and the Super HoldCo DIP Lenders.

7

1.49            “DIP Loans” means, collectively, the OpCo DIP Loans and the Super HoldCo DIP Loans.

1.50            “DIP Orders” means, collectively, the Interim DIP Order, the Final DIP Order, and any other orders approving a DIP Facility.

1.51            “Disallowed” means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

1.52            “Disclosure Statement” means the disclosure statement in respect of this Plan, including all exhibits, schedules, supplements, modifications, amendments, annexes and attachments thereto, as approved or ratified by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

1.53            “Disputed” means any Claim, or any portion thereof, that has not been Allowed, but has not been Disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

1.54            “Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as Distribution Agent under this Plan.

1.55            “Distribution Record Date” means, other than with respect to publicly traded securities, the date for determining which Holders of Claims are eligible to receive distributions under this Plan, which date shall be the Effective Date, subject to Article 7.2. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities, which shall receive distributions, if any, in accordance with the applicable procedures of DTC.

1.56            “DTC” means The Depository Trust Company.

1.57            “Effective Date” means the first Business Day on which the conditions specified in Article 9 have been satisfied or waived in accordance with the terms of Article 9.

1.58            “Eligible Holder” means a Holder of an Allowed OpCo 2028 Term Loan Claim or Allowed Super HoldCo 1L Claim, as applicable, that is (a) a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act), or (b) a non-U.S. person in an “offshore transaction” (as defined under Regulation S under the Securities Act).

1.59            “Employee Plans” means, collectively, all employment agreements and severance policies, and all employment, compensation and benefit plans, retention plans, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, healthcare plans, disability plans, severance plans, incentive plans, life and accidental death and dismemberment insurance plans, and policies and programs of each of the Debtors applicable to any of its employees and retirees, in each case existing as of the Effective Date.

1.60            “Entity” means an “entity” as such term is defined in section 101(15) of the Bankruptcy Code.

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1.61            “Equity Rights Offering” means that certain equity rights offering to be consummated by the Reorganized Debtors on the Effective Date in accordance with the Equity Rights Offering Documents, pursuant to which the Reorganized Parent shall issue the ERO Interests in respect of the Subscription Rights that are validly exercised.

1.62            “Equity Rights Offering Backstop Purchase Agreements” means, collectively, the OpCo 2028 Backstop Purchase Agreement and the Super HoldCo Backstop Purchase Agreement, as the same may be amended, restated, or otherwise modified in accordance with their terms and the terms of the Restructuring Support Agreement and this Plan.

1.63            “Equity Rights Offering Commitment Parties” means, collectively, the Super HoldCo ERO Commitment Parties and the OpCo 2028 ERO Commitment Parties, or any fronting bank or other funding agent operating on their behalf, that have agreed severally and not jointly to provide the applicable Equity Rights Offering Commitments in accordance with the Equity Rights Offering Backstop Purchase Agreements.

1.64            “Equity Rights Offering Commitments” means the Equity Rights Offering Commitment Parties’ commitments to, subject to the terms and conditions set forth in the applicable Equity Rights Offering Backstop Purchase Agreement and the other applicable Equity Rights Offering Documents, severally and not jointly, (a) exercise their respective Subscription Rights in the Equity Rights Offering, (b) purchase their respective allocations of the applicable ERO Interests that are not subscribed for in the Equity Rights Offering, and (c) purchase their respective allocations of the OpCo 2028 ERO Allocation Interests and the Super HoldCo ERO Allocation Interests, as applicable; provided, for the avoidance of doubt, that, subject to the terms and conditions set forth in the applicable Equity Rights Offering Backstop Purchase Agreement and the other applicable Equity Rights Offering Documents, (i) the aggregate purchase price of the ERO Interests issued pursuant to the Equity Rights Offering shall equal the ERO Interests Aggregate Purchase Price, and (ii) the aggregate purchase price of the ERO Allocation Interests issued to the Equity Rights Offering Commitment Parties shall equal the ERO Allocation Interests Aggregate Purchase Price.

1.65            “Equity Rights Offering Documents” means, collectively, any and all documents required to implement, conduct, backstop, or consummate the Equity Rights Offering, including the Equity Rights Offering Procedures, the Equity Rights Offering Backstop Purchase Agreements, and any other agreement, document, or instrument delivered or entered into pursuant thereto or in connection therewith, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

1.66            “Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering, Filed with the Plan Supplement.

1.67            “ERO Allocation Interests” means, collectively, the OpCo 2028 ERO Allocation Interests and the Super HoldCo ERO Allocation Interests.

1.68            “ERO Allocation Interests Aggregate Purchase Price” means an amount equal to the sum of (a) the OpCo 2028 ERO Allocation Interests Aggregate Purchase Price, and (b) the Super HoldCo ERO Allocation Interests Aggregate Purchase Price.

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1.69            “ERO Interests” means, collectively, the OpCo ERO Interests and the Super HoldCo ERO Interests.

1.70            “ERO Interests Aggregate Purchase Price” means an amount equal to the sum of (a) the OpCo 2028 ERO Interests Aggregate Purchase Price, (b) the OpCo Intercompany ERO Interests Aggregate Purchase Price, and (c) the Super HoldCo ERO Interests Aggregate Purchase Price.

1.71            “Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

1.72            “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors and their Estates; and (b) each independent director of the Debtors, including the OpCo Independent Managers.

1.73            “Exculpation” means the exculpation provision set forth in Article 10.5.

1.74            “Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

1.75            “Existing Equity Interests” means all Interests in Parent existing immediately prior to the occurrence of the Effective Date.

1.76            “Exit Debt Documents” means, collectively, the Exit Term Loan Credit Documents and the Exit RCF Facility Documents.

1.77            “Exit RCF Agent” means the administrative agent and collateral agent under the Exit RCF Facility, including its successors, assigns, or any replacement agent appointed pursuant to the terms of the Exit RCF Facility Documents.

1.78            “Exit RCF Facility” means a newly-syndicated revolving credit facility, on market terms and in the aggregate principal amount of at least $200 million, to be entered into by certain of the Reorganized Debtors on the Effective Date.

1.79            “Exit RCF Facility Agreement” means the credit agreement governing the Exit RCF Facility, which shall be entered into by certain of the Reorganized Debtors, the Exit RCF Agent, and the lenders party thereto on the Effective Date.

1.80            “Exit RCF Facility Documents” means the Exit RCF Facility Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contract, and agreement entered into, with respect to, or in connection with, the Exit RCF Facility (including any amendments, restatements, amendments and restatements, supplements, or modifications of any of the foregoing).

1.81            “Exit Securitization Program” has the meaning set forth in the Restructuring Support Agreement.

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1.82            “Exit Securitization Program Documents” means, collectively, the credit agreement governing the Exit Securitization Program, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.83            “Exit Term Loan Agent” means the administrative agent and collateral agent under the Exit Term Loan Facility, including its successors, assigns, or any replacement agent appointed pursuant to the terms of the Exit Term Loan Credit Documents.

1.84            “Exit Term Loan Credit Agreement” means the credit agreement governing the Exit Term Loan Facility, which shall be entered into by certain of the Reorganized Debtors, the Exit Term Loan Agent, and the lenders party thereto on the Effective Date.

1.85            “Exit Term Loan Credit Documents” means the Exit Term Loan Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contract, and agreement entered into with respect to, or in connection with, the Exit Term Loan Facility (including any amendments, restatements, amendments and restatements, supplements, or modifications of any of the foregoing).

1.86            “Exit Term Loan Facility” means a new term loan facility in the aggregate principal amount of $850 million, to be entered into by certain of the Reorganized Debtors on the Effective Date on the terms and conditions set forth in the Exit Term Loan Credit Documents, and which shall consist of either (a) the New Term Loan Facility, if the Debtors obtain a New Term Loan Facility in an aggregate principal amount of no less than $850 million, (b) the Takeback Term Loan Facility, if the Debtors do not obtain a New Term Loan Facility, or (c) a combination of the New Term Loan Facility and the Takeback Term Loan Facility, if the Debtors obtain a New Term Loan Facility in an aggregate principal amount less than $850 million.

1.87            “Exit Term Loan Facility Term Sheet” means the Exit Term Loan Facility Term Sheet attached as Annex III to the Restructuring Term Sheet.

1.88            “Exit Term Loan Process” means the process to be conducted by the Debtors, in consultation with the Requisite Supporting Senior Creditors and in consultation with the Requisite Supporting OpCo 2028 Term Lenders, including by engaging one or more third-party investment banks reasonably acceptable to the Debtors and the Requisite Supporting Senior Creditors, in consultation with the Requisite Supporting OpCo 2028 Term Lenders, to solicit and use commercially reasonable efforts to obtain commitments for the New Term Loan Facility from one or more third-party lenders on terms, with respect to the Reorganized Debtors, equal to or better than those set forth in the Exit Term Loan Facility Term Sheet and otherwise reasonably acceptable to the Debtors and the Requisite Supporting Senior Creditors.

1.89            “Exit Term Loans” means the term loans under the Exit Term Loan Facility, whether in the form of New Term Loans and/or Takeback Term Loans.

1.90            “File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

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1.91            “Final DIP Order” means any order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Documents and approving, among other things, the DIP Facilities and the Debtors’ use of Cash collateral, and the parties’ rights with respect thereto on a final basis (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time).

1.92            “Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be Filed with respect to such order or judgment.

1.93            “First Day Orders” means any interim or final order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time).

1.94            “First Day Pleadings” means all material motions, applications, notices and/or other pleadings that the Company Parties file or propose to file in connection with the commencement of the Chapter 11 Cases.

1.95            “Foreign Proceeding” means, other than the Chapter 11 Cases, the Irish Examinership Proceedings and any other Proceeding taken in furtherance of or in connection with the Restructuring Transactions, the appointment of an administrator, liquidator, provisional liquidator, bankruptcy or proposal trustee, receiver, restructuring expert, administrative receiver, examiner, or similar officer in respect of any Debtor or non-Debtor Affiliate, or the winding up, bankruptcy, suspension of payments, liquidation, provisional liquidation, dissolution, administration, reorganization, composition, compromise, or arrangement of or with any Debtor or non-Debtor Affiliate, or any equivalent or analogous appointment or Proceedings under the Law of any non-U.S. jurisdiction, including any recognition proceeding in respect of the Chapter 11 Cases or any of the foregoing.

1.96            “General Unsecured Claim” means any Unsecured Claim against the Debtors that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Unsecured Funded Debt Claim, a 510(b) Claim, or an Intercompany Claim. For the avoidance of doubt, General Unsecured Claims include (a) Claims on account of, arising under, or relating to the rejection of Executory Contracts and Unexpired Leases, and (b) Claims on account of, arising under, or relating to litigation against one or more of the Debtors.

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1.97            “Governmental Unit” means a “governmental unit” as such term is defined in section 101(27) of the Bankruptcy Code.

1.98            “Holder” means an Entity holding a Claim or Interest.

1.99            “Impaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.100            “Indemnification Provisions” means the Debtors’ indemnification provisions in effect as of the Petition Date (whether in the Debtors’ bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or as provided in and by applicable law or otherwise) for the Indemnified Parties.

1.101            “Indemnified Parties” means any of the Debtors’ current and former directors, officers, managers, members, employees, accountants, investment bankers, attorneys, and other professionals, each of the foregoing solely in their capacity as such.

1.102            “Intercompany Claim” means any Claim against any of the Debtors held by another Debtor; provided that “Intercompany Claims” shall not include the OpCo Intercompany Term Loan Claims.

1.103            “Intercompany Interest” means any Interest in one Debtor held by another Debtor.

1.104            “Intercompany Settlement” means the settlement of all Claims and Causes of Action directly or indirectly related to the OpCo Intercompany Term Loans, between the OpCo Debtors, on the one hand, and the OpCo Intercompany Term Lender, on the other hand, including all Claims and Causes of Action against their respective directors, managers, officers, and other related parties, any such Claims or Causes of Action investigated as part of the OpCo Investigation, and the OpCo Intercompany Term Loan Claims, on the terms and conditions set forth herein, in the Restructuring Support Agreement, and in any other applicable Definitive Documents, and as further described in Article 5.1.

1.105            “Interest” means any “equity security” (as such term is defined in section 101(16) of the Bankruptcy Code) in any of the Debtors, including all shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, restricted stock units, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements, whether fully vested or vesting in the future, to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), excluding, for the avoidance of doubt, convertible debt securities.

1.106            “Interim DIP Order” means any order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Documents and approving, among other things, the DIP Facilities, the Debtors’ use of Cash collateral, and the parties’ rights with respect thereto on an interim basis (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time).

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1.107            “Irish Confirmation Order” means an order of the High Court of Ireland to be made pursuant to Section 541 of the Companies Act 2014 of Ireland confirming the Irish Scheme of Arrangement without material modification.

1.108            “Irish Documents” means any petitions, schemes of arrangement, proposals, agreements, and other documents entered into or to be entered into in connection with or in furtherance of the Irish Examinership Proceedings, including the Irish Confirmation Order.

1.109            “Irish Examiner” means an examiner appointed to Trinseo PLC and/or any other Debtor under Section 509 of the Companies Act 2014 of Ireland, including any such examiner appointed on an interim basis under Section 512(7) of the Companies Act of 2014 of Ireland, by order of the High Court of Ireland on the commencement of the Irish Examinership Proceedings.

1.110            “Irish Examinership Proceedings” means the examinership proceedings to be commenced by the directors of Trinseo PLC or any other Company Party, in respect of Trinseo PLC or any other Debtor, as applicable, pursuant to and in accordance with the requirements of Part 10 of the Companies Act of 2014 of Ireland.

1.111            “Irish Scheme of Arrangement” means the proposals for one or more compromise or scheme of arrangement in relation to Trinseo PLC and/or any other Debtor to be formulated and proposed by the Irish Examiner pursuant to section 539 of the Companies Act 2014 of Ireland in connection with the Irish Examinership Proceedings and submitted to the High Court of Ireland for confirmation pursuant to Section 541 of the Companies Act 2014 of Ireland, and which will be based on and consistent in all respects with the Plan and substantially in the form of the draft scheme of arrangement to be included in the Plan Supplement and to be annexed to the petition presented to the High Court of Ireland at the commencement of the Irish Examinership Proceedings.

1.112            “Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2022, as amended or replaced from time to time.

1.113            “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

1.114            “Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Unit of competent jurisdiction (including the Bankruptcy Court).

1.115            “Lien” means a “lien” as such term is defined in section 101(37) of the Bankruptcy Code.

1.116            “Lien/Guaranty Release Documents” means all payoff letters, termination letters, agent acknowledgment of lien and guaranty release letters, and/or any other documents, agreements, or filings necessary or reasonably requested to effectuate the release of all liens and guaranties with respect to all Company Parties and any of their subsidiaries or Affiliates on account of the Prepetition Funded Debt.

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1.117            “Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas and the Procedures for Complex Cases in the Southern District of Texas.

1.118            “Minority Ad Hoc Group” means the minority group of creditors led by CastleKnight that did not execute the Restructuring Support Agreement, together with each member thereof and their respective Affiliates and Related Parties.

1.119            “MIP” means the management incentive plan to be adopted by the New Board on the Effective Date.

1.120            “New Board” means the initial members of the board of directors or other governing body of Reorganized Parent, as determined by the Super HoldCo ERO Commitment Parties in their sole discretion; provided that the New Board shall, at a minimum, contain (a) Reorganized Parent’s Chief Executive Officer, and (b) one (1) member selected by the Supporting OpCo 2028 Term Lenders, which member may be removed or replaced by certain of the Supporting OpCo 2028 Term Lenders on customary terms subject to continuing equity ownership thresholds.

1.121            “New Corporate Governance Documents” means all documents, agreements, and disclosures concerning, or relating to the formation, capitalization, administration or governance of, the Reorganized Debtors and/or any of their respective subsidiaries on and after the Effective Date, which may include any form of certificate or articles of incorporation, charter, bylaws, limited liability company agreement, partnership agreement, shareholders’ agreement, trust agreement, and such other applicable formation, capitalization, organizational, administrative, and governance documents, which shall be Filed with the Plan Supplement.

1.122            “New Intercreditor Agreement” means a new intercreditor agreement to be entered into by certain of the Reorganized Debtors, the Exit Term Loan Agent, and the Exit RCF Agent on the Effective Date, if necessary.

1.123            “New Term Loan Facility” means the newly-syndicated term loan facility to be entered into by the Reorganized Debtors on the Effective Date if, in connection with the Exit Term Loan Process, the Debtors obtain commitments from one or more third-party lenders to provide such term loan facility on terms (i) equal to or better than those set forth in the Exit Term Loan Facility Term Sheet, and (ii) otherwise reasonably acceptable to the Debtors and the Requisite Supporting Senior Creditors.

1.124            “New Term Loans” means the term loans under the New Term Loan Facility pursuant to the Exit Term Loan Credit Documents, if applicable.

1.125            “Non-Voting Classes” means, collectively, Classes 1 through 3 and 7 through 12.

1.126            “Notice” has the meaning set forth in Article 12.10.

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1.127            “OpCo 2028 Backstop Purchase Agreement” means that certain Backstop Purchase Agreement, by and among the Debtors and each of the OpCo 2028 ERO Commitment Parties.

1.128            “OpCo 2028 ERO Allocation Interests” means 7.16% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), solely allocated to the OpCo 2028 ERO Commitment Parties on the terms set forth in the OpCo 2028 Backstop Purchase Agreement and the other applicable Equity Rights Offering Documents.

1.129            “OpCo 2028 ERO Allocation Interests Aggregate Purchase Price” means $40.50 million.

1.130            “OpCo 2028 ERO Commitment Parties” means certain Holders of OpCo 2028 Term Loan Claims that have agreed to, among other things, backstop the purchase of any unsubscribed OpCo 2028 ERO Interests, and are party to the Restructuring Support Agreement and the OpCo 2028 Backstop Purchase Agreement.

1.131            “OpCo 2028 ERO Interests” means the OpCo 2028 Term Lenders’ aggregate Pro Rata Share of the OpCo ERO Interests, which equals 10.74% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP).

1.132            “OpCo 2028 ERO Interests Aggregate Purchase Price” means $60.75 million.

1.133            “OpCo 2028 ERO Premium Interests” means (i) 1.79% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), payable to the OpCo 2028 ERO Commitment Parties on the terms set forth in the OpCo 2028 Backstop Purchase Agreement, and (ii) 2.0% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), payable to the OpCo 2028 ERO Commitment Parties on the terms set forth in the OpCo 2028 Backstop Purchase Agreement and the other applicable Equity Rights Offering Documents.

1.134            “OpCo 2028 Subscription Rights” means the rights to subscribe for the OpCo 2028 ERO Interests in connection with the Equity Rights Offering, to be allocated to Eligible Holders of Allowed OpCo 2028 Term Loan Claims in accordance with this Plan and the Equity Rights Offering Documents.

1.135            “OpCo 2028 Term Lenders” means the Holders of OpCo 2028 Term Loans (or participations therein) under the OpCo Term Loan Credit Agreement.

1.136            “OpCo 2028 Term Loan Claims” means all Claims against a Debtor arising under, derived from, based on, related to, or on account of, the OpCo 2028 Term Loans or the OpCo Term Loan Credit Documents, but excluding, for the avoidance of doubt, the OpCo Intercompany Term Loan Claims.

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1.137            “OpCo 2028 Term Loans” means the term loans (including any participations therein) due May 3, 2028 under the OpCo Term Loan Credit Agreement, but excluding, for the avoidance of doubt, the OpCo Intercompany Term Loans.

1.138            “OpCo Debtors” means, collectively, Debtors Trinseo Holding S.à r.l., Trinseo Materials Finance, Inc., Trinseo International Holding LLC, Trinseo Luxco S.à r.l., Trinseo US Holding, Inc., Trinseo Holding B.V., and Trinseo LLC.

1.139            “OpCo DIP Agent” means the administrative agent and collateral agent under the OpCo DIP Credit Agreement, including its successors, assigns, or any replacement agent appointed pursuant to the terms of the OpCo DIP Credit Agreement.

1.140            “OpCo DIP Claims” means, collectively, the OpCo DIP New Money Claims and the OpCo DIP Roll-Up Claims.

1.141            “OpCo DIP Commitment Letter” means that certain commitment letter dated May 13, 2026, among the Debtors and the OpCo DIP Commitment Parties (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time), attached as Exhibit D to the Restructuring Support Agreement.

1.142            “OpCo DIP Commitment Parties” means, collectively, the “Commitment Parties” as defined in the OpCo DIP Commitment Letter.

1.143            “OpCo DIP Credit Agreement” means that certain super-senior secured debtor-in-possession credit agreement, by and among the Debtors, the OpCo DIP Agent, and the OpCo DIP Lenders, setting forth the terms and conditions of the OpCo DIP Facility, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.144            “OpCo DIP Documents” means, collectively, (a) any DIP Orders approving the OpCo DIP Facility and (b) the OpCo DIP Credit Agreement and any related notes, certificates, agreements, intercreditor agreements, security agreements, deeds of trust, documents, and instruments (including any amendments, restatements, amendments and restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

1.145            “OpCo DIP Facility” means the senior secured superpriority debtor-in-possession term loan financing facility to be provided to the Debtors comprising (a) the OpCo DIP New Money Loans and (b) the OpCo DIP Roll-Up Loans, on the terms and conditions set forth in the OpCo DIP Documents.

1.146            “OpCo DIP Lenders” means, collectively, the OpCo DIP Commitment Parties and any other RCF Lenders from time to time party to the OpCo DIP Credit Agreement, as lenders thereunder.

1.147            “OpCo DIP Loans” means, collectively, the OpCo DIP New Money Loans and the OpCo DIP Roll-Up Loans.

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1.148            “OpCo DIP New Money Claims” means all Claims against a Debtor arising under, derived from, based on, related to, or on account of, the OpCo DIP Loans, the OpCo DIP Facility, or the OpCo DIP Documents that are not OpCo DIP Roll-Up Claims.

1.149            “OpCo DIP New Money Loans” means the new money term loans made by the OpCo DIP Lenders pursuant to the OpCo DIP Documents.

1.150            “OpCo DIP Put Option Premium” means the “Put Option Premium” as defined in the OpCo DIP Commitment Letter.

1.151            “OpCo DIP Roll-Up Claims” means all Claims against a Debtor arising under, derived from, based on, related to, or on account of, the OpCo DIP Roll-Up Loans or the obligations related thereto.

1.152            “OpCo DIP Roll-Up Loans” means the term loans made pursuant to the OpCo DIP Documents consisting of rolled-up RCF Claims.

1.153            “OpCo ERO Interests” means, collectively, the OpCo 2028 ERO Interests and the OpCo Intercompany ERO Interests.

1.154            “OpCo Exit Distribution” means $35 million in aggregate principal amount of Takeback Term Loans and/or Cash (with the amount of Cash to be received to be determined based on the amount of Cash available, if any, as a result of the Exit Term Loan Process after payment of the RCF Distribution and the Super HoldCo DIP Roll-Up Distribution, and any such available Cash to be split pro rata with payments under clause (a) of the definition of “Super HoldCo 1L Distribution”), allocated to Holders of Allowed OpCo Term Loan Claims pursuant to and in connection with the Intercompany Settlement.

1.155            “OpCo Independent Managers” means M. Elizabeth Abrams and Alan J. Carr, in their capacities as independent managers of the board of Trinseo Holding and the board of Trinseo LuxCo and as independent directors of Trinseo Materials and Trinseo US Holding, Inc.

1.156            “OpCo Intercompany ERO Interests” means the OpCo Intercompany Term Lenders’ Pro Rata Share of the OpCo ERO Interests, which equals 22.97% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP).

1.157            “OpCo Intercompany ERO Interests Aggregate Purchase Price” means an amount equal to $129.93 million.

1.158            “OpCo Intercompany Subscription Rights” means the rights to subscribe for the OpCo Intercompany ERO Interests in connection with the Equity Rights Offering, to be allocated to Eligible Holders of Allowed Super HoldCo 1L Claims in accordance with this Plan and the Equity Rights Offering Documents.

1.159            “OpCo Intercompany Term Lender” means Trinseo Luxco Finance, in its capacity as lender under the OpCo Term Loan Credit Agreement and Holder of the OpCo Intercompany Term Loan Claims.

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1.160            “OpCo Intercompany Term Loan Claims” means all Claims by the OpCo Intercompany Term Lender against a Debtor arising under, derived from, based on, related to, or on account of, the OpCo Intercompany Term Loans or the OpCo Term Loan Credit Documents, but excluding, for the avoidance of doubt, the OpCo 2028 Term Loan Claims.

1.161            “OpCo Intercompany Term Loans” means the term loans under the OpCo Term Loan Credit Agreement held by the OpCo Intercompany Term Lender.

1.162            “OpCo Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement dated as of September 6, 2017, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, among the Debtors, the OpCo Term Loan Agent, and the other parties thereto.

1.163            “OpCo Investigation” means the independent investigation conducted by the OpCo Independent Managers, with the assistance of Quinn Emanuel Urquhart & Sullivan, LLP and Portage Point Partners LLC, of (a) potential claims or Causes of Action that may be asserted by or on behalf of Trinseo Holding or Trinseo LuxCo, including potential claims or Causes of Action arising from the 2023 Refinancing, the 2025 Refinancing, and the 2026 Financings, and (b) whether Trinseo Holding or Trinseo LuxCo should retain, release, or seek to settle any such potential claims or Causes of Action.

1.164            “OpCo Subscription Rights” means, collectively, the OpCo 2028 Subscription Rights and the OpCo Intercompany Subscription Rights.

1.165            “OpCo Term Loan Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the OpCo Term Loan Credit Agreement, or, as applicable, its successors, assigns, or any replacement agent appointed pursuant to the terms of the OpCo Term Loan Credit Documents.

1.166            “OpCo Term Loan Claims” means, collectively, the OpCo 2028 Term Loan Claims and the OpCo Intercompany Term Loan Claims.

1.167            “OpCo Term Loan Credit Agreement” means that certain Credit Agreement dated September 6, 2017, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, among Trinseo LuxCo, Trinseo Holding, Trinseo Materials, the other guarantors party thereto, the OpCo 2028 Term Lenders from time to time party thereto, the OpCo Intercompany Term Lender, and the OpCo Term Loan Agent.

1.168            “OpCo Term Loan Credit Documents” means, collectively, the OpCo Term Loan Credit Agreement, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.169            “OpCo Term Loans” means, collectively, the OpCo 2028 Term Loans and the OpCo Intercompany Term Loans.

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1.170            “Opt-In Release Form” means the form to be provided to Holders of Claims and Interests in Classes that are deemed to reject this Plan in connection with Solicitation by which such Holders may elect to affirmatively opt in to the Third-Party Release.

1.171            “Opt-Out Release Form” means the form to be provided to Holders (other than Debtors) of Claims and Interests in Non-Voting Classes that are presumed to accept this Plan in connection with Solicitation by which such Holders may elect to affirmatively opt out of the Third-Party Release.

1.172            “Other Priority Claim” means any Claim against a Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a Priority Tax Claim, or a DIP Claim.

1.173            “Other Secured Claim” means any Secured Claim against a Debtor, other than a DIP Claim or a Prepetition Funded Debt Claim.

1.174            “Parent” means Trinseo PLC, a public limited company incorporated in Ireland.

1.175            “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

1.176            “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

1.177            “Plan” means this Joint Prepackaged Plan of Reorganization of Trinseo PLC and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated as of the date hereof, including all exhibits, supplements, appendices, and schedules thereto (including the Plan Supplement Documents), as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.178            “Plan Securities” means, collectively, the Reorganized Common Interests (including Reorganized Common Interests issued on account of the MIP, the ERO Interests, the ERO Allocation Interests, and the Premium Interests) and the Subscription Rights.

1.179            “Plan Supplement” means, collectively, the compilation of the Plan Supplement Documents, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.180            “Plan Supplement Documents” means, collectively, all documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to in the Plan Supplement, ancillary or otherwise, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time. The Plan Supplement Documents will include the following documents: (a) the Restructuring Steps Exhibit; (b) the Exit Term Loan Credit Agreement; (c) the Exit RCF Facility Agreement; (d) the New Corporate Governance Documents; (e) the Exit Securitization Program Documents; (f) the Equity Rights Offering Documents; (g) the Schedule of Retained Causes of Action; (h) the identity of the members of the New Board and any officers of the Reorganized Debtors (to the extent known); (i) the Schedule of Rejected Executory Contracts and Unexpired Leases; (j) the New Intercreditor Agreement, if necessary; and (k) the Irish Documents.

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1.181            “Postpetition Securitization Program” means the Prepetition Securitization Program, as such facility is in effect during the postpetition period prior to the Effective Date on terms and conditions reasonably acceptable to the Debtors, the Requisite Supporting OpCo 2028 Term Lenders, and the Requisite Supporting Senior Creditors.

1.182            “Postpetition Securitization Program Claim” means any Claim against a Debtor arising under, derived from, based on, related to, or on account of, the Postpetition Securitization Program or the Postpetition Securitization Program Documents.

1.183            “Postpetition Securitization Program Documents” means, collectively, the credit agreement governing the Postpetition Securitization Program, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.184            “Postpetition Securitization Program Motion” means the Emergency Motion of Debtors for Entry of Interim and Final Orders (A) Authorizing Certain Debtors to Continue Selling Receivables and Related Assets Pursuant to a Securitization Program; (B) Modifying the Automatic Stay; (C) Scheduling a Final Hearing; and (D) Granting Related Relief, Filed contemporaneously with this Plan.

1.185            “Premium Interests” means, collectively, the Super HoldCo Settlement Premium Interests, the Super HoldCo ERO Premium Interests, and the OpCo 2028 ERO Premium Interests.

1.186            “Prepetition Funded Debt” means, collectively, the Super HoldCo 1L Loans, the RCF Obligations, the OpCo Term Loans, and the 2029 Notes.

1.187            “Prepetition Funded Debt Claims” means, collectively, the Super HoldCo 1L Claims, the RCF Claims, the OpCo Term Loan Claims, and the 2029 Notes Claims.

1.188            “Prepetition Funded Debt Documents” means, collectively, the Super HoldCo 1L Credit Documents, the RCF Credit Documents, the OpCo Term Loan Credit Documents, and the 2029 Notes Documents.

1.189            “Prepetition Securitization Program” means the “Prepetition Securitization Program” as such term is defined in the Postpetition Securitization Program Motion.

1.190            “Priority Tax Claim” means any Unsecured Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.191            “Pro Rata Share” means, unless otherwise specified herein, an amount equal to the ratio (expressed as a percentage) that the amount of an Allowed Claim or Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Interests, as applicable, in such Class.

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1.192            “Proceeding” means any action, claim, complaint, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding by or before any Governmental Unit.

1.193            “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered on or after the Petition Date and prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, in each case, excluding any ordinary course professionals retained pursuant to a Final Order.

1.194            “Professional Fee Claim” means any Claim by a Professional seeking an award of compensation for services rendered or reimbursement of expenses incurred on or after the Petition Date and prior to or on the Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

1.195            “Professional Fee Escrow Account” means an interest-bearing account established, maintained, and funded by the Reorganized Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Escrow Amount as set forth in Article 2.1.

1.196            “Professional Fee Escrow Amount” means the aggregate amount of unpaid Professional Fee Claims that the applicable Professionals estimate they have incurred or will incur in rendering services in the Chapter 11 Cases on or after the Petition Date and through and including the Effective Date, which estimates the Professionals shall deliver to the Debtors within five (5) calendar days before the Effective Date.

1.197            “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

1.198            “RCF Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the RCF Credit Agreement, or, as applicable, its successors, assigns, or any replacement agent appointed pursuant to the terms of the RCF Credit Documents.

1.199            “RCF Agent Advisors” means White & Case LLP, as legal counsel, and, subject to prior written consent from the Debtors (in their sole discretion), such other legal advisors that may be retained by or on behalf of the RCF Agent.

1.200            “RCF Claims” means all Claims against a Debtor arising under, derived from, based on, related to, or on account of, the RCF Obligations or the RCF Credit Documents.

1.201            “RCF Credit Agreement” means that certain Credit Agreement dated January 17, 2025, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, among Trinseo Holding, Trinseo LuxCo, Trinseo Materials, the other guarantors party thereto, the RCF Lenders from time to time party thereto, and the RCF Agent.

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1.202            “RCF Credit Documents” means, collectively, the RCF Credit Agreement, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.203            “RCF Distributable Cash” means the amount by which the projected, unrestricted Cash of the Debtors or Reorganized Debtors on the Effective Date (including, for the avoidance of doubt, net Cash proceeds of the New Term Loan Facility (if applicable) and the Equity Rights Offering) exceeds $125 million, after taking into account any amounts paid or to be paid on account of the treatment afforded under this Plan to Holders of Allowed OpCo DIP Claims and Holders of Allowed Super HoldCo DIP New Money Claims, as determined in good faith by the Debtors’ Chief Restructuring Officer.

1.204            “RCF Distribution” means: (a) the RCF Distributable Cash, if any; and (b) to the extent the aggregate amount of Allowed RCF Claims exceeds the amount of any RCF Distributable Cash, the amount of such excess in the form of Takeback Term Loans and/or Cash (with the amount of Cash to be received to be determined based on the amount of Cash available, if any, as a result of the Exit Term Loan Process).

1.205            “RCF Lenders” means the Holders of RCF Obligations under the RCF Credit Agreement.

1.206            “RCF Obligations” means the revolving loans, any risk participations in letters of credit, and revolving commitments under the RCF Credit Agreement.

1.207            “Regulatory Approvals” means (a) clearance or approval under Antitrust Laws in (i) the United States, (ii) Germany, and (iii) South Korea (in each case, as applicable, and, if necessary); (b) clearance or approval under other non-U.S. investment Laws, including France, Italy and Sweden (in each case, as applicable, and, if necessary); and (c) any other regulatory approvals from any regulatory regimes necessary to consummate the Restructuring Transactions.

1.208            “Related Parties” means with respect to a Person, that Person’s current and former Affiliates, and such Person’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, fiduciaries, trustees, advisory board members, financial advisors, limited partners, general partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, investment managers, investment advisors, representatives, and other professionals, in each case, acting in such capacity, and any Person claiming by or through any of them, including such Related Party’s respective heirs, executors, estates, and nominees, each in their capacity as such.

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1.209            “Released Parties” means, each of, and in each case solely in its capacity as such: (a) each Debtor and each Reorganized Debtor; (b) the Debtors’ current and former directors, officers, and employees, including the OpCo Independent Managers; (c) each DIP Secured Party (as defined in the DIP Orders) (including, for each, in their capacities as lenders); (d) the Agents; (e) each Supporting Creditor; (f) each DIP Commitment Party; (g) each Equity Rights Offering Commitment Party; (h) the agents and lenders under the Postpetition Securitization Program; and (i) with respect to each of the foregoing Persons in clauses (a) through (h), such Person and its Related Parties; provided that, in each case, a Person shall not be a Released Party if such Person: (w) elects to opt out of, or not to opt in to, as applicable, the Third-Party Release; (x) timely objects to the Third-Party Release, either through (i) formal objection filed on the docket of the Chapter 11 Cases, or (ii) informal objection provided to the Debtors in writing, including by electronic mail, and such objection is not resolved or withdrawn from the docket of the Chapter 11 Cases or in writing, including via electronic mail, as applicable, before Confirmation; (y) is CastleKnight or any member of the Minority Ad Hoc Group (or any of their respective Affiliates or Related Parties); or (z) any Person, other than a Supporting Creditor, that breaches or is reasonably alleged to have breached its obligations under the OpCo Intercreditor Agreement or the Super HoldCo Intercreditor Agreement.

1.210            “Releases” means, collectively, the Debtor Release and the Third-Party Release.

1.211            “Releasing Parties” means, collectively, and in each case solely in its capacity as such: (a) the Released Parties; (b) all Holders of Claims and Interests who (i) vote to accept this Plan, (ii) are presumed to accept this Plan, (iii) abstain from voting on this Plan, or (iv) vote to reject this Plan and who, in each case, do not affirmatively opt out of the Third-Party Release by checking the applicable box on their Opt-Out Release Form or ballot, in accordance with the procedures set forth in the Solicitation Procedures Order; (c) all Holders of Claims and Interests who are deemed to reject this Plan and who, in each case, affirmatively opt in to the Third-Party Release by checking the applicable box on their Opt-In Release Form indicating that they opt to grant the Third-Party Release in accordance with the procedures set forth in the Solicitation Procedures Order; and (d) each Related Party of each of the foregoing Persons in clauses (a) through (c), solely to the extent such Related Party (I) would be obligated to grant a release under the principles of agency if it were so directed by the Debtors, the Reorganized Debtors, or the Entity in the foregoing clauses (a) through (c) to whom they are related, or (II) may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through the Debtors, the Reorganized Debtors or an Entity in the foregoing clauses (a) through (c). A Person shall not be a Releasing Party if such Person: (x) elects to opt out of, or not to opt in to, as applicable, the Third-Party Release; or (y) timely objects to the Third-Party Release, either through (i) formal objection filed on the docket of the Chapter 11 Cases, or (ii) informal objection provided to the Debtors in writing, including by electronic mail, and such objection is not resolved or withdrawn from the docket of the Chapter 11 Cases or in writing, including via electronic mail, as applicable, before Confirmation.

1.212            “Reorganized Common Interests” means a single class of new common equity interests of Reorganized Parent to be issued on the Effective Date or as otherwise permitted pursuant to this Plan and the New Corporate Governance Documents.

1.213            “Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Parent.

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1.214            “Reorganized Parent” means, subject to the Restructuring Steps Exhibit and the applicable New Corporate Governance Documents, a newly formed Delaware limited liability company as mutually determined by the Debtors and the Requisite Supporting Senior Creditors to be the Reorganized Debtors’ (other than Trinseo Luxco Finance, unless mutually determined by the Debtors and the Requisite Supporting Senior Creditors) new corporate parent as of the Effective Date, as reorganized pursuant to this Plan or as otherwise agreed between the Debtors and the Requisite Supporting Senior Creditors; provided that any determination or structure of Reorganized Parent that is materially adverse to the treatment or recoveries of the Supporting OpCo 2028 Term Lenders, taken as a whole, shall require the reasonable consent of the Requisite Supporting OpCo 2028 Term Lenders.

1.215            “Requisite Supporting OpCo 2028 Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

1.216            “Requisite Supporting Senior Creditors” has the meaning set forth in the Restructuring Support Agreement.

1.217            “Restructuring Fees and Expenses” means all reasonable and documented out-of-pocket fees, costs, and expenses of the Ad Hoc Group of Senior Secured Creditors Advisors, the Ad Hoc Group of OpCo 2028 Term Lenders Advisors, the RCF Agent Advisors, and the Super HoldCo 1L Agent Advisors, in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of the Restructuring Support Agreement, this Plan, the other Definitive Documents, the Restructuring Transactions, and the transactions contemplated hereby and thereby.

1.218            “Restructuring Steps Exhibit” means the document setting forth the sequence of certain Restructuring Transactions, which shall be Filed with the Plan Supplement.

1.219            “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of May 13, 2026, by and among the Company Parties and the Supporting Creditors (together with all exhibits, supplements, annexes, appendices, schedules, and term sheets attached thereto, and as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), attached as Exhibit B to the Disclosure Statement.

1.220            “Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

1.221            “Restructuring Transactions” has the meaning set forth in Article 5.1 of this Plan.

1.222            “Retained Causes of Action” means all Claims, rights, and Causes of Action of the Debtors and their Estates that are not released pursuant to this Plan, including any Claims, rights, and Causes of Action set forth in the Schedule of Retained Causes of Action included in the Plan Supplement.

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1.223            “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases, if any, to be rejected by the Debtors pursuant to this Plan, which shall be Filed with the Plan Supplement, if applicable.

1.224            “Schedule of Retained Causes of Action” means the schedule of Retained Causes of Action, which shall be Filed with the Plan Supplement.

1.225            “Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of such Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

1.226            “Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

1.227            “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

1.228            “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

1.229            “Solicitation” means the solicitation of votes on this Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

1.230            “Solicitation Agent” means Kroll Restructuring Administration LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors, or, as applicable, any successors, assignees, or delegees thereof.

1.231            “Solicitation Materials” means any materials used in connection with the Solicitation, including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to the Solicitation pursuant to the Solicitation Procedures Order (if any).

1.232            “Solicitation Procedures Order” means the order of the Bankruptcy Court approving the Solicitation Materials and scheduling the Combined Hearing.

1.233            “Specified ERO Commitment Parties” means the two members of the Ad Hoc Group of OpCo 2028 Term Lenders that directly or beneficially hold greater than $50 million in Super HoldCo 1L Claims as of the date of the Restructuring Support Agreement.

1.234            “Subscription Rights” means, collectively, the Super HoldCo Subscription Rights and the OpCo Subscription Rights.

1.235            “Super HoldCo 1L Agent” means Alter Domus (US) LLC, in its capacity as administrative agent and collateral agent under the Super HoldCo 1L Credit Agreement, or, as applicable, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Super HoldCo 1L Credit Documents.

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1.236            “Super HoldCo 1L Agent Advisors” means Pryor Cashman LLP, as legal counsel and, subject to prior written consent from the Company Parties (in their sole discretion), such other legal advisors that may be retained by or on behalf of the Super HoldCo 1L Agent.

1.237            “Super HoldCo 1L Claims” means all Claims against a Debtor arising under, derived from, based on, related to, or on account of, the Super HoldCo 1L Loans or the Super HoldCo 1L Credit Documents.

1.238            “Super HoldCo 1L Credit Agreement” means that certain Credit Agreement dated September 8, 2023, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, among Trinseo Luxco Finance, Trinseo PLC, Trinseo NA Finance LLC, Trinseo NA Finance SPV LLC, the other guarantors party thereto, the Super HoldCo 1L Lenders from time to time party thereto, and the Super HoldCo 1L Agent.

1.239            “Super HoldCo 1L Credit Documents” means, collectively, the Super HoldCo 1L Credit Agreement, together with all other related documents, instruments, and agreements, in each case, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.240            “Super HoldCo 1L Deficiency Claims” means the portion of the Super HoldCo 1L Claims that is determined pursuant to section 506(a) of the Bankruptcy Code or similar provision to be unsecured.

1.241            “Super HoldCo 1L Distribution” means: (a) $810 million minus the aggregate amount of Takeback Term Loans and/or Cash distributed pursuant to clause (b) of the definition of “RCF Distribution” and clause (b) of the definition of “Super HoldCo DIP Roll-Up Distribution,” in the form of Takeback Term Loans and/or Cash (with the amount of Cash to be received to be determined based on the amount of Cash available, if any, as a result of the Exit Term Loan Process after payment of the RCF Distribution and the Super HoldCo DIP Roll-Up Distribution, and any such available Cash to be split pro rata with payments pursuant to the OpCo Exit Distribution), (b) 10% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), (c) the Super HoldCo Subscription Rights, and (d) the OpCo Intercompany Subscription Rights.

1.242            “Super HoldCo 1L Lenders” means the Holders of Super HoldCo 1L Loans (or participations therein) under the Super HoldCo 1L Credit Agreement.

1.243            “Super HoldCo 1L Loans” means the term loans (including any participations in term loans) under the Super HoldCo 1L Credit Agreement.

1.244            “Super HoldCo Backstop Purchase Agreement” means that certain Backstop Purchase Agreement, by and among the Debtors and each of the Super HoldCo ERO Commitment Parties.

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1.245            “Super HoldCo Debtors” means, collectively, Trinseo Luxco Finance SPV S.à r.l., Trinseo NA Finance SPV LLC, Trinseo PLC, Aristech Surfaces LLC, Altuglas LLC, and Trinseo NA Finance LLC.

1.246            “Super HoldCo DIP Agent” means the administrative agent and collateral agent under the Super HoldCo DIP Credit Agreement, including its successors, assigns, or any replacement agent appointed pursuant to the terms of the Super HoldCo DIP Documents.

1.247            “Super HoldCo DIP Claims” means, collectively, the Super HoldCo DIP New Money Claims and the Super HoldCo DIP Roll-Up Claims.

1.248            “Super HoldCo DIP Commitment Letter” means that certain commitment letter dated May 13, 2026, among the Debtors and the Super HoldCo DIP Commitment Parties (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time), attached as Exhibit E to the Restructuring Support Agreement.

1.249            “Super HoldCo DIP Commitment Parties” means, collectively, the “Commitment Parties” as defined in the Super HoldCo DIP Commitment Letter.

1.250            “Super HoldCo DIP Credit Agreement” means that certain super-senior secured debtor-in-possession credit agreement, by and among the Debtors, the Super HoldCo DIP Agent, and the Super HoldCo DIP Lenders party thereto, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

1.251            “Super HoldCo DIP Distributable Cash” means Cash in an amount equal to the excess, if any, of the RCF Distributable Cash over the aggregate amount of all Allowed RCF Claims.

1.252            “Super HoldCo DIP Documents” means, collectively, (a) any DIP Orders approving the Super HoldCo DIP Facility, and (b) the Super HoldCo DIP Credit Agreement, including any related notes, certificates, agreements, intercreditor agreements, security agreements, deeds of trust, documents, and instruments (including any amendments, restatements, amendments and restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

1.253            “Super HoldCo DIP Facility” means the senior secured superpriority debtor-in-possession term loan financing facility to be provided to the Debtors comprising (a) Super HoldCo DIP New Money Loans, and (b) the Super HoldCo DIP Roll-Up Loans, on the terms and conditions set forth in the Super HoldCo DIP Documents.

1.254            “Super HoldCo DIP Lenders” means, collectively, the Super HoldCo DIP Commitment Parties and any other Super HoldCo 1L Lenders from time to time party to the Super HoldCo DIP Credit Agreement, as lenders thereunder.

1.255            “Super HoldCo DIP Loans” means, collectively, the Super HoldCo DIP New Money Loans and the Super HoldCo DIP Roll-Up Loans.

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1.256            “Super HoldCo DIP New Money Claims” means all Claims against a Debtor arising under, derived from, based on, related to, or on account of, the Super HoldCo DIP Loans, Super HoldCo DIP Facility or the Super HoldCo DIP Documents that are not Super HoldCo DIP Roll-Up Claims.

1.257            “Super HoldCo DIP New Money Loans” means the new money term loans made pursuant to the Super HoldCo DIP Documents.

1.258            “Super HoldCo DIP Put Option Premium” means the “Put Option Premium” as defined in the Super HoldCo DIP Commitment Letter.

1.259            “Super HoldCo DIP Roll-Up Claims” means all Claims against a Debtor arising under, derived from, based on, related to, or on account of, the Super HoldCo DIP Roll-Up Loans or the obligations related thereto.

1.260            “Super HoldCo DIP Roll-Up Distribution” means: (a) the Super HoldCo DIP Distributable Cash, if any; and (b) to the extent the aggregate amount of Allowed Super HoldCo DIP Roll-Up Claims exceeds the amount of any Super HoldCo DIP Distributable Cash, the amount of such excess in the form of Takeback Term Loans and/or Cash (with the amount of Cash to be received to be determined based on the amount of Cash available, if any, as a result of the Exit Term Loan Process after payment of the RCF Distribution).

1.261            “Super HoldCo DIP Roll-Up Loans” means the term loans made pursuant to the Super HoldCo DIP Documents consisting of rolled-up Super HoldCo 1L Claims.

1.262            “Super HoldCo ERO Allocation Interests” means 24.66% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), allocated solely to the Super HoldCo ERO Commitment Parties on the terms set forth in the Super HoldCo Backstop Purchase Agreement and the other applicable Equity Rights Offering Documents.

1.263            “Super HoldCo ERO Allocation Interests Aggregate Purchase Price” means an amount equal to $139.50 million.

1.264            “Super HoldCo ERO Commitment Parties” means certain Supporting Super HoldCo 1L Lenders (including, for the avoidance of doubt, the Specified ERO Commitment Parties) that have agreed to, among other things, backstop the purchase of any unsubscribed Super HoldCo ERO Interests and are party to the Super HoldCo Backstop Purchase Agreement.

1.265            “Super HoldCo ERO Interests” means 14.02% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP).

1.266            “Super HoldCo ERO Interests Aggregate Purchase Price” means an amount equal to $79.32 million.

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1.267            “Super HoldCo ERO Premium Interests” means 6.16% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), payable to the Super HoldCo ERO Commitment Parties on the terms set forth in the Super HoldCo Backstop Purchase Agreement and the other applicable Equity Rights Offering Documents.

1.268            “Super HoldCo Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement dated as of September 8, 2023, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, among the Debtors, the Super HoldCo 1L Agent, and the other parties thereto.

1.269            “Super HoldCo Investigation” means the independent investigation conducted by the independent directors of Trinseo PLC and Trinseo Luxco Finance SPV S.à r.l, with the assistance of McDermott Will & Schulte LLP, of (a) potential claims and Causes of Action that may be asserted by or on behalf of Trinseo PLC and Trinseo Luxco Finance SPV S.à r.l and (b) whether Trinseo PLC and Trinseo Luxco Finance SPV S.à r.l should retain, release, or seek to settle any such potential claims or causes of action.

1.270            “Super HoldCo Settlement Premium Interests” means, collectively, (a) $5 million principal amount of Takeback Term Loans and/or Cash (with the amount of Cash to be received to be determined based on the amount of Cash available, if any, as a result of the Exit Term Loan Process after payment of the RCF Distribution, the Super HoldCo DIP Roll-Up Distribution, the Super HoldCo 1L Distribution, and the OpCo Exit Distribution), and (b) 0.5% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), in each case, payable to the Specified ERO Commitment Parties on the terms set forth in the Restructuring Support Agreement, the Super HoldCo Backstop Purchase Agreement and the other applicable Equity Rights Offering Documents.

1.271            “Super HoldCo Subscription Rights” means the rights to subscribe for the Super HoldCo ERO Interests in connection with the Equity Rights Offering, to be allocated to Eligible Holders of Allowed Super HoldCo 1L Claims in accordance with this Plan and the Equity Rights Offering Documents.

1.272            “Supporting Creditors” means, collectively, the Supporting Super HoldCo 1L Lenders, the Supporting RCF Lenders, the Supporting OpCo 2028 Term Lenders, and the OpCo Intercompany Term Lender.

1.273            “Supporting OpCo 2028 Term Lenders” means the OpCo 2028 Term Lenders party to the Restructuring Support Agreement as “Supporting OpCo 2028 Term Lenders” thereunder.

1.274            “Supporting RCF Lenders” means the RCF Lenders party to the Restructuring Support Agreement as “Supporting RCF Lenders” thereunder.

1.275            “Supporting Super HoldCo 1L Lenders” means the Super HoldCo 1L Lenders party to the Restructuring Support Agreement as “Supporting Super HoldCo 1L Lenders” thereunder.

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1.276            “Takeback Term Loan Facility” means the takeback term loan facility to be entered into by the Reorganized Debtors on the Effective Date solely to the extent that the aggregate principal amount of the New Term Loan Facility obtained pursuant to the Exit Term Loan Process, if any, is less than $850 million, which takeback term loan facility shall be in an aggregate principal amount equal to the difference between $850 million and the aggregate principal amount of the New Term Loan Facility, and shall include the terms and conditions set forth in the Exit Term Loan Facility Term Sheet.

1.277            “Takeback Term Loans” means the term loans under the Takeback Term Loan Facility, if applicable.

1.278            “Third-Party Release” has the meaning set forth in Article 10.2 hereof.

1.279            “Trinseo Holding” means Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), organized and existing under the Laws of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg.

1.280            “Trinseo LuxCo” means Trinseo Luxco S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the Laws of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg.

1.281            “Trinseo Luxco Finance” means Trinseo Luxco Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the Laws of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg.

1.282            “Trinseo Materials” means Trinseo Materials Finance, Inc., a Delaware corporation.

1.283            “Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

1.284            “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

1.285            “United States Trustee” means the Office of the United States Trustee for the Southern District of Texas.

1.286            “Unsecured Claim” means any Claim that is not a Secured Claim.

1.287            “Unsecured Funded Debt Claims” means, collectively, the Super HoldCo 1L Deficiency Claims and the 2029 Notes Claims.

1.288            “Voting Classes” means, collectively, Classes 4 through 6.

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1.289            “Voting Record Date” means the applicable date for determining (a) which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan, (b) which Holders of Claims and Interests in the Non-Voting Classes that are presumed to accept this Plan are entitled, as applicable, to receive the Opt-Out Release Form, and (c) which Holders of Claims and Interests in the Non-Voting Classes that are deemed to reject this Plan are entitled, as applicable, to receive the Opt-In Release Form.

Article II.

ADMINISTRATIVE, POSTPETITION Securitization Program, dip
facility, AND PRIORITY TAX CLAIMS

2.1            Administrative Claims

(a)            Generally

Subject to the paragraph below regarding Professional Fee Claims, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim or fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code), in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Administrative Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; or (c) such other treatment as permitted by section 1129(a)(9) of the Bankruptcy Code; provided, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

(b)            Professional Fee Claims

(i)            Allocation

Pursuant to the Intercompany Settlement, Allowed Professional Fee Claims shall be allocated 50% to the Super HoldCo Debtors and 50% to the OpCo Debtors.

(ii)            Final Fee Applications

All final requests for Professional Fee Claims shall be Filed no later than forty-five (45) days after the Effective Date. After notice in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court and paid in full in Cash. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim.

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(iii)            Professional Fee Escrow Account

Prior to the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained by the Reorganized Debtors, in trust solely for the benefit of the Professionals. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Escrow Account. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be irrevocably paid in full in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account within five (5) Business Days after such Professional Fee Claims are Allowed by a Final Order; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. When all such Professional Fee Claims have been resolved (either because they are Allowed Professional Fee Claims that have been paid or because they have been Disallowed, expunged, or withdrawn), any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court and distributed as set forth herein. If the amount of funds in the Professional Fee Escrow Account is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professionals, the deficiency shall be promptly funded to the Professional Fee Escrow Account from the Debtors’ Estates or the Reorganized Debtors, as applicable, without any further action or order of the Bankruptcy Court, subject to any order of the Bankruptcy Court capping the amount of any such fees.

(iv)            Professional Fee Escrow Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate their accrued and unpaid Professional Fee Claims prior to and through the Effective Date and shall deliver such estimate to the Debtors, within five (5) calendar days of the Effective Date. If a Professional does not provide such estimate, the Reorganized Debtors shall estimate the accrued and unpaid fees and expenses of such Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Escrow Amount; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

(v)            Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in this Plan, from and after the Effective Date, each Debtor or Reorganized Debtor, as applicable, shall in the ordinary course of business pay (subject to the receipt of an invoice) in Cash the reasonable and documented legal, Professional, or other fees and expenses incurred by such Debtor or Reorganized Debtor (as applicable) after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court. Upon the Effective Date, any requirement that Professionals comply with sections 327-331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Debtor or Reorganized Debtor, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court, including with respect to any transaction, reorganization, or success fees payable by virtue of the Consummation of this Plan or the occurrence of the Effective Date.

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(c)            Statutory Fees

All fees due and payable pursuant to section 1930 of chapter 123 of the Judicial Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

(d)            Restructuring Fees and Expenses

The Restructuring Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to File a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval. All Restructuring Fees and Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) calendar days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees and Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Fees and Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

Pursuant to the Intercompany Settlement, Claims for Restructuring Fees and Expenses shall be allocated as follows: (a) the Restructuring Fees and Expenses of the Ad Hoc Group of Senior Secured Creditors Advisors shall be allocated pro rata between the Super HoldCo Debtors, on the one hand, and the OpCo Debtors, on the other hand, based on the aggregate amount of Allowed Super HoldCo 1L Claims and Allowed RCF Claims outstanding as of the Petition Date, with the portion allocated on account of Allowed Super HoldCo 1L Claims to be paid by the Super HoldCo Debtors, and the portion allocated on account of Allowed RCF Claims to be paid by the OpCo Debtors; and (b) the Restructuring Fees and Expenses of the Ad Hoc Group of OpCo 2028 Term Lenders Advisors shall be paid by the OpCo Debtors.

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2.2            Postpetition Securitization Program Claims

All Postpetition Securitization Program Claims shall be Allowed Claims. Except to the extent that a Holder of an Allowed Postpetition Securitization Program Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Postpetition Securitization Program Claim, each Allowed Postpetition Securitization Program Claim shall be (a) paid in full in Cash in accordance with the terms and conditions of the Postpetition Securitization Program Documents, or (b) consensually amended and extended on the Effective Date into the Exit Securitization Program in accordance with Article 5.6.

On the Effective Date, or as soon as reasonably practicable thereafter, all reasonable and documented fees and out-of-pocket expenses incurred by the advisors to the parties to the Postpetition Securitization Program shall be paid in full in Cash to the extent required under the applicable Postpetition Securitization Program Documents.

2.3            DIP Claims

(a)            OpCo DIP Claims

All OpCo DIP Claims shall be deemed Allowed in an aggregate amount equal to the sum of: (i) the aggregate principal amount outstanding under the OpCo DIP Facility as of the Effective Date; (ii) all interest accrued and unpaid thereon to the date of payment (including, with respect to the OpCo DIP Roll-Up Claims, accrued postpetition interest at the contractual default rate); (iii) the OpCo DIP Put Option Premium; and (iv) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the OpCo DIP Documents.

Except to the extent that a Holder of an Allowed OpCo DIP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed OpCo DIP Claim, each Holder of an Allowed OpCo DIP Claim shall receive payment in full in Cash; provided, however, that, with respect to the OpCo DIP Roll-Up Claims, no distribution shall be made on account of accrued postpetition interest at the contractual default rate.

(b)            Super HoldCo DIP Claims

All Super HoldCo DIP Claims shall be deemed Allowed in an aggregate amount equal to the sum of: (i) the aggregate principal amount outstanding under the Super HoldCo DIP Facility as of the Effective Date; (ii) all interest accrued and unpaid thereon to the date of payment; (iii) the Super HoldCo DIP Put Option Premium; and (iv) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the Super HoldCo DIP Documents.

Except to the extent that a Holder of an Allowed Super HoldCo DIP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Super HoldCo DIP Claim, each Holder of an Allowed Super HoldCo DIP Claim shall receive: (i) on account of such Holder’s Allowed Super HoldCo DIP New Money Claim, payment in full in Cash; and (ii) on account of such Holder’s Allowed Super HoldCo DIP Roll-Up Claim, its Pro Rata Share of the Super HoldCo DIP Roll-Up Distribution.

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2.4            Priority Tax Claims

Subject to Article 8, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive, if legally required, interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Allowed Priority Tax Claim shall be paid in accordance with the terms of any agreement between the Reorganized Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy Law, or in the ordinary course of business. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case, without further notice to or order of the Bankruptcy Court, act, or action under applicable Law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

Article III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND INTERESTS

3.1            Summary

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date. All of the potential Classes for the Debtors are set forth herein. Certain Debtors may not have any Holders of Claims or Interests in a particular Class or Classes, and such Claims or Interests shall be treated as set forth in Article 3.4.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan and making distributions in respect of Claims and Interests under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

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This Plan constitutes a separate plan of reorganization for each Debtor. Except for the Claims addressed in Article 2, all Claims and Interests are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, and Priority Tax Claims, as described in Article 2.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid, released, Disallowed or otherwise settled prior to the Effective Date.

Class	Claim/Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Presumed to Accept
2.	Other Secured Claims	Unimpaired	Presumed to Accept
3.	Secured Tax Claims	Unimpaired	Presumed to Accept
4.	RCF Claims	Impaired	Entitled to Vote
5.	Super HoldCo 1L Claims	Impaired	Entitled to Vote
6.	OpCo Term Loan Claims	Impaired	Entitled to Vote
7.	Unsecured Funded Debt Claims	Impaired	Deemed to Reject
8.	General Unsecured Claims	Unimpaired	Presumed to Accept
9.	510(b) Claims	Impaired	Deemed to Reject
10.	Intercompany Claims	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject
11.	Intercompany Interests	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject
12.	Existing Equity Interests	Impaired	Deemed to Reject

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3.2            Classification and Treatment of Claims and Interests

(a)            Class 1 - Other Priority Claims

(i)            Classification: Class 1 consists of all Other Priority Claims.

(ii)            Treatment: Subject to Article 8, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Other Priority Claim, on the Effective Date, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for such Allowed Other Priority Claim, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code; provided that Other Priority Claims incurred by any Debtor in the ordinary course of business may be satisfied in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(iii)            Voting: Class 1 is an Unimpaired Class, and the Holders of Allowed Other Priority Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Allowed Other Priority Claims. Holders of Claims in Class 1 will be provided an Opt-Out Release Form solely for purposes of affirmatively opting out of the Third-Party Release.

(b)            Class 2 - Other Secured Claims

(i)            Classification: Class 2 consists of all Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

(ii)            Treatment: Subject to Article 8, except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, on the Effective Date, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Secured Claim, such Holder shall, at the option of the Debtors (with the consent of the Requisite Supporting Senior Creditors), either (a) receive delivery of the Collateral securing its Allowed Other Secured Claim, (b) have such Allowed Other Secured Claim reinstated, or (c) receive such other treatment rendering its Allowed Other Secured Claim Unimpaired; provided that Other Secured Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(iii)            Voting: Class 2 is an Unimpaired Class, and the Holders of Allowed Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Allowed Other Secured Claims. Holders of Allowed Other Secured Claims will be provided an Opt-Out Release Form solely for purposes of affirmatively opting out of the Third-Party Release.

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(c)            Class 3 - Secured Tax Claims

(i)            Classification: Class 3 consists of all Secured Tax Claims.

(ii)            Treatment: Subject to Article 8, on the Effective Date, each Holder of an Allowed Secured Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code; provided that Allowed Secured Tax Claims incurred by any Debtor in the ordinary course of business may be satisfied in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

(iii)            Voting: Class 3 is an Unimpaired Class, and the Holders of Allowed Secured Tax Claims shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Secured Tax Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Allowed Secured Tax Claims. Holders of Allowed Secured Tax Claims will be provided an Opt-Out Release Form solely for purposes of affirmatively opting out of the Third-Party Release.

(d)            Class 4 - RCF Claims

(i)            Classification: Class 4 consists of all RCF Claims.

(ii)            Allowance: Class 4 RCF Claims shall be deemed Allowed in the aggregate principal amount of $347,963,333.29, plus accrued and unpaid fees, costs, and interest.

(iii)            Treatment: Except to the extent that a Holder of an Allowed RCF Claim agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed RCF Claim (other than on account of any portion of such Claim rolled up as OpCo DIP Roll-Up Loans under the OpCo DIP Facility) shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed RCF Claim, its Pro Rata Share of the RCF Distribution; provided, that no distribution shall be made on account of any accrued default rate interest.

(iv)            Voting: Class 4 is Impaired, and Holders of Allowed RCF Claims are entitled to vote to accept or reject this Plan.

(e)            Class 5 – Super HoldCo 1L Claims

(i)            Classification: Class 5 consists of all Super HoldCo 1L Claims.

(ii)            Allowance: Class 5 Super HoldCo 1L Claims shall be deemed Allowed in the aggregate principal amount of $1,266,201,797.15, plus accrued and unpaid fees, costs, and interest as of the Petition Date, minus the aggregate amount of the Super HoldCo 1L Deficiency Claims.

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(iii)            Treatment: Except to the extent that a Holder of an Allowed Super HoldCo 1L Claim agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed Super HoldCo 1L Claim (other than on account of any portion of such Claim rolled up as Super HoldCo DIP Roll-Up Loans under the Super HoldCo DIP Facility) shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Super HoldCo 1L Claim, its Pro Rata Share of the Super HoldCo 1L Distribution.

(iv)            Voting: Class 5 is Impaired, and Holders of Allowed Super HoldCo 1L Claims are entitled to vote to accept or reject this Plan.

(f)            Class 6 – OpCo Term Loan Claims

(i)            Classification: Class 6 consists of all OpCo Term Loan Claims.

(ii)            Allowance: Class 6 OpCo Term Loan Claims shall be deemed Allowed in the aggregate principal amount of $2,223,858,986.46, comprised of: (a) $716,250,000.00 in aggregate principal amount of the OpCo 2028 Term Loan Claims, plus accrued and unpaid fees, costs, and interest as of the Petition Date and (b) $1,507,608,986.46 in aggregate principal amount of the OpCo Intercompany Term Loan Claims, plus accrued and unpaid fees, costs, and interest as of the Petition Date, but subject to the terms of the Intercompany Settlement described below.

(iii)            Treatment: Except to the extent that a Holder of an Allowed OpCo Term Loan Claim agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed OpCo Term Loan Claim shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed OpCo Term Loan Claim, its Pro Rata Share of:

(a)            the OpCo Exit Distribution; provided that, pursuant to the Intercompany Settlement, the OpCo Intercompany Term Lender’s Pro Rata Share of the OpCo Exit Distribution shall instead be distributed pro rata to the Supporting OpCo 2028 Term Lenders (based on the proportion that the amount of Allowed OpCo Term Loan Claims held by a Supporting OpCo 2028 Term Lender bears to the aggregate amount of Allowed OpCo Term Loan Claims held by all Supporting OpCo 2028 Term Lenders) on account of their Allowed OpCo 2028 Term Loan Claims as a gift through a carve-out of the Collateral securing the Allowed OpCo Intercompany Term Loan Claims; and

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(b)            the OpCo Subscription Rights (resulting in Holders of Allowed OpCo 2028 Term Loan Claims receiving their Pro Rata Share of the OpCo 2028 Subscription Rights, and Holders of Allowed OpCo Intercompany Term Loan Claims receiving their Pro Rata Share of OpCo Intercompany Subscription Rights); provided that Supporting OpCo 2028 Term Lenders shall have the right to assign their OpCo 2028 Subscription Rights in exchange for a Cash payment (solely to the extent such payment is funded in advance in full by one or more Supporting OpCo 2028 Term Lenders) equal to its Pro Rata Share (based upon all Allowed OpCo 2028 Term Loan Claims) of 2.0% of the Reorganized Common Interests that are issued and outstanding on the Effective Date (prior to any issuances on account of the MIP, but subject to dilution by the MIP), to the extent such assignment is permitted by applicable Law (including, for the avoidance of doubt, all applicable requirements under the Securities Act and state securities Laws) and such assignment does not result in material adverse tax consequences to the Debtors or the Reorganized Debtors, as further set forth in the Equity Rights Offering Backstop Purchase Agreements; provided, however, that any such assignment shall be made only to an Eligible Holder or another Person that qualifies as a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or a non-U.S. person in an “offshore transaction” as defined in Regulation S under the Securities Act.

(iv)            Voting: Class 6 is Impaired, and Holders of Allowed OpCo Term Loan Claims are entitled to vote to accept or reject this Plan.

(g)            Class 7 – Unsecured Funded Debt Claims

(i)            Classification: Class 7 consists of all Unsecured Funded Debt Claims.

(ii)            Treatment: On the Effective Date, all Unsecured Funded Debt Claims shall be canceled, released, discharged, and extinguished and shall be of no further force or effect, and Holders of Unsecured Funded Debt Claims shall receive no recovery on account of such Unsecured Funded Debt Claims.

(iii)            Voting: Class 7 is an Impaired Class, and Holders of Unsecured Funded Debt Claims are not receiving or retaining any property on account of such Unsecured Funded Debt Claims under this Plan. Therefore, the Holders of Unsecured Funded Debt Claims are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, the Holders of Unsecured Funded Debt Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Unsecured Funded Debt Claims. The Holders of Unsecured Funded Debt Claims will be provided an Opt-In Release Form solely for purposes of affirmatively opting into the Third-Party Release.

(h)            Class 8 – General Unsecured Claims

(i)            Classification: Class 8 consists of all General Unsecured Claims.

(ii)            Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors agree to less favorable treatment on account of such Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date, or when such obligation becomes due in the ordinary course of business in accordance with applicable Law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, such treatment rendering such Holder Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Allowed General Unsecured Claim that has previously been satisfied prior to or during the Chapter 11 Cases.

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(iii)            Voting: Class 8 is an Unimpaired Class, and the Holders of General Unsecured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of General Unsecured Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such General Unsecured Claims. Holders of General Unsecured Claims will be provided an Opt-Out Release Form solely for purposes of affirmatively opting out of the Third-Party Release.

(i)            Class 9 – 510(b) Claims

(i)            Classification: Class 9 consists of all 510(b) Claims.

(ii)            Treatment: On the Effective Date, all 510(b) Claims shall be canceled, released, discharged, and extinguished and shall be of no further force or effect, and Holders of 510(b) Claims shall not receive any distribution on account of such 510(b) Claims.

(iii)            Voting: Class 9 is an Impaired Class, and Holders of 510(b) Claims are not receiving or retaining any property under this Plan. Therefore, the Holders of 510(b) Claims are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, the Holders of 510(b) Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such 510(b) Claims. Holders of 510(b) Claims will be provided an Opt-In Release Form solely for purposes of affirmatively opting into the Third-Party Release.

(j)            Class 10 – Intercompany Claims

(i)            Classification: Class 10 consists of all Intercompany Claims.

(ii)            Treatment: On the Effective Date, all Intercompany Claims shall, at the option of the Debtors or the Reorganized Debtors, as applicable, be reinstated, or set off, settled, distributed, contributed, merged, canceled, or released, or treated as provided in the Restructuring Steps Exhibit.

(iii)            Voting: Class 10 is either (a) Unimpaired, in which case the Holders of Intercompany Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired, in which case the Holders of Intercompany Claims are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Claims. Furthermore, because all Holders of Intercompany Claims are Debtors, no Opt-In Release Form or Opt-Out Release Form is required to be provided to such Holders.

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(k)            Class 11 – Intercompany Interests

(i)            Classification: Class 11 consists of all Intercompany Interests.

(ii)            Treatment: On the Effective Date, all Intercompany Interests shall, at the option of the Debtors or the Reorganized Debtors, as applicable, be reinstated, or set off, settled, distributed, contributed, merged, canceled, or released, or treated as provided in the Restructuring Steps Exhibit.

(iii)            Voting: Class 11 is either (a) Unimpaired, in which case the Holders of such Intercompany Interests are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired, in which case the Holders of such Intercompany Interests are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Interests. Furthermore, because all Holders of Intercompany Interests are Debtors, no Opt-In Release Form or Opt-Out Release Form is required to be provided to such Holders.

(l)            Class 12 – Existing Equity Interests

(i)            Classification: Class 12 consists of all Existing Equity Interests.

(ii)            Treatment: On the Effective Date, all Existing Equity Interests shall be canceled, released, discharged, and extinguished and shall be of no further force or effect, and Holders of Existing Equity Interests shall receive no recovery on account of such Existing Equity Interests.

(iii)            Voting: Class 12 is an Impaired Class, and Holders of Existing Equity Interests are not receiving or retaining any property under this Plan. Therefore, the Holders of Existing Equity Interests are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Existing Equity Interests are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Existing Equity Interests. The Holders of Existing Equity Interests will be provided an Opt-In Release Form solely for purposes of affirmatively opting into the Third-Party Release.

3.3            Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

3.4            Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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3.5            No Waiver

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

Article IV.

ACCEPTANCE OR REJECTION OF THIS PLAN

4.1            Presumed Acceptance of Plan

Classes 1, 2, 3, and 8 are Unimpaired under this Plan. Therefore, the Holders of Claims in such Classes are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Holders of Claims in Classes 1, 2, 3, and 8 will receive an Opt-Out Release Form to allow such Holders to affirmatively opt out of the Third-Party Release.

Classes 10 and 11 may be Impaired or Unimpaired under this Plan, as set forth in Article 3.2. To the extent Unimpaired, the Holders of Claims and Interests in Classes 10 and 11 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. To the extent Impaired and not receiving any recovery under this Plan, the Holders of Claims and Interests in Classes 10 and 11 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. In either case, because the Holders of such Claims and Interests are Debtors, such Holders are not entitled to vote to accept or reject this Plan, or to opt out of the Third-Party Release.

4.2            Deemed Rejection of Plan

Classes 7, 9, and 12 are Impaired under this Plan, and Holders of Unsecured Funded Debt Claims, 510(b) Claims, or Existing Equity Interests in such Classes shall receive no recovery under this Plan on account of such Unsecured Funded Debt Claims, 510(b) Claims, or Existing Equity Interests. Accordingly, the Holders of Claims or Interests in such Classes are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Such Holders will receive an Opt-In Release Form to allow such Holders to affirmatively opt into the Third-Party Release.

4.3            Voting Classes

Classes 4, 5, and 6 are Impaired under this Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

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4.4            Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject this Plan, this Plan shall be presumed accepted by the Holders of such Claims in such Class.

4.5            Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

4.6            Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, is Impaired or properly classified under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy at or before the Combined Hearing.

4.7            Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by any of Classes 4, 5, or 6. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to modify this Plan or the Plan Supplement in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

4.8            Intercompany Interests

To the extent reinstated under this Plan, the Intercompany Interests shall be, subject to the Restructuring Steps Exhibit reinstated for the ultimate benefit of the Holders of the Reorganized Common Interests and in exchange for the Debtors’ and Reorganized Debtors’ agreement under this Plan to make certain distributions to the Holders of Allowed Claims. Distributions on account of the Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and to maintain the corporate structure. For the avoidance of doubt, to the extent reinstated pursuant to this Plan, on and after the Effective Date, all Intercompany Interests, subject to the Restructuring Steps Exhibit (and except as otherwise set forth therein), shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date.

4.9            Votes Solicited in Good Faith

The Debtors, the Supporting Creditors, and each of their respective Related Parties have, and upon Confirmation shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy Law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, the Supporting Creditors, and each of their respective Related Parties shall be entitled to, and upon Confirmation are granted, the protections of section 1125(e) of the Bankruptcy Code.

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Article V.

MEANS FOR IMPLEMENTATION OF THIS PLAN

5.1            Restructuring Transactions; Intercompany Settlement

(a)            Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable Law, the entry of the Combined Order shall constitute authorization for the Debtors and Reorganized Debtors, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, subject to the consent rights and agreements and obligations contained in the Restructuring Support Agreement. Such restructuring may include one or more issuances, transfers, mergers, amalgamations, consolidations, restructurings, dispositions, liquidations, conversions, elections, contributions, distributions, dissolutions, cancellations, formations, or creations of one or more new Entities, as may be determined by the Debtors or Reorganized Debtors, to be necessary or appropriate, but in all cases subject to the terms and conditions of this Plan and the Restructuring Support Agreement and the Plan Supplement Documents and any consents or approvals required hereunder or thereunder (including receipt of the Regulatory Approvals) (collectively, the “Restructuring Transactions”).

(b)            All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Combined Order. The actions to effectuate the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, conversion, elections, cancellation, formation, creation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state Law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of issuance, transfer, assignment, assumption, distribution, contribution, direction, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, cancellation, formation, creation, conversion, or dissolution, or the filing of elections, pursuant to applicable state Law; (d) the creation of one or more new Entities; (e) pursuant to the Equity Rights Offering Documents, the implementation and consummation of the Equity Rights Offering; (f) the issuance and distribution of Plan Securities; (g) entry into the Exit RCF Facility and the Exit Term Loan Facility; (h) the Irish Examinership Proceedings; (i) the executing, filing, and implementation of the Lien/Guaranty Release Documents; and (j) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state Law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Plan Supplement Documents and any consents or approvals required hereunder or thereunder.

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(c)            The Restructuring Transactions and the Chapter 11 Cases shall be financed by (a) the consensual use of the Debtors’ Cash collateral, consistent with the applicable prepetition intercreditor agreements (as described in the DIP Orders), (b) the Postpetition Securitization Program, (c) the OpCo DIP Facility, and (d) the Super HoldCo DIP Facility.

(d)            The Restructuring Transactions shall include the Restructuring Transactions set forth in the Restructuring Steps Exhibit. Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Combined Order shall and shall be deemed to authorize the Restructuring Transactions, including those set forth in the Restructuring Steps Exhibit, which shall and shall be deemed to occur in the sequence set forth therein.

(e)            Subject in all respects to approval and consummation thereof, this Plan provides for and gives effect to the Intercompany Settlement, which resolves all Claims and Causes of Action directly or indirectly related to the OpCo Intercompany Term Loans between the OpCo Debtors, on the one hand, and the OpCo Intercompany Term Lender, on the other hand (including any such Claims or Causes of Action investigated as part of the OpCo Investigation) and provides for, among other things, (a) the allowance of the OpCo Intercompany Term Loan Claims in an agreed reduced, liquidated amount, (b) the treatment afforded to Holders of Allowed OpCo 2028 Term Loan Claims under this Plan (including the OpCo Exit Distribution and the OpCo 2028 Subscription Rights), (c) the treatment afforded to Holders of Allowed OpCo Intercompany Term Loan Claims under this Plan (including the OpCo Intercompany Subscription Rights), (d) the allocation of Professional Fee Claims and Restructuring Fees and Expenses among the Debtors as set forth in the Restructuring Support Agreement, and (e) the gift through a carve-out of the Collateral securing the Allowed OpCo Intercompany Term Loan Claims of the portion of the OpCo Exit Distribution otherwise allocable to such Claims to Supporting OpCo 2028 Term Lenders, in each case, on the terms and conditions set forth in the Restructuring Support Agreement. Pursuant to sections 363 and 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Intercompany Settlement and a finding that the Intercompany Settlement is fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests.

5.2            Continued Corporate Existence

(a)            Subject to the Restructuring Transactions described in Article 5.1 of this Plan and the Restructuring Steps Exhibit, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal Entities in accordance with the applicable Law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and bylaws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and bylaws, or other applicable organizational documents, are amended, restated, canceled, or otherwise modified by this Plan, the Plan Supplement, or otherwise, and to the extent any such document is amended, such document is deemed amended pursuant to this Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal Law). Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such respective Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

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(b)            The Reorganized Debtors shall be authorized to dissolve the Debtors or the Reorganized Debtors in accordance with applicable Law or otherwise, in each case as contemplated by the Restructuring Steps Exhibit, including, for the avoidance of doubt, any conversion of any of the Debtors or the Reorganized Debtors pursuant to applicable Law, and to the extent any such Entity is dissolved, such Entity shall be deemed dissolved pursuant to this Plan and shall require no further action or approval (other than any requisite filings required under applicable state or federal Law).

5.3            Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Combined Order, or any Definitive Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, all claims, rights, and Causes of Action of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than Claims or Causes of Action subject to the Releases, the Professional Fee Escrow Account or any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens that survive the occurrence of the Effective Date as described in Article 3. On and after the Effective Date, the Reorganized Debtors may (a) operate their respective businesses, (b) use, acquire, and dispose of their respective property and (c) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Combined Order.

5.4            Exit Term Loan Facility Documents

(a)            Prior to the Effective Date, the Debtors shall conduct the Exit Term Loan Process, and on the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by or permitted under, the Exit Term Loan Credit Documents without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the Exit Term Loan Credit Documents). On the Effective Date, the Exit Term Loan Credit Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Combined Order or on account of the Confirmation or Consummation of this Plan.

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(b)            On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Term Loan Credit Documents shall: (a) be deemed to be granted; (b) be legal, binding, and enforceable Liens on and security interests in the collateral granted under and in accordance with the terms of the Exit Term Loan Credit Documents; (c) be deemed automatically perfected on the Effective Date (without any further action being required by the Debtors or the Reorganized Debtors, as applicable, the applicable agent, or any of the applicable lenders), having the priority set forth in the Exit Term Loan Credit Documents and subject only to such Liens and security interests as may be permitted under the Exit Term Loan Credit Documents; and (d) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy Law. The Debtors, the Reorganized Debtors, as applicable, and the Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

(c)            The Exit Term Loan Facility shall consist of Exit Term Loans in an aggregate principal amount of $850 million, which shall be comprised of New Term Loans and/or Takeback Term Loans, as determined by the Exit Term Loan Process, on the terms and conditions set forth in the Exit Term Loan Credit Documents.

5.5            Exit RCF Facility

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit RCF Facility and all related documents without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the Exit RCF Facility Documents). On the Effective Date, the Exit RCF Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Combined Order or on account of the Confirmation or Consummation of this Plan.

5.6            Exit Securitization Program and Approval of Exit Securitization Program Documents

(a)            On the Effective Date, the Postpetition Securitization Program shall convert into, or be refinanced by, the Exit Securitization Program. To the extent required and subject to the occurrence of the Effective Date, Confirmation of this Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit Securitization Program and the Exit Securitization Program Documents, including the transactions contemplated thereby and all actions to be taken, undertakings to be made, obligations and guarantees to be incurred, and fees and expenses to be paid in connection therewith, and authorization for the applicable Debtors and Reorganized Debtors to execute, deliver, enter into and perform their obligations under, and to consummate the transactions contemplated by, the Exit Securitization Program Documents and such other documents as may be reasonably required or appropriate, without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule, or any vote, consent, authorization, or approval of any Person, except as expressly required by the Exit Securitization Program Documents.

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(b)            On the Effective Date, the Exit Securitization Program Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors party thereto, enforceable in accordance with their respective terms, and such obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release, avoidance, or subordination under this Plan, the Combined Order or on account of the Confirmation or Consummation of this Plan. Upon execution and delivery of the Exit Securitization Program Documents, and subject to the occurrence of the Effective Date, all Liens and security interests granted by the Reorganized Debtors pursuant to, or in connection with, the Exit Securitization Program shall be legal, valid, binding, perfected, and enforceable Liens and security interests in the applicable Collateral, with the priorities established under the Exit Securitization Program Documents and applicable non-bankruptcy Law. The Reorganized Debtors shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents, necessary or appropriate to establish, perfect, or give notice of such Liens and security interests under applicable Law; provided that perfection shall occur automatically by virtue of the Combined Order, and no such filings, recordings, approvals, or consents shall be required for the effectiveness or perfection of such Liens and security interests.

5.7            Equity Rights Offering

(a)            On the Effective Date, pursuant to this Plan, the Restructuring Support Agreement, the Restructuring Steps Exhibit, and the Equity Rights Offering Documents, the Reorganized Debtors shall consummate the Equity Rights Offering, and the Reorganized Parent shall issue ERO Interests to the Eligible Holders that validly exercise their Subscription Rights in the Equity Rights Offering, and the ERO Allocation Interests and the Premium Interests to the Equity Rights Offering Commitment Parties, as set forth in, and subject to the terms and conditions of, this Plan and the applicable Equity Rights Offering Documents and any consents or approvals required under each of the foregoing. Each Eligible Holder may exercise either all, a portion of, or none of its Subscription Rights. No oversubscription rights shall be granted as part of the Equity Rights Offering.

(b)            The Reorganized Parent shall be authorized to issue the ERO Interests issuable pursuant to such exercise of Subscription Rights on the Effective Date pursuant to the terms of this Plan and the Equity Rights Offering Documents, and the issuance of such ERO Interests shall be duly authorized, validly issued, fully paid, and non-assessable (to the extent such concepts are applicable to the organizational form of the Reorganized Parent).

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(c)            The Equity Rights Offering shall be fully backstopped, severally and not jointly, by the Equity Rights Offering Commitment Parties pursuant to and subject to the terms and conditions set forth in this Plan, in the Equity Rights Offering Backstop Purchase Agreements, the other applicable Equity Rights Offering Documents, and the Restructuring Support Agreement. Subject to the terms and conditions set forth in each Equity Rights Offering Backstop Purchase Agreement, if, after following the procedures set forth in the Equity Rights Offering Procedures, there remains any unsubscribed ERO Interests, the Reorganized Debtors shall sell to the applicable Equity Rights Offering Commitment Parties, and the applicable Equity Rights Offering Commitment Parties shall each, severally and not jointly, be required to purchase, their respective allocations of the applicable unsubscribed ERO Interests.

(d)            On the Effective Date, pursuant to and subject to the terms and conditions set forth in this Plan, in the Equity Rights Offering Backstop Purchase Agreements, the other applicable Equity Rights Offering Documents, and the Restructuring Support Agreement, the applicable Equity Rights Offering Commitment Parties shall purchase, and the Reorganized Parent shall be authorized to issue to such Equity Rights Offering Commitment Parties, the OpCo 2028 ERO Allocation Interests for the OpCo 2028 ERO Allocation Interests Aggregate Purchase Price and the Super HoldCo ERO Allocation Interests for the Super HoldCo ERO Allocation Interests Aggregate Purchase Price. The issuance of the OpCo 2028 ERO Allocation Interests and the Super HoldCo ERO Allocation Interests to the applicable Equity Rights Offering Commitment Parties shall be duly authorized, validly issued, fully paid, and non-assessable (to the extent such concepts are applicable to the organizational form of the Reorganized Parent).

(e)            The OpCo 2028 ERO Interests issued to Eligible Holders of Allowed OpCo 2028 Term Loan Claims that validly exercise their OpCo 2028 Subscription Rights pursuant to the Equity Rights Offering shall be offered for an aggregate purchase price equal to the OpCo 2028 ERO Interests Aggregate Purchase Price. The Super HoldCo ERO Interests issued to Eligible Holders of Allowed Super HoldCo 1L Claims that validly exercise their Super HoldCo Subscription Rights pursuant to the Equity Rights Offering shall be offered for an aggregate purchase price equal to the Super HoldCo ERO Interests Aggregate Purchase Price, and the OpCo Intercompany ERO Interests issued to Eligible Holders of Allowed Super HoldCo 1L Claims that validly exercise their OpCo Intercompany Subscription Rights pursuant to the Equity Rights Offering shall be offered for an aggregate purchase price equal to the OpCo Intercompany ERO Interests Aggregate Purchase Price. For the avoidance of doubt, the OpCo Intercompany Subscription Rights shall be issued only to Holders of Super HoldCo 1L Claims, without duplication.

(f)            The Equity Rights Offering Commitment Parties shall be eligible to receive the applicable Premium Interests as set forth in, and subject to the terms and conditions set forth in, the Equity Rights Offering Backstop Purchase Agreements. Entry of the Combined Order shall constitute Bankruptcy Court approval of the Equity Rights Offering, the Equity Rights Offering Backstop Purchase Agreements, the Premium Interests, and the ERO Allocation Interests (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by the Reorganized Parent in connection therewith). On the Effective Date, the rights and obligations of the Debtors under the Equity Rights Offering Backstop Purchase Agreements shall vest in the Reorganized Debtors, as applicable.

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(g)            The proceeds of the Equity Rights Offering and the sale of the ERO Allocation Interests to the applicable Equity Rights Offering Commitment Parties shall be used to: (a) first, repay in full in Cash the OpCo DIP Claims; (b) second, repay in full in Cash the Super HoldCo DIP New Money Claims; (c) third, make distributions on account of RCF Claims (including accrued but unpaid postpetition interest at the non-default contract rate); and (d) fourth, make distributions on account of Super HoldCo DIP Roll-Up Claims, in each case, as provided in Article 2 and Article 3.

5.8            Issuance and Distribution of Plan Securities

(a)            On the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall issue or reserve for issuance, as applicable, the Plan Securities issuable in accordance with the terms herein and the Restructuring Steps Exhibit. The issuance of Plan Securities for distribution pursuant to this Plan is authorized without the need for further corporate or shareholder action, and all of the Reorganized Common Interests issued or issuable pursuant to this Plan shall be duly authorized, validly issued, fully paid, and nonassessable (to the extent such concepts are applicable to the organizational form of the Reorganized Parent).

(b)            Distribution of the Plan Securities may be made by delivery of stock certificates or book-entry transfer thereof by (or at the direction or consent of) the applicable Distribution Agent in accordance with this Plan and the New Corporate Governance Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of Reorganized Parent shall be the number of shares of Reorganized Common Interests as may be designated in the New Corporate Governance Documents.

(c)            The New Corporate Governance Documents shall be binding on all Persons receiving Reorganized Common Interests (and their respective successors and assigns), whether received pursuant to this Plan or otherwise and regardless of whether such Person executes or delivers a signature page to any New Corporate Governance Document. Notwithstanding the foregoing, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Requisite Supporting Senior Creditors and in consultation with the Requisite Supporting OpCo 2028 Term Lenders, may condition the distribution of any Reorganized Common Interests issued pursuant to this Plan upon the recipient thereof duly executing and delivering to the Debtors or the Reorganized Debtors, as applicable, counter-signatures to any shareholder agreement in respect of the Reorganized Common Interests or any other applicable New Corporate Governance Document.

5.9            Exemption from Securities Laws

(a)            No registration statement will be filed under the Securities Act, or pursuant to any state securities Laws, with respect to the offer and sale of the Plan Securities or any other securities under this Plan.

(b)            The offering, sale, issuance, and distribution of the Plan Securities (including the Reorganized Common Interests (including the ERO Interests, the ERO Allocation Interests, and the Premium Interests) and the Subscription Rights) and any other securities in exchange for Claims pursuant to Article 2 and Article 3, and other provisions of this Plan, the Equity Rights Offering Documents, the New Corporate Governance Documents, and the Combined Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local Law requiring registration for the offer or sale of a security pursuant to Section 4(a)(2) of the Securities Act, section 1145(a) of the Bankruptcy Code, or any other applicable exemption from registration under the Securities Act, in each case to the fullest extent permitted thereunder.

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(c)            Any and all such Plan Securities and other securities issued pursuant to section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act by the recipients thereof pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder (a) is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code, (b) is an “affiliate” of Reorganized Parent, as applicable (as defined in Rule 144(a)(1) under the Securities Act), or (c) has been such an “affiliate” within ninety (90) days of such transfer, in each case subject to (i) compliance with any applicable state or foreign securities Laws, if any, and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities; (ii) the restrictions, if any, on the transferability of such securities in the New Corporate Governance Documents; and (iii) any other applicable regulatory approval.

(d)            To the extent any Plan Securities are not eligible for the exemption from registration provided by section 1145 of the Bankruptcy Code (including the ERO Interests, the ERO Allocation Interests, the Premium Interests, and any Reorganized Common Interests issued to any Person that is an “underwriter” within the meaning of section 1145(b) of the Bankruptcy Code), the offering, sale, issuance, and distribution of such securities shall be made in reliance upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and on equivalent state Law registration exemptions or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act, and shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and shall be subject to applicable resale limitations. Any recipients of securities that are Affiliates of Reorganized Parent will receive restricted securities that may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144A, Regulation S, and/or Rule 144 of the Securities Act, subject to, in each case, the transfer provisions, if any, and other applicable provisions set forth in the New Corporate Governance Documents. The New Corporate Governance Documents shall contain customary transfer restrictions, restrictive legends, and transfer procedures applicable to restricted securities issued pursuant to this Plan.

(e)            Any and all such Plan Securities (a) offered in reliance on the exemption provided by section 1145 of the Bankruptcy Code and received by recipients who are deemed to be “underwriters” (as such term is defined in section 1145(b) of the Bankruptcy Code) or (b) offered in reliance on the exemption provided by section 4(a)(2) of the Securities Act and/or another exemption from registration under the Securities Act, shall be deemed “restricted securities” that may not be offered, sold, exchanged, assigned, or otherwise transferred unless they are registered under the Securities Act or an exemption from registration under the Securities Act is available and in compliance with any applicable state or foreign securities Laws. The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities Laws shall not be a condition to the occurrence of the Effective Date.

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(f)            The Reorganized Debtors and Reorganized Parent need not provide any further evidence other than this Plan and the Combined Order with respect to the treatment of the securities issued under this Plan under applicable securities Laws.

(g)           Notwithstanding anything to the contrary in this Plan, no Person (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the securities issued under this Plan are exempt from registration and/or, to the extent applicable, eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities, including DTC, shall be required to accept and conclusively rely upon this Plan or the Combined Order in lieu of a legal opinion regarding whether such securities are exempt from registration and/or, to the extent applicable, eligible for DTC book-entry delivery, settlement, and depository services. To the extent the Reorganized Common Interests become eligible for DTC book-entry delivery, settlement, and depository services, notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of this Plan or otherwise contemplated thereby, including any and all distributions pursuant to this Plan.

(h)           After the Effective Date, each Reorganized Debtor shall be a private company and shall not be subject to any reporting requirements promulgated by the United States Securities and Exchange Commission or any Governmental Unit in Ireland, to the extent permitted by applicable Law. Reorganized Parent does not intend to list the Reorganized Common Interests on the NYSE, NASDAQ, or any other national securities exchange. For the avoidance of doubt, the Reorganized Debtors shall use commercially reasonable efforts to ensure that, after giving effect to the Plan distributions, the Equity Rights Offering, and the MIP, the Reorganized Parent does not have a class of equity securities held of record by 300 or more persons so as to avoid triggering the reinstatement of reporting obligations under Section 15(d) of the Securities Exchange Act.

5.10         Management Incentive Plan

On the Effective Date, the New Board shall adopt the MIP, which shall reserve for issuance a pool equal to 10% of Reorganized Common Interests (or, to the extent that Holders of Reorganized Common Interests hold such interests through a newly formed partnership or other entity classified as a partnership for U.S. federal income tax purposes, profits interests in such partnership or in any other entity through which such Holders directly or indirectly own Reorganized Common Interests, in each case, attributable to 10% of the Reorganized Common Interests) on a fully-diluted basis. The New Board shall award a minimum of 4.0% of the Reorganized Common Interests (or economically equivalent profits interests, as applicable) to employees, non-employee directors, and other service providers within ninety (90) days of the Effective Date. The form of equity-based awards (including whether such awards are in the form of Reorganized Common Interests or profits interests), the participants, the allocations (including the amount and timing of grants), and the terms and conditions thereof (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board. Any Reorganized Common Interests issued pursuant to the MIP shall be offered in reliance on Section 4(a)(2) of the Securities Act, Rule 701 under the Securities Act, and/or another available exemption from registration under the Securities Act, and shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to applicable resale limitations and the transfer provisions, if any, set forth in the New Corporate Governance Documents.

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5.11         Subordination

The allowance, classification, and treatment of all Claims and Interests proposed under this Plan takes into consideration any and all subordination rights, whether arising by contract or under general principles of equitable subordination, the DIP Orders, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. On the Effective Date, any and all subordination rights or obligations that a Holder of a Claim or Interest may have with respect to any distribution to be made under this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be enjoined permanently. Accordingly, distributions under this Plan to Holders of Allowed Claims and Allowed Interests will not be subject to turnover or payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights; provided that any such subordination rights shall be preserved in the event the Combined Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or this Plan is revoked or withdrawn.

5.12         Release of Liens and Claims

(a)           To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including Article 5.4, Article 5.5, and Article 5.6), the Combined Order, or any Definitive Document, contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article 7, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates, including those granted under or relating to the Prepetition Funded Debt Documents, and all obligations, guaranties, suretyships, pledges, collateral support, indemnities, reimbursement obligations, and other liabilities of the Debtors, the Reorganized Debtors, and any of their respective subsidiaries or Affiliates (whether or not such subsidiary or Affiliate is a signatory to the Restructuring Support Agreement), including any non-Debtor obligor, guarantor, grantor, pledgor, or other credit support provider, arising under, evidenced by, secured by, or related to the Prepetition Funded Debt, the Prepetition Funded Debt Claims, or the Prepetition Funded Debt Documents, shall be fully and automatically satisfied, released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. The filing of the Combined Order with any federal, state, local, or foreign agency, department, or authority shall constitute good and sufficient evidence of, but shall not be required to effect, the termination, satisfaction, release, cancellation, extinguishment, and discharge of such Liens, Claims, obligations, guaranties, and other interests to the extent provided in the immediately preceding sentence. Any Person holding such Liens, Claims, obligations, guaranties, or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) and take such further actions as may be reasonably requested by the Reorganized Debtors to effectuate the foregoing, including executing and delivering the Lien/Guaranty Release Documents. Notwithstanding the foregoing or anything to the contrary in this Plan, the Combined Order, Confirmation, or the occurrence of the Effective Date, the Prepetition Funded Debt Documents shall continue in effect solely to the extent, and for the limited purposes, set forth in Article 8, including enabling Holders of Prepetition Funded Debt Claims to receive distributions under this Plan and allowing and preserving the rights of the applicable Agents and any other applicable Distribution Agent to make or cause to be made distributions under this Plan, to assert, pursue, enforce and be paid with respect to any charging liens, expense reimbursement, indemnification, and similar amounts, and to perform such functions as are necessary or appropriate to effectuate the foregoing, in each case solely to the extent expressly authorized or preserved under this Plan, the Combined Order, or the applicable Prepetition Funded Debt Documents; provided, however, that the continuation of the Prepetition Funded Debt Documents for such limited purposes shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Combined Order, or this Plan, the Releases of the Released Parties pursuant to Article 10, or the satisfaction, release, cancellation, termination, extinguishment, and discharge of the obligations, guaranties, Liens, Claims, and other liabilities described above, and shall not result in any expense or liability to the Debtors or Reorganized Debtors, as applicable. In furtherance of the foregoing, as of the Effective Date, each Holder of a Prepetition Funded Debt Claim and each applicable Agent shall be deemed to have released all Prepetition Funded Debt Claims, guaranty Claims, obligations, Liens, and Causes of Action arising under, evidenced by, secured by, or related to the Prepetition Funded Debt, the Prepetition Funded Debt Claims, or the Prepetition Funded Debt Documents against the Debtors, the Reorganized Debtors, and any of their respective subsidiaries or Affiliates (whether or not such subsidiary or Affiliate is a signatory to the Restructuring Support Agreement), including any non-Debtor obligor, guarantor, grantor, pledgor, or other credit support provider, and each such Holder and applicable Agent shall be permanently enjoined from asserting, pursuing, or enforcing any such released Claim, obligation, Lien, or Cause of Action against any such Entity or its property, except for the limited rights expressly preserved under this Plan, the Combined Order, or the applicable Definitive Documents.

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(b)           On the Effective Date, the Supporting Creditors shall release, or cause to be released, to the extent not automatically released as a result of the Restructuring Transactions, all guaranties and liens granted under the Prepetition Funded Debt Documents, including by instructing the applicable Agents to execute and deliver all Lien/Guaranty Release Documents and to take all actions and make all local filings required to release security interests granted by any Debtor or any non-Debtor obligor of the Prepetition Funded Debt (whether or not such subsidiary or Entity is a signatory to the Restructuring Support Agreement). The Combined Order shall direct the foregoing.

5.13         Organizational Documents of the Reorganized Debtors

On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors’ respective certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of this Plan and the Bankruptcy Code. To the extent required under this Plan or applicable non-bankruptcy Law, the Reorganized Debtors shall file their respective New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate or other applicable Laws of the respective states, provinces, or countries of incorporation or organization. The New Corporate Governance Documents shall, among other things: (a) authorize the issuance of the Reorganized Common Interests; (b) be deemed modified to prohibit the issuance of non-voting equity securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code; and (c) contain customary protections for minority equity holders reasonably acceptable to the Requisite Supporting OpCo 2028 Term Lenders, including but not limited to preemptive rights and tag-along rights. Subject to Article 6.4, after the Effective Date each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the Laws of its respective jurisdiction of formation and the terms of the New Corporate Governance Documents and this Plan.

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5.14         Corporate Action

(a)            Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the provisions of this Plan, including in connection with the Restructuring Transactions all other actions as may be necessary or appropriate in connection therewith, in each case without further notice to or order of the Bankruptcy Court, any act or action under applicable Law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto).

(b)           Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable Law and without any requirement of further action by such Person, or the need for any approvals, authorizations, actions or consents of or from any such Person.

(c)           As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including the adoption of the New Corporate Governance Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan including in connection with the authorization, execution and delivery of the Exit Term Loan Credit Documents, the Exit RCF Facility Documents, the Exit Securitization Program Documents, the Equity Rights Offering Documents, and the New Corporate Governance Documents, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

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(d)           On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, and without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

5.15         Directors and Officers of the Reorganized Debtors

As of the Effective Date, the terms of the current members of the board of directors of Parent shall expire and the New Board shall be appointed. Except to the extent that a current director on the board of directors of Parent is designated to serve on the New Board, the current directors on the board of directors of Parent prior to the Effective Date, in their capacities as such, shall be deemed to have resigned or shall otherwise cease to be a director of Parent on the Effective Date. Each independent director of the Debtors, in such capacity, shall not have any of his/her respective privileged and confidential documents, communications, or information transferred (or deemed transferred) to the Reorganized Debtors, Reorganized Parent, or any other Entity without such director’s prior written consent.

5.16         Regulatory Approvals

The Debtors, Reorganized Debtors, and Supporting Creditors, as applicable, shall, subject to the Restructuring Support Agreement, use best efforts to provide any necessary or desirable diligence, including all screening diligence questions, and make all filings required to obtain Regulatory Approvals as promptly as possible. The Debtors, Reorganized Debtors, and Supporting Creditors, as applicable, shall, subject to the Restructuring Support Agreement, take all commercially reasonable actions necessary to obtain all Regulatory Approvals as promptly as possible, including taking all commercially reasonable actions in response to applicable regulatory authority requests of the Debtors, the Reorganized Debtors and/or Supporting Creditors in accordance with the Restructuring Support Agreement.

The Debtors, Reorganized Debtors, and the Supporting Creditors shall promptly inform each other (and in no event more than one (1) Business Day after the occurrence thereof) of: (a) the receipt of the Regulatory Approvals and any other communication received from the relevant authorities (save to the extent wholly administrative and procedural in nature); and (b) any fact or circumstance of which they become aware that is reasonably likely to prevent or delay the obtaining of the Regulatory Approvals.

In addition, to the extent applicable, the Debtors shall use commercially reasonable efforts to obtain from the Irish Takeover Panel either: (a) confirmation that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Irish Scheme of Arrangement and this Plan; or (b) a waiver of the obligation on the part of any Person to make such an offer.

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The Debtors, Reorganized Debtors, and Supporting Creditors shall keep each other regularly informed about the status of the regulatory proceedings before the relevant authorities.

5.17         Cancellation of Notes, Certificates and Instruments

(a)            On the Effective Date, except to the extent otherwise provided in this Plan (including Article 5.4, Article 5.5, and Article 5.6), all notes, stock, instruments, certificates, credit agreements and other agreements and documents evidencing or relating to the RCF Claims, the OpCo Term Loan Claims, the Super HoldCo 1L Claims, the 2029 Notes Claims, any Impaired Claim and/or the Existing Equity Interests, shall be canceled (including pursuant to the Irish Scheme of Arrangement, as applicable) and the obligations of (i) the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person, and (ii) the Agents shall be discharged and their duties deemed satisfied except (to the extent applicable) with respect to any Agent serving as a Distribution Agent with respect to the applicable Claims; provided that the Prepetition Funded Debt Documents shall continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Agents or other applicable Distribution Agent thereunder to make (or cause to be made), distributions under this Plan. Except to the extent otherwise provided in this Plan and the Plan Supplement Documents, upon completion of all such distributions, the Prepetition Funded Debt Documents and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered.

(b)           Notwithstanding Confirmation or the occurrence of the Effective Date, except as otherwise provided herein, only such provisions that, by their express terms, survive the termination or the satisfaction and discharge of the Prepetition Funded Debt Documents shall survive the occurrence of the Effective Date, including the rights of the Agents to assert, pursue and be paid with respect to any charging liens, expense reimbursement, indemnification, and similar amounts.

5.18         Sources of Cash for Plan Distributions

(a)           All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, the DIP Facilities, the Exit Term Loan Facility, the Exit RCF Facility, the Exit Securitization Program, and the proceeds from the Equity Rights Offering. Cash payments to be made pursuant to this Plan will be made by the Reorganized Debtors. The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to make the payments and distributions required by this Plan, subject, to the extent applicable, to the terms of the Exit Term Loan Facility, the Exit RCF Facility, and the Exit Securitization Program. To the extent consistent with any applicable limitations set forth in any applicable post-Effective Date agreement (including the Exit Term Loan Facility, the Exit RCF Facility, and the Exit Securitization Program), any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of this Plan.

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(b)           From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Corporate Governance Documents, the Exit Term Loan Facility, the Exit RCF Facility, and the Exit Securitization Program), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

5.19         Preservation and Reservation of Causes of Action

(a)            In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases provided in Article 10.2 and the Exculpation contained in Article 10.5), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically identified in the Schedule of Retained Causes of Action or elsewhere in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Causes of Action without notice to or approval from the Bankruptcy Court.

(b)           No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement (including the Schedule of Retained Causes of Action), or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. Except as otherwise set forth herein, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity.

(c)           The Debtors expressly reserve all Causes of Action for later adjudication by the Debtors or the Reorganized Debtors (including Causes of Action not specifically identified in the Schedule of Retained Causes of Action or elsewhere in the Plan Supplement, or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Combined Order, except in each case where such Causes of Action have been expressly waived, relinquished, released, compromised or settled in this Plan (including and for the avoidance of doubt, the Releases provided in Article 10.2 and the Exculpation contained in Article 10.5) or any other Final Order (including the Combined Order and the DIP Orders). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person, including the plaintiffs or co-defendants in such lawsuits.

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(d)           For the avoidance of doubt, the Debtors and the Reorganized Debtors do not reserve any Causes of Action that have been expressly released (including, for the avoidance of doubt, Claims against the Supporting Creditors, the Agents, the DIP Lenders, the DIP Commitment Parties, and Claims otherwise released pursuant to the Debtor Release provided in Article 10.2(a), the Third-Party Release provided in Article 10.2(c), and the Exculpation contained in Article 10.5).2

5.20         Notice of Effective Date

On or as soon as practicable after the Effective Date, the Debtors shall File a notice of the occurrence of the Effective Date with the Bankruptcy Court.

5.21         Closing of the Chapter 11 Cases

After an Estate has been fully administered, the Reorganized Debtors shall be authorized, but not directed, to submit an order to the Bankruptcy Court under certification of counsel to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules. Furthermore, the Solicitation Agent is authorized to destroy all paper or hardcopy records related to the Chapter 11 Cases two (2) years after the Effective Date has occurred.

Article VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1           Assumption or Rejection of Executory Contracts and Unexpired Leases

(a)           On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors, including employee contracts, which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

(i)              have been assumed, assumed and assigned, or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii)             are the subject of a motion to reject Filed by the Debtors pending on the Effective Date;

(iii)            are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on the Schedule of Rejected Executory Contracts and Unexpired Leases to be Filed in the Plan Supplement, which may be amended by the Debtors up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by Filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties; provided, that the Debtors or Reorganized Debtors, as applicable, may amend the Schedule of Rejected Executory Contracts and Unexpired Leases to add or delete any Executory Contracts or Unexpired Leases after such date to the extent agreed to by the relevant counterparties or approved by an order of the Bankruptcy Court;

[2]	The Debtor Release and the release of any Cause of Action within the scope of the Super HoldCo Investigation remains subject to the ongoing Super Holdco Investigation.

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(iv)            are rejected or terminated pursuant to the terms of this Plan; or

(v)             are the subject of a pending Cure Dispute.

(b)           Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Combined Order shall constitute an order of the Bankruptcy Court approving such assumptions, assumptions and assignments, and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

(c)           To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (a) the commencement of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (b) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (c) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

(d)           Each Executory Contract and Unexpired Lease assumed and/or assumed and assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable Law.

(e)           The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

6.2           Payments Related to Assumption of Executory Contracts and Unexpired Leases

(a)           Any Cure Claims arising under an Executory Contract or Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim in Cash on the later of (i) the Effective Date, or (ii) such other date as may be provided under the terms of the Executory Contract or Unexpired Lease or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

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(b)            In the event of a Cure Dispute, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease by Filing a notice indicating such altered treatment. In the event the Debtors or Reorganized Debtors, as applicable, seek to assume an Executory Contract or Unexpired Lease previously subject to a Cure Dispute, any Cure Claims related to such Executory Contract or Unexpired Lease shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases and shall not prevent or delay implementation of this Plan or the occurrence of the Effective Date; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court. Assumption of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise and full payment of any applicable Cure Claim pursuant to this Section shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

6.3           Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

(a)            All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Combined Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Combined Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 8 General Unsecured Claim.

(b)            Any Person that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article 10.6.

6.4           Survival of the Debtors’ Indemnification Obligations

Notwithstanding anything herein to the contrary and to the fullest extent permitted by applicable Law, all Indemnification Provisions shall be assumed, honored, reinstated, and remain intact and irrevocable and in full force and effect (and on terms no less favorable than those in place prior to the Restructuring Transactions) after the Effective Date, and shall survive the effectiveness of the Restructuring Transactions Unimpaired under this Plan, irrespective of when such obligation arose; provided that the Reorganized Debtors shall not be required to indemnify or advance any expenses in connection with any Claim made against any Indemnified Party to the extent any such Claim or suit is finally adjudicated to have arisen out of or resulted from such Indemnified Party’s willful misconduct or fraud. To the extent necessary, the New Corporate Governance Documents adopted or amended as of the Effective Date shall include provisions to give effect to the foregoing. Except as otherwise provided in this Plan, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are assumed by the Debtors under this Plan.

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6.5           Employee Plans

(a)            All Employee Plans that exist as of the Effective Date shall be assumed on the Effective Date as Executory Contracts pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, if an Employee Plan provides in part for an award or potential award of Interests or consideration based on the value of Interests that have not vested into Existing Equity Interests as of the Petition Date, such Employee Plan shall be assumed in all respects other than the provisions of such agreement relating to Interest awards. Notwithstanding any other provision in this Plan, the occurrence of the Effective Date shall be deemed to trigger any applicable change of control, vesting, termination, acceleration, or similar provisions contained in the Employee Plans.

(b)            As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under all applicable workers’ compensation programs and in accordance with all applicable workers’ compensation Laws in states in which the Reorganized Debtors operate. Any Claims arising under workers’ compensation programs shall be deemed withdrawn once satisfied without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable Law, including non-bankruptcy Law, with respect to any such workers’ compensation programs; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state Law.

6.6           Insurance Policies

(a)            All insurance policies to which any Debtor is a party as of the Effective Date, including any D&O Liability Insurance Policy, shall be deemed to be and treated as Executory Contracts and shall be assumed by the applicable Debtors or the Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms, and all such insurance policies shall vest in the Reorganized Debtors.

(b)            In addition, after the Effective Date, all current and former directors, officers, managers, and employees of any of the Debtors and their Affiliates who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any D&O Liability Insurance Policy (including the D&O Tail) for the full term of such policy regardless of whether such directors, officers, managers, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

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(c)            In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including the D&O Tail) in effect on the Effective Date, and any current and former directors, officers, managers, and employees of any of the Debtors and their Affiliates who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such D&O Liability Insurance Policy for the full term of such policy regardless of whether such directors, officers, managers, and/or employees remain in such positions after the Effective Date, in each case, on terms for coverage and amounts to be mutually determined by the Reorganized Debtors and the Requisite Supporting Senior Creditors.

(d)            The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail, without further notice to or order of the Bankruptcy Court or approval or consent of any Person.

(e)            Prior to the Effective Date, the Reorganized Debtors shall arrange for directors’ and officers’ liability insurance coverage for each of the members of the New Board, with such coverage to take effect on the Effective Date.

6.7           Intellectual Property Licenses and Agreements

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Combined Order shall be deemed and treated as Executory Contracts pursuant to this Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement included in the Schedule of Rejected Executory Contracts and Unexpired Leases, is specifically rejected pursuant to a separate order of the Bankruptcy Court (including the Combined Order), or is the subject of a separate rejection motion Filed by the Debtors in accordance with this Plan. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

6.8           Assignment

To the extent provided under the Bankruptcy Code or other applicable Law, any Executory Contract or Unexpired Lease transferred and assigned hereunder shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such Executory Contract or Unexpired Lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable Law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

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6.9           Modifications, Amendments, Supplements, Restatements, or Other Agreements

(a)            Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(b)            Unless otherwise provided herein or by separate order of the Bankruptcy Court, each Executory Contract and Unexpired Lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such Executory Contract or Unexpired Lease.

6.10         Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor may be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business without further approval of the Bankruptcy Court.

6.11         Reservation of Rights

(a)            Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective Affiliates have any liability thereunder.

(b)            Except as otherwise provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any Executory Contract or non-Executory Contract or any unexpired or expired lease.

(c)            Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-Executory Contract or any expired or Unexpired Lease.

Article VII.

PROVISIONS GOVERNING DISTRIBUTIONS

7.1           Distributions Generally

(a)            The applicable Distribution Agent shall make all distributions under this Plan to the appropriate Holders of Allowed Claims and Interests in accordance with the terms of this Plan and the Restructuring Steps Exhibit.

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(b)            Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim shall be made by a Distribution Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims; provided, that any Holder as of the Distribution Record Date may send a written notice to the Distribution Agent that the distributions in respect of such Holder’s Allowed Claims shall be made to one or more of its Affiliates, designees or related funds; provided, further, that such Holder and relevant Affiliate, designee, or related fund comply with all applicable withholding and reporting requirements set forth in this Plan. If a distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Distribution Agent to attempt to locate Holders of undeliverable distributions.

7.2           Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

7.3           Date of Distributions

Except as otherwise provided in this Plan (including payments made in the ordinary course of the Debtors’ business) or as paid pursuant to a prior Bankruptcy Court order, on the Effective Date or, if a Claim or Interest is not Allowed on the Effective Date, on the date that such Claim or Interest becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, or as otherwise determined in accordance with this Plan and the Combined Order, including the treatment provisions of Article 3, each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate; provided, further, that the Reorganized Debtors may make distributions of Reorganized Common Interests following the Effective Date, including to Holders of Disputed Claims that become Allowed Claims. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article 8. Except as specifically provided in this Plan, Holders of Allowed Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

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7.4           Distribution Agent and Expenses of Distribution Agent

(a)           All distributions under this Plan shall be made by the applicable Distribution Agent, which may be a Debtor, Reorganized Debtor, or such other Entity designated as Distribution Agent pursuant to the Plan Supplement Documents, on or after the Effective Date or as otherwise provided herein. A Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Distribution Agent directly related to distributions hereunder shall be reimbursed by the Reorganized Debtors.

(b)           Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the reasonable and documented fees and expenses incurred by the Distribution Agent acting in such capacity (including reasonable and documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

7.5           Rights and Powers of the Distribution Agent

(a)            From and after the Effective Date, the Distribution Agent, solely in its capacity as Distribution Agent, shall be exculpated by all Entities, including Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Distribution Agent by this Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of this Plan, or applicable Law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Distribution Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action vested in a Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by such Distribution Agent to be necessary and proper to implement the provisions hereof.

(b)           The Distribution Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Distribution Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Distribution Agent to be necessary and proper to implement the provisions of this Plan.

(c)           No Postpetition Interest. Except as otherwise specifically provided for in this Plan (including Article 2.3 with respect to DIP Claims and Article 3.2(d) with respect to RCF Claims), the Combined Order, or another Final Order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

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7.6           Distributions as of the Effective Date

Distributions to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

7.7           Unclaimed Property

One year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date of a distribution on an Allowed Claim, all distributions payable on account of such Claim that are undeliverable or otherwise unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all Claims of any other Person (including the Holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s Filings.

7.8           Time Bar to Cash Payments

Checks issued by the Distribution Agent in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat Laws to the contrary. Requests for re-issuance of any check must be made to the applicable Distribution Agent by the Holder of the Allowed Claim to whom such check was originally issued, prior to the expiration of the ninety (90) day period.

7.9           Manner of Payment under Plan

Except as otherwise specifically provided in this Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

7.10         Satisfaction of Claims

Except as otherwise specifically provided in this Plan, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, release, settlement, and discharge of and exchange for such Allowed Claims.

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7.11         Fractional Shares

No fractional shares of Plan Securities shall be distributed. If any distributions of Plan Securities pursuant to this Plan would result in the issuance of a fractional share of Plan Securities, then the number of shares of Plan Securities to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). Subject to the terms and conditions of the Equity Rights Offering Backstop Purchase Agreements, the total number of Plan Securities to be distributed in connection with this Plan shall be adjusted as necessary to account for the rounding provided for in this Article 7.11, and the number of Reorganized Common Interests may be adjusted as necessary so that the total number of Reorganized Common Interests is fixed. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share or unit of Plan Securities. Fractional shares of Plan Securities that are not distributed in accordance with this section shall be returned to, and the ownership thereof shall vest in, the Reorganized Debtors. For purposes of determining whether a Person would otherwise receive a fraction of a Reorganized Common Interest, all Reorganized Common Interests to be issued to such Person pursuant to this Plan, the Equity Rights Offering Backstop Purchase Agreements, and the other applicable Equity Rights Offering Documents shall be aggregated. The Debtors reserve the right to adjust the rounding conventions discussed herein, including the methods used for allocating through DTC, if applicable, with the consent of the Requisite Supporting Senior Creditors and in consultation with the Requisite Supporting OpCo 2028 Term Lenders.

7.12         Minimum Cash Distributions

The Distribution Agent shall not be required to make any distribution of Cash less than one hundred dollars ($100) to any Holder of an Allowed Claim; provided, that if any distribution is not made pursuant to this Article 7.12, such distribution shall be added to any subsequent distribution to be made on behalf of the Holder’s Allowed Claim. Smaller amounts will revert back to the Estate.

7.13         Setoffs

(a)            The Debtors and the Reorganized Debtors, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made pursuant to this Plan on account of such Claim, any and all Claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors or their successors may have against the Holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy Law; provided that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the Holder of such Claim.

(b)            In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor, unless (i) the Debtors or the Reorganized Debtors, as applicable, have consented or (ii) such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise. Notwithstanding the foregoing, this paragraph does not create any new rights to setoff or recoupment that did not exist under any applicable Law or agreement in existence prior to the Effective Date.

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7.14         Allocation of Distributions Between Principal and Interest

Except as otherwise provided in this Plan or as otherwise required by Law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

7.15         No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything in this Plan to the contrary, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

7.16         Withholding and Reporting Requirements

(a)            In connection with this Plan, the Distribution Agent (including, for purposes of this Section 7.16, the Debtors and the Reorganized Debtors) issuing any instrument or making any distribution described in this Plan or the Restructuring Steps Exhibit, or payment in connection therewith shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to this Plan and all related agreements shall be subject to any such withholding or reporting requirements. The Distribution Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (i) withholding distributions and amounts therefrom pending receipt of information necessary to facilitate such distributions, including properly executed withholding certification forms, and (ii) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to this Article 7.16 shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan. Notwithstanding the foregoing, each Holder of an Allowed Claim or any other Person that receives a distribution pursuant to this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed by any Governmental Unit, including income, withholding, and other taxes, on account of such distribution. The Distribution Agent issuing any instrument or making any distribution pursuant to this Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to the Distribution Agent for payment of any such withholding obligations.

(b)           Any Person entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the Distribution Agent or such other Entity designated by the Reorganized Debtor or the Distribution Agent, an appropriate IRS Form W-9, or if the payee is a foreign Person, an applicable IRS Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor or Distribution Agent to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made by the Reorganized Debtors, the Distribution Agent, or such other Entity designated by the Reorganized Debtors or Distribution Agent and such party fails to comply before the date that is one hundred eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

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(c)            The Distribution Agent reserves the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens, and encumbrances.

7.17         Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each Holder of a Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentation shall be deemed to be canceled, except to the extent otherwise provided herein.

7.18         Claims Paid or Payable by Third Parties

(a)            A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be Disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan.

(b)           No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)            Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary herein, nothing contained in this Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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7.19         Elimination of Guarantees and Joint and Several Liability

For all purposes associated with distributions under this Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under this Plan; provided, that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code.

7.20         Delivery of Distributions through DTC

(a)           To the extent the Reorganized Common Interests are DTC eligible on the Effective Date, delivery thereof may be made via DTC; provided that, if the Reorganized Common Interests are not DTC eligible on the Effective Date, all distributions of Reorganized Common Interests shall be made via book-entry transfer by the Distribution Agent in accordance with this Plan and the New Corporate Governance Documents. Notwithstanding the foregoing, the Distribution Record Date shall not apply to distributions in respect of any securities deposited with DTC (if applicable), the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or this Plan.

(b)           For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions. In the event that elections are to be made within DTC, distributions will be made at the beneficial owner level in accordance with the elections received thereto. Notwithstanding any policies, practices, or procedures of DTC or any other applicable clearing system, to the extent the Reorganized Common Interests become DTC eligible, DTC and all other applicable clearing systems shall cooperate with and take all actions reasonably requested by the Distribution Agent to facilitate distributions without requiring that such distributions be characterized as repayments of principal or interest. The Distribution Agent shall not be required to provide indemnification or other security to DTC in connection with any distributions through the facilities of DTC.

Article VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

8.1           Claims Generally

(a)            Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in this Plan or the Combined Order, Holders of Claims, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, need not File Proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims as if the Chapter 11 Cases had not been commenced.

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(b)           The Holders of Claims other than Claims arising from the rejection of an Executory Contract or Unexpired Lease and 510(b) Claims shall not be subject to any Claims resolution process in the Bankruptcy Court. Except for Proofs of Claim in respect of Claims arising from the rejection of an Executory Contract or Unexpired Lease, any Filed Claim, regardless of the time of Filing, and including Claims Filed after the Effective Date, shall be deemed withdrawn. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court. The Debtors and the Reorganized Debtors, as applicable, shall be permitted to seek the classification of any Claim as a 510(b) Claim by Filing an objection to or other pleading with respect to such Claim with the Bankruptcy Court and shall not be required to commence an adversary proceeding to effect such classification.

8.2           Objections to Claims

After Confirmation but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, in each case, shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan) and settle, compromise, withdraw, or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided that this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims shall be served and Filed on or before the later of (a) two (2) years after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims other than through an objection to a Claim and/or to proof of such Claim. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

8.3           Estimation of Claims

(a)            After Confirmation but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable Law, including section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. § 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

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(b)           Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and not exclusive of one another.

8.4           Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that are transferees of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against such Entities have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by such Entities have been turned over or paid to the Debtors or the Reorganized Debtors.

8.5           Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted on the Claims Register by the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

8.6           No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is Filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Disputed Claim becomes an Allowed Claim.

8.7           Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan, including the treatment provisions provided in Article 3.

8.8           Claim Resolution Procedures Cumulative

All of the Claims, objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan without further notice or Bankruptcy Court approval.

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8.9           Single Satisfaction of Claims and Interests

In no case shall the aggregate value of all property received or retained under this Plan on account of any Allowed Claim or Interest exceed 100 percent (100%) of the underlying Allowed Claim or Interest plus applicable interest required to be paid hereunder, if any.

Article IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN

9.1           Conditions Precedent to the Effective Date

(a)            It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article 9.1(b):

(i)              each Definitive Document shall (A) be materially consistent with the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (B) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and shall remain in full force and effect, and (C) be adopted or amended on terms materially consistent with the Restructuring Support Agreement and this Plan;

(ii)             the Bankruptcy Court shall have entered the Combined Order, and the Combined Order shall not be stayed, modified, or vacated;

(iii)            the Restructuring Support Agreement, the DIP Facilities, and the DIP Orders shall not have been terminated in accordance with their respective terms for any reason other than the occurrence of the Effective Date, and there shall not have occurred and be continuing any event, act, or omission that, but for the expiration of time, would permit the Requisite Supporting Senior Creditors or the Requisite Supporting OpCo 2028 Term Lenders to terminate the Restructuring Support Agreement or the Required Lenders (as defined in the DIP Credit Agreements) to terminate the DIP Facilities in accordance with their respective terms upon the expiration of such time;

(iv)            all governmental approvals and consents, including all Regulatory Approvals, that are legally required for the consummation of the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and, if required, all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

(v)             no Governmental Unit shall have enjoined the Restructuring Transactions contemplated herein, in the Restructuring Support Agreement, and in the Definitive Documents;

(vi)            the Equity Rights Offering Backstop Purchase Agreements shall provide for commitments to purchase Reorganized Common Interests (including ERO Interests and ERO Allocation Interests) for an aggregate purchase price of not less than $450 million, and shall remain in full force and effect;

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(vii)           the Equity Rights Offering shall have been conducted, in all material respects, in accordance with the Equity Rights Offering Documents, and the Cash proceeds of the Equity Rights Offering and the transactions contemplated by the Equity Rights Offering Documents, including the purchase and sale of the ERO Interests and the ERO Allocation Interests, shall equal not less than $450 million;

(viii)          the Plan Securities shall have been issued or reserved for issuance (as applicable);

(ix)             the High Court of Ireland shall have made the Irish Confirmation Order and the Irish Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with the effectiveness of this Plan);

(x)              all Restructuring Fees and Expenses shall have been paid in full in Cash;

(xi)             the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Escrow Amount; and

(xii)            all Lien/Guaranty Release Documents shall have been executed and delivered, and all local filings required to release security interests granted by any Debtor or any non-Debtor obligor of the Prepetition Funded Debt (whether or not such subsidiary or Affiliate is a signatory to the Restructuring Support Agreement) shall have been made or shall be made substantially concurrently with the Effective Date.

(b)           Waiver of Conditions Precedent. Subject to section 1127 of the Bankruptcy Code, the conditions precedent to Consummation of this Plan set forth in Article 9.1(a) may be waived in writing by the Debtors, with the prior written consent of the Requisite Supporting Senior Creditors and the Requisite Supporting OpCo 2028 Term Lenders (such consent not to be unreasonably withheld, conditioned, or delayed); provided, that waiver of the condition precedent to Consummation of this Plan set forth in Article 9.1(a)(xi) shall require the consent of the affected Professionals. If this Plan is confirmed for fewer than all of the Debtors, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

9.2           Timing of Conditions Precedent

Notwithstanding when a Condition Precedent to the Effective Date occurs, for the purposes of this Plan, such Condition Precedent shall be deemed to have occurred simultaneously upon the completion of the Conditions Precedent to the Effective Date; provided, that to the extent a Condition Precedent (the “Prerequisite Condition”) may be required to occur prior to another Condition Precedent (a “Subsequent Condition”) then, for purposes of this Plan, the Prerequisite Condition shall be deemed to have occurred immediately prior to the applicable Subsequent Condition regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

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9.3           Effect of Non-Occurrence of the Effective Date

If the Effective Date does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Supporting Creditors, or any other Entity.

Article X.

RELEASE, discharge, INJUNCTION AND RELATED PROVISIONS

10.1         General

(a)            Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to this Plan. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Interests and is fair, equitable and reasonable.

(b)            Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Interests and their respective distributions (if any) and treatments hereunder, take into account the relative priority and rights of the Claims and the Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Allowed Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided that nothing contained herein shall preclude any Person from exercising its rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan.

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10.2         Release of Claims and Causes of Action

(a)            Debtor Release.3 Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, effective as of the Effective Date, and upon giving effect to the Intercompany Settlement, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the obligations contemplated by this Plan and the documents in the Plan Supplement, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by Law, by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, and their respective assigns and representatives and any and all other Persons that may purport to assert any Causes of Action derivatively, by or through the foregoing Persons, from any and all Claims and Causes of Action (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in Law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common Law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their respective Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person (collectively, the “Debtor Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof or otherwise), the Reorganized Debtors, or their Estates, the 2023 Refinancing, the 2025 Refinancing, the 2026 Financings, and any related documents, instruments, and agreements, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan (including related to the Prepetition Funded Debt, the DIP Facilities, and the Postpetition Securitization Program), the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring and recapitalization efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the documents in the Plan Supplement, the Disclosure Statement, the DIP Orders and the other DIP Documents, the Postpetition Securitization Program Documents, this Plan, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, dissemination, Filing, pursuit of Consummation, or implementation thereof, the solicitation of votes with respect to this Plan, the distribution of property under this Plan, or any other act or omission; provided, that the foregoing “Debtor Release” shall not operate to waive or release, and the “Debtor Released Claims” shall not include, any Cause of Action of any Debtor or Reorganized Debtor or its Estate: (i) against a Released Party arising from any obligations owed to the Debtors or Reorganized Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date; (ii) expressly set forth in and preserved by this Plan or related documents; (iii) that is of a commercial nature arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods being sold and services being performed; (iv) against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with this Plan; (v) against a Released Party arising from an act or omission by that Released Party that is judicially determined by a Final Order of a court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct; or (vi) the Retained Causes of Action. Notwithstanding anything to the contrary in the foregoing, the “Debtor Release” set forth above does not waive or release any post-Effective Date obligations of any Entity under this Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed in connection with this Plan or the implementation thereof with respect to the Debtors, the Reorganized Debtors, or the Estates.

[3]	The Debtor release remains subject to the ongoing Super Holdco Investigation.

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(b)            Entry of the Combined Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) an integrated and global good faith compromise and settlement that is non-severable from the provisions of this Plan; (2) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (3) a good-faith settlement and compromise of the Claims released by the Debtors; (4) in the best interests of the Debtors and all Holders of Claims and Interests; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any of the Debtors, the Debtors’ Estates, or the Reorganized Debtors asserting any Claim or Cause of Action released pursuant to the Debtor Release. Entry of the Combined Order will permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release.

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(c)            Third-Party Release by Holders of Claims and Interests. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, effective as of the Effective Date except for the rights that remain in effect from and after the Effective Date to enforce this Plan, and the obligations contemplated by this Plan and the documents in the Plan Supplement, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by Law, by the Releasing Parties, in each case from any and all Claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in Law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common Law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Releasing Parties or their Estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert or on behalf of or in a derivative capacity by or through the Releasing Party (collectively, the “Third-Party Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof or otherwise), the Reorganized Debtors, or their Estates, the 2023 Refinancing, the 2025 Refinancing, the 2026 Financings, and any related documents, instruments, and agreements, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan (including related to the Prepetition Funded Debt, the DIP Facilities, and the Postpetition Securitization Program), the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring and recapitalization efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the documents in the Plan Supplement, the Disclosure Statement, the DIP Orders and the other DIP Documents, the Postpetition Securitization Program Documents, this Plan, and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, dissemination, Filing, pursuit of Consummation, or implementation thereof, the solicitation of votes with respect to this Plan, the distribution of property under this Plan, or any other act or omission; provided that the foregoing Third-Party Release shall not operate to waive or release, and the “Third-Party Released Claims” shall not include, any Cause of Action of any Releasing Party: (1) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtors or the Reorganized Debtors; (2) against a Released Party arising from any obligations owed to the Releasing Parties pursuant to an Executory Contract or Unexpired Lease that has been or is assumed or assumed and assigned; (3) that is of a commercial nature arising in the ordinary course of business, including any statutory and/or mechanic’s liens held by Holders of Claims against a Debtor or accounts receivable and accounts payable on account of goods being sold and services being performed; (4) expressly set forth in and preserved by this Plan or related documents; or (5) against a Released Party arising from an act or omission of that Released Party that is judicially determined by a Final Order of a court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the “Third-Party Release” set forth above does not release any post-Effective Date obligations of any Entity under this Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed in connection with this Plan or the implementation thereof.

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(d)            Entry of the Combined Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) an integrated and global good faith compromise and settlement that is non-severable from the provisions of this Plan; (2) consensual; (3) given and made after due notice and opportunity for hearing; (4) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release; (5) in exchange for good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (6) fair, equitable, and reasonable; (7) in the best interests of the Debtors and their Estates; and (8) essential to the Confirmation of this Plan.

10.3         Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the Releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which, if known by it, may have materially affected its settlement with the party released, it has carefully considered and taken into account in determining to enter into the above Releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of Law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in its favor at the time of providing the release, which, if known by it, may have materially affected its settlement with the released party. The Releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

10.4         Discharge of Claims and Interests

(a)            To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including Article 5.4, Article 5.5, and Article 5.6) or the Combined Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Interests from and after the Petition Date, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Interests or Causes of Action, including demands, liabilities, and Causes of Action that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted this Plan. Upon the Effective Date, all such Claims and Interests shall be satisfied, discharged, and released in full, and each Debtor’s liability with respect thereto shall be extinguished completely without further notice or action, and all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

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(b)            Except as otherwise expressly provided by this Plan (including Article 5.4, Article 5.5, and Article 5.6) or the Combined Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including demands and liabilities that arose before Confirmation, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

10.5         Exculpation

To the fullest extent permitted by applicable Law, and without affecting or limiting the Releases set forth in Article 10.2(a) or Article 10.2(c), effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person for any claims, Causes of Action or for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with or arising out of: the administration of the Chapter 11 Cases, commencement of the Chapter 11 Cases, pursuit of Confirmation and Consummation of this Plan, making distributions, the formulation, preparation, dissemination, negotiation, or Filing of the Disclosure Statement, this Plan, the Plan Supplement, or any contract, instrument, release, or other agreement or document created or entered into in connection therewith, or the solicitation of votes for, or Confirmation of, this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors; or the transactions in furtherance of any of the foregoing; provided, however, that none of the foregoing provisions shall operate to waive or release (i) any Claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that constitutes intentional fraud, criminal conduct, or willful misconduct, as determined by a Final Order, and (ii) the Exculpated Parties’ rights and obligations arising on or after the Effective Date under this Plan, the Plan Supplement Documents, and the Combined Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of votes on this Plan and, therefore, are not, and will not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or distributions made pursuant to this Plan. The Exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable Law or rules protecting such Exculpated Parties from liability.

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10.6            Permanent Injunction

(a)              The Combined Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including the Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan or the Combined Order.

(b)              No Person may commence or pursue a Claim or Cause of Action of any kind against the Exculpated Parties or the Released Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action related to the Chapter 11 Cases prior to the Effective Date, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, this Plan, the Plan Supplement, or any transaction related to the Restructuring Transactions, any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases in connection with the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance of Plan Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, without regard to whether such Person is a Releasing Party, without the Bankruptcy Court (a) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim of any kind and (b) specifically authorizing such Person to bring such Claim or Cause of Action against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, or other party in interest requests by motion (oral motion being sufficient), direct that such Person seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Federal Rules of Civil Procedure, including rule 8 and rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such Claims to the maximum extent provided by Law.

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10.7            Protection of Government Claims

Nothing in the Combined Order or this Plan shall effect a release of any claim by the United States Government or any of its agencies, or any state and local authority, including any claim arising under the Internal Revenue Code, the environmental Laws or any criminal Laws of the United States against any party or person, nor shall anything in the Combined Order or this Plan enjoin the United States or any state and local authority from bringing any claim, suit, action, or other proceedings against any party or person for any liability of such persons whatsoever, including any claim, suit or action arising under the Internal Revenue Code, the environmental Laws or any criminal Laws of the United States against such persons, nor shall anything in the Combined Order or this Plan exculpate any party or person from any liability to the United States Government or any of its agencies, or any state and local authority, including any liabilities arising under the Internal Revenue Code, the environmental Laws or any criminal Laws of the United States against any party or person.

10.8            Binding Nature of Plan

Notwithstanding any Bankruptcy Rule providing for a stay of the Combined Order or this Plan, including Bankruptcy Rules 3020(e), 6004(h), 6006(d), 7062, or otherwise, on the Effective Date, and effective as of the Effective Date, This plan shall bind, AND SHALL BE DEEMED BINDING UPON, the DEBTORS, the Reorganized Debtors, any and all holders of claims AGAINST and Interests IN THE DEBTORS, INCLUDING ALL PARTIES TO THE RESTRUCTURING SUPPORT AGREEMENT, all PERSONS AND entities that are parties to or are subject to the settlements, compromises, releases, EXCULPATIONS, discharges, and injunctions described in this plan, each PERSON AND entity acquiring property under this plan, any and all non-debtor parties to executory contracts and unexpired leases with the debtors AND the RESPECTIVE SUCCESSORS AND ASSIGNS of each of the foregoing, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON (A) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (B) HAS FILED A pROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN or is conclusively presumed to REJECT THIS PLAN.

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10.9            Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

10.10          Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before Confirmation, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

10.11          Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action is an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

Article XI.

RETENTION OF JURISDICTION

(a)              Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters arising out of or related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including jurisdiction to:

   (i)             allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Interest;

   (ii)            grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

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   (iii)           resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

   (iv)           resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

   (v)            ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

   (vi)           decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date; provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

   (vii)          enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan or the Plan Supplement;

   (viii)         resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

   (ix)            hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

   (x)             enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

   (xi)           grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

   (xii)          hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

   (xiii)          issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of this Plan;

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   (xiv)         enforce the terms and conditions of this Plan, the Combined Order, and the Plan Supplement Documents;

   (xv)          hear and determine matters concerning securities Law exemptions under section 1145 of the Bankruptcy Code;

   (xvi)         resolve any cases, controversies, suits or disputes with respect to the Release, Exculpation, discharge, injunctions, indemnification and other provisions contained in Article 10 and enter such orders or take such other actions as may be necessary or appropriate to implement or enforce all such provisions;

   (xvii)        hear and determine any disputes arising under or relating to the Equity Rights Offering, the Equity Rights Offering Documents, and the Equity Rights Offering Backstop Purchase Agreements;

   (xviii)       hear and determine all Causes of Action;

   (xix)          enter and implement such orders or take such other actions as may be necessary or appropriate if the Combined Order is modified, stayed, reversed, revoked or vacated;

   (xx)           resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, or the Combined Order;

   (xxi)          enter an order or final decree concluding or closing the Chapter 11 Cases;

   (xxii)         enforce all orders previously entered by the Bankruptcy Court; and

   (xxiii)        hear any other matter not inconsistent with the Bankruptcy Code.

(b)              Notwithstanding the foregoing, (a) any dispute arising under or in connection with the Exit Term Loan Facility, the Exit RCF Facility, the Exit Securitization Program, and the New Corporate Governance Documents shall be dealt with in accordance with the provisions of the applicable document and (b) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article 11, the provisions of this Article 11 shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Article XII.

MISCELLANEOUS PROVISIONS

12.1            Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101, shall be deemed to occur on the Effective Date.

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12.2            Post-Effective Date Fees and Expenses

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Plan Supplement Documents.

12.3            Conflicts

In the event that a provision of the Plan Supplement Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Combined Order, the provision of this Plan and the Combined Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Combined Order, the provision of the Combined Order shall govern and control to the extent of such conflict.

12.4            Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan and the consent rights contained in the Restructuring Support Agreement (including the exhibits thereto): (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Combined Order in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Combined Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

12.5            Effect of Confirmation on Modifications

Entry of the Combined Order shall constitute (a) approval of all modifications to this Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code; and (b) a finding that such modifications to this Plan do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

12.6            Revocation or Withdrawal of Plan

Subject to the consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto), the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date with respect to any or all Debtors and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw this Plan, or if Confirmation or the Effective Date does not occur, with respect to one or more of the Debtors, then with respect to such applicable Debtor or Debtors: (a) this Plan will be null and void in all respects; (b) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by this Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (ii) prejudice in any manner the rights of any Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

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12.7            Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (a) the Debtors with respect to the Holders of Claims or Interests or any other Entity; or (b) any Holder of a Claim or an Interest or other Entity prior to the Effective Date.

12.8            Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Combined Order.

12.9            Severability

If, prior to Confirmation, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

90

12.10          Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Trinseo PLC c/o Trinseo LLC
Legal Department
440 E. Swedesford Road, Suite 301
Wayne, PA 19087
Attn:	Angelo N. Chaclas
Email:	Chaclas@Trinseo.com

with a copy (which shall not constitute notice) to:

Ray C. Schrock
Ryan Preston Dahl
George Klidonas
Jonathan J. Weichselbaum
1271 Avenue of the Americas
New York, NY 10020
Telephone:	(212) 906-1200
Email:	ray.schrock@lw.com
ryan.dahl@lw.com
george.klidonas@lw.com
jon.weichselbaum@lw.com

– and –

Benjamin M. Rhode
330 N. Wabash Avenue
Suite No. 2800
Chicago, IL 60611
Telephone:	(312) 876-7700
Email:	benjamin.rhode@lw.com

If to the Ad Hoc Group of Senior Secured Creditors:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn:	Kris Hansen
Chris Guhin
Allison Miller
Jason Pierce
Email:	krishansen@paulhastings.com
chrisguhin@paulhastings.com
allisonmiller@paulhastings.com
jasonpierce@paulhastings.com

91

If to the OpCo 2028 Ad Hoc Group:

Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn:	Stephen D. Silverman;
Keith R. Martorana; and
Jonathan M. Dunworth
Email:	SSilverman@gibsondunn.com
KMartorana@gibsondunn.com
JDunworth@gibsondunn.com

If to the Postpetition Securitization Program Lenders:

Orrick Herrington & Sutcliffe LLP
51 W. 52nd Street
New York, NY 10019
Attn:	Robert Trust
Email:	rtrust@orrick.com

– and –

Reed Smith LLP
599 Lexington Ave.
New York, NY 10022
Attn: Nicholas Vislocky
Email: nvislocky@reedsmith.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by electronic mail, when transmitted by the sender. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to the Debtors’ or Reorganized Debtors’ legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party.

12.11            Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under, in contemplation of, or in connection with, this Plan (including the Restructuring Transactions) or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the Exit Term Loan Facility, the Exit RCF Facility, the Exit Securitization Program, or any other debt instrument; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales or use tax, or other similar tax or governmental assessment. The Combined Order shall direct all appropriate state or local governmental officials, agents, or filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, to comply with the requirements of section 1146(a) of the Bankruptcy Code, forego the collection of any such tax or governmental assessment, and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

92

12.12          Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Plan Supplement Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

12.13          Tax Reporting and Compliance

The Reorganized Debtors are authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

12.14          Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Plan Supplement Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Plan Supplement Documents.

12.15          Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

12.16          2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

93

12.17          Default by a Holder of a Claim or Interest

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Combined Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a Holder of a Claim or Interest, the Bankruptcy Court may: (a) designate a party to appear, sign, and/or accept the documents required under this Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce this Plan by order of specific performance; (c) award judgment against such defaulting Holder of a Claim or Interest in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of this Plan.

12.18          Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of this Plan and the Combined Order.

[Remainder of page intentionally left blank]

94

Dated: May 25, 2026

Respectfully submitted,

TRINSEO PLC AND ITS DEBTOR AFFILIATES

By:	/s/ Alan Boyko
Title:	Chief Restructuring Officer

95

Exhibit B

Restructuring Support Agreement

Exhibit C

Organizational Structure Chart

Debtors' Organizational Chart

As of the Petition Date

Legend
Debtor Entity
OpCo Borrower
OpCo Guarantor
Super-Priority Revolver Borrower
Super-Priority Revolver Guarantor
Super HoldCo Borrower
Super HoldCo Guarantor
Super HoldCo 2L Notes Issuer
Super HoldCo 2L Notes Guarantor
A/R Facility Party
Trinseo PLC [Ireland]
Trinseo Luxco Finance SPV S.à r.l. [Luxembourg]
2023 Super HoldCo InterCo Tranche A
Trinseo Luxco S.à r.l. [Luxembourg]
MRES
2023 Super Holdco InterCo Tranche B
2025 OpCo InterCo Tranche A + Tranche B
Trinseo Holding S.à r.l. [Luxembourg]
100%
Trinseo Materials Finance, Inc. [US – Delaware]
Trinseo International Holding LLC [US - Texas]
Trinseo US Holding, Inc. [US – Delaware]
Trinseo Ireland Global IHB Limited [Ireland]
Trinseo Finance Ireland Unlimited Company [Ireland]
Trinseo Services Ireland Limited [Ireland]
Trinseo Holding B.V. [Netherlands]
Aristech Surfaces LLC [US – Kentucky]
Altuglas LLC [US – Delaware]
Trinseo LLC [US – Delaware]
Trinseo Holdings Asia Pte. Ltd. [Singapore]
Styron Netherlands Holding Company B.V. [Netherlands]
Trinseo Suomi Oy [Finland]
Trinseo Sverige AB [Sweden]
Altuglas International S.A.S. [France]
Trinseo France S.A.S. [France]1
Trinseo UK Limited [UK]
Trinseo NA Finance LLC [US – Texas]
Trinseo U.S. Receivables Company SPV LLC [US - Delaware]
Trinseo (Hong Kong) Limited [Hong Kong]
Taiwan Trinseo Limited [Taiwan]
Trinseo NA Finance SPV LLC [US – Delaware]
Trinseo Materials (Hong Kong) Limited [Hong Kong]
Trinseo Korea Ltd. [Korea]1
Trinseo NA Holding LLC [US – Texas]
50%
American Styrenics LLC [US – Delaware]
Trinseo Singapore Pte. Ltd. [Singapore]1
1%
99%
PT Trinseo Materials Indonesia [Indonesia]
PT Trinseo Operating Indonesia [Indonesia]
Trinseo Japan Y.K. [Japan]
Trinseo India Trading Private Limited [India]
Trinseo Europe GmbH [Switzerland]2
Trinseo Belgium BV [Belgium]
Trinseo Netherlands B.V. [Netherlands]3
Trinseo Export GmbH [Switzerland]
Trinseo Italia S.r.l. [Italy]1
Trinseo Canada ULC [Canada – Nova Scotia]
A.P.I. Applicazioni Plastiche Industriali S.P.A. [Italy]
89%
Heathland B.V. [Netherlands]
Trinseo Deutschland GmbH [Germany]4
Trinseo de México, S. de R.L. de C.V. [Mexico]
Altuglas S.r.l. [Italy]
Trinseo Deutschland Anlagengesellschaft mbH [Germany]
Altuglas México, S.A. de C.V. [Mexico]

1 Share pledge under the Super-Priority Revolver and OpCo Facility

2 Pledge of certain IP under the Super HoldCo Facility and Super HoldCo 2L Notes

3 Trinseo Netherlands B.V. holds a minority interest in the following: (i) 1% of Trinseo Kimya Ticaret Limited Sirketi; (ii) 1 share of Trinseo Belgium; (iii) 1 % of Trinseo de Mexico, S. de R.I. de C.V.; and (iv) 1 share of Altuglas Mexico

4 Trinseo PLC holds 11% of Trinseo Deutschland GmbH

Exhibit D

Liquidation Analysis

1

2

Recovery Comparison

3

Introduction

Often referred to as the “best interests” test, section 1129(a)(7) of the Bankruptcy Code1 requires, as a condition to confirmation, that the chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or interest in their respective impaired class either (i) accepts the plan or (ii) receives or retains under the plan property of a value, as of the assumed effective date of the confirmed plan, that is not less than the amount such holder would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.2

To demonstrate that the Plan satisfies the “best interests” test, the Debtors, with the assistance of their financial advisors, FTI Consulting, Inc. (“FTI”), have prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) and have taken the following steps:

i)	estimated the cash proceeds that a chapter 7 trustee (a “Trustee”) would generate if each Debtor’s chapter 11 case were instead a chapter 7 case filed on the Petition Date and the assets of such Debtor’s Estate, including Non-Debtor subsidiaries and affiliates (“Non-Debtors”), were liquidated (the “Liquidation Proceeds”);

ii)	determined the distribution that each Holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme set forth in chapter 7 of the Bankruptcy Code giving effect to the different collateral packages securing various claimants (the “Liquidation Distribution”); and

iii)	compared each Holder’s Liquidation Distribution to the distribution such Holder would receive under the Debtors’ Plan if the Plan were confirmed and consummated.

This Liquidation Analysis represents an estimate of cash distributions and recovery percentages based on a hypothetical chapter 7 liquidation of the Debtors’ and Non-Debtors’ assets as an alternative to the Plan. It is, therefore, a hypothetical analysis based on certain assumptions discussed herein and in the Disclosure Statement. As such, asset values and claims discussed herein may differ materially from amounts referred to in the Plan and Disclosure Statement. This Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety, as well as the notes and assumptions set forth below.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ and Non-Debtors’ assets in a chapter 7 case involves the use of estimates and assumptions that, although considered reasonable by the Debtors based on their business judgment and input from their advisors, are subject to significant business, economic, competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. This Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good faith estimate of the proceeds that would be generated if the Debtors’ and Non-Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose.

[1]	Capitalized terms used but not otherwise defined herein have the meaning assigned to them in the Disclosure Statement, to which this Liquidation Analysis is attached Exhibit D, or the Plan attached to the Disclosure Statement as Exhibit A.

[2]	Additional references to chapter 7 throughout this exhibit assumed to encompass similar insolvency proceedings in non-US jurisdictions. Local/jurisdictional laws and/or rules governing liquidation priorities outside the US are assumed to be generally consistent with those set forth in chapter 7 of the Bankruptcy Code, and therefore applies a waterfall recovery consistent with such priorities. Any deviations of such laws and/or rules that would elevate certain claims in priority (e.g., providing super-priority status to employee claims or environmental remediation obligations) could negatively impact the estimated recoveries shown in this analysis.

4

All limitations and risk factors set forth in the Disclosure Statement are applicable to this Liquidation Analysis and are incorporated by reference herein. The underlying financial information in the Liquidation Analysis was prepared using policies that are generally consistent with those applied in historical financial statements but was not compiled or examined by independent accountants and was not prepared to comply with Generally Accepted Accounting Principles or SEC reporting requirements.

Based on this Liquidation Analysis and as reflected in the recovery comparison on page 3, the Debtors, with the assistance of their restructuring advisors, believe the Plan satisfies the “best interests” test and that each Holder of an Impaired Claim or Interest will receive value under the Plan on the Effective Date that is not less than the value such Holder would receive if the Debtors and Non-Debtors liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that this Liquidation Analysis and the conclusions set forth herein are fair and represent the Debtors’ best judgment regarding the results of a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

THE DEBTORS AND THEIR ADVISORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES CONTAINED HEREIN OR A CHAPTER 7 TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THESE CHAPTER 11 CASES ARE CONVERTED TO CHAPTER 7 LIQUIDATIONS, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH IN THIS LIQUIDATION ANALYSIS.

Basis of Presentation

The Liquidation Analysis assumes a chapter 7 liquidation commences on or about June 30, 2026 (the “Conversion Date”), on which date it is assumed that the Bankruptcy Court would appoint a Trustee to oversee the liquidation of the Debtors’ Estates, including Non-Debtors.

The Liquidation Analysis has been prepared assuming that the Debtors filed cases under chapter 7 of the Bankruptcy Code on or about the Conversion Date. Except as otherwise noted herein, the values reflected in this Liquidation Analysis are based upon the Debtors’ unaudited books and records as of March 31, 2026, which is assumed to be representative of the Debtors’ and Non-Debtors’ assets as of the Conversion Date. The Debtors operate a highly complex and regulated business that includes various foreign operations. Debtors organized under foreign laws and foreign Non-Debtor affiliates are all assumed for purposes of this analysis, to be liquidated in a similar order of priority for distribution of value as described herein, although applicable foreign law may elevate certain claims in priority (e.g., providing super-priority status to employee claims or environmental remediation obligations), which could negatively impact recoveries in an actual liquidation. The Debtors prepared the Liquidation Analysis on a legal entity basis for each Debtor and applicable non-Debtor affiliate and subsequently consolidated the estimated recoveries in accordance with the Debtors’ collateral and capital structure, which is comprised of two distinct collateral silos: Super HoldCo and OpCo (each as described in the Disclosure Statement).

5

Liquidation Proceeds from Non-Debtor affiliates was allocated to the Debtors based on equity ownership of these entities (if any) or through guarantees of certain prepetition debt. The Liquidation Analysis assumes a rapid, distress sale of Debtor assets within three months post-conversion, including the equity interest in the America Styrenics LLC joint venture and wind-down and sale of Non-Debtor affiliates in conjunction with the Debtors’ liquidation. It is further assumed that the Trustee has unrestricted access to unrestricted cash and proceeds from asset sales held by foreign Debtors and any Non-Debtors, and the Trustee is able to repatriate proceeds. If there are foreign proceedings across the multiple jurisdictions and the Trustee is unable to access cash and sale proceeds generated at foreign entities, recoveries to creditors will be negatively impacted.

The Debtors conduct their business not only in the U.S. but also have significant operations and assets in various foreign jurisdictions. This Liquidation Analysis thus assumes that the liquidation process would be administered under the Bankruptcy Court for the Debtor entities; however, foreign jurisdictions may require separate foreign insolvency proceedings to liquidate their businesses, which could delay the liquidation process, meaningfully increase the expenses associated with liquidation, and therefore reduce potential recoveries to creditors.

The Liquidation Analysis does not include any recoveries or related litigation costs resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions that may be available under the Bankruptcy Code because of the cost of such litigation, the uncertainty of the outcome, and potential disputes regarding these matters. To the extent such actions exist or are anticipated, this Liquidation Analysis assumes there are no recoveries related to any known, actual, ongoing or anticipated litigious actions. The Liquidation Analysis does not estimate contingent, unliquidated claims against the Debtors. Finally, the Liquidation Analysis does not include estimates for additional U.S. or foreign tax consequences that may be triggered upon the liquidation and sale of assets in the manner described above. Such tax consequences may be material.

The cessation of business in a liquidation is likely to trigger certain claims and funding requirements that would otherwise not exist under the Plan. Such claims could include incremental contract rejection damages claims, priority tax claims, and chapter 7 administrative expense claims, including wind down costs, trustee fees, and professional fees, among other claims. Some of these claims and funding obligations could be significant and may be entitled to administrative or priority status in payment from Liquidation Proceeds. The Debtors’ estimates of Allowed Claims set forth in the Liquidation Analysis should not be relied on for the purpose of determining the value of any distribution to be made on account of Allowed Claims or Interests under the Plan.

Chapter 7 administrative expense claims that arise in a liquidation scenario would be paid in full from the Liquidation Proceeds prior to proceeds being made available for distribution to Holders of Allowed Claims. Under the “absolute priority rule,” no junior creditor may receive any distributions until all senior creditors are paid in full, and no equity holder may receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

6

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM OR INTEREST BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS AND INTERESTS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THE LIQUIDATION ANALYSIS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE ANALYSIS SET FORTH HEREIN.

Liquidation Process

The Debtors’ liquidation would be conducted pursuant to chapter 7 of the Bankruptcy Code. The Debtors have assumed that their liquidation would occur in an orderly process over a period of three months (the “Liquidation Period”) during which time the Trustee would effectively monetize substantially all the assets on the consolidated Super HoldCo and OpCo balance sheet in an orderly disposition and administer and wind down the Debtors’ and Non-Debtors’ estates (the “Estates”).3 This analysis assumes reduced operating capacity at the local entity-level following the Conversion Date, with full corporate support in the first month that is expected to decline over the following two months of the three-month Liquidation Period.

As part of the Trustee’s liquidation process, the initial step would be to develop a liquidation plan designed to generate proceeds from the sale of assets that the Trustee would then distribute to creditors. This liquidation process would have four major components:

i)	Cash proceeds from asset sales (“Gross Liquidation Proceeds”);

ii)	Costs to wind-down the business, liquidate assets and administer the Estates under chapter 7 (“Liquidation Costs”);

iii)	Residual net liquidation proceeds from certain unencumbered non-guarantor Non-Debtor affiliates after repayment of the A/R Securitization Facility, legal entity-level liabilities, and liquidation costs, which are assumed to be distributed upstream to the applicable OpCo parent entity (“Liquidation Adjustment”); and

iv)	Remaining proceeds available for distribution to claimants (“Net Liquidation Proceeds Available for Distribution”)

i)	Gross Liquidation Proceeds

The Gross Liquidation Proceeds reflect the total proceeds the Trustee would generate from a hypothetical chapter 7 liquidation. Under section 704 of the Bankruptcy Code, a Trustee must, among other duties, collect and convert property of the Estates as expeditiously as is compatible with the best interests of parties in interest, which could result in potentially distressed recoveries. This Liquidation Analysis assumes the Trustee will market the assets on an accelerated timeline and consummate the sale transactions within three months from the Conversion Date. Even in an orderly disposition, asset values in the liquidation process will likely be materially reduced due to, among other things, (i) the accelerated time frame in which the assets are marketed and sold, (ii) the relative scale which certain Debtors’ assets represent of the overall market and potential impact of introducing such assets to the market all at once, (iii) negative vendor and customer reaction, and (iv) the generally forced nature of the sale.

[3]	Although the Liquidation Analysis assumes the liquidation process would occur over a period of three months, it is possible the disposition and recovery from certain assets could take shorter or longer to realize. Throughout this period, the Trustee would also incur administrative expenses, such as payroll, certain overhead, and professional expenses reasonably required to complete the wind-down of the Estates.

7

The Debtors have assumed the Trustee will retain lawyers, financial advisors, and investment bankers to support the sale and transition of assets over the Liquidation Period.

ii)	Liquidation Costs

Liquidation Costs reflect the chapter 7 liquidation costs the Trustee is expected to incur to monetize the assets and wind down the Estates in chapter 7. These costs will be incurred during the period from the Conversion Date through the Liquidation Period. The Liquidation Costs include the following:

•	Expenses necessary to efficiently and effectively monetize the assets, including local operating costs and corporate overhead;

•	Chapter 7 Trustee fees; and

•	Chapter 7 professional fees.

iii)	Liquidation Adjustment

Liquidation Adjustments consist of any residual net liquidation proceeds from unencumbered non-guarantor non-Debtor affiliates remaining after repayment of the A/R Securitization Facility, satisfaction of any legal entity-level liabilities, and liquidation costs.

The Liquidation Analysis assumes that such residual proceeds are distributed upstream to the applicable parent entity for further distribution in accordance with the absolute priority rule.

iv)	Net Liquidation Proceeds Available for Distribution

The Liquidation Proceeds Available for Distribution reflect amounts available to Holders of Claims and Interests after the Liquidation Costs and Liquidation Adjustments are netted against the Gross Liquidation Proceeds. Under this analysis, the Liquidation Proceeds are distributed to Holders of Claims against, and Interests in, the Debtors in accordance with the Bankruptcy Code’s priority scheme.

Conclusion

The Debtors have determined that, on the Effective Date, the Plan will provide all Holders of Allowed Claims and Interests with a recovery that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code as reflected on the recovery comparison on page 3.. Accordingly, the Plan satisfies the requirement of section 1129(a)(7) of the Bankruptcy Code.

8

The Liquidation Analysis should be reviewed with the accompanying “Specific Notes to the Liquidation Analysis” set forth on the following pages.4

[4]	Claim amounts are estimates as of the Petition Date and are subject to change.

9

Specific Notes to the Liquidation Analysis

Gross Liquidation Proceeds

The below table summarizes the estimated range of asset recovery percentages split by the Super HoldCo and OpCo collateral silos.

Note	Asset Type / Assumptions	Super HoldCo Recovery	OpCo Recovery
1	Cash & Cash Equivalents are based on actual cash balances as of May 9, 2026, adjusted for forecasted cash flows through the Conversion Date. This amount includes cash in bank accounts owned by the Debtors and Non-Debtor affiliates. Cash held by Non-Debtor affiliates is a source of recovery to the Debtors after the Non-Debtor Affiliates wind-down and satisfy their respective obligations.	100%	100%
2	Restricted Cash consists primarily of balances subject to contractual, operational restrictions and other secured arrangements. The Liquidation Analysis assumes minimal to no recoverable value due to the restricted nature of these balances and the likelihood that such amounts would be applied to related secured obligations or offsets.	0%	0%
3

Accounts Receivable, net consists of domestic and foreign third-party trade receivables, VAT receivables, and various other receivable balances. The estimated blended recovery range reflects the following assumptions and factors: (i) no recovery is assumed for VAT receivables and other receivable balances due to offsets, limited resources post-conversion and uncertainty regarding recoverable value, especially in certain foreign jurisdictions; (ii) the VAT and other receivable balances represent a material portion of the total receivables balance for Super HoldCo (37%) and OpCo (27%); (iii) recovery rates for third-party receivables range from 65% to 75% for domestic receivables and 50% to 65% for foreign receivables, reflecting estimated discounts attributable to potential contract breaches, customer offsets, disputes, and other concessions that may be required to facilitate collections; and (iv) intercompany balances are excluded.

The Accounts Receivable, net balance is assumed to remain generally consistent from the Petition Date through the Conversion Date.

		41% to 50%	40% to 51%
4	Inventory, net represents net book value and includes raw materials, work-in-process, finished goods, and supplies. The estimated blended recovery range reflects the following assumptions and factors: (i) all products are sold as-is, where-is and purchasers would be responsible for transportation of purchased inventory; (ii) inventory would be sold on cash or short payment terms with discounts; (iii) distressed nature of the contemplated asset sales; and (iv) the expedited timeline required to complete such sales; and (v) the potential disposition of certain assets at bulk discount value.	47% to 52%	54% to 59%

10

Note	Asset Type / Assumptions	Super HoldCo Recovery	OpCo Recovery
5

Prepaid Expenses & Other Assets consist of various expenses and corporate-related accounts, including but not limited to prepaid insurance, prepaid rent, supplier deposits, other prepaid expenses, and miscellaneous deposits. The Debtors estimate that there would be minimal to no recoverable value related to these prepayments since any prepayment would likely be depleted, non-refundable by contract, or have a variety of offsets.

		0% to 0%	0% to 0%
6

Property, Plant & Equipment, net (“PP&E”) includes land, buildings, and machinery and equipment related to manufacturing facilities, as well as furniture and fixtures, leasehold improvements, construction-in-process, and other PP&E assets, including capitalized computer hardware and miscellaneous equipment. The Debtors do not possess recent third-party appraisals or independent asset valuations for any of the PP&E assets.

The Debtors, with their advisors, estimated the following recovery ranges by asset type based on the following assumptions and factors: (i) age; (ii) the industrial-use condition of certain assets; (iii) the distressed nature of the contemplated asset sales; (iv) the specialized nature of certain assets, which are costly to move or uninstall, with such costs borne by the purchaser; (v) the limited secondary market for such specialized assets, which may result in certain assets being sold at scrap or salvage value; and (vi) liquidation within a compressed timeframe.:

• Land: 40% to 60%

• Buildings: 20% to 30%

• Machinery & Equipment: 15% to 25%

• Construction-in-Process: 0%

• Other PP&E: 0% to 5%

Given the chemical manufacturing operations conducted at the Debtors’ owned and leased real properties, the liquidation process will likely require the satisfaction of certain environmental indemnification obligations, remediation activities, decommissioning efforts, facility dismantlement and removal costs. Accordingly, the estimated recovery ranges above do not contemplate potential environmental liabilities, remediation costs, deinstallation costs, decommissioning expenses, dismantlement and removal costs, or other claims that may be asserted with respect to any owned or leased assets, all of which will further reduce recoverable value.

		19% to 30%	14% to 23%

11

Note	Asset Type / Assumptions	Super HoldCo Recovery	OpCo Recovery
7

Intangible Assets, net include customer lists, capitalized software, capitalized research and development, and intellectual property consisting of patents, proprietary data, designs, and trademarks.

The estimated recovery value attributable to the Intangible Assets is based primarily on the potential value of the intellectual property assets and assumed to be sold to a third-party purchaser in a distressed liquidation sale. The analysis excludes value attributed to the Debtors’ manufacturing ‘know-how’ and trade secrets, which are integral to the their operations and may materially affect the realizable value of the intellectual property assets.

The realizable value of the intellectual property assets in a liquidation scenario is subject to numerous factors, including but not limited to: (i) remaining life without further development; (ii) the compressed timeline associated with the sale process; (iii) discounts prospective buyers may require due to limited diligence opportunities; and (iv) risks associated with maintaining supplier, customer, and other commercial relationships during the liquidation process.

No recoverable value was ascribed to customer lists or capitalized software.

		5% to 8%	13% to 20%
8

Other Non-Current Assets consist primarily of the investment in America Styrenics LLC within the Super HoldCo collateral silo, goodwill, right-of-use operating lease assets, rental and lease deposits, and miscellaneous other non-current assets.

The net book value of the investment in America Styrenics LLC was approximately $209 million as of the Conversion Date. The Debtors estimated the recoverable value of such investment at approximately $275 million to 325 million, representing an implied blended recovery of approximately 110% to 130%, respectively. The remaining Other Non-Current Assets are assumed to have no material recoverable value in a liquidation scenario.

		110% to 130%	0%

12

Chapter 7 Liquidation Costs

9.	Local Wind-Down Costs

Local wind-down costs consist primarily of operating costs the Trustee will incur to efficiently and effectively monetize the assets at the local operating entity-level over the three-month Liquidation Period following the Conversion Date.

The Liquidation Analysis assumes that the local entities are operating at reduced capacity during the Liquidation Period and focused on monetizing assets. These costs include a subset of employees to manage the wind-down, including retention bonuses for these employees, lease and rents, taxes, insurance and reduced operating costs.

The Liquidation Analysis estimates total Local Wind-Down Costs of approximately $32.2 million for Super HoldCo and OpCo over the three-month period following the Conversion Date.

10.	Corporate Overhead

Corporate Overhead consist primarily of shared corporate and administrative expenses incurred to support the Trustee and local operations during the Liquidation Period to efficiently and effectively monetize assets and wind-down operations. These costs include executive management, finance and accounting, treasury, legal, human resources, information technology, insurance, and other centralized functions. Such costs are assumed to decline over the course of the Liquidation Period as operations are wound down and headcount and support functions are reduced. Corporate Overhead Costs were allocated to the applicable legal entities based on a pro rata methodology utilizing estimated Gross Liquidation Proceeds.

The Liquidation Analysis estimates total Corporate Overhead of approximately $35.2 million for the Super HoldCo and OpCo over the three-month period following the Conversion Date.

11.	Chapter 7 Trustee Fees

Section 326(a) of the Bankruptcy Code provides for trustee compensation based on a statutory commission structure tied to distributions made in a chapter 7 liquidation. The Liquidation Analysis assumes trustee fees equal to approximately 3.0% of Gross Liquidation Proceeds attributable to Debtor entities.

12.	Professional Fees

The Liquidation Analysis assumes the Trustee will retain lawyers, financial advisors, and investment bankers to assist in the liquidation. The chapter 7 professional fees include estimates for such professionals that will assist the Trustee during the Liquidation Period. These advisors will, among other things, assist in marketing the Debtors’ assets, litigating claims and resolving tax litigation matters, and resolving other matters relating to the wind down of the Estates. The Liquidation Analysis estimates professional fees at 2.0% to 6.5% of Gross Liquidation Proceeds, excluding Cash & Cash Equivalents.

13

Liquidation Adjustments

13.	Liquidation Adjustments consist of residual net liquidation proceeds of certain unencumbered non-guarantor non-Debtor affiliates remaining after repayment of the A/R Securitization Facility, satisfaction of legal entity-level liabilities, and liquidation costs, which are assumed to be distributed upstream to the applicable parent entity then distributed in accordance with the absolute priority rule.

Net Liquidation Proceeds Available for Distribution

Based on the Liquidation Analysis, the Net Liquidation Proceeds available for distribution to the Debtors’ claimants, by collateral silo, are as follows:

•	Super HoldCo: range from approximately $409.5 million to $495.8 million

•	OpCo: range from approximately $268.0 million to $340.4 million

Claims

14.	Super HoldCo and OpCo DIP Term Loan Claims

The Bankruptcy Code grants first priority secured and superpriority administrative expense claim status to claims made pursuant to the Super HoldCo DIP Credit Agreement and OpCo DIP Credit Agreement. The Liquidation Analysis assumes DIP Term Loan claims of unpaid principal and interest in the amount of approximately $157.5 million for Super HoldCo and $270.0 million for OpCo DIP Term Loan Claims. The Liquidation Analysis estimates 100% recovery on these DIP Claims.

15.	RCF Claims

RCF Claims includes estimated claims totaling $169.6 million, which includes accrued and unpaid fees, costs and interest as of the Petition Date. The Liquidation Analysis estimates recoveries of 0% to 42% on the RCF Claims.

16.	Super HoldCo 1L Claims

Super HoldCo 1L Claims includes estimated claims totaling $1,243.9 million, which includes accrued and unpaid fees, costs and interest as of the Petition Date. The Liquidation Analysis estimates recoveries of 20% to 27% on the Super HoldCo 1L Claims.

17.	OpCo Term Loan Claims

OpCo Term Loan Claims of $2,496.5 million, includes estimated amounts for the OpCo 2028 Term Loan Claims and the OpCo Intercompany Term Loan Claims of $739.3 million and $1,757.2 million, respectively, which includes accrued and unpaid fees, costs and interest as of the Petition Date. The Liquidation Analysis estimates no recovery on the OpCo Term Loan Claims.

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18.	Unsecured Funded Debt Claims

Unsecured Funded Debt Claims includes estimated claims for the 2029 Notes totaling $422.8 million, which includes accrued and unpaid fees, costs and interest as of the Petition Date. Unsecured Funded Debt Claims would also include Lender deficiency claims arising from the Super HoldCo 1L Claims, which is estimated to be approximately $1 billion. The Liquidation Analysis estimates no recovery on the Unsecured Funded Debt Claims.

19.	Administrative & Other Priority Claims

Administrative & Other Priority Claims consist of estimated chapter 11 post-petition accrued operating expenditures, accrued employee payroll and benefits, professional services, priority taxes, including accrued and unpaid income, sales and use, franchise, property, VAT and other administrative expenses owed by the Debtors as of the Conversion Date. The Liquidation Analysis estimates no recovery on any Administrative & Other Priority Claims.

20.	General Unsecured Claims

General Unsecured Claims consist primarily of prepetition trade claims. other prepetition non-priority unsecured liabilities not subject to first day relief, claims resulting from the rejection of Executory Contracts and Unexpired Leases, claims resulting from litigation against one or more of the Debtors, and any applicable lender deficiency claims not otherwise reflected in Unsecured Funded Debt Claims.

For purposes of this Liquidation Analysis, the Debtors have estimated $100 million in General Unsecured Claims, primarily related to potential contract rejection damage claims. This estimate is preliminary, subject to change, and may differ materially from the amount of Allowed General Unsecured Claims ultimately asserted. The Liquidation Analysis estimates no recovery on the General Unsecured Claims.

21.	510(b) Claims

The Liquidation Analysis estimates no recovery on the 510(b) Claims in a chapter 7 liquidation.

22.	Intercompany Claims

The Liquidation Analysis estimates no recovery on any Intercompany Claims in a chapter 7 liquidation.

23.	Intercompany Interests

The Liquidation Analysis estimates there would be no recovery on any Intercompany Interests in a chapter 7 liquidation.

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24.	Existing Equity Interests

The Liquidation Analysis estimates no recovery on any Existing Equity Interests in a chapter 7 liquidation.

16

Exhibit E

Financial Projections

Introduction1

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by a liquidation or the need for further financial reorganization of the reorganized debtor or any successor to the debtor.  For purposes of demonstrating that the Plan meets this requirement, the Debtors’ management, with the assistance of their restructuring advisors, have prepared these projections (these “Financial Projections”) based on, among other things, the Debtors’ anticipated future financial condition and operational performance. The Financial Projections are presented at the Consolidated level, which incorporates all Debtor and non-Debtor subsidiaries and affiliates. The Debtors, with the assistance of their restructuring advisors, developed and refined the business plan and prepared consolidated financial projections of the Company for second half of year ended 2026 through year ended 2030 (the “Projection Period” or “Forecast Period”).

The Financial Projections assume that the Plan, and all of the transactions contemplated therein, will be consummated in accordance with its terms and the case timeline set forth in the Disclosure Statement.  Any significant delay in confirmation of the Plan may have a significant negative impact on the operations and financial performance of the Debtors, including, but not limited to, an increased risk or inability to meet forecasts and the incurrence of higher reorganization expenses.

Although the Financial Projections represent the Debtors’ best estimates and good faith judgment (for which the Debtors believe they have a reasonable basis) of the results of future operations, financial position, and cash flows of the Debtors, they are only estimates and actual results may vary considerably from such Financial Projections.  Consequently, the inclusion of the Financial Projections herein should not be regarded as a representation by the Debtors, the Debtors’ restructuring advisors, or any other person that the projected results of the Debtors’ operations, financial position, and cash flows will be achieved.  Additional information relating to the principal assumptions used in preparing the Financial Projections are set forth below.

The Financial Projections are based on the Company’s long-term business plan developed in December 2025 as well as the latest bottoms-up 2026 forecast. The Financial Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants or the rules and regulations of the United States Securities and Exchange Commission, and by their nature are not financial statements prepared in accordance with accounting principles by Generally Accepted Accounting Principles (“GAAP”).

The Debtors’ independent accountants have neither examined nor compiled the accompanying financial projections and accordingly do not express an opinion or any other form of assurance with respect to the Financial Projections, assume no responsibility for the Financial Projections, and disclaim any association with the Financial Projections.

[1]	Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Disclosure Statement to which these Financial Statements are attached.

In addition, while the Financial Projections reflect the operational emergence from chapter 11, the Financial Projections do not reflect the application of fresh start accounting.

The Financial Projections contain certain statements that are forward-looking statements and are based on estimates and assumptions and are necessarily speculative.  No representations or warranties are made as to the accuracy of any financial information contained herein or assumptions regarding the Debtors’ businesses and their future results and operations.

The Financial Projections and any forward-looking statements in the Financial Projections are being made by the Debtors as of the date hereof, unless specifically noted otherwise. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter the Financial Projections and any forward-looking statements whether because of new information, future events, or otherwise.

Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan and will have sufficient liquidity to continue operating their business during the Projection Period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by a liquidation or the need for further reorganization. The Debtors also believe that they will be able to repay or refinance on commercially reasonable terms any and all of the indebtedness under the Plan at or before the maturity of such indebtedness. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

ALTHOUGH THE DEBTORS’ MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS AND REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

Debtor Overview

The Debtors, together with certain of their non-debtor affiliates, are leading developers and manufacturers of specialty material solutions. The Debtors’ products are incorporated into a wide range of end applications, including building and construction, automotive applications, paper and board, appliances, packaging, textile, and consumer electronics, among others.

As described in greater detail in the Disclosure Statement, the Company serves its customer base through three principal business segments—Engineered Materials, Latex Binders, and Polymer Solutions, as well as a joint venture, Americas Styrenics LLC, delivering specialty material solutions with a growing orientation toward sustainable products and advanced recycling technologies.

2

The Engineered Materials segment focuses on rigid thermoplastic compounds and blends, soft thermoplastic products, cast PMMA sheet products, and PMMA resins.

The Latex Binders segment produces styrene-butadiene latex (“SB Latex”) and styrene-acrylic latex, and related binders for paper and board, carpet and turf, and performance binders for coatings, adhesives, sealants, and elastomers and other applications.

The Polymer Solutions segment produces a variety of polymers, the majority of which are for automotive, building, and construction applications, including mass acrylonitrile butadiene styrene (“ABS”), styrene-acrylonitrile, and polystyrene products marketed under brands such as MAGNUM™, CALIBRE™, and STYRON®. This segment also recycles post-consumer and post-industrial thermoplastic waste, including PMMA, polycarbonate, ABS, and polystyrene, for use in high-quality materials found in premium products, consistent with the Company’s broader commitment to sustainability.

Non-Debtor Trinseo NA Holding LLC owns a 50% interest in Americas Styrenics LLC (“AmSty”), a joint venture co-owned with Chevron Phillips Chemical Company LP. AmSty is a leading producer of both styrene and polystyrene in North America.

General Assumptions & Methodology

The Financial Projections are based on the Debtors’ business plan as informed by current and projected business and economic conditions and were prepared on a holistic basis to reflect the combined results of both their entire business, inclusive of Debtor and non-Debtor activity.  The Financial Projections consist of the following non-GAAP unaudited pro forma financial statements: (i) projected income statement, (ii) projected balance sheet, and (iii) projected cash flow statement.

The Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors or their advisors. In addition, the assumptions do not take into account the uncertainty and disruption of business that may accompany a restructuring pursuant to the Bankruptcy Code. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period may materially vary from the projected results.

The Debtors’ management report and use the Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) metric to assess the ongoing performance of their core operations, which includes adjustments for certain non-operating and one-time costs.1F2

[2]	“EBITDA” means net earnings/(loss) before interest expense, income tax expense/(benefit), depreciation and amortization. “Adjusted EBITDA” means EBITDA, as further adjusted for restructuring charges, capital structure initiatives and other non-recurring charges consistent with previously published financial statements.

3

Non-GAAP Projected Income Statement Assumptions:

Note: The 2026 Forecast has been updated to reflect current market dynamics associated with recent geopolitical developments per management’s latest guidance. Long-term Adjusted EBITDA assumptions for 2027–2030 remain unchanged from the industry report prepared by a third-party consultant in December 2025, as the Company anticipates that a prolonged conflict would impact both sales pricing and raw material costs in a generally offsetting manner.

Net Sales includes sales from the Engineered Materials, Latex Binders and Polymer Solutions segments. The assumptions used in estimating net sales were developed by leveraging data from a third-party industry consultant that provided a five-year view on market volume demand by application and geography in addition to input from management.

Net sales are forecasted based on a combination of baseline business volume growth and incremental initiatives focused on growth and sustainability with the added assumption that pricing and margin remain consistent with current levels. Resulting year-over-year revenue growth rates are 5%, 4%, 3% and 3% in fiscal year 2027, 2028, 2029 and 2030, respectively.

Variable Costs primarily include raw materials, freight, external manufacturing and utilities related to the production of finished goods. Resulting year-over-year growth rates are 6%, 4%, 3% and 3% in fiscal year 2027, 2028, 2029 and 2030, respectively.

Fixed Cost / OIE / BD consist of manufacturing and maintenance, selling, research and development, general and administrative, inventory build/draw, supply chain, and other income/expense. Fixed cost are forecasted to increase by a 3% inflation rate, partially offset by cost productivity initiatives. Fixed costs have been adjusted to assume a private company structure upon Emergence.

Restructuring costs primarily include asset closure costs and one-time initiatives associated with broader operational restructuring activities previously announced by the Company, and differ from professional fees related to the Debtors’ financial restructuring process.

Non-GAAP Projected Balance Sheet Assumptions:

The projected balance sheet considers the pro forma capital structure, estimated adjustments to the balance sheet based on cancellation of debt or other liabilities, and exit financing activity, all in conjunction with the Plan.2F3

Assets:

a.	Cash and Cash Equivalents include the consolidated cash balance of the Reorganized Debtors and non-Debtor subsidiaries, excluding restricted cash.

b.	Accounts Receivable include billed accounts receivable, net of allowances for doubtful accounts. Receivables balances are projected on a days-outstanding calculation.

[3]	Equity reported on the projected balance sheet should not be used to imply an enterprise value of the Company.

4

c.	Inventories include raw materials, work-in-progress and finished goods as well as additional amounts related to spare materials.

d.	Other Current Assets include restricted cash, deferred charges and prepaid assets consistent with historical public reporting.

e.	Investments in Unconsolidated Affiliates represents book value of 50%-interest in AmSty joint-venture.

f.	Fixed Assets

a.	Property, Plant & Equipment (“PP&E”) is stated at cost net of accumulated depreciation. The forecast reflects the Company’s capital expenditure assumptions during the Projection Period including planned asset sales.

b.	Intangibles & Goodwill represent goodwill from acquisitions and intangible assets such as patents, licenses, and developed technology. The Financial Projections do not make any assumptions on future impairment.

g.	Other Long-Term Assets include right-of-use, deferred income taxes, deferred charges and other miscellaneous balance sheet accounts. There are no material changes anticipated to these assets in the Forecast Period.

Liabilities:

a.	Accounts Payables are projected on a days-outstanding calculation. The Financial Projections include an estimate for potential trade terms returning closer to normalized levels post-emergence following an acceleration of trade terms in 2025 and 2026.

b.	Accrued Expenses and Other Current Liabilities include income taxes payable, current lease liabilities, short-term borrowings, and other accrued current liabilities.

c.	Debt includes the pro forma capital structure to be implemented on the Expected Emergence Date under the Plan, including AR Securitization Facility. See Projected Cash Flow Statement Assumptions below.

d.	Other Long-Term Liabilities include pension liabilities, severance liabilities, non-current lease liabilities, non-current deferred income taxes, and other miscellaneous non-current liabilities.

Equity:

a.	Total Equity represents the net book value of shareholders’ equity. The net book value varies materially from the fair market value of equity.

Non-GAAP Projected Cash Flow Statement Assumptions:

Cash Used in Operating Activities

a.	Changes in Working Capital & Other primarily consists of changes in accounts receivable, inventory, accounts payable and other current assets and liabilities. As noted in the balance sheet assumptions, 2027 reflects a one-time working capital benefit associated with the normalization of trade terms.

5

b.	Joint Venture, Net consists of the difference between non-cash earnings recorded in Adjusted EBITDA from AmSty and the actual cash distributions expected to be received from the joint venture during the period.

c.	Operational Restructurings generally include asset closure costs and one-time initiatives related to broader operational restructurings that have been announced.

d.	Asset Turnarounds reflect plant maintenance costs per management’s forecast.

e.	Cash Taxes reflect that a transaction will be completed without significant tax implications. The Company is continuing to evaluate the tax consequences of such a transaction, which remain under review and subject to change.

f.	Restructuring Professionals includes cash outlays excluded from Adj. EBITDA due to their one-time nature. The Projection Period includes payments of restructuring and financing fees to certain of the Debtors’ and Supporting Creditors’ professionals and statutory fees to the Office of the United States Trustee.

g.	Cash Interest is forecasted based on the post-emergence capital structure as detailed in the “Capital Structure” section included herein.

Cash Used in Investing Activities

h.	Capital Expenditures are based on the Company’s capital plans and include costs to maintain operations, as well as capital expenditures related to growth and sustainability initiatives.

i.	Other Investing Activities are related to Company’s announced sale of production equipment in Stade, Germany. There are no other asset sales assumed in the Financial Projections.

Cash Used in Financing Activities

j.	Capital Structure section is representative of the pro-forma capital structure which is assumed to be effective at emergence in Q3’26. The Financial Projections assume the following key assumptions at emergence:

a.	Repayment of DIP Financing upon emergence.

b.	The Exit Revolving Facility provides commitments of a minimum of $200 million and up to $300 million, which includes approximately $33 million for the existing letters of credit. The terms of the Exit Revolving Facility will be negotiated throughout the case and be mutually acceptable to the Debtors and the Requisite Consenting Creditors. The Consenting Creditors have not committed to provide the Exit Revolving Facility, but entry into the facility is a permissible event under the Restructuring Support Agreement. The Debtors intend to seek financing sources for such facility during the pendency of these Chapter 11 Cases. The Financial Projections assume this facility is undrawn throughout the Projection Period outside of the amount drawn related to existing letters of credit.

c.	$850 million of takeback debt consistent with the terms of the Restructuring Support Agreement.

d.	Equity Rights Offering of $450 million consistent with the terms of the Restructuring Support Agreement.

e.	Transaction emergence cash usage reflect estimated emergence-related cash expenditures, including financing costs, and other payments associated with consummation of the Plan.

6

7

Consolidated Pro Forma Balance Sheet

$ in MMs	Q4'26	Q4'27	Q4'28	Q4'29	Q4'30
Assets					
Cash And Cash Equivalents	$ 170	$ 287	$ 340	$ 450	$ 589
Accounts Receivable, Net Of Allowances	429	451	475	488	500
Inventories	287	296	320	330	340
Other Current Assets	84	84	84	84	84
Current Assets	970	1,117	1,218	1,351	1,513
Investments In Unconsolidated Affiliate	212	212	207	197	197
Fixed Assets, Net (PP&E/ Goodwill/Other Intangible Assets)	947	859	778	700	632
Other Long-Term Assets	125	125	125	125	125
Other Assets	1,284	1,196	1,109	1,022	954
Total Assets	**2,254**	**2,313**	**2,327**	**2,374**	**2,467**
Liabilities And Shareholders' Equity (Deficit)					
Accounts Payable	210	320	328	333	337
Accrued Expenses and Other Current Liabilities	215	212	209	206	203
Current Liabilities	424	531	537	538	540
Debt	1,031	1,022	1,014	1,005	997
Other Long-Term Liabilities	330	330	330	330	330
Noncurrent Liabilities	1,360	1,352	1,343	1,335	1,326
Total Liabilities	**1,785**	**1,883**	**1,880**	**1,873**	**1,866**
Shareholders' Equity (Deficit)	**469**	**430**	**447**	**500**	**601**
Total Liabilities And Shareholders' Equity	**$ 2,254**	**$ 2,313**	**$ 2,327**	**$ 2,374**	**$ 2,467**

8

Consolidated Cash Flow Statement

$ in MMs	2H 2026	FY 2027	FY 2028	FY 2029	FY 2030
Cash Flows from Operating Activities					
Adj. EBITDA	$ 89	$ 263	$ 292	$ 314	$ 343
Changes in Working Capital and Other	85	76	(42)	(22)	(21)
JV Gain, net	9	-	5	10	-
Op. Restructuring	(17)	(31)	(14)	(9)	-
Asset Turnarounds	(2)	(4)	(3)	(4)	(1)
Cash Interest	(51)	(99)	(98)	(98)	(99)
Cash Taxes	(12)	(27)	(30)	(33)	(36)
Restructuring Professionals	(56)	-	-	-	-
Cash Provided By (Used In) Operating Activities	**47**	**177**	**109**	**159**	**185**
Cash Flows from Investing Activities					
Capital Expenditures	(25)	(53)	(48)	(40)	(38)
Other Investing Activities	10	-	-	-	-
Cash Provided By (Used In) Investing Activities	**(15)**	**(53)**	**(48)**	**(40)**	**(38)**
Cash Flows from Financing Activities					
Debt Issuance / (Payments)	(160)	(9)	(9)	(9)	(9)
Equity Rights Offering	450	-	-	-	-
Transaction Emergence Financing Activity	(316)	-	-	-	-
Cash Provided By (Used In) Financing Activities	**(26)**	**(9)**	**(9)**	**(9)**	**(9)**
Beginning Cash	**165**	**170**	**287**	**340**	**450**
Change in Cash	6	116	53	111	138
Ending Cash	**$ 170**	**$ 287**	**$ 340**	**$ 450**	**$ 589**

9

Exhibit F

Valuation Analysis

Valuation Analysis

A.	Disclaimer

THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED DISTRIBUTABLE VALUE FOR THE REORGANIZED DEBTORS AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE VALUE OF THE NEW COMMON SHARES DO NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE OF THE REORGANIZED DEBTORS.

B.	Valuation Estimate

In connection with developing the [Plan], the Debtor Affiliates (as may be amended, modified, or supplemented from time to time, the “Plan”), the Debtors directed their investment banker, Centerview Partners LLC (“Centerview”), to estimate the going-concern value of the Reorganized Debtors. This analysis has been prepared for the Debtors’ sole use and is based on information provided to Centerview by the Debtors.

Based on financial projections provided by the Debtors and subject to the disclaimers and the descriptions of Centerview’s methodology set forth herein, and solely for purposes of the Plan, Centerview estimates the total enterprise value of the Reorganized Debtors (the “Enterprise Value”) to be within the range of approximately $1,450 million to $1,950 million as of May 19, 2026 with an estimated midpoint of $1,700 million. The range of total equity value, which takes into account the Enterprise Value less the estimated net debt outstanding, inclusive of the A/R Securitization Facility, as of the assumed effective date of July 17, 2026 (the “Assumed Effective Date”), was estimated by Centerview to be between approximately $580 million and $1,080 million with an estimated midpoint of $830 million. The implied Enterprise Value of the Reorganized Debtors should be considered as a whole, and the underlying analyses should not be considered indicative of the values of any individual operation of the Reorganized Debtors.

In preparing the estimated Enterprise Value for the Reorganized Debtors, Centerview: (1) reviewed certain historical financial information of the Debtors for recent years and interim periods provided by the Debtors; (2) reviewed certain of the Debtors’ internal financial and operating data provided by [the Debtors]; (3) met with certain members of the Debtors’ senior management to discuss the Debtors’ operations and future prospects; (4) reviewed publicly available financial data and considered the market values of public companies deemed by Centerview to be generally comparable to the operating businesses of the Debtors; (5) considered the value assigned to certain precedent change-of-control transactions for businesses deemed by Centerview to be comparable to those of the Debtors; (6) considered certain economic and industry information relevant to the Debtors’ operating businesses; and (7) conducted such other analyses as Centerview deemed appropriate.

Although Centerview conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities, and business plan, Centerview relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and on certain publicly available information as to which Centerview does not have independent knowledge.

Centerview did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors. Centerview did not conduct an independent investigation into any legal, tax, pension or accounting matters affecting the Reorganized Debtors, and therefore makes no representations as to their impact on the Reorganized Debtors’ financial statements.

The financial projections provided by the Debtors to Centerview are for fiscal years 2026 through 2030. Centerview has relied on the Debtors’ representations and warranties that the financial projections provided by the Debtors to Centerview (1) have been prepared in good faith, (2) are based on fully disclosed assumptions which, in light of the circumstances under which they were made, are reasonable, (3) reflect the Debtors’ best currently available estimates, and (4) reflect the good faith judgments of the Debtors. Centerview does not offer an opinion as to the attainability of the financial projections. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the financial projections and as a result, the actual Enterprise Value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein.

C.	Valuation Methodology

The following is a brief summary of certain analyses performed by Centerview to arrive at its range of estimated Enterprise Values for the Reorganized Debtors. An estimate of Enterprise Value is not entirely mathematical, but rather involves complex considerations and qualitative judgments concerning various factors that could affect the value of an operating business. Centerview performed certain procedures and reviewed the assumptions with the Debtor’s management on which such analyses were based and other factors, including the projected financial results of the Reorganized Debtors. Centerview’s estimated Enterprise Value is highly dependent on the Reorganized Debtors ability to meet their Financial Projections. Centerview’s valuation analysis must be considered as a whole.

i.	Discounted Cash Flow Analysis (“DCF”)

A DCF analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, the expected future cash flows are discounted by the business’s estimated weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based on its capital structure. The Enterprise Value of the Reorganized Debtors was estimated by performing a DCF analysis based on the Reorganized Debtors’ Financial Projections plus an estimate for the value of the Reorganized Debtors beyond the Forecast Period known as the terminal value. The terminal value can be derived through two generally accepted approaches: (i) applying perpetuity growth rates to the terminal year normalized cash flow; or (ii) applying projected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) multiples to the final projected year of the Forecast Period. Centerview utilized the EBITDA multiple method to estimate the terminal value of the Reorganized Debtors’ business. The terminal value is then discounted back to the Assumed Effective Date, using the Discount Rate.

2

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect their cost of capital and terminal values.

ii.	Comparable Company Analysis

A comparable company analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company. Such enterprise values are commonly expressed as multiples of various measures of financial statistics, such as EBITDA. The Enterprise Value is then calculated by applying these multiples to the Reorganized Debtors’ projected financial metrics. The selection of public comparable companies for this purpose was based upon scale, end-market exposure, product mix and geographic footprint, as well as other characteristics that were deemed relevant.

iii.	Precedent Transactions Analysis

A precedent transactions analysis estimates the value of a company by reference to other comparable change-of-control transactions involving target companies with similar operating and financial characteristics. Under this methodology, the enterprise value paid for each selected target is calculated based on the consideration paid to acquire the equity of such target plus the assumption of any outstanding net debt and other obligations, if applicable. Such enterprise values are commonly expressed as multiples of the target’s financial statistics, such as EBITDA, for the latest twelve months prior to announcement. The Enterprise Value is then calculated by applying these multiples to Trinseo’s financial metrics. The selection of precedent transactions for this purpose was based upon the scale of the target, end-market exposure, product mix and geographic footprint, as well as other transaction-specific characteristics that were deemed relevant.

D.	Valuation Considerations

This valuation is based upon information available to, and analyses undertaken by, Centerview as of May 19, 2026, and reflects, among other factors discussed below, the current financial market conditions and the inherent uncertainty today as to the achievement of the financial projections. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. For purposes of this valuation, Centerview has assumed that no material changes that would affect value will occur between the date of this Disclosure Statement and the Assumed Effective Date. Events and conditions subsequent to May 19, 2026, including but not limited to updated projections, as well as other factors, could have a substantial impact upon the Reorganized Debtors’ value. Neither Centerview nor the Debtors has any obligation to update, revise, or reaffirm the valuation.

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This valuation also reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, achieving the forecasts reflected in the financial projections, the minimum amount of cash required to operate the Debtors’ businesses, market conditions, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Debtors.

Further, the valuation of the term loans and private equity interests to be issued under the Plan is subject to additional uncertainties and contingencies, all of which are difficult to predict. The value of such term loans will depend upon, among other things, prevailing interest rates, conditions in the credit markets, and the financial condition and prospects of the Reorganized Debtors, and the value of such equity interests will depend upon, among other things, the financial condition and prospects of the Reorganized Debtors and the anticipated initial holdings of prepetition creditors, some of which may prefer to monetize their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of term loans and equity interests. The value of such term loans and equity interests also may be affected by the Chapter 11 cases or by other factors not possible to predict. Accordingly, the total enterprise value ascribed in the analysis does not purport to be an estimate of the post-reorganization trading value of the Reorganized Debtors or of the term loans or equity interests to be issued or reinstated under the Plan. The Reorganized Debtors are anticipated to be a private company that will not be obligated to file public reports or disclosures.  The estimates of value for the Reorganized Debtors do not necessarily reflect the values that may be attainable in any private sale or other liquidity transaction. Furthermore, in the event that the actual distributions in the Chapter 11 cases differ from those the Debtors assumed in their recovery analysis, the actual recovery of holders of Claims in Impaired Classes could be significantly higher or lower than estimated by the Debtors.

The estimate of total enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein depending on the results of the Debtors’ operations or changes in the financial markets. Additionally, these estimates of value represent hypothetical enterprise and equity values of the Reorganized Debtors as the continuing operator of the Debtors’ businesses and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any instruments to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ businesses is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

Centerview’s estimated valuation range of the Reorganized Debtors does not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan. The estimated value of the Reorganized Debtors set forth herein does not constitute an opinion as to the solvency of the Debtors or the fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan. Because valuation estimates are inherently subject to uncertainties, none of the Debtors, Centerview or any other person assumes responsibility for their accuracy or any differences between the estimated valuation ranges herein and any actual outcome.

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